As filed with the U.S. Securities and Exchange Commission on  March 17, 2014

Registration No. 333-193254

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

VIGGLE INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	33-0637631
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

902 Broadway, 11th Floor
New York, New York 10010
Tel.: (212) 231-0092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________
Robert F.X. Sillerman
Chairman and Chief Executive Officer
Viggle Inc.
902 Broadway, 11th Floor
New York, New York 10010
Tel.: (212) 231-0092
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________
Copies to:

Dennis J. Block, Esq. Joseph A. Herz, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue, 15th Floor New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400	David Alan Miller, Esq. Brian L. Ross, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Tel: (212) 818-8800 Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated March 17 , 2014
PRELIMINARY PROSPECTUS

VIGGLE INC.
________________ Shares of Common Stock
We are offering ______________ shares of our common stock.

We will effect a reverse stock split on a 1-for-80 basis on March 19 , 2014. We also will effect a recapitalization of our outstanding preferred stock, converting all preferred stock into shares of common stock prior to the date of this prospectus. Unless indicated otherwise, all information in this prospectus, including our historical financial statements included in this prospectus, has been prepared on a pro forma basis to give effect to the reverse stock split and recapitalization.

Our common stock is currently quoted on the OTCQB marketplace and trades under the symbol “VGGL.”  The last reported sale price of our common stock on the OTCQB marketplace on March 14 , 2014 was $ 32.00 per share after giving effect to the reverse stock split.  The public offering price of our shares of common stock in this offering is expected to be between $____ and $_____ per share. We have applied to list our common stock on the Nasdaq Capital Market and expect such listing to occur concurrently with the closing of this offering.

It is a condition to the consummation of this offering that Sillerman Investment Company II LLC, an entity affiliated with Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, purchases shares of our common stock for at least $5 million in gross proceeds in this public offering at the public offering price. The underwriters will not receive any discounts or commissions with respect to any shares purchased by Mr. Sillerman or his affiliates. As of March 12, 2014, Mr. Sillerman, together with the other directors, executive officers and affiliates, beneficially own 7,935,244 of the outstanding shares of our common stock, representing approximately 81.6 % of the voting power of the outstanding shares of our common stock, after giving effect to the reverse stock split and recapitalization.

Investing in our common stock involves a high degree of risk and substantial dilution. See the section entitled “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our common stock.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting discount and commissions (1)	Proceeds, before expenses, to us
Per share of common stock		$	$
Total		$	$
__________________
(1) See “Underwriting” for a description of compensation payable to the underwriters and for factors to be considered in determining the public offering price of our shares. The underwriting commission is: 0% on the proceeds from Mr. Sillerman and his affiliates; 4.5% on any proceeds from certain of our existing investors; 7% on the first $25,000,000 proceeds from all nonaffiliated third party investors; and 8% on the remaining proceeds from all nonaffiliated third party investors. The maximum underwriting discount in this offering set forth in the table above (which will be paid if Sillerman Investment Company II LLC purchases the minimum of $5,000,000 in shares and no other existing investors purchase shares) shall be 6.7%, computed as follows:

Portion of Gross Proceeds	Commission (%)	Commission ($)
First $5 million by Sillerman Investment Company II LLC	0.0%	$ 0
Next $25 million	7.0%	$1,750,000
Next $20 million	8.0%	$1,600,000
Total	6.7%	$3,350,000

We have granted the underwriters a 45-day option to purchase up to _________ additional shares of our common stock solely to cover over-allotments, if any.
The underwriters expect to deliver our common stock to purchasers in the offering on or about [_______], 2014.
Ladenburg Thalmann & Co. Inc.
The date of this prospectus is [__________], 2014

_________________

You should rely only on the information contained in this prospectus in deciding whether or not to purchase our shares. We have not authorized anyone to provide you with information different from that contained in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by us in this offering, including the “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Viggle Inc.,” the “Company,” “we,” “us,” “our,” “our company” and similar terms used in this prospectus refer to Viggle Inc. and its subsidiaries. Unless indicated otherwise and excluding historical financial statements included in this prospectus, all information in this prospectus has been prepared on a pro forma basis to give effect to the reverse stock split that we will effect on March 19 , 2014 and the recapitalization.

Our Company

Our Vision

Viggle makes entertainment more rewarding.

Our Strategy
Viggle is a mobile and web-based entertainment marketing platform that uses incentives to make content consumption and discovery more rewarding for media companies, brands and consumers. Viggle helps guide consumers towards various forms of media consumption with television enhancement, music discovery, entertainment content publishing and distributed viewing reminders. Viggle helps consumers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season, allowing them to earn points. For brands, Viggle provides advertising clients with targeted interactive ads to amplify their TV messaging to verified audiences. For media companies, Viggle delivers promotional benefits by driving viewers to specific shows, engaging them in a richer content experience, and increasing awareness of promoted shows through web, mobile and social channels.

Our content website, wetpaint.com, extends our promotional capabilities by reaching potential viewers before a TV show is broadcast and by allowing viewers to continue the conversation with additional show coverage after the broadcast date. We also have technology that helps consumers search for media and set reminders to watch their favorite TV shows and movies wherever they are offered.  In addition, we recently launched our music service, which allows consumers to check in to songs on Viggle and also earn points. As a media company, we seek to attract a significant and growing audience in order to sell advertising. We believe that making entertainment more rewarding and engaging for consumers will drive them to use Viggle.

Overview of Our Service

U.S. consumers can become Viggle users through a free app that works on multiple types of mobile phones and tablets and is distributed through the Apple App Store and the Google Play Store. After a consumer downloads the app, he or she must create an account. Viggle then allows consumers to play along with TV shows, share comments through social media, answer trivia questions or polls, chat with friends, play games, or discover more about the show, all while watching TV. Users can also use the application to discover new music. The app can listen to a song and identify it and allow users to build playlists and purchase the music. All of this activity earns the user points they can redeem for real rewards.

Through wetpaint, we report original news stories and publish information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 150 new articles, videos and galleries each day. We generate revenues through Wetpaint by displaying advertisements to Wetpaint users as they view Wetpaint's content.

The Viggle user experience is simple. While watching TV or listening to music, a user taps the “check in” button, which activates the device’s microphone. Viggle collects an audio sample of the content the user can hear and uses technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from at least 190 English and Spanish television channels within the United States and over 20 million songs. We are able to verify TV check ins across broadcast, cable, online, satellite, time-shifted and on-demand content as well as most songs cataloged on Apple’s iTunes music library. The ability to verify check ins is critical because users are rewarded with points for each check in and engagement (defined as a poll, video quiz, game or slide show). Users can redeem the points within the rewards catalog for items that have a monetary value such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded and other merchandise. Once a user has “checked-in” to content, the app provides a set of optional games, tools, and information to enhance the consumer experience.

Viggle points can be earned through six different activities: WatchPoints (1 point for every minute a user is checked-in on Viggle TV), Bonus Points (added points for connecting with promoted content), Live Engagement Points (points earned for playing MyGuy, Viggle Live or other games), Streaks and Quests (added points for connecting with a series of shows or songs), Music Match Points (points earned for matching a song on Viggle), and Advertising Points (advertising revenue we share with our customers in the form of points).

An illustration of how our app works is shown below:

How Viggle Works

1. Tap the app
to match your song or check into shows

2. Audio Fingerprint
sent to Data Center

3. Matches
and confirms your song or show

4. Rewards
you points for matching a song or show

+60

+25

5. Engage & Share
with friends while you watch or listen

6. Redeem
points and get real rewards

From the launch of the Viggle application on January 25, 2012, and through March 6, 2014, 4,237,435 users have registered for Viggle, of which we have deactivated 206,612 for a total of 4,030,823 registered users. For the three months ended December 31, 2013, we had an average of 423,418 monthly active users. Monthly active users are computed by determining those users that have logged in to the Viggle app at any time during the month.  As of March 6, 2014, our members have checked in to 373,517,795 TV programs and more than 20,000,000 songs and spent an average of 64 minutes and 32 seconds of active time within the Viggle App per session.  Over 142,000 users have tagged a song in the Viggle app.

Our rewards catalog consists of a variety of deals, sweepstakes, products, Viggle merchandise (such as t-shirts) and select retail gift cards. For example, users may redeem 5,000 points for a 10% discount with certain retailers, redeem 100 points to participate in a sweepstakes to win an AppleTV, or redeem 37,000 points for a Viggle t-shirt. From time to time, we may change the rewards offered and the number of points required to earn any given reward.  As of March 6, 2014, users have redeemed over 35 billion points (including over 412 million earned through Viggle's new music service) for a total of 2,778,539 rewards, for an average of 12,842 points per reward redemption. The total retail value of rewards redeemed through March 6, 2014 is approximately $17.6 million.

It is not possible for a user to earn points on the Viggle app without registering. In order to avoid double-counting and limit instances of fraud, the app is limited to five accounts per device (so as to allow for use by family members sharing a device), users are limited to a maximum of 6,000 points per day, users may receive points for matching to a song only once, users are limited to receive points for up to 20 music matches per day, and users are not able to share or combine points with different users or devices. While it is possible for users to establish multiple accounts which could overstate our actual number of registered active users and permit those fraudulent users to attempt to evade our rules in an effort to accumulate excess points by checking in to TV shows at the same time on different devices, we monitor for such activity and, when discovered, take corrective action according to our published terms and conditions. Registration is not required to access any of Wetpaint's websites.

Wetpaint operates media properties that attracted more than 16.6 million unique monthly users in December 2013 and have a combined social reach of over seven million Facebook “likes” and follows on Twitter. For Wetpaint, we define a monthly unique user as any visitor who has accessed Wetpaint through its websites or mobile websites in the month of measurement, as measured by Google Analytics.

We define Total Reach as the total amount of registered users for the Viggle app and unique monthly users of the Wetpaint media properties. We define Total Active Reach as the amount of monthly active users for the Viggle app and the cumulative number of times people have “liked” a Wetpaint page on Facebook, plus the cumulative number of times people have “followed” a Wetpaint account on Twitter. Our Total Reach and Total Active Reach for December 2013 was 20.2 million and 7.8 million, respectively.

Our Technology

The first version of the Viggle app was approved by Apple and launched to the public in the Apple iTunes App Store on January 25, 2012. It has been updated periodically. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. On June 27, 2012, we released a version of the app for use on Android smartphones and tablets. There is no guarantee as to how effectively the technology will perform. We continuously test and update the app with a goal of improving overall performance and usability. In order to insure the best user experience, Viggle requires a device operating system of iOS 5.0 or later for Apple devices or Android 2.3.3 or later for Android devices. It may become necessary to change the minimum required operating systems in the future.

We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include the Apple App Store for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for our app has been designed to accommodate the significant numbers of simultaneous check ins required to support prime time television audiences. This back-end technology has the capacity to support simultaneous check ins around major television and music events such as the Super Bowl. In addition to maintaining dedicated facilities, we are using third-party cloud computing services from Amazon Web Services to help us scale our audio recognition capacity as efficiently as possible.

The Wetpaint Entertainment website was launched in 2010 with the goal of providing a unique voice to the coverage of entertainment and celebrities. In order to build and develop an audience for Wetpaint’s proprietary content, Wetpaint has developed an audience development engine, which is called the Social Publishing Platform. The Social Publishing Platform is designed to generate fans on Wetpaint’s pages on Facebook and other social media outlets. Wetpaint content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to Wetpaint’s websites. The Social Publishing Platform contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience.

Our Sales and Marketing Strategy

We began generating revenues in early calendar year 2012. Advertising is displayed in the Viggle application and on the wetpaint.com websites. Advertising is sold directly to brand marketers and television networks or through advertising agencies by our dedicated sales team. We also generate revenue through partnerships with third party mobile advertising networks. Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18 and 49, and are active in television, digital and retail marketing. Our sales team is also briefing large advertising and media agencies on our capabilities so that they might recommend integration of our application and our websites into their client proposals. We generate revenue from standard mobile media advertising sales and affiliate programs:

•	when our users click and view advertisements in our app or on our Wetpaint websites;

•	when a TV network or brand pays to have a particular show promoted either for a one-time airing or throughout a season;

•	when our users complete an engagement appearing in our app that is created by an advertising agency, our brand partners or our team; and

•	through affiliate or bounty commissions to third parties if our users purchase items or subscribe to services after clicking from our app to other apps or websites.

With the exception of one-time sponsorships with advertisers (which are charged a separate and specific fee), all advertising is serviced via a third-party advertising server for billing and verification purposes. Revenues are generated by measuring delivered impressions on a cost per thousand (CPM) basis and completed engagements on a cost per engagement (CPE) basis. Our sales team contracts with brand advertisers to deliver a specific number of impressions and/or engagements for a specific price per thousand impressions and/or per completed engagement. The third-party ad server then serves the ads and/or engagements within the app during the course of using the Viggle app or visiting content on wetpaint.com's websites. As impressions and engagements are delivered and completed, we bill brand partners or advertising agencies on a monthly basis for the media delivered at our contracted rates.

In addition to generating revenue from standard mobile media advertising and affiliate programs, from time to time we may also generate revenue from licensing our proprietary audio recognition software and related loyalty platform. On March 10, 2014, we entered into a software license and services agreement with SFX Entertainment, Inc., or SFX, a company affiliated with our Chairman, Chief Executive Officer and principal stockholder, the first license agreement that we have entered into for our audio recognition software and related loyalty platform. For a complete description of this agreement, see the section of this prospectus titled "Certain Relationships and Related Party Transactions".

Our Target Consumers

We are targeting male and female consumers between the ages of 18 and 49. This target audience was selected due to the amount of entertainment content they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops. To build our user base, we intend to target this audience using traditional media techniques such as direct response, banner and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code, television provider and date of birth. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. Knowing a user’s birthday allows us to verify that the user is at least 13 years old.

We generate content for wetpaint.com that appeals largely to women between the ages of 18 and 49. Our coverage of TV shows and celebrities strives to attract repeat visitors to the website that want to read about the latest entertainment news. We use our Social Publishing Platform to capture and distribute to Facebook fans, so that our content will appear in Facebook feeds, and generate traffic to our websites.

Our Competitive Position

The market for digital and social media applications is intensely competitive and subject to rapid change. New competitors may be able to launch new businesses at relatively low cost. Many consumers maintain simultaneous relationships with multiple digital brands and products, making it easy to shift consumption from one provider to another. Additionally, the “Social TV” and “entertainment rewards” categories are nascent and have not yet attracted the attention of mainstream consumers and marketers. Many of our competitors are larger, more established and better-funded and have a history of successful operations. Although we launched the first version of our app in January 2012, there can be no assurance of how successful our product will be or how effectively the technology will perform.

While there are a variety of companies currently in the market that offer either manual check in or audio verification during television viewing or audio matching for music, we believe Viggle differs significantly from competitors. We are connecting media companies, brands and consumers through an engaging entertainment and promotion platform. Through this platform, we offer users real, as opposed to virtual, rewards such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded merchandise, and our app drives our customers to engage and interact with entertainment content for longer periods of time. We believe that our app offers a more comprehensive range of features and functionality than those of our competitors, such as automatic check ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration that rewards our users for being more loyal to specific content or specific content producers and provides our users with, we believe, a more enjoyable entertainment experience. Such integration makes it easy for users to share what they are doing within the Viggle app with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer users a listing of current and upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles. Other companies that tag music also focus on the social connectivity of matching, but do not reward the consumer for the consumer’s loyalty. Instead of real rewards, these other companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

The Mobile Marketing Industry

The media industry has become increasingly fragmented, with more choices than ever and with new models of media consumption. According to eMarketer, in August 2013, 63% of media consumed by users was not television, with mobile representing 20% of consumption.

According to data from Experian Marketing Services, U.S. consumers are now spending more than 58 minutes a day on their smartphones for a variety of activities including talking, texting, social networking, emailing, visiting websites and playing games. The emergence and growth of mobile devices has led to the “always connected consumer”, and advertisers continue to search for ways to engage with this audience. Advertisers are spending considerable sums of money to target the mobile user. For example, according to eMarketer, while television advertising is expected to continue to grow, from $60 billion in 2011 to $70 billion in 2017, its share of the advertising market is expected to decrease to 40% over that time. On the other hand, according to eMarketer, mobile advertising is expected to expand from $1.6 billion in 2011 to $31 billion in 2017, and its share of the advertising market is also expected to increase from 1% to 12% over that time.

The way in which consumers are using their smartphones and tablets have changed in recent years with the growth in usage of apps, self-contained software programs specifically made for mobile devices. According to Flurry Analytics, the average number of apps used on a daily basis continues to grow, measuring 7.9 in the fourth quarter of 2012 vs. 7.2 in the fourth quarter of 2010. The emergence of the App marketplace has created a unique opportunity and challenge for developers and advertisers to monetize the usage by consumers.

The challenge presented with mobile advertising is that users can find the mobile advertising experience interruptive. While click-through banner ads are popular on web browsers, there is a higher degree of consumer engagement with watching an ad or interacting with an ad, and smart phone users expect more for their behavior.

According to a December 2012 study conducted by Forrester Consulting on behalf of Tapjoy, a mobile advertising and publishing platform, 59% of smartphone users agreed that if they have to see ads while using an app, they would prefer to be offered a reward in exchange for watching or interacting with the ad. Rewards programs influence consumer behavior and drive recurring revenue in other industries, including the consumer retail, hospitality and financial services industries. In 2013, according to Colloquy, the average household participated in 20 reward or loyalty programs.

Growth Strategy

We intend to grow our business by pursuing the following strategies:

•
Reward program expansion . We will continue to integrate Viggle rewards points over our new platform verticals: media content creation through Wetpaint, media reminders through Dijit and music discovery through our music service.

•
E-commerce . We will offer digital entertainment rewards through a Viggle Digital Media Store that we anticipate will begin operations in the fourth quarter of fiscal 2014. This will include a nationwide distribution of Viggle gift cards that can be purchased at a retailer and then used at our Digital Media Store to purchase music, movies, TV shows, ebooks and audiobooks.

Concurrent Offering

Concurrently with this offering, we anticipate registering on behalf of selling stockholders _____ shares of our common stock purchased from us in previous private placement transactions and in connection with two previous acquisitions. Approximately ____ of the shares being so registered are subject to a 180 day lockup agreement. Approximately ___ of these shares are otherwise saleable as of the date of this prospectus under Rule 144. The shares of our common stock offered by the selling stockholders are not part of or conditioned on the closing of the public offering to which this prospectus relates.

Recent Developments

Acquisition of Dijit

On January 29, 2014, we acquired Dijit Media, a San Francisco-based company that has created technology that helps consumers to search for media and set reminders to watch their favorite TV shows and movies wherever they are offered.  The Dijit “reminder button” is easily embedded into any web page, mobile app, banner ad campaign or social property . The button can be found on the web pages of more than 80 TV shows appearing on major networks. We believe that the acquisition of Dijit Media will enhance our relationships with broadcast networks as the acquired technology combined with Viggle's ability to promote TV shows will give us a greater ability to promote TV shows to our user base.  We anticipate that Dijit Media will not have a material impact on our overall operating results in the near term.

Acquisition of Wetpaint

On December 16, 2013, we and our subsidiary, Viggle Merger Sub Inc. (“Merger Sub”), entered into an agreement and plan of merger with Wetpaint, certain stockholders of Wetpaint and the stockholders’ agent, pursuant to which we acquired all of the outstanding capital stock and rights to acquire capital stock from the current stockholders of Wetpaint (the “Wetpaint Acquisition”). Wetpaint is a Seattle, Washington-based Internet company, founded in 2005, that publishes the website Wetpaint Entertainment (located at Wetpaint.com), focused on entertainment news, and develops a proprietary technology platform, the Social Distribution System, that is used to provide analytics for its own website as well as other online publishers. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Acquisition of Wetpaint” for more information.

Reverse Stock Split

On January 8, 2014, our Board of Directors and the holders of a majority of the outstanding shares of our common stock approved a 1-for-80 reverse stock split of our outstanding shares of common stock. The reverse stock split will be effected on March 19, 2014 . Unless indicated otherwise and excluding our historical financial statements, information in this prospectus has been prepared on a pro forma basis giving effect to the 1-for-80 reverse split.

Recapitalization

On January 7, 2014, a special committee of our Board of Directors approved, and on January 8, 2014, upon the recommendation of the special committee, our Board of Directors approved, a recapitalization of the Company pursuant to which Sillerman Investment Company LLC, an affiliate of Mr. Sillerman, and the other holders of our Series A preferred stock and Series B preferred stock will exchange their Series A preferred stock and Series B preferred stock for shares of our common stock. There are currently 34,275 shares of Series A preferred stock outstanding, each of which has a stated value of $1,000 and accrues dividends at 7% per share. Each share of Series A preferred stock will be exchanged for a number of shares of common stock equal to the stated value of the share, plus all accrued and unpaid dividends thereon, multiplied by 16 (and further divided by 80 for the reverse stock split) . For example, if a share of Series A preferred stock has $20 in accrued and unpaid dividends, then the stated value of such share plus accrued and unpaid dividends on the share would equal $1,020, and the share would be exchanged for 16,320 shares of common stock, which amount would be further adjusted to 204 shares of common stock after giving effect to the reverse stock split described above. In addition, there are 21,804.2 shares of Series B preferred stock outstanding. Each share of Series B preferred stock will be exchanged for one share of common stock, which will then be further adjusted to 0.0125 shares after giving effect to the reverse stock split described above. We refer to these transactions collectively as the “Recapitalization.” Consummation of the Recapitalization is contingent upon and a condition to the completion of this offering. The holders of the Series A and Series B Preferred Stock have entered into lock up agreements for a period of 180 days from the date of this prospectus.

Business Risks and Uncertainties

We commercially introduced our Viggle app in January 2012. We have incurred and continue to incur significant losses in connection with the development of our app, related products and services and the marketing of our business. Our business growth may be limited by a number of risks and uncertainties, including, among others:

•	we have historically supported operations through funding and will likely need to continue to finance our operations and may not be able to obtain such financing as needed;

•	we market our products solely through the Apple App Store and the Google Play Store and are reliant on continued access to these sales platforms;

•	we may not be able to integrate Wetpaint’s business and operations;

•	we operate in a highly competitive industry;

•	we are particularly reliant on the services and resources of Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder;

•	we need to obtain and enforce proprietary rights or claims of infringement; and

•	we face potential losses from improper uses or fraud committed by the users of our products.

An investment in our common stock involves risks. You should read and consider the information set forth below in the section entitled “Risk Factors” beginning on page 13 and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

The address of our principal executive office is 902 Broadway, 11th Floor, New York, New York 10010, and our telephone number is (212) 231-0092. Our Internet address is www.viggle.com. The information on our website is not incorporated by reference in this prospectus.

The Offering
Securities offered	_________ shares of common stock

Common stock outstanding before the offering	9,334,059

Common stock to be outstanding after the offering	__________

Use of proceeds
We intend to use $10,000,000 of net proceeds from this offering to repay a portion of the debt currently outstanding under a term loan agreement between us and Deutsche Bank Trust Company Americas (“Deutsche Bank”). We intend to use the remaining net proceeds received from this offering for marketing and sales, working capital and general corporate purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

OTCQB symbol	VGGL

We have applied to list our common stock on the Nasdaq Capital Market, and expect such listing to occur concurrently with the closing of this offering. There can be no assurance, however, that our Nasdaq Capital Market listing application will be approved.

Risk factors
As part of your evaluation of our company, you should take into account not only our business plan and strategy, but also special risks we face in our business, including those described under “Business Risks and Uncertainties” on page 7. For a detailed discussion of these and other risks, see “Risk Factors” beginning on page 13.

_______________

The number of shares of our common stock to be outstanding after this offering is based on 9,334,059 shares of common stock outstanding as of March 12 , 2014, and excludes as of that date:

•	warrants to purchase an aggregate of 452,858 shares of common stock;

•	stock options to purchase an aggregate of 203,013 shares of common stock; and

•	an aggregate of 3,456,741 shares of common stock reserved for future issuance under our 2011 Executive Incentive Plan and not subject to currently outstanding options.

Unless otherwise specifically stated, all information in this prospectus (a) assumes (i) no exercise of the underwriters’ over-allotment option, (ii) no exercise of the warrants that will be granted to the underwriters in connection with the consummation of the offering, exercisable at a per share price of 125% of the offering price in the offering, (iii) no exercise of outstanding stock options to purchase a total of 203,013 shares of our common stock at a weighted-average exercise price of $ 135.20 , (iv) no exercise of outstanding warrants to purchase a total of 452,858 shares of our common stock at a weighted-average exercise price of $103.52, (v) exchange of shares of our outstanding Series A convertible preferred stock into shares of common stock pursuant to the Recapitalization and (vi) exchange of shares of our outstanding Series B convertible preferred stock into shares of common stock pursuant to the Recapitalization, and (b) gives effect to the 1-for-80 reverse stock split which will be effected on March 19 , 2014.

All share and per share information in this prospectus reflects, and where appropriate, is restated for, a 1-for-10 reverse split of our outstanding shares of common stock that took effect on February 16, 2011, a 1-for-2 reverse stock split of our outstanding shares of common stock that took effect on June 7, 2012.

Summary Consolidated Financial Data

The following summary consolidated financial and other data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The consolidated statements of operations data for the fiscal years ended June 30, 2013 and 2012 and the consolidated balance sheet data as of June 30, 2013 were derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations data for the six months ended December 31, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2013 are derived from unaudited financial statements included elsewhere in this prospectus. Our results of operations for the interim period ended December 31, 2013 are not necessarily indicative of the results that will be obtained for the full fiscal year. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. The Consolidated Statement of Operations Data below includes the impact of the 1-for-80 reverse stock split.

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
	(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:

Revenues	9,371	5,927	13,907	1,735
Cost of watchpoints and engagement points	(2,657)	(3,800)	(8,461)	(5,639)
Selling, general and administrative expenses	(42,906)	(36,842)	(102,433)	(92,572)
Operating loss	(36,192)	(34,715)	(96,987)	(96,476)
Total other (expense) income	(1,449)	2,862	(5,654)	(35)

Net loss attributable to common stockholders	(37,511)	(31,897)	(91,403)	(96,511)
Net loss per common share attributable to common stockholders – basic and diluted	$(35.23)	$(33.37)	$(89.78)	$(104.62)
Weighted average common shares outstanding – basic and diluted	1,064,732	955,876	1,018,065	922,513

	As of December 31, 2013 (unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:

Cash and cash equivalents	$1,132	$1,132
Working capital (deficiency)	(45,038)	(45,038)
Total assets	60,630	60,630
Total liabilities	53,942	53,942
Total stockholders’ equity (deficit)	$(31,029)	$6,688

The unaudited pro forma consolidated balance sheet information above gives effect to (i) the 1-for-80 reverse stock split, which will be effected on March 19 , 2014, and (ii) the Recapitalization, comprised of: (a) the exchange of all shares of Series A convertible preferred stock for shares of our post reverse split common stock, and (b) the exchange of all shares of Series B convertible preferred stock for shares of our post reverse split common stock. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma, and pro forma as adjusted, total stockholders' equity (deficit) assumes that the exchange of shares of Series A and B Convertible Preferred into common stock does not result in a charge to stockholders' equity (deficit). However, when completed, such exchange may result in a charge to accumulated deficit and such charge may be material.
.

The pro forma as adjusted information gives effect to the receipt of net proceeds of approximately $_______ from the sale of __________ shares of our common stock at an assumed offering price of $______ per share, the midpoint of the range on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses.

RISK FACTORS

The shares of our common stock being offered for sale by our company are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in our common stock. Before purchasing any of the shares of our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about our company contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have a history of losses, expect future loses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $96,510,626 and $91,403,400 for the fiscal years ended June 30, 2012 and June 30, 2013, respectively. We incurred a net loss of $37,686,887 for the six months ended December 31, 2013, and had an accumulated deficit of approximately $258,072,430 as of that date. Although our revenue has grown significantly since inception, we have not achieved profitability and cannot be certain that we will be able to sustain our current revenue growth rate or realize sufficient revenue to achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm contained elsewhere in this filing for the fiscal year ended June 30, 2013 contained an explanatory paragraph expressing substantial doubt about our ability to remain a going concern because we have suffered recurring losses from operations and, at June 30, 2013, had deficiencies in working capital. We are unlikely to pay dividends or generate significant revenues or earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our largest stockholders and the ability of our company to obtain necessary equity and debt financing to continue development of our business and to generate revenue. Management intends to raise additional funds through equity and debt offerings until sustainable revenues are developed. No assurance can be given that such equity and debt offerings will be successful or that development of our business will continue successfully.

If we are unable to successfully develop and market our products or features or our products or features do not perform as expected, our business and financial condition will be adversely affected.

With the release of any new product or any new features to an existing product, we are subject to the risks generally associated with new product or feature introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of new products or features to perform as expected. In order to introduce and market new or enhanced products or features successfully with minimal disruption in customer purchasing patterns and user experiences, we must manage the transition from existing products in the market. There can be no assurance that we will successfully develop and market, on a timely basis, products, product enhancements or features that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

In addition, our technology is under continual development. While certain aspects of the product may currently be functioning on a basic level, we must perform more testing to ensure that the different components work together effectively and the audio sampling and matching technology being developed by us is accurate, performs well and integrates with metadata and points systems. Although the product has been launched for use on Apple iOS and Android devices, there is no assurance that the product will generate sufficient income from brand and network advertisers, which could have a material adverse effect on our results of operations and financial condition.

We distribute our products on Apple’s iOS and Google’s Android platforms, and if we are unable to maintain a good relationship with each of Apple and Google or if the Apple App Store or the Google Play Store were unavailable for any prolonged period of time, our business will suffer.

We distribute our products on Apple’s iOS and Google’s Android platforms. We believe that we have maintained a good relationship with both Apple and Google, but any deterioration in our relationship with either Apple or Google would materially harm our business and likely cause our stock price to decline. We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions at any time. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. Any change in these standard terms and conditions, or in Apple’s or Google’s interpretation of these standard terms and conditions, could materially harm our business, and we may not receive any advance warning of such change. In addition, each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions, including by a new interpretation, and prohibits us from distributing our applications on its storefront, it would materially harm our business and likely cause our stock price to significantly decline. We also rely on the continued function of the Apple App Store and the Google Play Store, as we distribute our products exclusively through these two digital storefronts. There have been occasions in the past when these digital storefronts were unavailable for short periods of time. In the event that either the Apple App Store or the Google Play Store is unavailable for a prolonged period of time, it would have a material adverse effect on our revenues and operating results.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations and acquisitions and to develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common stock. The holders of any debt securities or instruments we may issue would likely have rights superior to the rights of our common stockholders.

Since we are controlled by our current insiders and their affiliates, you and our other non-management stockholders will be unable to affect the outcome in matters requiring stockholder approval.

As of March 12 , 2014, approximately 7,935,244 shares of our common stock, not including warrants, options, or other rights to acquire common stock, are owned by Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director, and principal stockholder, his affiliates, and current affiliates and insiders. Accordingly, Mr. Sillerman and current affiliates and insiders collectively control approximately 81.6 % of the total voting power of our shares, with Mr. Sillerman directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. As a result, Mr. Sillerman essentially has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders. It is possible that the interests of Mr. Sillerman could conflict in certain circumstances with those of other stockholders. Such concentrated ownership may also make it difficult for our stockholders to receive a premium for their shares of common stock in the event we merge with a third party or enter into other transactions that require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We rely on key members of management, and the loss of their services could adversely affect our success and development.

Our success depends on the expertise and continued service of Mr. Sillerman and certain other key executives and technical personnel. These individuals are a significant factor in our growth and ability to meet our business objectives. In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Mr. Sillerman. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to satisfactorily execute our business. The loss of one or more of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of an investor’s investment.

Compensation may be paid to our executive officers, directors and employees regardless of our profitability, which may limit our ability to finance our business and adversely affect our business.

Mr. Sillerman and other executive officers are receiving compensation, and other current and future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman or any other senior executive in the future will be determined from time to time by our Board of Directors or our Compensation Committee. Such obligations may negatively affect our cash flow and our ability to finance our business, which could cause our business to fail.

Some of our executive officers and directors may have conflicts of interest in business opportunities that may be disadvantageous to us.

Mr. Sillerman and Mitchell J. Nelson, our Executive Vice President, Secretary and a director, are each engaged in other business endeavors, including Circle Entertainment Inc. (“Circle”), of which Mr. Sillerman is a director and Mr. Nelson is an executive officer. Mr. Sillerman is also the Chairman of SFX, a company in the live entertainment business. Under Mr. Sillerman’s employment agreement, he is obligated to devote his working time to our affairs, but may continue to perform his responsibilities as an executive officer of SFX and as a director of Circle, and may be involved in other outside non-competitive businesses. Mr. Sillerman has agreed to present to us any business opportunities related to or appropriate for our business. Pursuant to Mr. Nelson’s employment agreement, he is obligated to devote such time and attention to the affairs of our company as is necessary for him to perform his duties as Executive Vice President. He is also entitled to perform similar functions for Circle and performs general legal duties for SFX pursuant to the shared services agreements described in the section entitled “Certain Relationships and Related Transactions” in this prospectus. In addition, one of our directors, John Miller, is a member of the board of directors of SFX and our newest director, Michael Meyer, is a member of the board of directors and chair of the audit committee of Circle and is also a member of the board of directors of SFX. Although Circle, SFX and our company have generally different business plans, interests and programs, it is conceivable there may be a conflict of interest in determining where a potential opportunity should be brought. Conflicts of interest are prohibited as a matter of corporate policy, except under guidelines approved by the Board of Directors, as set forth in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics also sets forth the procedures to follow in the event that a potential conflict of interest arises. For a description of our Code of Business Conduct and Ethics, please see the section entitled “Corporate Governance” below.

Our business and growth may suffer if we are unable to attract and retain key officers or employees.

Our ability to expand operations to accommodate our anticipated growth will depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel. However, competition for these types of employees is intense due to the limited number of qualified professionals. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. No assurance can be given that we will be successful in this regard. If we are unable to engage and retain the necessary personnel, our business may be materially and adversely affected.

We are uncertain of our ability to manage our growth.

Our ability to grow our business is dependent upon a number of factors, including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future, and our ability to adapt our own systems to accommodate expanded operations.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The digital and mobile technology business is highly fragmented, extremely competitive, and subject to rapid change. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us and our competitors. We are an entertainment company that utilizes digital media and Smartphone technology. If we are successful, larger and more established entertainment companies, with significantly greater resources, may try to enter the market with similar technologies, and may be in better competitive positions than we are. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Our principal competitors are in segments such as:

•	Applications promoting social TV experiences and discussions; and

•	White label providers of social media and media-specific applications.

Additionally, new competitors may be able to launch new businesses at relatively low cost. Either existing or new competitors may develop new technologies, and our existing and potential advertisers may shift their advertising expenditures to these new technologies. We cannot be sure that we will be able to successfully execute our business in the face of such competition.

We may be unable to compete with larger or more established companies in two industries.

We face a large and growing number of competitors in the digital and mobile technology and entertainment industries. If we successfully combine digital and mobile technology with entertainment, we will have competitors from both the digital and mobile technology and entertainment industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in these industries than do we. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. Further, our current and/or future competitors in the digital and mobile technology industry may develop or license technology that is similar to the Viggle app. We cannot be sure that we will be able to compete successfully with existing or new competitors.

Failure to successfully combine and integrate the business of Wetpaint or Dijit in the expected time frame may adversely affect our future results.

The success of our acquisitions of Wetpaint and Dijit will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of Wetpaint and Dijit with our existing business. To realize these anticipated benefits, the businesses of Wetpaint and Dijit must be successfully integrated and combined. If users of each of the Wetpaint, Dijit and Viggle services do not prove to have an affinity to the new complementary services they are introduced to, results of the combination could be worse than anticipated. Our management may face significant challenges in consolidating Wetpaint’s and Dijit's functions with ours, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If Wetpaint and Dijit are not successfully integrated, the anticipated benefits of our acquisitions of Wetpaint and Dijit may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from our acquisitions of Wetpaint and Dijit may also disrupt each company’s ongoing businesses and/or adversely affect their relationships with employees, users, and others with whom they have business or other dealings.

Since Wetpaint and Dijit are private companies, we may be required to expend substantial sums in order to bring them into compliance with the various reporting requirements applicable to public companies and/or to prepare required financial statements, and such efforts may harm our operating results or be unsuccessful altogether.

Wetpaint and Dijit are not subject to many of the requirements applicable to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires that Wetpaint and Dijit evaluate and report on their system of internal controls. In addition, we will need to evaluate and integrate the system of internal controls for Wetpaint and Dijit. We did not conduct a formal evaluation of Wetpaint’s or Dijit's internal controls over financial reporting prior to our acquisition of those companies. If our finance and accounting staff or internal controls over financial reporting are inadequate, we may be required to hire additional staff and incur substantial legal and accounting costs to address such inadequacies. Moreover, we cannot be certain that our remedial measures will be effective. Any failure to implement required or improved controls, or difficulties encountered in their implementation, could harm our operating results or increase its risk of material weaknesses in internal controls.

We will incur significant transaction and merger-related transition costs in connection with our acquisitions of Wetpaint and Dijit.

We expect we will incur significant, non-recurring costs in connection with consummating the acquisition of Wetpaint and Dijit and integrating the operations of those companies. We may incur additional costs to maintain employee morale and to retain key employees. We may also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with these acquisitions.

If we do not continue to develop and offer compelling content, products and services and attract new consumers or maintain the engagement of our existing consumers, our advertising revenues could be adversely affected.
In order to attract consumers and maintain or increase engagement on Viggle, Wetpaint and Dijit properties, we believe we must offer compelling content, products and services. Acquiring, developing and offering new content, products and services, as well as new functionality, features and enhanced performance of our existing content, products and services, may require significant investment and time to develop. In addition, consumer tastes are difficult to predict and subject to rapid change. If we are unable to develop online content, products and services that are attractive and relevant to Viggle, Wetpaint and Dijit users, we may not be able to maintain or increase our existing users’ engagement on or attract new consumers to Viggle, Wetpaint and Dijit properties and as a result our search rankings, traffic and usage metrics, and advertising revenues may be adversely affected.

Wetpaint relies on social media posts to drive traffic to its websites. Changes in rules, algorithms, and display formats of social media sites could result in a reduction in such traffic.

Wetpaint relies on posts on various social media platforms, including Facebook and Twitter, to drive users to its websites. In the event that Facebook or Twitter changes their respective terms and conditions to prevent such activity by Wetpaint, Wetpaint’s user numbers could decrease. Further, these platforms change their algorithms and application programming interfaces, or API’s, in the ordinary course of business, often without notice or explanation to publishers. Changes to these algorithms and API’s may reduce the effectiveness of Wetpaint’s publishing capabilities, and result in temporary or permanent reductions to the net numbers of fans and followers added each month, as well as the rate at which Wetpaint content is displayed to users and clicked upon. In such cases, traffic to Wetpaint websites could be adversely affected.

Wetpaint relies upon traffic from search engines such as Google to bring an influx of website visitors each month. Search engine traffic is dynamic in nature, and is subject to an ever-changing mix of user-entered keywords, competitive offerings, and algorithmic fluctuations by the search engines themselves.

Search engines such as Google represent a significant source of Wetpaint traffic, and the originating source for many users who become Wetpaint fans and followers on the social networks. The ranking of Wetpaint content in the various search engines is always changing, and relates to algorithmic assessments by the search engines compared to offerings that compete with Wetpaint. The popular keywords for which Wetpaint ranks highly could subside in their popularity, or Wetpaint may fail to maintain the rankings that it has had for such keywords. In addition, as new keywords become popular, Wetpaint content may fail to rank highly for those keywords.

If Wetpaint does not maintain talent, access, and reputation among sources for news stories, we would lose access to stories and our traffic and revenues could suffer.

Wetpaint is reliant upon an editorial organization and freelance talent that secures proprietary access to stories that interest our audience. Our ability to identify and create content that interests the audience is dependent on maintaining and growing our access to talent and sources. If we lose key editorial talent, or our reputation is not maintained, we could lose our ability to create the content that garners audience interests, and traffic and our revenues could be adversely affected.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund our operations or further development.

While we believe that a viable market exists for our products, there is no assurance that our technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified. In the event that a viable market for our products cannot be created for our business or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. Further, our business requires the use of capital resources to purchase rewards for our rewards program, as discussed more fully below in the section entitled “The Company’s 12-Month Plan for its Business.” In addition, as we grow our number of monthly active users, our rewards costs will increase. We will need to increase our revenue per monthly active user in order to cover our rewards costs and to become profitable; there is no guarantee that we will be able to do so. Additionally, there is no guarantee that we will have sufficient resources to fund our rewards program, which will have a material adverse effect on our business and operations. In addition, if our products do not generate sufficient revenues, or we are unable to raise additional capital, we may be unable to fund our operations. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products, or an increase in response time, could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, our products and services could be less attractive to our users and our business would be materially harmed.

If we fail to detect fraud, including click fraud, other invalid clicks on ads, or improper engagements, we could lose the confidence of our current and potential advertiser clients, incur additional costs, or both, which would cause our business to suffer.

We are exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable or that may cost us additional money for points given in connection with such activity. While our terms and conditions limit one account per person and we have specific controls in place to avoid fraud, such as limiting the number of accounts allowed per device and the number of points per day, there is no assurance that our controls will be effective. As a result, estimates of our registered users, monthly active users or other statistical information may be inflated as there may be some instances of double-counting users. We are aware that some people will attempt to evade our rules in an effort to accumulate excess points through a multitude of methods including, but not limited to, establishing multiple accounts, mimicking app activity through “scripting,” and using multiple devices simultaneously. We monitor our users to determine if any are attempting to do so and consider this fraudulent activity a violation of our published terms and conditions. We invalidate users whom we believe to violate these terms and conditions and continually make efforts to improve our systems to detect fraud and improve our defenses. Through March 6 , 2014, we have invalidated 206,612 accounts for suspicious activity of a total of 4,030,823 registered accounts. Invalid clicks could result from inadvertent clicks or click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and we are unable to detect and prevent it, the affected advertisers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with our advertising services, refusals to pay, refund demands or withdrawal of future business. If fraudulent or other malicious activity occurs, and we are unable to detect and prevent it, we could also experience increased costs relating to awarding points as a result of these activities. Any of these occurrences could damage our brand and lead to a loss of advertisers and revenue and increased costs.

We may be unable to protect our intellectual property rights from third-party claims and litigation, which could be expensive, divert management’s attention, and harm our business.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses, or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

    We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

In addition, we use open source software in our services and will continue to use open source software in the future. From time to time, we may be subject to claims brought against companies that incorporate open source software into their products or services, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, or require us to devote additional research and development resources to changing our products or services, any of which would have a negative effect on our business and results of operations.

We are currently a defendant in an action commenced by Blue Spike, LLC, alleging patent infringement in connection with our audio recognition technology. We intend to vigorously defend ourselves against this lawsuit.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. In addition, we have also received an informal request from the SEC for the voluntary production of documents and information concerning certain aspects of our business and technology. Although we have provided documents in response to the SEC’s request, there is no assurance that the SEC will not take any action against us.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. We have also received an informal request from the staff of the SEC, dated June 11, 2012, for the voluntary production of documents and information concerning certain aspects of our business and technology. We initially provided documents in response to such request on July 2, 2012, and we have provided supplements and documents for additional questions, as requested. We intend to cooperate with the SEC regarding this matter and any other requests we may receive. However, there is no assurance that the SEC will not take any action against us. A determination by the SEC to take action against us could be costly and time consuming, could divert the efforts and attention of our directors, officers and employees from the operation of our business and could result in sanctions against us, any or all of which could have a material adverse effect on our business and operating results.

Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business, including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent protection, cyber security, child protection, subpoena and warrant processes, taxes and tax reporting (including issuing IRS 1099 forms to our users), gift cards, employee classification, employee health care, and others. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

Many of our potential partners are subject to industry specific laws, regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.

There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

Our business has substantial indebtedness and all of our assets are subject to a security interest .

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations. As of December 31, 2013, we had total debt outstanding of approximately $30 million. We expect to obtain the money to pay our expenses and pay the principal and interest on our indebtedness from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forgo attractive business opportunities. The terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives. In addition, we are party to a secured revolving credit agreement in the principal amount of $2.5 million. The revolving credit agreement is secured by all of our assets. If we default on our obligations under the revolving credit agreement, the lenders would have claims against our assets. In addition, we are also party to a term loan agreement in the aggregate principal amount of $35 million. We are party to a pledge and security agreement with the lender under that facility pursuant to which we pledged $5 million and provided a security interest in the account in which the funds are placed. Accordingly, we will not have access to those funds until all obligations under the term loan agreement are paid in full.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in fiscal 2014 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

Risks Related to Our Securities and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that the public offering of our common stock we are undertaking pursuant to this prospectus will have on the volume or trading price of our common stock. We cannot provide assurance that the market price of our common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is quoted on the OTCQB marketplace and trades under the symbol “VGGL”. The quotation of our common stock on the OTCQB marketplace does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. Also there are large blocks of restricted stock that have met the holding requirements under Rule 144 that can be unrestricted and sold. Our stock is thinly traded due to the limited number of shares available for trading on the market thus causing large swings in price.

There is no assurance of an established public trading market.

A regular trading market for our common stock may not be sustained in the future. The effect on the OTCQB marketplace of any proposed changes cannot be determined at this time. The OTCQB marketplace is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market. Quotes for stocks included on the OTCQB marketplace are not listed in the financial sections of newspapers. As such, investors and potential investors may find it difficult to obtain accurate stock price quotations, and holders of our common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to a future offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

We have applied to list our shares of common stock for trading on the Nasdaq Capital Market. If our application is not approved, the liquidity and market price of our common stock could decrease.

We have applied to list our shares of common stock for trading on the Nasdaq Capital Market. However, we can provide no assurance that our Nasdaq Capital Market listing application will be approved. If our listing application is not approved by the Nasdaq Capital Market, our shares would continue to be listed on the OTCQB, which could adversely affect the market price and liquidity of our common stock. Our failure to become listed on the Nasdaq Capital Market or another established national securities exchange and subsequently maintain such listing could have a material adverse effect on the value of your investment in our company.

There may be substantial sales of our common stock under the concurrent registration statement on Form S-1 that we are filing on behalf of selling stockholders after the effective date of this registration statement, which could cause our stock price to drop.

Concurrently with this offering, we are also registering on behalf of selling stockholders a total of _______ shares of our common stock purchased from us in previous private placement transactions and in connection with two prior acquisitions. ____ of these shares are eligible for resale under Rule 144 as of the date of this prospectus. Although certain of the selling stockholders have entered into 180-day lock-up agreements with us with respect to an aggregate of ____ of such shares, other selling stockholders will be free to sell their shares after the effective date of that registration statement.  Sales of a substantial number of shares of our common stock by the selling stockholders at such time, or after the expiration of the lock-up agreements, could cause the market price of our common stock to drop (possibly below the price offered in this offering) and could impair our ability to raise capital in the future by selling additional securities.

Exercise of stock options and warrants and conversion of preferred stock will dilute your percentage of ownership and could cause our stock price to fall.

As of March 7 , 2014, we have outstanding stock options and warrants to purchase 655,871 shares of common stock and unvested restricted stock units for 90,246 shares of common stock. Exercise of any of these options or warrants, or conversion of any of the shares of preferred stock, would result in our issuing a significant number of additional shares of common stock. Additionally, we have available shares to issue stock options to purchase up to 3,456,741 shares of common stock under our 2011 Executive Incentive Plan, and our board has approved an increase in the the total number of shares made available under the 2011 Executive Incentive Plan. After the effective date of the increase, there will be a total of 3,750,000 shares available for issuance under the 2011 Executive Incentive Plan. In the future, we may further increase the number of shares available for issuance under that plan. In addition, we may grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Our Board of Directors and the holders of a majority of the outstanding shares of our common stock have approved a 1-for-80 reverse stock split that will be effected on March 19, 2014 that is intended to increase the price per share of our common stock such that it would not be subject to the “penny stock” rules, and we intend to apply to list our common stock on the Nasdaq Capital Market. However, no assurance can be given that we will be able to obtain or maintain any listing of our common stock on the Nasdaq Capital Market or other national securities exchange, or that the per share price of our common stock will improve following the reverse stock split such that our common stock will no longer be subject to these rules.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering for marketing and sales, working capital and general corporate purposes, including acquisitions and the repayment of approximately $10,000,000 of long-term debt owed to Deutsche Bank. See “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of _______ shares of common stock in this offering at an assumed public offering price of $______ per share (the midpoint of the range on the front cover of this prospectus), investors in this offering can expect an immediate dilution of $_____ per share, or __% at the assumed public offering price. In addition, in the past, we have issued stock options, warrants and convertible notes to acquire shares of our common stock. To the extent these securities are ultimately exercised, you will sustain further dilution. We may also acquire other businesses and technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

The issuance of shares of common stock in connection with acquisitions that we may complete in the future would have a dilutive impact on our existing stockholders.

We recently issued 1,403,706 shares of our common stock to the stockholders of Wetpaint in connection with our acquisition of Wetpaint (excluding shares of our common stock delivered into escrow to satisfy potential indemnification claims), resulting in subsequent significant and immediate dilution in the percentage ownership of our stockholders. In the future, we may also acquire other businesses and technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

You will experience substantial dilution as a result of our future financings and other activities.

As we raise funds to meet our cash needs, you will incur substantial dilution. In addition, in the past, we have issued preferred stock, stock options, warrants and notes that are convertible or exercisable into shares of our common stock, both in connection with our financing activities and in connection with recruiting and retaining employees. To the extent these securities are ultimately converted or exercised, you will sustain further dilution.

Since we do not intend to declare dividends for the foreseeable future, and we may never pay dividends, you may not realize a return on your investment unless the price of our common stock appreciates and you sell your shares.

We will not distribute cash to our stockholders unless and until we can develop sufficient funds from operations to meet our ongoing needs and execute our business. The timeframe for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by U.S. federal securities laws, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

 USE OF PROCEEDS

We estimate that we will receive net proceeds of $________ from the sale of ____________ shares of common stock being offered at an assumed public offering price of $_____ per share, the midpoint of the range on the front cover of this prospectus, after deducting $___________ for underwriting discounts and commissions and estimated expenses of approximately $[_____], which includes legal, accounting, printing costs and various fees associated with the registration of our shares. If the underwriter exercises its right to purchase an additional _________ shares of common stock, we will receive an additional $________ after deducting $_________ for underwriting discounts and commissions. Assuming no exercise of our underwriter’s over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Repayment of long-term debt(1)
Sales and marketing(2)
Working capital and general corporate purposes(3)
Total
______________

(1)
Includes the repayment of approximately $10,000,000 of short-term debt owed to Deutsche Bank under a term loan agreement between us and Deutsche Bank with an interest rate per annum equal to, at our option, (i) the LIBOR Rate plus 2.5% or (ii) the Prime Rate plus 0.25% and a maturity date of December 31 , 2014 (the “DB Line”).

(2)	Includes the hiring of additional sales personnel and expenditures associated with marketing and supporting our Viggle platform.

(3)
Working capital and general corporate purposes include amounts required to pay officers’ compensation, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses including interest and overhead.

Pending use of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We intend to use $10,000,000 of net proceeds from this offering to repay a portion of the debt currently outstanding under the DB Line. The proceeds for the portion of the credit line being repaid were used primarily for working capital and general corporate purposes during the preceding 12 months. Repayment of the DB Line is guaranteed by Mr. Sillerman. Pursuant to the terms of the guarantee, Mr. Sillerman unconditionally guaranteed to Deutsche Bank the payment in full when due of all amounts outstanding under the DB Line, including costs and expenses of collection, if any. Accordingly, repayment of $10,000,000 of net proceeds to pay down a portion of the debt currently outstanding under the DB Line will reduce Mr. Sillerman's current obligation to guarantee the DB Line by $10,000,000.  We intend to use the remaining net proceeds received from this offering for marketing and sales, working capital and general corporate purposes. We currently anticipate that, after giving effect to the application of proceeds described above, the balance of the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least 12 months following the closing of this offering. We anticipate that after 12 months from the closing of this offering, additional financing may be needed. No assurance can be given that such additional financing will be available on terms acceptable to us, if at all.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. Investors will be relying on the judgment of our management regarding application of the net proceeds of this offering.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2013:

•	on an actual basis;

•
on a pro forma basis giving effect to (i) the 1-for-80 reverse stock split and (ii) the Recapitalization, comprised of (a) exchange of all shares of Series A convertible preferred stock for post reverse split common stock and (b) the exchange of all shares of Series B convertible preferred stock for shares of our post reverse split common stock; and

•
on a pro forma as adjusted basis to reflect the receipt of net proceeds of approximately $_________ from the sale of ___________ shares of our common stock at an assumed offering price of $_______ per share, the midpoint of the range on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses.

	As of December 31, 2013 (unaudited)(in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted
Loans payable, less current portion	$—	$—	$—
Series A Convertible Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding 34,275 shares, no shares outstanding on a pro forma basis	37,717	—	—
Stockholders’ deficit:
Series B Convertible Preferred Stock, $1,000 stated value, authorized 50,000 shares, issued and outstanding 21,804.2 shares, no shares outstanding on a pro forma basis	3,997	—	—
Common stock, $0.001 par value; authorized 300,000,000 shares, 8,555,389 shares issued and outstanding on a pro forma basis, and ____________ on a pro forma as adjusted basis	118	9
Additional paid-in capital	237,746	279,569
Treasury stock, 205,789 shares	(11,189)	(11,189)
Due from executive officer	(3,629)	(3,629)
Accumulated deficit	(258,072)	(258,072)
Total stockholders’ equity (deficit)	(31,029)	6,688
Total capitalization	$6,688	$6,688

The pro forma, and pro forma as adjusted, total stockholders' equity (deficit) assumes that the exchange of shares of Series A and B Convertible Preferred into common stock does not result in a charge to stockholders' equity (deficit). However, when completed, such exchange may result in a charge to accumulated deficit and such charge may be material.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQB marketplace and trades under the symbol “VGGL.” We have applied to list our common stock on the Nasdaq Capital Market, and expect such listing to occur concurrently with the closing of this offering.

The following table sets forth the range of high and low closing prices of our common stock as reported by the OTCQB marketplace for the periods indicated. These prices reflect the 1-for-80 reverse stock split.

	High	Low
Fiscal 2012
First quarter (July-September 2011)	$856.00	$380.00
Second quarter (October-December 2011)	600.00	391.20
Third quarter (January-March 2012)	712.00	440.00
Fourth quarter (April-June 2012)	520.00	200.00

Fiscal 2013
First quarter (July-September 2012)	$448.00	$56.00
Second quarter (October-December 2012)	184.00	88.00
Third quarter (January-March 2013)	100.00	56.00
Fourth quarter (April-June 2013)	70.40	25.60

Fiscal 2014 First quarter (July-September 2013)	$62.40	$48.00
Second quarter (October-December 2013)	55.20	32.00
Third quarter (January-March 6, 2014)	52.00	36.00

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices have been adjusted from the actual prices for applicable pre-split periods to reflect the 1-for-10 reverse stock split of our outstanding shares of common stock that took effect on February 16, 2011, the 1-for-2 reverse stock split of our outstanding shares of common stock that took effect on June 7, 2012.

The last reported sale price of our common stock on the OTCQB marketplace on December 31, 2013 was $37.60 per share.

As of December 31, 2013, we had 100 stockholders of record and approximately 950 beneficial owners of our common stock. However, pursuant to the 1-for-80 reverse stock split, holders of fractional shares will be cashed out after giving effect to the reverse split. As a result, those stockholders who held less than one share of our common stock after the reverse stock split will receive cash for their fractional shares, and they will no longer be stockholders of our company. We estimate that we had approximately 526 beneficial owners of our common stock immediately following the reverse stock split.

Securities Authorized for Issuance under Equity Compensation Plans

The table below shows information with respect to our 2011 Executive Incentive Plan as of June 30, 2013.  For a description of our 2011 Executive Incentive Plan, see Note 10 in the Notes to our Consolidated Financial Statements. All amounts listed below give effect to the 1-for-80 reverse stock split which will be effected on March 19 , 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(#)	($)	(#)
Equity compensation plans approved by security holders	247,174	136.00	127,826
Equity compensation plans not approved by security holders	—	—	—

(1)	23,365 restricted stock units are outstanding and vest in three equal installments on the first, second and third anniversary of the date of grant. There is no exercise price.

(2)	235,232 stock options were granted to directors, officers, and employees during the fiscal year at a range of $40.00 to $184.00. The options vest over three or four year periods.

(3)	This includes 23,365 restricted stock units and options to purchase 223,809 shares.

(4)
The weighted average exercise price of $136.00 reflects the weighted average exercise price of all options outstanding as of June 30, 2013. The restricted stock units referred to in Footnote 1 above do not have an exercise price and therefore are not included in this weighted average.

DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering. Unless otherwise indicated, share and per share amounts below reflect the 1-for-80 reverse stock split.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Our actual net tangible book value as of December 31, 2013 was approximately $(42,708,363) or $(28.97) per post reverse split share of common stock.

Pro forma net tangible book value per share set forth in the table below represents our net tangible book value divided by the pro forma number of shares of common stock outstanding, after giving effect to the Recapitalization. Our pro forma net tangible book value per share as of December was $(4.99) per post reverse split share of common stock.

Pro forma as adjusted net tangible book value gives effect to (i) the receipt of net proceeds of approximately $________ from the sale of __________ shares of our common stock at an assumed offering price of $______ per share, the midpoint of the range on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses. Our pro forma as adjusted net tangible book value at December 31, 2013 would have been approximately $_________, or $______ per share. This represents an immediate increase in net tangible book value of approximately $______ per share to our existing stockholders, and an immediate dilution of $__________ per share to investors purchasing shares in the offering.

The following table illustrates this per share dilution, giving effect to the transactions described in the paragraph immediately above:

Pro Forma, as Adjusted
Assumed public offering price per share
Net tangible book value per share as of December 31, 2013	(28.97)
Increase attributable to net proceeds received from this offering
Pro forma net tangible book value per share as of December 31, 2013 after giving effect to this offering
Dilution in net tangible book value per share to new investors

If the underwriters exercise their over-allotment option to purchase _______ shares of common stock at the assumed offering price of $______ per share, the pro forma as adjusted net tangible book value after this offering would be $______ per share, representing an increase in net tangible book value of $________ per share to existing stockholders and immediate dilution of $________ per share to new investors in this offering.

The foregoing illustration does not reflect potential dilution as of March 7, 2014 from the exercise of outstanding stock options or warrants to purchase an aggregate of 655,871 shares of our common stock.

Impact of Recapitalization

In addition to this offering of our common stock, the Recapitalization will result in dilution to holders of our common stock.  Set forth below is a chart that shows the potential dilutive effects of the Recapitalization and this offering to holders of our common stock.

Details of Dilutive Effects:

	Current Capitalization (2)	Issued in Exchange of Series A Preferred(2)(3)	Issued in Exchange of Series B Preferred(2)	Issued for Antidilution Provisions in Certain Agreements(2)(4)	Issued in Proposed Public Offering(2)(5)	Total After All Changes in Our Capitalization(2)
Authorized Shares	300,000,000					300,000,000
Outstanding Shares	1,509,891	7,083,082	273	767,474	[______]	[______]
Reserved for Issuance (1)	1,217,929			192,922		[______]
Total Outstanding Plus Reserved	2,727,820					[______]
Shares Remaining Available for Issuance (6)	297,272,180					[______]

(1)	Includes shares reserved for issuance upon the exercise or vesting of warrants, employee restricted stock units, and employee options.
(2)	Numbers in this table give effect to the 1-for-80 reverse stock split. 300,000,000 shares of our common stock are authorized for issuance.
(3)
Our Series A Preferred Stock accrues dividends at a rate of 7% per year.  Upon exchange, the face value of the Series A Preferred Stock, as well as accrued and unpaid dividends, will be exchanged for common stock.  This number reflects accrued and unpaid dividends through March 7, 2014.

(4)
In connection with our acquisitions of wetpaint.com, inc. and Dijit Media, Inc., we entered into agreements that provide for certain antidilution provisions to stockholders who received shares in such acquisitions, and these antidilution provisions would be triggered by the changes in our capital structure described herein, resulting in the issuance of additional shares of our common stock to such stockholders.  In addition, we issued certain warrants that also have antidilution provisions which would be triggered by the changes in our capital structure described herein, resulting in the issuance of additional warrants.

(5)
To determine shares to be issued in this offering, we have assumed the price per share was $________, which is the midpoint of the range on the cover of this prospectus.  The actual price per share in the offering could be higher or lower.

(6)	Equals total authorized shares less outstanding shares and less shares reserved for issuance.

Prior to the proposed changes in our capital structure, there are 1,509,891 shares of our common stock outstanding.  In addition, there are 34,275 shares of our Series A Convertible Preferred Stock (the “Series A Preferred”) and 21,804.2 shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) outstanding.  The shares of Series A Preferred rank senior in liquidation preference to our shares of common stock.  The reverse stock split is not conditioned upon the consummation of the Recapitalization or this offering, and we anticipate that the reverse stock split will be consummated prior to the consummation of the Recapitalization and this offering.  In connection with this offering, we intend to effect the Recapitalization.  In the Recapitalization the holders of the Series A Preferred will exchange their shares of Series A Preferred for approximately 7,083,082 shares of our common stock (post-reverse stock split), and the holders of the Series B Preferred will exchange their shares of Series B Preferred for approximately 273 shares of our common stock (post-reverse stock split).  As a result, holders of our Preferred Stock will exchange their Preferred Stock for approximately 7,083,082 shares of our common stock, which we anticipate will represent approximately 82.4% of our total shares of outstanding common stock before this offering.  After consummation of the Recapitalization, holders of the Series A Preferred will no longer own stock that ranks senior to our common stock, which we believe will facilitate our ability to consummate this offering. In addition, all of the holders of our Series A and Series B preferred stock have entered into lock-up agreements for a period of 180 days from the date of this prospectus.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

On December 16, 2013, we entered into the acquisition agreement with Merger Sub, Wetpaint, certain stockholders of Wetpaint and Shareholder Representative Services LLC (solely in its capacity as the Stockholders’ Agent). The acquisition agreement and the transactions contemplated thereby were approved by our Board of Directors, the board of directors of each of Merger Sub and Wetpaint, and a majority of the holders of Wetpaint common stock and Wetpaint preferred stock. On December 16, 2013, Merger Sub merged with and into Wetpaint, with Wetpaint continuing as the surviving corporation and our wholly-owned subsidiary. The acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

In connection with the acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of our common stock payable as described below. At the completion of the acquisition, (i) $1,633,500 in cash (subject to certain adjustments for payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) and $22,923,792 in shares of our common stock (subject to certain adjustments as described below) and $3,859,508 in restricted stock units were delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement, and (ii) $4,491 in cash and $4,771,372 in shares of our common stock were delivered to an escrow agent to satisfy potential indemnification claims and cover certain expenses of the escrow agent. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. In February of 2014, (a) an aggregate amount of approximately $3,366,500 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) was delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement and (b) $45,509 in cash was delivered to the escrow agent to cover certain expenses of the escrow agent. The values of shares of Viggle common stock and restricted stock units noted above were based on the average closing market price of our common stock during the 10 days prior to completion of the Acquisition, in accordance with the Acquisition Agreement.

Pursuant to the terms of the acquisition agreement, if we complete the Recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition shall be adjusted such that (i) if upon giving effect to the Recapitalization, the shares constituting such stock consideration collectively represent less than 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), we will issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of our common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represent 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to the Recapitalization, the shares constituting the stock consideration collectively represent greater than 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), then we will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration, as so adjusted, collectively represent 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time. We have determined a fair value of $6,100,000 for this contingent consideration and have added such amount to the total acquisition price. At December 31, 2013, the fair value was $5,400,000. The change in fair value of $700,000 has been included in other income (expense), net for the six months ended December 31, 2013 in the accompanying unaudited pro forma combined statements of operations.

The following unaudited pro forma combined statements of operations have been prepared to give effect to the acquisition. These unaudited pro forma combined statements of operations are derived from the historical consolidated financial statements of the Company and Wetpaint. These financial statements have been adjusted as described in the notes to the unaudited pro forma combined statements of operations.

The unaudited pro forma combined statements of operations combine the historical consolidated statements of our operations and the operations of Wetpaint and have also been adjusted to give effect to pro forma events that are directly attributable to the acquisition and expected to have a continuing impact on the combined results. The unaudited pro forma combined statements of operations have been prepared assuming the acquisition closed on July 1, 2012.

We have prepared the unaudited pro forma combined statements of operations based on available information using assumptions that we believe are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent our actual results of operations had the acquisition occurred on the date specified nor do they project our results of operations for any future period or date. In addition, the pro forma financial statements do not contemplate the cost or impact of any restructuring activities or synergies resulting from the acquisition.

Unaudited Pro Forma Combined Statements of Operations

	Six Months Ended December 31, 2013
	(All amounts in thousands except per share information)
	Historical	Historical	Pro Forma		Pro Forma
	Viggle	Wetpaint	Adjustments		Combined
Revenues	$9,371	$3,327	(200)	a	$12,498
Cost of watchpoints and engagement points	(2,657)				(2,657)
Selling, general and administrative	(42,906)	(3,452)	(862)	b	(47,220)
Operating loss	(36,192)	(125)	(1,062)		(37,379)

Other income:
Other income	892	25	—		917
Interest (expense) income, net	(2,341)	(14)	—		(2,355)
Total other (expense) income, net	(1,449)	11	—		(1,438)
Net loss before income taxes	(37,641)	(114)	(1,062)		(38,817)
Income taxes	(46)	—	—		(46)
Net loss	(37,687)	$(114)	$(1,062)		$(38,863)

Net loss per common share - basic and diluted	$(35.40)	—	—		$(24.87)

	Year Ended June 30, 2013
	(All amounts in thousands except per share information)
	Historical	Historical	Pro Forma		Pro Forma
	Viggle	Wetpaint	Adjustments		Combined
Revenues	$13,907	$6,222			$20,129
Cost of watchpoints and engagement points	(8,461)				(8,461)
Selling, general and administrative	(102,433)	(9,151)	(2,569)	b	(114,153)
Operating loss	(96,987)	(2,929)	(2,569)		(102,485)

Other income (expense), net	7,062	38	—		7,100
Interest (expense) income, net	(1,408)	1	—		(1,407)
Total other income	5,654	39	—		5,693

Net loss before income taxes	(91,333)	(2,890)	(2,569)		(96,792)

Income tax expense	(70)	—	—		(70)
Net loss	$(91,403)	$(2,890)	$(2,569)		$(96,862)

Net loss per common share - basic and diluted	$(89.60)	—	—		$(62.40)

Notes to Unaudited Pro Forma Combined Statements of Operations

1. Description of the Transactions

Wetpaint Acquisition

On December 16, 2013, in connection with the acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of Viggle common stock payable as described below. At the completion of the acquisition, (i) $1,633,500 in cash (subject to certain adjustments for payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders), $22,923,792 in shares of Viggle common stock (representing 447,730 shares, subject to certain adjustments as described below) and $3,859,508 in restricted stock units were delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement, and (ii) $4,771,372 in shares of Viggle common stock (representing 93,191 shares) were delivered to an escrow agent to satisfy potential indemnification claims. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. In addition, in February of 2014, Viggle paid an aggregate amount of approximately $3,366,500 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders) to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement. The values of shares of Viggle common stock and restricted stock units noted above were based on the average closing market price of our common stock during the 10 days prior to completion of the Acquisition, in accordance with the Acquisition Agreement.

Pursuant to the terms of the acquisition agreement, if the Company completes the Recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition shall be adjusted such that (i) if upon giving effect to the Recapitalization, the shares constituting such stock consideration collectively represent less than 13.17% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), the Company will issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of our common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represent 13.17% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to the Recapitalization, the shares constituting the stock consideration collectively represent greater than 17.55% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the acquisition agreement), then the Company will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration, as so adjusted, collectively represent 17.55% of the total outstanding shares of the Company's common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time. The Company determined a fair value of $6,100,000 for this contingent consideration and have added such amount to the total acquisition price. At December 31, 2013, the fair value was $5,400,000. The change in fair value of $700,000 has been included in other income (expense), net for the six months ended December 31, 2013 in the accompanying unaudited pro forma combined statements of operations.

2. Basis of Presentation

The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the consideration transferred is measured at the acquisition closing date. The assets of Wetpaint have been measured based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the acquisition consideration over the estimated amounts of identifiable assets of Wetpaint as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The acquisition accounting is subject to finalization of our analysis of the fair value of the assets and liabilities of Wetpaint as of the acquisition date. Accordingly, the acquisition accounting in the unaudited pro forma combined statements of operations is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

On March 19, 2014 , the Company will effect a 1-for-80 reverse stock split. Under the terms of the 1-for-80 reverse stock split, each share of common stock, issued and outstanding as of such effective date, will be automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholder. Fractional shares will be cashed out. All share and per share amounts have been restated to reflect the 1-for-80 reverse stock split.

3. Pro Forma Adjustments

A summary of the fair value of consideration transferred for the Acquisition and the preliminary allocation to the fair value of the assets and liabilities of Wetpaint is as follows (amounts in thousands):

Consideration transferred:
Shares of Viggle common stock and restricted stock units based on closing market price prior to the Acquisition	$31,554
Payable to sellers (1)	1,619
Contingent consideration (2)	6,100
Total consideration transferred	39,273

Preliminary allocation:
Goodwill	24,836
Intangible assets	17,984
Other assets	1,723
Total liabilities, including acquired accrued expenses	(5,270)
$39,273
(1) The payable to sellers may be adjusted for changes in Wetpaint's final net working capital. An estimate of such adjustment is between $100,000 and $400,000.
(2) As noted above, the contingent consideration is the estimated fair value of additional shares of common stock consideration if the Company completes a recapitalization prior to December 15, 2015. The Company cannot estimate a range of potential adjustment to the fair value of contingent consideration as such amount will be based on the market price of the Company's shares of common stock at the time of the Recapitalization. However, if the Company's stock price were to change by 10%, the value of the contingent consideration would change by approximately $600,000.

The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a)	Represents revenue related to Wetpaint for the period from December 16, 2013 through December 31, 2013, included in the historical results of Viggle.

(b)
Represents amortization of intangible assets acquired in the Wetpaint Acquisition based on their preliminary fair values and useful lives. Estimated useful lives of the intangible assets are approximately seven years and amortization is calculated on a straight-line basis. Also represents the deduction of selling, general and administrative expenses related to Wetpaint for the period from December 16, 2013 through December 31, 2013, included in the historical results of Viggle.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the historical consolidated financial statements and footnotes of our company’s historical consolidated financial statements and notes thereto included elsewhere in this registration statement. Our historical results of operations reflected in our historical consolidated financial statements are not indicative of our future results of operations.

Overview

Viggle Inc. was incorporated in Delaware in July 1994, and was formerly known as Function (x) Inc., Function (X) Inc. and Gateway Industries, Inc.

From the launch of the Viggle application on January 25, 2012, and through March 6 , 2014, 4,237,4 35 users have registered for Viggle, of which we have deactivated 206,612 for a total of 4,030,823 registered users. For the three months ended December 31, 2013, we had an average of 423,418 monthly active users. Monthly active users are computed by determining those users that have logged in to the Viggle app at any time during the month.  As of March 6 , 2014, our members have checked in to 373,517,795 TV programs and more than 20,000,000 songs and spent an average of 64 minutes and 32 seconds of active time within the Viggle App per session.  Over 142,000 users have tagged a song in the Viggle app. Users have redeemed a total of 2,778,539 rewards. Through Wetpaint, we operate websites that provide independent coverage of top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 150 new articles, videos and galleries each day. Wetpaint operates websites that attracted 16.6 million unique monthly users in December 2013 and that have a combined social reach of over seven million Facebook “likes” and follows on Twitter. For Wetpaint, we define a monthly unique user as any visitor who has accessed Wetpaint through its websites or mobile websites in the month of measurement, as measured by Google Analytics. We define Total Reach as the total amount of registered users for the Viggle app and unique monthly users of the Wetpaint media properties. We define Total Active Reach as the amount of monthly active users for the Viggle app and the cumulative number of times people have “liked” a Wetpaint page on Facebook, plus the cumulative number of times people have “followed” a Wetpaint account on Twitter. Our Total Reach and Total Active Reach for December 2013 was 20,248,590 and 7,777,625, respectively.

The Viggle rewards catalog consists of a variety of deals, sweepstakes, products, Viggle merchandise (such as t-shirts) and select retail gift cards. For example, users may redeem 5,000 points for a 10% discount with certain retailers, redeem 100 points to participate in a sweepstakes to win an AppleTV, or redeem 37,000 points for a Viggle t-shirt. From time to time, we may change the rewards offered and the number of points required to earn any given reward.  For the 2,778,539 reward redemptions through March 6 , 2014, the average number of points used per redemption has been approximately 12,842 points. The total retail value of rewards redeemed through March 6, 2014 is approximately $17.6 million.

It is not possible for a user to earn points on Viggle without registering. In order to avoid double-counting and limit instances of fraud, the app is limited to five accounts per device (so as to allow for use by family members sharing a device), users are limited to a maximum of 6,000 points per day and users are not able to share or combine points with different users or devices. While it is possible for users to establish multiple accounts which could overstate our actual number of registered active users and permit those fraudulent users to attempt to evade our rules in an effort to accumulate excess points by checking in to TV shows at the same time on different devices, we monitor for such activity and, when discovered, take corrective action according to our published terms and conditions. Registration is not required to access any of Wetpaint's websites.

Recent Developments

Acquisition of Dijit

On January 29, 2014, we acquired Dijit Media, a San Francisco-based company that has created technology that helps consumers to search for TV shows and set reminders to watch their favorite TV shows and movies wherever they are offered.  The Dijit “reminder button” is easily embedded into any web page, mobile app, banner ad campaign or social property. The button can be found on the web pages of more than 80 TV shows appearing on major networks. We believe that the acquisition of Dijit Media will enhance our relationships with broadcast networks as the acquired technology combined with Viggle's ability to promote TV shows will give us a greater ability to promote TV shows to our user base.  We anticipate that Dijit Media will not have a material impact on our overall operating results in the near term.

Acquisition of Wetpaint

On December 16, 2013, we and Merger Sub entered into the acquisition agreement with Wetpaint, certain stockholders of Wetpaint and Shareholder Representative Services LLC (solely in its capacity as the Stockholders’ Agent). The acquisition agreement and the transactions contemplated thereby were approved by our Board of Directors, the board of directors of each of Merger Sub and Wetpaint, and a majority of the holders of Wetpaint common stock and Wetpaint preferred stock. On December 16, 2013, Merger Sub merged with and into Wetpaint, with Wetpaint continuing as the surviving corporation and our wholly-owned subsidiary. The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

In connection with the Acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of our common stock payable as described below. Promptly after the effective time of the Acquisition, (i) $1,633,500 in cash (subject to certain adjustments for payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) and $22,923,792 in shares of our common stock (subject to certain adjustments as described below) and $3,859,508 in restricted stock units were delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the merger agreement, and (ii) $4,491 in cash and $4,771,372 in shares of our common stock were delivered to an escrow agent to satisfy potential indemnification claims and cover certain expenses of the escrow agent. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. In February of 2014, (a) an aggregate amount of approximately $3,366,500 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) was delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement and (b) $45,509 was delivered to the escrow agent to cover certain expenses of the escrow agent.

Pursuant to the terms of the acquisition agreement, if we complete the Recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition shall be adjusted such that (i) if upon giving effect to the Recapitalization, the shares constituting such stock consideration collectively represent less than 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), we will issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of our common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represent 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to the Recapitalization, the shares constituting the stock consideration collectively represent greater than 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), then we will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration, as so adjusted, collectively represent 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time.

The acquisition agreement contains customary representations, warranties and covenants of us, Merger Sub and Wetpaint.

Pursuant to the acquisition agreement, we entered into a nomination agreement, effective at the closing of the Acquisition, with certain Wetpaint/Viggle Holders pursuant to which the Wetpaint/Viggle Holders party thereto were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity.

Pursuant to the acquisition agreement, we entered into a stockholders agreement, effective at the closing of the Acquisition, with Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, and certain Wetpaint/Viggle Holders (the “Stockholders Agreement”). Pursuant to the terms of the Stockholders Agreement, the Wetpaint/Viggle Holders party to the Stockholders Agreement appointed as their proxy, and granted a power of attorney to, Mr. Sillerman with respect to any proposal submitted for Viggle stockholder approval, and authorized Mr. Sillerman to represent and vote all of such Wetpaint/Viggle Holders’ shares of our capital stock entitled to vote on such matters in his sole discretion. Additionally, pursuant to the Stockholders Agreement, certain Wetpaint/Viggle Holders were granted certain “pre-emptive” rights which allow them to purchase a pro rata portion of any equity securities or debt securities convertible into equity securities that we propose to offer or sell for the purposes of raising new capital (subject to certain exceptions) during the period following the closing of the Acquisition until the first to occur of the time prior to our completing the Recapitalization and December 31, 2015.

We also entered into a registration rights agreement, effective at the closing of the Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which we granted piggy-back registration rights to the Wetpaint/Viggle Holders party thereto for a specified period following the date on which Viggle completes a subsequent offering.

Pursuant to the acquisition agreement, we also entered into a lockup agreement, effective at the closing of the Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which the Wetpaint/Viggle Holders party thereto are prohibited from selling shares of our common stock until the date that is six months following the date on which we completes a subsequent offering.

Pursuant to the acquisition agreement, we also entered into the employment agreements, effective at the closing of the Wetpaint Acquisition, with each of L. Benjamin Elowitz and Robert Grady. The employment agreements provide that Messrs. Elowitz and Grady will serve for a three year term and also set forth their respective titles, duties and compensation. In addition, the employment agreements contain provisions relating to termination, confidentiality, non-solicitation and non-competition.

Wetpaint's operating results from the date of acquisition through December 31, 2013 are included in our operating results for the three and six month periods ended December 31, 2013. Due to the timing of the acquisition, the operating results of Wetpaint through December 31, 2013 included in our operating results are minimal and thus our current year and prior year operating results disclosed in this section are materially comparable.

Reverse Stock Split

On March 19, 2014, we will effect a 1-for-80 reverse stock split of our outstanding shares of common stock. Unless indicated otherwise and excluding our historical financial statements, information in this prospectus gives effect to the 1-for-80 reverse split of our issued and outstanding shares of common stock, options and warrants.

Recapitalization

On January 7, 2014, a special committee of our Board of Directors approved a recapitalization of the Company pursuant to which Sillerman Investment Company LLC, an affiliate of Mr. Sillerman, and the other holders of our Series A preferred stock and Series B preferred stock will exchange their Series A preferred stock and Series B preferred stock for shares of our common stock. There are currently 34,275 shares of Series A preferred stock outstanding, each of which has a stated value of $1,000 and accrues dividends at 7% per share. Each share of Series A preferred will be exchanged for a number of shares of common stock equal to the stated value of the share, plus all accrued and unpaid dividends thereon, multiplied by 16 (and further divided by 80 for the reverse stock split) . For example, if a share of Series A preferred stock has $20 in accrued and unpaid dividends, then the stated value of such share plus accrued and unpaid dividends on the share would equal $1,020, and the share would be converted into 16,320 shares of common stock, which amount would be further adjusted to 204 shares after giving effect to the reverse stock split described above. In addition, there are 21,804.2 shares of Series B preferred stock outstanding. Each share of Series B preferred will be exchanged for one share of common stock, which will then be further adjusted to 0.0125 shares after giving effect to the reverse stock split described above. We refer to these transactions collectively as the “Recapitalization.” Consummation of the Recapitalization is contingent upon the completion of the offering. In addition, all of the holders of our Series A and Series B preferred stock have entered into lock-up agreements for a period of six months from the date of this prospectus.

Technology

The first version of the Viggle app was approved by Apple and launched to the public in the Apple iTunes App Store on January 25, 2012. It has been updated periodically. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. On June 27, 2012, we released a version of the app for use on Android smartphones and tablets. Although we have launched the app to the public, there is no guarantee how effectively the technology will perform. We continuously test and update the app with a goal of improving overall performance and usability.

We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include the Apple App Store for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for the app has been designed to accommodate the significant numbers of simultaneous check ins required to support prime time television audiences. This back-end technology is currently operational and we have the capacity to support simultaneous check ins around major television and music events such as the Super Bowl. In addition to maintaining dedicated facilities, we are using third-party cloud computing services from Amazon Web Services to help us scale our audio recognition capacity as efficiently as possible.

The Wetpaint Entertainment website was launched in 2010 with the goal of providing a unique voice to the coverage of entertainment and celebrities. In order to build and develop an audience for Wetpaint’s proprietary content, Wetpaint has developed an audience development engine, which is called the Social Publishing Platform. The Social Publishing Platform is designed to generate fans on Wetpaint’s pages on Facebook and other social media outlets. Wetpaint content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to Wetpaint’s websites. The Social Publishing Platform contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience.

The technology supporting our unique feature of digital fingerprinting and our matching technology used in the Viggle application is subject to a currently unissued but pending patent.

Revenues

We began generating revenues in early calendar year 2012. Advertising is displayed in the Viggle application and on the wetpaint.com websites. Advertising is sold directly to brand marketers and television networks or through advertising agencies by our dedicated sales team. We also generate revenue through partnerships with third party mobile advertising networks. Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18 and 49, and are active in television, digital and retail marketing. Our sales team is also briefing large and media agencies on our capabilities so that they might recommend integration of our app and our websites into their client proposals. We generate revenue from standard mobile media advertising sales and affiliate programs:

•	when our users click and view advertisements in our app or on our Wetpaint websites;

•	when our users complete an engagement appearing in our app that is created by an advertising agency, our brand partners or our team; and

•	through affiliate or bounty commissions to third parties if our users purchase items or subscribe to services after clicking from our app to other apps and websites.

With the exception of one-time sponsorships with advertisers (which are charged a separate and specific fee), all advertising is serviced via a third-party advertising server for billing and verification purposes. Revenues are generated by measuring delivered impressions on a cost per thousand (CPM) basis and completed engagements on a cost per engagement (CPE) basis. Our sales team contracts with brand advertisers to deliver a specific number of impressions and/or engagements for a specific price per thousand impressions and/or per completed engagement. The third-party ad server then serves the ads and/or engagements within the app during the course of using the Viggle app or visiting content on wetpaint.com's websites. As impressions and engagements are delivered and completed, we bill brand partners or advertising agencies on a monthly basis for the media delivered at our contracted rates.

Watchpoints and Engagement Points

We issue points to our users as an incentive to utilize our app and its features. Users can redeem these points for rewards. We record the cost of these points based on the weighted average cost of redemptions during the period. Points earned, but not redeemed, are classified as a liability.

We report points earned for checking into shows and points earned for engaging in advertiser sponsored content as a separate line in our Consolidated Statements of Operations ("Cost of watchpoints and engagement points"). All other points earned by users are reflected as a marketing expense in selling, general and administrative expense.

Target Consumers

While most people watch television, we are targeting male and female consumers between the ages of 18 to 49. This target audience was selected due to the amount of TV they consume on a weekly basis, as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops with them while viewing television. To build our user base, we will target this audience using traditional media techniques such as direct response, banner and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code, television provider and date of birth. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. We encourage users to provide additional information such as their physical mailing address. Knowing a user’s birthday allows us to verify that the user is at least 13 years old. The physical mailing address is required for the delivery of physical goods selected by a user in the app rewards catalog. This information also helps us better target relevant advertising to the user. We manage this information in adherence with standard privacy policies and regulations.

We generate content for wetpaint.com that appeals largely to women between the ages of 18 and 49. Our coverage of TV shows and celebrities strives to attract repeat visitors to the website that want to read about the latest entertainment news. We use our Social Publishing Platform to capture and distribute to Facebook fans, so that our content will appear in Facebook feeds, and generate traffic to our websites.

Competitive Position

The market for digital and social media applications is intensely competitive and subject to rapid change. New competitors may be able to launch new businesses at relatively low cost. Many consumers maintain simultaneous relationships with multiple digital brands and products and can easily shift consumption from one provider to another. Additionally, the “Social TV” category is nascent and has yet to attract the attention of mainstream consumers and marketers. Many of our competitors are larger, more established and better funded and have a history of successful operations. Although we launched the first version of our app in January 2012, there can be no assurance of how successful the product will be or how effectively the technology will perform.

While there are a variety of companies currently in the market that offer either manual check in or audio verification, we believe our app differs significantly because we offer users real, as opposed to virtual, rewards such as unique deals and offers, electronics, sweepstakes, charitable donations, select retail gift cards and Viggle-branded merchandise, and we drive our customers to engage and interact with TV shows for longer periods of time. We offer a comprehensive range of features and functionality, such as automatic check ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration that reward our users for being more loyal to their TV shows and provides our users with, we believe, more enjoyment at the same time. Such integration makes it easy for users to share what they are doing within the app with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer users a listing of current and upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles. Instead of real rewards, these companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

Going Concern

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $96,510,626 and $91,403,400 for the fiscal years ended June 30, 2012 and June 30, 2013, respectively. We incurred a net loss of $37,686,887 for the six months ended December 31, 2013 and had an accumulated deficit of approximately $258,072,430 as of that date. Our Consolidated Financial Statements as of June 30, 2013, and the auditor’s report on those financial statements, include a disclosure paragraph regarding the uncertainty of our ability to remain a going concern, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. We are unlikely to pay dividends or generate significant revenue or earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from our stockholders and our ability to obtain necessary equity or debt financing to continue development of our business and to increase revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful.

Results of Operations - Historical Viggle

The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Results for the three and six months ended December 31, 2013 and 2012 (amounts in thousands)

	Three Months Ended December 31,			Six Months Ended December 31,
	2013	2012	Variance	2013	2012	Variance
Revenues	$5,032	$3,875	$1,157	$9,371	$5,927	$3,444
Cost of watchpoints and engagement points	(82)	(1,571)	1,489	(2,657)	(3,800)	1,143
Selling, general and administrative expenses	(17,569)	(15,143)	(2,426)	(42,906)	(36,842)	(6,064)
Operating loss	(12,619)	(12,839)	220	(36,192)	(34,715)	(1,477)
Other income (expense):
Other income, net	807	689	118	892	3,181	(2,289)
Interest expense, net	(1,572)	(236)	(1,336)	(2,341)	(319)	(2,022)
Total other (expense) income	(765)	453	(1,218)	(1,449)	2,862	(4,311)
Net loss before provision for income taxes	(13,384)	(12,386)	(998)	(37,641)	(31,853)	(5,788)
Income tax expense	(22)	(44)	22	(46)	(44)	(2)
Net loss	$(13,406)	$(12,430)	$(976)	$(37,687)	$(31,897)	$(5,790)

Consolidated Operating Results for the Three and Six Months Ended December 31, 2013 Compared to the Three and Six Months Ended December 31, 2012

Revenues

Revenue in the three months ended December 31, 2013 was $5.0 million, an increase of $1.2 million from the three months ended December 31, 2012. The increase was primarily from increased third party video advertising on the Viggle App.

Revenue in the six months ended December 31, 2013 was $9.4 million, an increase of $3.4 million from the six months ended December 31, 2012. The increase was primarily from increased third party video advertising on the Viggle App and barter revenue.

Cost of Watchpoints and Engagement Points

Cost of watchpoints and engagement points for the three months ended December 31, 2013 was $0.1 million, a decrease of $1.5 million from the three months ended December 31, 2012. Such costs relate to the cost of Viggle reward points earned by users of the App for checking into shows and engaging with advertising content. The decrease is primarily due to an adjustment reducing the reward points liability by $2.4 million related to a change in estimate of the average cost per point earned for users of the Viggle App.

Cost of watchpoints and engagement points for the six months ended December 31, 2013 was $2.7 million, a decrease of $1.1 million from the six months ended December 31, 2012. The decrease is primarily due to an adjustment reducing the reward points liability by $2.4 million related to a change in estimate of the average cost per point earned for users of the Viggle App, partially offset by an increase in reward points earned by users.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $17.6 million for the three months ended December 31, 2013, an increase of $2.4 million from the three months ended December 31, 2012. The increase was due to increases in stock based compensation of $2.7 million and technology related costs of $0.9 million, partially offset by a decrease in professional fees of $1.1 million.

Selling, general and administrative expenses were $42.9 million for the six months ended December 31, 2013, an increase of $6.1 million from the six months ended December 31, 2012. The increase was due to increases in stock based compensation of $6.7 million and technology related costs of $1.1 million, partially offset by a decrease in professional fees of $2.0 million.

Other Income, Net

Other income, net was $0.8 million for the three months ended December 31, 2013, an increase of $0.1 million from the three months ended December 31, 2012. Other income, net for the three months ended December 31, 2013 included a gain related to the valuation of the contingent consideration in the Wetpaint acquisition of $0.7 million, and a gain related to the valuation of the common stock warrant payable of $0.1 million. Other income, net for the three months ended December 31, 2012 included a gain related to the valuation of the common stock warrant payable of $0.6 million.

Other income, net was $0.9 million for the six months ended December 31, 2013, a decrease of $2.3 million from the six months ended December 31, 2012. Other income, net for the six months ended December 31, 2013 included a gain related to the valuation of the contingent consideration in the Wetpaint acquisition of $0.7 million, and a gain related to the valuation of the common stock warrant payable of $0.2 million. Other income, net for the six months ended December 31, 2012 included a gain related to the valuation of the common stock warrant payable of $3.7 million, partially offset by an increase in the Loyalize guarantee liability of $0.5 million.

Interest Expense, Net

Interest expense, net was $1.6 million for the three months ended December 31, 2013, an increase of $1.3 million from the three months ended December 31, 2012. During the three months ended December 31, 2013, $1.2 million of debt discount related to the November 25, 2013 PIPE exchange was recorded as interest expense. The increase was also due to higher levels of debt during the three months ended December 31, 2013.

Interest expense, net was $2.3 million for the six months ended December 31, 2013, an increase of $2.0 million from the six months ended December 31, 2012. During the six months ended December 31, 2013, $1.2 million of debt discount related to the November 25, 2013 PIPE exchange was recorded as interest expense. The increase was also due to higher levels of debt during the six months ended December 31, 2013.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. At December 31, 2013 and June 30, 2013, we provided a full valuation allowance on its deferred tax assets and thus recognized no tax benefit. For the three and six months ended December 31, 2013, we recorded an income tax provision of $0.02 and $0.05 million, respectively, to reflect tax amortization of our goodwill.

Results of Operations - Historical Wetpaint (amounts in thousands)

	Three Months Ended December 31,			Six Months Ended December 31,
	2013	2012	Variance	2013	2012	Variance
Revenues	$1,656	$1,736	$(80)	$3,327	$3,487	$(160)
Selling, general and administrative expenses	(1,596)	(2,236)	640	(3,452)	(4,431)	979
Operating loss	60	(500)	560	(125)	(944)	819
Other income (expense):
Other income, net	—	38	(38)	25	38	(13)
Interest expense, net	(14)	—	(14)	(14)	—	(14)
Total other (expense) income	(14)	38	(52)	11	38	(27)
Net loss before provision for income taxes	46	(462)	508	(114)	(906)	792
Income tax expense	—	—	—	—	—	—
Net Income	$46	$(462)	$508	$(114)	$(906)	$792

Results for the three and six months ended December 31, 2013 and 2012

Revenues

Revenue in the three months ended December 31, 2013 was $1.7 million, a decrease of $0.1 million from the three months ended December 31, 2012, primarily due to a decrease in revenues from partner licensing and services, partially offset by an increase in advertising revenues. Wetpaint previously licensed its technology platform to third party businesses, but ceased operating that business in 2013 to focus on advertising revenues.

Revenue in the six months ended December 31, 2013 was $3.3 million, a decrease of $0.2 million from the six months ended December 31, 2012, primarily related to a decrease in revenues from partner licensing and services.

Selling, General and Administrative expenses

Selling, general and administrative expenses were $1.6 million for the three months ended December 31, 2013, a decrease of $0.6 million from the three months ended December 31, 2012, primarily due to a reduction in personnel related costs.

Selling, general and administrative expenses were $3.5 million for the six months ended December 31, 2013, a decrease of $1.0 million from the six months ended December 31, 2012, primarily due to a reduction in personnel and marketing costs.

	Year ended December 31,
	2012	2011	Variance
Revenues	$4,591	$1,197	$3,394
Selling, general and administrative expenses	(8,575)	(9,007)	432
Operating loss	(3,984)	(7,810)	3,826
Other income (expense):
Other income, net	38	—	38
Interest income, net	2	1	1
Total other (expense) income	40	1	39
Net loss before provision for income taxes	(3,944)	(7,809)	3,865
Income tax expense	—	—	—
Net Income	$(3,944)	$(7,809)	$3,865

Results for the year ended December 31, 2012 and 2011

Revenues

Revenue in the year ended December 31, 2012 was $4.6 million, an increase of $3.4 million from the year ended December 31, 2011, primarily due to an increase in revenues from partner licensing and services of $2.8 million and an increase in advertising revenues of $0.5 million.

Selling, General and Administrative expenses

Selling, general and administrative expenses were $8.6 million for the year ended December 31, 2012, a decrease of $0.4 million from the year ended December 31, 2011, primarily due to a reduction in professional fees of $0.7 million, partially offset by an increase in personnel related costs of $0.2 million.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA

We provide a non-GAAP measure for adjusted rewards costs as an alternative view of our cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both Cost of watchpoints and engagement points and in selling, general and administrative expenses. Management believes that due to the lack of operating history associated with user point accumulation and redemption activity, that a useful financial measure for investors is to provide to them the amount of cash we have actually paid to provide rewards to its users. Therefore, we adjust cost of watchpoints and engagement points as reported, which represents the cost of points earned by users during the period, to the cost of actual rewards redeemed by users during the period. Selling, general and administrative expenses as reported are likewise adjusted as certain point costs are classified as marketing. We also present Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP). Management believes these non-GAAP measures enhance investors' understanding our financial performance. Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Three months ended December 31, 2013	Three months ended December 31, 2012	Six months ended December 31, 2013	Six months ended December 31, 2012
Cost of watchpoints and engagement points as reported	$(82)	$(1,571)	$(2,657)	$(3,800)
Adjustment to cost of watchpoints and engagement points	(1,102)	329	(108)	733
Adjusted cost of watchpoints and engagement points	(1,184)	(1,242)	(2,765)	(3,067)

Selling, general and administrative expenses as reported	(17,569)	(15,143)	(42,906)	(36,842)
Adjustment to selling, general and administrative expenses	(120)	186	(212)	403
Adjusted selling, general and administrative expenses	$(17,689)	$(14,957)	$(43,118)	$(36,439)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Three months ended December 31, 2013	Three months ended December 31, 2012	Six months ended December 31, 2013	Six months ended December 31, 2012
Operating loss as reported	$(12,619)	$(12,839)	$(36,192)	$(34,715)
Add:
Stock compensation costs	7,638	4,936	23,434	16,775
Adjustment to cost of watchpoints and engagement points	(1,102)	329	(108)	733
Adjustment to selling, general and administrative expenses	(120)	186	(212)	403
Depreciation and amortization costs	994	937	2,064	1,870
Adjusted EBITDA *	$(5,209)	$(6,451)	$(11,014)	$(14,934)
* Adjusted EBITDA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock-based compensation, and adjustment to rewards costs

Fiscal Year Ended June 30, 2013 Compared to Fiscal Year Ended June 30, 2012 (amounts in thousands)

	Year Ended June 30, 2013	Year Ended June 30, 2012	Variance
Revenues	$13,907	$1,735	$12,172
Cost of watchpoints and engagement points	(8,461)	(5,639)	(2,822)
Selling, general and administrative expenses	(102,433)	(92,572)	(9,861)
Operating loss	(96,987)	(96,476)	(511)
Other income (expense):
Other income (expense), net	7,062	(188)	7,250
Interest (expense) income, net	(1,408)	153	(1,561)
Total other income (expense)	5,654	(35)	5,689
Net loss before provision for income taxes	(91,333)	(96,511)	5,178
Income tax expense	(70)	-	(70)
Net Loss	$(91,403)	$(96,511)	$5,108

Consolidated Operating Results for Fiscal Year Ended June 30, 2013 Compared to Fiscal Year Ended June 30, 2012

Revenues

Operating revenue for the year ended June 30, 2013 increased to $13.9 million from $1.7 million for the year ended June 30, 2012. The increase was primarily from increased sales of brand advertising on the Viggle app and barter revenue.

Cost of Watchpoints and Engagement Points

Cost of watchpoints and engagement points for the year ended June 30, 2013 was $8.5 million, an increase of $2.8 million from the prior year. Such costs relate to the cost of Viggle reward points earned by users of the app for checking into shows and engaging with advertising content.  The increase is related to the increase in the number of registered users on the Viggle app.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $102.4 million for the year ended June 30, 2013, an increase of $9.9 million from the prior year. The increase was primarily due to increases of:

•	$2.6 million of personnel costs, primarily salary and related benefits;

•	$3.2 million of marketing costs;

•	$1.9 million of technology related costs;

•	$2.2 million of stock based compensation;

•	$1.5 million of depreciation and amortization;

•	$3.3 of barter expense;

partially offset by decreases of:

•	$1.1 million of outside labor costs;

•	$3.5 million of costs related to TIPPT incurred in the prior year.

Other Income, Net

Other income, net primarily includes gains related to the valuations of the warrants payable of $4.2 million and the conversion feature within the convertible note of $2.8 million.

Interest (Expense) Income, Net

Interest expense, net was $1.4 million for the year ended June 30, 2013, which included interest income of $0.1 million. The increase in interest expense in 2013 is due to an increase in debt. Interest income, net was $0.2 million for the year ended June 30, 2012.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. At June 30, 2013 and 2012, we provided a full valuation allowance on our deferred tax assets and thus recognized no tax benefit. For the year ended June 30, 2013, we recorded an income tax provision of $.070 million to reflect tax amortization of our goodwill.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA

We provide a non-GAAP measure for adjusted rewards costs as an alternative view of our cost of providing rewards to our users. We report rewards costs in our Consolidated Statements of Operations in both Cost of watchpoints and engagement points, and in selling, general and administrative expenses. Management believes that due to the lack of operating history associated with user point accumulation and redemption activity, that a useful financial measure for investors is to provide the amount of cash we have actually paid to provide rewards to our users. Therefore, we adjust cost of watchpoints and engagement points as reported, which represents the cost of points earned by users during the period, to the cost of actual rewards redeemed by users during the period. Selling, general and administrative expenses as reported are likewise adjusted as certain point costs are classified as marketing. We also present Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation, and the adjustment to rewards costs. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of, operating loss prepared in accordance with generally accepted accounting principles in the United States (GAAP). Management believes these non-GAAP measures enhance investors’ understanding of our financial performance. Since adjusted rewards costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Year ended June 30, 2013	Year ended June 30, 2012
Cost of watchpoints and engagement points as reported	$(8,461)	$(5,639)
Adjustment to cost of watchpoints and engagement points	3,187	2,355
Adjusted cost of watchpoints and engagement points	$(5,274)	$(3,284)

Selling, general and administrative expenses as reported	$(102,433)	$(92,572)
Adjustment to selling, general and administrative expenses	1,376	1,138
Adjusted selling, general and administrative expenses	$(101,057)	$(91,434)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Year ended June 30, 2013	Year ended June 30, 2012
Operating loss as reported	$(96,987)	$(96,476)
Add:
Stock compensation costs	56,525	54,064
Adjustment to cost of watchpoints and engagement points	3,187	2,355
Adjustment to selling, general and administrative expenses	1,376	1,138
Depreciation and amortization costs	3,771	2,280
Adjusted EBITDA *	$(32,128)	$(36,639)
* Adjusted EBITDA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, and adjustment to rewards costs

Liquidity and Capital Resources

Cash

At June 30, 2013 and June 30, 2012, we had cash balances of $1.4 million and $3.0 million, respectively.

At December 31, 2013 and December 31, 2012, we had cash balances of $1.1 million and $.2 million, respectively.

Available Line of Credit

The following table provides certain information concerning our outstanding indebtedness at December 31, 2013 (in thousands).

			Outstanding Balances
Facility Name	Maturity Date	Total Facility Amount	December 31, 2013	Pro Forma (1)

Term Loan Agreement ("DB Line")	12/31/14	$35,000	$30,000	$20,000
Loan payable, current portion			30,000	20,000

New $25,000 Line of Credit	Retired	$25,000	$—	$—
Secured Convertible 8% Notes	Retired	$50,082	—	—
Long term debt			$—	$—

(1) The pro forma basis reflects the receipt of net proceeds of approximately $_________ from the sale of ________ shares of our common stock at an assumed offering price of $________ per share, and the repayment of approximately $10,000,000 of short-term debt owed to Deutsche Bank.

As of December 31, 2013, we had no funds available for borrowing under any of our lines of credits. Additionally, any repayment of short-term debt owed to Deutsche Bank will reduce the Deutsche Bank facility accordingly, and will not increase any amounts available under that line.

Debt Restructuring

On December 13, 2013 and September 16, 2013, we, Deutsche Bank Trust Company Americas, SIC and SIC II entered into a series of transactions to restructure certain of our outstanding debt and equity securities. The impact on each loan is described below, where appropriate.

Term Loan Agreement

On March 11, 2013, we entered into a Term Loan Agreement (the “DB Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan us Company up to $10,000,000.  We may, from time to time, request advances (the “Advances”) from the DB Line in amounts of no less than $1,000,000. We paid a $150,000 facility fee from the initial draw of $5,000,000 made at closing, which has been capitalized to prepaid expenses and is being expensed over the term of the agreement.

On December 13, 2013, we entered into an amendment (the “Amendment”) to the DB Line. Pursuant to the Amendment, the line of credit was increased to $30,000,000, and the maturity date was extended from December 16, 2013 to April 30, 2014. As in the original DB Line, the DB Line contains a mandatory prepayment provision providing that all amounts outstanding under the DB Line will be due sooner as a result of the receipt of net proceeds by us or any of our wholly-owned subsidiaries from one or more debt or equity offerings by us or any of our wholly-owned subsidiaries in an amount equal to at least the amount of principal and accrued and unpaid interest outstanding on the DB Line.

The interest rate on the outstanding balance was lowered as a result of the Amendment. Previously, the interest rate on the outstanding balance was, at our election, a per annum rate equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%. Pursuant to the Amendment, the interest rate on the outstanding balance was lowered to a per annum rate, at our option, of the LIBOR Rate plus 2.50%, or the Prime Rate plus 0.25%. Interest is payable monthly in arrears.

We may make prepayments, in whole or in part, under the DB Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.

On December 13, 2013, we made a draw under the DB Line of $16,951,000, bringing the total draws to $26,951,000. The proceeds of this draw were used to repay amounts outstanding under the Amended and Restated $25,000,000 Line of Credit, discussed below. On December 19, 2013, we drew the remaining amount available under the DB Line of $3,049,000. We used the proceeds from the final draw on the DB Line to fund working capital requirements and for general corporate purposes.

On February 13, 2014, we entered into a further amendment (the "February Amendment") to the DB Line.   Pursuant to the February Amendment, the maturity date of the DB Line was extended to December 31, 2014, and the mandatory prepayment provision was amended to provide that only the first $10,000,000 in net cash proceeds from an equity offering shall be required to be used to prepay amounts outstanding under the DB Line.

On March 11, 2014, we entered into a further amendment (the "March Amendment") to the DB Line. Pursuant to the March Amendment, the line of credit was increased from $30,000,000 to $35,000,000, providing us with an additional $5,000,000 for working capital purposes. Concurrently with the March Amendment, on March 11, 2014, we entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which we agreed to provide Deutsche Bank a security interest in $5,000,000 in cash, as well as a pledge to secure the prompt and timely payment of all obligations under the DB Line. The Pledge and Security Agreement will remain in place as long as there are any obligations outstanding under the DB Line.

The DB Line does not contain any financial covenants.

Repayment of the DB Line is guaranteed by Mr. Sillerman. Pursuant to the guarantee, Mr. Sillerman unconditionally guarantees to Deutsche Bank the payment in full when due of all amounts outstanding under the DB Line, including costs and expenses of collection, if any.  In consideration for the guarantee Mr. Sillerman's designee, SIC II, which is the lender under the Amended and Restated $25,000,000 Line of Credit described below, received a warrant for 125,000 shares of common stock of Viggle, which may be exercised at any time within 60 months of the issuance date at $80.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation)(the “Guarantee Warrant”). The Guarantee Warrant contains a piggyback registration right with respect to the underlying common shares which may be issued if it is exercised.  The Guarantee Warrant was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.  We recorded compensation expense in the third fiscal quarter of 2013 of $5,559,000 related to the Guarantee Warrant issued to SIC II, as Mr. Sillerman's designee.

As of December 31, 2013 and June 30, 2013 we had drawn $30,000,000 and $10,000,000, respectively, on the DB Line.  Interest expense on the DB Line for the three and six months ended December 31, 2013 was $125,521 and $232,548, respectively.

Amended and Restated $25,000,000 Line of Credit

On February 11, 2013, SIC II, an affiliate of Mr. Sillerman provided a line of credit (the “Original $25,000,000 Line of Credit”) to us in the amount of up to $25,000,000, which, as described above, has since been repaid. In consideration of the Lender's agreement to provide the Original $25,000,000 Line of Credit, we issued to SIC II 62,500 shares of our common stock. On September 16, 2013, pursuant to a Rescission Agreement (the "Rescission Agreement"), we and SIC II agreed to rescind the issuance of the 62,500 shares of our common stock. Additionally, on September 16, 2013, we issued SIC II warrants to purchase 62,500 shares of our common stock at an exercise price of $55.20 per share. The warrants are exercisable for a period of five years from the date of issuance. The shares of common stock were held in treasury at December 31, 2013.

On March 11, 2013, we and SIC II entered into an amended and restated line of credit (the “New $25,000,000 Line of Credit”), which modified the Original $25,000,000 Line of Credit to reduce the interest rate from 14% per annum to 9% per annum and provide, as  security for our obligations, a pledge of our (and our subsidiaries') assets pursuant to a security agreement (the “Security Agreement”, more particularly described below).  In addition, we entered into a subordination agreement (the “Subordination Agreement”, as more particularly described below) by which the repayment and the security for the New $25,000,000 Line of Credit was subordinated to the repayment of the DB Line.

As described above, the balance of the New $25,000,000 Line of Credit was fully repaid on December 13, 2013 and the line was retired at that date. In connection with the draw downs during the three and six months ended December 31, 2013, we issued a total of 4,000 and 7,000 warrants and recorded compensation expense of $939,715 and $3,809,660, respectively. Interest expense on the New $25,000 Line of Credit was $245,488 and $410,238 during the three and six months ended December 31, 2013, respectively.

$20,000,000 Line of Credit Exchange

We and SIC entered into a Line of Credit Grid Promissory Note on June 29, 2012, which was subsequently amended (as amended, the “$20,000,000 Line of Credit Note”).  The $20,000,000 Line of Credit Note was fully drawn, so that as of March 11, 2013 we owed SIC $20,781,747 including outstanding principal and accrued interest.  On March 11, 2013, SIC exchanged the $20,000,000 Line of Credit Note for an 8% Convertible Secured Note (the “8% Note”), in the principal amount of $20,781,747. The exchange was made pursuant to an exchange agreement (the “Exchange Agreement”), which provided for the issuance of 500 shares of our common stock for each $100 in principal amount of the Original Note exchanged, so that we issued to SIC 103,909 shares of common stock.

On September 16, 2013, in connection with the Rescission Agreement, we and SIC agreed to rescind the transactions in the Exchange Agreement. The effect of the transaction was to (a) rescind the issuance of the 103,909 shares originally issued to SIC and (b) rescind the exchange of the 8% Note for the Original $20,000,000 Line of Credit Note. This had the effect of extinguishing the 8% Note and reinstating the Original $20,000,000 Line of Credit Note. The Original $20,000,000 Line of Credit Note had accrued and unpaid interest on September 16, 2013 of $1,748,098. The shares of common stock were held in treasury at September 30, 2013.

On September 16, 2013, SIC agreed to waive, pursuant to a Waiver (the “Waiver”), $1,748,098 of accrued and unpaid interest on the Original $20,000,000 Line of Credit Note, which interest accrued from June 29, 2012 through and including September 16, 2013.

Additionally, on September 16, 2013, we and SIC entered into an Exchange Agreement (the “Note Exchange Agreement”) pursuant to which we issued, in full satisfaction of the Original $20,000,000 Line of Credit Note, 20,000 shares of Series A Convertible Redeemable Preferred Stock and 15,237 shares of Series B Convertible Preferred Stock.

Prior to the execution of the Note Exchange Agreement, the 8% Notes could have, at any time at the option of the holder thereof, been converted into shares of our common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization. Further, the conversion price was subject to "down round" protection, whereby any dilution above 33% requires the consent of a majority of holders of the 8% Notes, after which the 8% Notes would receive weighted-average share dilution protection. We determined that, due to the nature of the "down round" protection, the conversion feature was an embedded derivative in accordance with ASC 815-15-25, Derivatives and Hedging. The embedded derivative was bifurcated from the host contract and recorded at its fair value. The fair value of the embedded derivative was determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the embedded derivative when issued was $6,662,000, which was recorded as stock compensation cost and included in selling, general and administrative expense in the Consolidated Statements of Operations due to the fact that the 8% Notes were owned 100% by one of our an executive officers. The embedded derivative was marked to market at June 30, 2013 and September 16, 2013 to a fair value of $3,870,000 and $3,854,000, respectively. We recorded a gain of $16,000 to other income, net in the Consolidated Statements of Operations for the quarter ended September 30, 2013. In connection with the Note Exchange Agreement, the embedded derivative no longer existed after September 16, 2013.

$2,500,000 Revolving Line of Credit

On January 31, 2014, we entered into a Revolving Loan Agreement (the “Revolving Line”) with Deutsche Bank, under which Deutsche Bank agreed to loan us up to $2,500,000. In addition, amounts outstanding under the Revolving Line may not exceed 85% of our eligible accounts receivable at any time. We may, from time to time, request advances from the Revolving Line in amounts of no less than $500,000. Interest on the outstanding balance may, at our election, be charged at a rate per annum equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%.   Interest is payable monthly in arrears.  We paid a $50,000 facility fee from the initial draw of $1,000,000 made at closing. The Revolving Line matures on April 30, 2014. We may make prepayments, in whole or in part, under the Revolving Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date. The Revolving Line is secured by a lien on all of our assets. Repayment of the Revolving Line was guaranteed by Mr. Sillerman.  The Revolving Line does not contain any financial covenants.

Related Approvals

Because each of the transactions (other than the DB Line and Revolving Line) referred to in the foregoing sections entitled "Amended and Restated $25,000,000 Line of Credit" and "$20,000,000 Line of Credit Exchange" involved Mr. Sillerman, or an affiliate of his, the transactions were transactions with one of our affiliates. As such, each was approved by a Special Committee of our Board of Directors and a majority of the independent members of our Board of Directors.

The Company's Capital Requirements and 12-Month Plan for its Business

Our capital requirements to fund our business plan are variable based on a few key factors: the number of users, the amount of points earned per user, the amount of points redeemed for rewards, and our cost to purchase, acquire, and/or trade for rewards. These factors combine to determine our rewards cost for the next 12 months. Rewards costs are expected to be the largest variable cost to our business for the foreseeable future and, therefore, controlling these costs will have the greatest impact on our liquidity and capital resources. We anticipate the ability to lower rewards cost through the introduction of specific brand offers, additional sweepstakes, and virtual rewards into our rewards catalog, but there is no guarantee we will lower our rewards costs in the next 12 months. As we increase users of the Viggle app, we expect to generate increased revenue from the sale of digital media within our app and expect these sales to be a source of liquidity within the next 12 months. However, there is no guarantee that revenues will exceed rewards cost in the next 12 months or ever. We have the ability to control rewards cost through the restriction of new user acquisition, the limitation of point earning opportunities within the application, and the re-pricing of points in terms of how many are needed to redeem for purchased rewards within the app. In respect to our operating costs, employee salaries, cost of marketing expenditures, leases of office space, and research & development costs constitute the majority of our monthly operating expenses. With the exception of leased office space, our operating costs are expected to increase as we add users in order to sell more advertising, to create new features and functionality on the platform, to acquire new rewards, and to market the Viggle app over the next 12 months. The overall level of expenses will be reflective of management’s view of the current opportunities for the Viggle app within the marketplace. We utilize significant computing resources to run our mobile platform and purchase certain server hardware; however, we lease the majority of needed computing hardware, bandwidth, and co-location facilities. Accordingly, we can limit the cost of these servers to be in line with user growth. We plan to carefully manage our growth and related costs to ensure we have sufficient capital resources to meet the goals of our business plan for the next 12 months.

We have projected the plan for our business for the next 12 months, which is subject to change resulting from both internal and external circumstances. Our 12-month plan has not been reviewed for consistency with US GAAP, and has been prepared on a modified accrual basis. Our 12-month plan is based on assumptions and is subject to risks and uncertainties. Our 12-month plan represents our estimates and assumptions only as of the date of this prospectus, and our actual future results may be materially different from what we set forth below.

There is no assurance that the plan set forth herein will be successful. If implemented, actual results may vary significantly from the plan described in this prospectus. We do not warrant or guarantee the foregoing. Our June 30, 2013 financial statements contained a going concern emphasis in our audit opinion.

Our current plan will require capital of approximately $18,000,000 over the next 12-month period to cover the fixed expenses and capital needs of our company, including employee payroll, marketing expenditures, server capacity, research and development, office space and capital expenditures. As of the filing of this prospectus, we have $5,000,000 available to draw on our credit lines to fund our operations. In order to meet our capital requirements for the next 12 months, we anticipate that we will need approximately $13,000,000 in new capital (in excess of the cash currently held by us). We believe revenue will continue to improve over the next 12 months as we sell more advertising within the app. Additionally, we believe that as our user base grows, we will be able to introduce specific brand offers, additional sweepstakes, and virtual rewards into our rewards catalog, which will help reduce cash required to fund rewards. As our app becomes more popular, we plan to increase the number of points needed to redeem certain rewards, which in turn should reduce the cash required to fund rewards. During the first half of Fiscal 2014, we increased our revenue and added new rewards to the catalog which required less cash to purchase than some of our previous rewards. This enabled us to reduce our cash outlay for rewards. As we continue to add new items to our rewards catalog, we will focus on how those items are priced in points with the goal of reducing our cash outlay for rewards. Although the increase in revenue and the addition of lower cost rewards suggest that we should be able to reduce our cash funding requirements over the next 12 months, there is no guarantee that we will be successful. Our ability to sell increasing amounts of advertising is dependent on the amount of registered active users and the activity of those users within the app. It may be challenging to grow revenue as our company faces many competitors seeking to gather revenue in the same manner. Advertising budgets can shift rapidly and the benefits previously seen by advertisers could shift away from mobile platforms to something new. We may not be able to deliver enough users to our advertisers to grow revenue. The level of engagement activity currently seen within the app may slow and the potential revenue per user would fall accordingly. In addition, growing our user base makes us more attractive to advertisers, but will also increase our total rewards cost as new users earn points within the app. We will need to increase our revenue per user above the average cash cost per user in order to achieve profitability. There is no guarantee that we will be able to do so. Our ability to purchase rewards for greater discounts as we buy more may not be sustainable and we may reach a floor on the level of discounting. We have no plan to materially adjust the overall points pricing within our rewards catalog; however, we may find a wholesale re-pricing necessary to reduce the cash needed to fund our rewards program. Adjusting the points needed to redeem a reward may decrease our funding requirements, but may have the counter-balancing effect of discouraging user acceptance and satisfaction.

The actual amount of funds required for the next 12 months may vary depending upon the number of users, the rewards offered, the marketing and related expenses, the development costs for the launch of new features and product enhancements, and the speed with which prospective users enroll in the app. In the event that the required cash is not funded from revenue, we will need to raise additional capital through either debt or equity financing. Alternatively, we would need to revise our business plan to reduce our spending rate and delay certain projects that are part of our business plan based on the amount of capital available until additional capital is raised.

Cash Flows for the six months ended December 31, 2013 (amounts in thousands)

	Six Months Ended December 31,
	2013	2012
Net cash used by operating activities	$(14,869)	$(14,746)
Net cash used in investing activities	$(1,260)	$(556)
Net cash provided by financing activities	$15,902	$12,577

Cash Flows for the Year Ended June 30, 2013 (amounts in thousands)

	Year Ended June 30,
	2013	2012
Net cash used by operating activities	$(32,237)	$(32,580)
Net cash used in investing activities	$(944)	$(13,517)
Net cash provided by financing activities	$31,577	$45,266

Operating Activities

In the six months ended December 31, 2013, net cash used in operating activities was $14.9 million, including our net loss of $37.7 million, non cash, stock based compensation charges of $23.4 million and depreciation and amortization of $2.1 million. In addition, net cash outflows from changes in operating assets and liabilities was $3.6 million, primarily as a result from an increase in accounts receivable of $1.8 million and a decrease in accounts payable and accrued expenses of $1.1 million.

In the six months ended December 31, 2012 net cash used in operating activities was $14.7 million, including our net loss of $31.9 million, non cash, stock based compensation charges of $16.8 million and depreciation and amortization of $1.9 million; and non cash income from the change in fair value of the common stock warrant liability of $3.7 million. In addition, net cash inflows from changes in operating assets and liabilities was $1.8 million, primarily as a result from increases in liabilities of $2.9 million, partially offset by an increase in receivables of $1.0 million.

Cash used in operating activities was $32.2 million for the year ended June 30, 2013. This included a net loss of $91.4 million, partially offset by non-cash, share based compensation of $56.5 million.

Investing Activities

Cash used in investing activities in the six months ended December 31, 2013 was $1.3 million consisting of our acquisition of Wetpaint, investments in internally generated software, and additions for property and equipment.

Cash used in investing activities in the six months ended December 31, 2012 was $0.6 million consisting of additions for leasehold improvements, furniture and fixtures and computer equipment.

Cash used in investing activities was $0.9 million for the year ended June 30, 2013. The primary components consisted of $0.6 million used for the purchase of property and equipment and $0.4 million used for capitalized software costs.
.
Financing Activities

Cash provided by financing activities in the six months ended December 31, 2013 of $15.9 million consisted of net borrowings on our lines of credit. Such amount was utilized to fund working capital requirements and for general operating purposes.

Cash provided by financing activities in the six months ended December 31, 2012 of $12.6 million consisted of borrowings on a grid promissory note. Such amount was utilized to fund working capital requirements and for general operating purposes.

Cash provided by financing activities was $31.6 million for the year ended June 30, 2013. This amount consisted primarily of $21.5 million cash proceeds from the lines of credit and $10.0 million cash proceeds from the DB Line.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material impact on our company.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with revenue recognition, watchpoints and engagement points, stock-based compensation, the valuation of goodwill and intangible assets, internal-use software, and income taxes have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

The following is a description of our critical accounting policies and estimates.

Revenue Recognition

We recognize revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, we consider a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue.  We generate advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement (CPE) basis.  Advertising campaigns typically range from one to 12 months, and advertisers generally pay us based on a minimum of delivered impressions or the satisfaction of other criteria, such as click-throughs.

Deferred Revenue.  Our deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services.  Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Transactions. A barter transaction represents the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with EITF Issue No. 99-17 “Accounting for Advertising Barter Transactions” (ASC Topic 605-20-25), which are recorded at the fair value of the advertising provided based on our own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions.

Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

We recognized barter revenue and barter expense for the three and six months ended December 31, 2013 of $648,712 and $2,033,337, respectively. We recognized barter revenue and barter expense for the three and six months ended December 31, 2012 of $597,000 and $597,000, respectively.

Watchpoints and Engagement Points

We issue points to our users as an incentive to utilize the Viggle app and its features.  Users can redeem these points for rewards.  We record the cost of these points based on the weighted average cost of redemptions during the period.  Points earned but not redeemed are classified as a liability.

Users earn points for various activities and we report points earned for checking into shows and points earned for engaging in advertiser sponsored content as a separate line in our statement of operations.  All other points earned by users are reflected as a marketing expense in selling, general and administrative expense.

Goodwill and Certain Other Long-Lived Assets

As required by ASC 350, Goodwill and Other Intangible Assets, we test goodwill for impairment. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurrence of certain events. The annual goodwill impairment test is a two-step process. First, we determine if the carrying value of our related reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If we then determine that goodwill may be impaired, we compare the implied fair value of the goodwill to its carrying amount to determine if there is an impairment loss.

We account for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

There was no significant impairment to our long-lived assets as of December 31, 2013.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  We use the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Internal Use Software

We capitalize costs related to the development of internal use software in accordance with ASC 350-40.  When capitalized, we will amortize the costs of computer software developed for internal use on a straight-line basis or appropriate usage basis over the estimated useful life of the software.   Computer software development costs have been capitalized in the amounts of $3,554,342 and $3,119,059 as of December 31, 2013 and June 30, 2013, respectively.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in our financial statements.

Recently Issued Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" (“ASU No. 2013-11"). ASU No. 2013-11 requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. The guidance is effective for annual periods, and interim periods within those years, beginning after December 15, 2013. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. We do not expect that adoption of this guidance will have a material impact on our consolidated financial statements.

BUSINESS

Our Company

Our Vision

Viggle makes entertainment more rewarding.

Our Strategy
Viggle is a mobile and web-based entertainment marketing platform that uses incentives to make content consumption and discovery more rewarding for media companies, brands and consumers. Viggle helps guide consumers towards various forms of media consumption with television enhancement, music discovery, entertainment content publishing and distributed viewing reminders. Viggle helps consumers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season, allowing them to earn points. For brands, Viggle provides advertising clients with targeted interactive ads to amplify their TV messaging to verified audiences. For media companies, Viggle delivers promotional benefits by driving viewers to specific shows, engaging them in a richer content experience, and increasing awareness of promoted shows through web, mobile and social channels.

Our content website, wetpaint.com, extends our promotional capabilities by reaching potential viewers before a TV show is broadcast and by allowing viewers to continue the conversation with additional show coverage after the broadcast date. We also have technology that helps consumers search for media and set reminders to watch their favorite TV shows and movies wherever they are offered.  In addition, we recently launched our music service, which allows consumers to check in to songs on Viggle and earn points. As a media company, we seek to attract a significant and growing audience in order to sell advertising. We believe that making entertainment more rewarding and engaging for consumers will drive them to use Viggle.

Overview of Our Service

U.S. consumers can become Viggle users through a free app that works on multiple types of mobile phones and tablets and is distributed through the Apple App Store and the Google Play Store. After a consumer downloads the app, he or she must create an account. Viggle then allows consumers to play along with TV shows, share comments through social media, answer trivia questions or polls, chat with friends, play games, or discover more about the show, all while watching TV. Users can also use the application to discover new music. The app can listen to a song and identify it and allow users to build playlists and purchase the music. All of this activity earns the user points they can redeem for real rewards.

Through Wetpaint, we report original news stories and publish information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 150 new articles, videos and galleries each day. We generate revenues through Wetpaint by displaying advertisements to Wetpaint users who view Wetpaint's content.

The Viggle user experience is simple. While watching TV or listening to music, a user taps the “check in” button, which activates the device’s microphone. Viggle collects an audio sample of the content the user can hear and uses technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from at least 190 English and Spanish television channels within the United States and over 20 million songs. We are able to verify TV check ins across broadcast, cable, online, satellite, time-shifted and on-demand content as well as most songs cataloged on Apple’s iTunes music library. The ability to verify check ins is critical because users are rewarded with points for each check in and engagement (defined as a poll, video quiz, game or slide show). Users can redeem the points within the rewards catalog for items that have a monetary value such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded merchandise. Once a user has “checked-in” to content, the app provides a set of optional games, tools, and information to enhance the consumer experience.

Viggle points can be earned through six different activities: WatchPoints (1 point for every minute a user is checked-in on Viggle TV), Bonus Points (added points for connecting with promoted content), Live Engagement Points (points earned for playing MyGuy, Viggle Live or other games), Streaks and Quests (added points for connecting with a series of shows or songs),

Music Match Points (points earned for matching a song on Viggle), and Advertising Points (advertising revenue we share with our customers in the form of points).

An illustration of how our app works is shown below:

From the launch of the Viggle application on January 25, 2012, and through March 6 , 2014, 4,237,435 users have registered for Viggle, of which we have deactivated 206,612 for a total of 4,030,823 registered users. For the three months ended December 31, 2013, we had an average of 423,418 monthly active users. Monthly active users are computed by determining those users that have logged in to the Viggle app at any time during the month.  As of March 6, 2014, our members have checked in to 373,517,795 TV programs and more than 20,000,000 songs and spent an average of 64 minutes and 32 seconds of active time within the Viggle App per session.  Over 142,000 users have tagged a song in the Viggle app.

Our rewards catalog consists of a variety of deals, sweepstakes, products, Viggle merchandise (such as t-shirts) and select retail gift cards. For example, users may redeem 5,000 points for a 10% discount with certain retailers, redeem 100 points to participate in a sweepstakes to win an AppleTV, or redeem 37,000 points for a Viggle t-shirt. From time to time, we may change the rewards offered and the number of points required to earn any given reward.  As of March 6 , 2014, users have redeemed over 35 billion points (including over 412 million earned through Viggle's new music service) for a total of 2,778,539 rewards, for an average of 12,842 points per reward redemption. The total retail value of rewards redeemed through March 6, 2014 is approximately $17.6 million.

It is not possible for a user to earn points on the Viggle app without registering. In order to avoid double-counting and limit instances of fraud, the app is limited to five accounts per device (so as to allow for use by family members sharing a device), users are limited to a maximum of 6,000 points per day, users may receive points for matching to a song only once, users are limited to receive points for up to 20 music matches per day, and users are not able to share or combine points with different users or devices. While it is possible for users to establish multiple accounts which could overstate our actual number of registered active users and permit those fraudulent users to attempt to evade our rules in an effort to accumulate excess points by checking in to TV shows at the same time on different devices, we monitor for such activity and, when discovered, take corrective action according to our published terms and conditions. Registration is not required to access any of Wetpaint's websites.

Wetpaint operates media properties that attract more than 16.6 million unique monthly users and have a combined social reach of over seven million Facebook “likes” and follows on Twitter. For Wetpaint, we define a monthly unique user as any visitor who has accessed Wetpaint through its websites or mobile websites in the month of measurement, as measured by Google Analytics.

We define Total Reach as the total amount of registered users for the Viggle app and unique monthly users of the Wetpaint media properties. We define Total Active Reach as the amount of monthly active users for the Viggle app and the cumulative number of times people have “liked” a Wetpaint page on Facebook, plus the cumulative number of times people have “followed” a Wetpaint account on Twitter. Our Total Reach and Total Active Reach for December 2013 was 20.2 million and 7.8 million, respectively.

Our Technology

The first version of the Viggle app was approved by Apple and launched to the public in the Apple iTunes App Store on January 25, 2012. It has been updated periodically. The approved version of the app works on Apple iOS devices such as the iPhone, iPad and iPod Touch. On June 27, 2012, we released a version of the app for use on Android smartphones and tablets. There is no guarantee as to how effectively the technology will perform. We continuously test and update the app with a goal of improving overall performance and usability. In order to insure the best user experience, Viggle requires a device operating system of iOS 5.0 or later for Apple devices or Android 2.3.3 or later for Android devices. It may become necessary to change the minimum required operating systems in the future.

We will consider adding versions for other mainstream mobile operating systems such as Windows Phone and Blackberry based on demand and other business factors. Distribution of the product will occur via regular online marketplaces for content and applications used by such mobile operating systems, and will include the Apple App Store for iOS devices or the Android marketplace for devices using the Android operating system.

The back-end technology for our app has been designed to accommodate the significant numbers of simultaneous check ins required to support prime time television audiences. This back-end technology has the capacity to support simultaneous check ins around major television and music events such as the Super Bowl. In addition to maintaining dedicated facilities, we are using third-party cloud computing services from Amazon Web Services to help us scale our audio recognition capacity as efficiently as possible.

The Wetpaint Entertainment website was launched in 2010 with the goal of providing a unique voice to the coverage of entertainment and celebrities. In order to build and develop an audience for Wetpaint’s proprietary content, Wetpaint has developed an audience development engine, which is called the Social Publishing Platform. The Social Publishing Platform is designed to generate fans on Wetpaint’s pages on Facebook and other social media outlets. Wetpaint content is then displayed in the fans’ feeds on Facebook and other social media sites, which can then drive traffic to Wetpaint’s websites. The Social Publishing Platform contains a test and measurement system that delivers real-time audience insights, and provides optimized distribution by audience.

The technology supporting our unique feature of digital fingerprinting and our matching technology used in the Viggle App is subject to a currently unissued but pending patent.

Our Sales and Marketing Strategy

We began generating revenues in early calendar year 2012. Advertising is displayed in the Viggle application and on the wetpaint.com websites. Advertising is sold directly to brand marketers and television networks or through advertising agencies by our dedicated sales team. We also generate revenue through partnerships with third party mobile advertising networks. Our focus is on brand marketers that are most relevant to our target demographic of consumers between the ages of 18 and 49, and are active in television, digital and retail marketing. Our sales team is also briefing large advertising and media agencies on our capabilities so that they might recommend integration of our application and our websites into their client proposals. We generate revenue from standard mobile media advertising sales and affiliate programs:

•	when our users click and view advertisements in our app or on our Wetpaint websites;

•	when a TV network or brand pays to have a particular show promoted either for a one-time airing or throughout a season;

•	when our users complete an engagement appearing in our app that is created by an advertising agency, our brand partners or our team; and

•	through affiliate or bounty commissions to third parties if our users purchase items or subscribe to services after clicking from our app to other apps or websites.

With the exception of one-time sponsorships with advertisers (which are charged a separate and specific fee), all advertising is serviced via a third-party advertising server for billing and verification purposes. Revenues are generated by measuring delivered impressions on a cost per thousand (CPM) basis and completed engagements on a cost per engagement (CPE) basis. Our sales team contracts with brand advertisers to deliver a specific number of impressions and/or engagements for a specific price per thousand impressions and/or per completed engagement. The third-party ad server then serves the ads and/or engagements within the app during the course of using the Viggle app or visiting content on wetpaint.com's websites. As impressions and engagements are delivered and completed, we bill brand partners or advertising agencies on a monthly basis for the media delivered at our contracted rates.

In addition to generating revenue from standard mobile media advertising and affiliate programs, from time to time we may also generate revenue from licensing our proprietary audio recognition software and related loyalty platform. On March 10, 2014, we entered into a software license and services agreement with SFX Entertainment, Inc., a company affiliated with our Chairman, Chief Executive Officer and principal stockholder, the first license agreement that we have entered into for our audio recognition software and related loyalty program. For a complete description of this agreement, see the section of this prospectus titled "Certain Relationships and Related Party Transactions".

Our Target Consumers

We are targeting male and female consumers between the ages of 18 and 49. This target audience was selected due to the amount of entertainment content they consume on a weekly basis as well as the likelihood that they will have smartphones and other wireless devices such as tablets and laptops. To build our user base, we intend to target this audience using traditional media techniques such as direct response, banner and mobile advertising, public relations, search engine optimization and search engine marketing across online, broadcast and print media outlets.

When a user signs up for and downloads our app, we collect the user’s email, zip code, television provider and date of birth. The email enables us to verify the user and reduces the chance of fraud. The zip code allows us to present a relevant list of cable and satellite providers to the user to deliver the correct channel listing data. Knowing the television provider in turn helps us to increase the rate of success for television show matching. Knowing a user’s birthday allows us to verify that the user is at least 13 years old.

We generate content for wetpaint.com that appeals largely to women between the ages of 18 and 49. Our coverage of TV shows and celebrities strives to attract repeat visitors to the website that want to read about the latest entertainment news. We use our Social Publishing Platform to capture and distribute to Facebook fans, so that our content will appear in Facebook feeds, and generate traffic to our websites.

Our Competitive Position

The market for digital and social media applications is intensely competitive and subject to rapid change. New competitors may be able to launch new businesses at relatively low cost. Many consumers maintain simultaneous relationships with multiple digital brands and products, making it easy to shift consumption from one provider to another. Additionally, the “Social TV” and “entertainment rewards” categories are nascent and have not yet attracted the attention of mainstream consumers and marketers. Many of our competitors are larger, more established and better-funded and have a history of successful operations. Although we launched the first version of our app in January 2012, there can be no assurance of how successful our product will be or how effectively the technology will perform.

While there are a variety of companies currently in the market that offer either manual check in or audio verification during television viewing or audio matching for music, we believe Viggle differs significantly from competitors because we offer users real, as opposed to virtual, rewards such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded merchandise, and our app drives our customers to engage and interact with entertainment content for longer periods of time. We believe that our app offers a more comprehensive range of features and functionality than those of our competitors, such as automatic check ins using audio verification, in-app digital advertising engagements (such as games or videos, real-time polls and quizzes) and full social media integration that rewards our users for being more loyal to specific content or specific content producers and provides our users with, we believe, a more enjoyable entertainment experience. Such integration makes it easy for users to share what they are doing within the Viggle app with their social network and to follow show-specific commentary on Twitter and Facebook. We also offer users a listing of current and upcoming shows for which they can set reminders, learn more information and indicate their support of the show by “liking” it.

Other companies in the “Social TV” market focus on the simple ability of a user to communicate their television viewing activity to others in the user’s social media circles. Other companies that tag music also focus on the social connectivity of matching, but do not reward the consumer for the consumer’s loyalty. Instead of real rewards, these other companies offer their users virtual points, leader board status, digital badges or stickers. We believe that our target market will be motivated by the ability to earn real rewards on a frequent basis and to interact in real time via show-specific polls, quizzes, videos and games.

The Mobile Marketing Industry

The media industry has become increasingly fragmented, with more choices than ever and with new models of media consumption. According to eMarketer, in August 2013, 63% of media consumed by users was not television, with mobile representing 20% of consumption.

According to data from Experian Marketing Services, U.S. consumers are now spending more than 58 minutes a day on their smartphones for a variety of activities including talking, texting, social networking, emailing, visiting websites and playing games. The emergence and growth of mobile devices has led to the “always connected consumer”, and advertisers continue to search for ways to engage with this audience. Advertisers are spending considerable sums of money to target the mobile user. For example, according to eMarketer, while television advertising is expected to continue to grow, from $60 billion in 2011 to $70 billion in 2017, its share of the advertising market is expected to decrease to 40% over that time. On the other hand, according to eMarketer, mobile advertising is expected to expand from $1.6 billion in 2011 to $31 billion in 2017, and its share of the advertising market is also expected to increase from 1% to 12% over that time.

The way in which consumers are using their smartphones and tablets have changed in recent years with the growth in usage of apps, self-contained software programs specifically made for mobile devices. According to Flurry Analytics, the average number of apps used on a daily basis continues to grow, measuring 7.9 in the fourth quarter of 2012 vs. 7.2 in the fourth quarter of 2010. The emergence of the App marketplace has created a unique opportunity and challenge for developers and advertisers to monetize the usage by consumers.

The challenge presented with mobile advertising is that users can find the mobile advertising experience interruptive. While click-through banner ads are popular on web browsers, there is a higher degree of consumer engagement with watching an ad or interacting with an ad, and smart phone users expect more for their behavior.

According to a December 2012 study conducted by Forrester Consulting on behalf of Tapjoy, a mobile advertising and publishing platform, 59% of smartphone users agreed that if they have to see ads while using an app, they would prefer to be offered a reward in exchange for watching or interacting with the ad. Rewards programs influence consumer behavior and drive recurring revenue in other industries, including the consumer retail, hospitality and financial services industries. In 2013, according to Colloquy, the average household participated in 20 reward or loyalty programs.

Growth Strategy

We intend to grow our business by pursuing the following strategies:

•
Reward program expansion . We will continue to integrate Viggle rewards points over our new platform verticals: media content creation through Wetpaint, media reminders through Dijit and music discovery through our music service.

•
E-commerce . We will offer digital entertainment rewards through a Viggle Digital Media Store that we anticipate will begin operations in the fourth quarter of Fiscal 2014. This will include a nationwide distribution of Viggle gift cards that can be purchased at a retailer and then used at our Digital Media Store to purchase music, movies, TV shows, ebooks and audiobooks.

Formation and Former Line of Business

We were incorporated in Delaware in July 1994, and were formerly known as Function(x) Inc., Function (X) Inc. and Gateway Industries, Inc.  We had no operating business or full-time employees from December 1996 to March 2000, when we acquired all of the outstanding common stock of Oaktree.  Through Oaktree, we provided cost effective marketing solutions to organizations needing sophisticated information management tools.

In December 2007, we sold 80% of the outstanding shares in Oaktree to Marketing Data, Inc., an affiliate of an officer of Oaktree for $1,000. In connection with this transaction, we agreed to make a capital contribution of $225,000 to Oaktree at closing.  As a result of this transaction, we recorded a loss on sale of subsidiary in the amount of $4,238,000 during the year ended December 31, 2007. On October 24, 2010, Oaktree repurchased our remaining 20% interest in Oaktree for $0.10.  From October 2010 through the date of the Recapitalization described below, we were not active and had no operating business.

Prior Recapitalization and Reverse Stock Splits

On February 7, 2011, we entered into the Agreement and Plan of Recapitalization (the “Recapitalization Agreement”) by and among our company, Sillerman Investment Company LLC (“SIC”) and EMH Howard.  Pursuant to the Recapitalization Agreement, SIC, together with other investors, invested in our company by acquiring 60,000,000 newly-issued shares of our common stock in a private placement transaction at a price of $0.06 per share, as a result of which SIC and the other investors acquired approximately 99% of the outstanding shares of our common stock, with SIC (together with Robert F.X. Sillerman, personally) beneficially owning more than a majority of the outstanding shares of our common stock.  Upon consummation, the proceeds of the private placement of $3,600,000 ($220,000 in cash and $3,380,000 in five-year promissory notes with interest accruing at the annual rate equal to the long-term applicable federal rate in effect as of the date of the Recapitalization Agreement, which was 4.15% per year) were received. We refer to the transactions entered into pursuant to the Recapitalization Agreement collectively as the “2011 Recapitalization.”

On February 16, 2011, we effectuated a 1-for-10 reverse split of our issued and outstanding common stock (the “1-for-10 Reverse Split”). Under the terms of the 1-for-10 Reverse Split, each share of common stock issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder.  Fractional shares were rounded up to the nearest whole share.

On June 7, 2012, we effectuated a 1-for-2 reverse split (the “1-for-2 Reverse Split”). Under the terms of the 1-for-2 Reverse Split, each share of common stock issued and outstanding as of such effective date, was automatically reclassified and changed into one-half of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.

The newly recapitalized company changed its corporate name to Function (X) Inc. effective as of the date of the 2011 Recapitalization, to Function(x) Inc. on June 22, 2011 and finally to Viggle Inc. on May 29, 2012.

Recent Acquisitions

WatchPoints Acquisition

On September 29, 2011, in furtherance of our business plan, through our wholly-owned subsidiary, Project Oda, Inc., we purchased certain assets of the WatchPoints business from Mobile Messaging Solutions, Inc. The consideration for such transaction consisted of $2,500,000 in cash and 100,000 shares of our common stock with a fair value of $16.00 per share on the date of the transaction. The Watchpoints business is involved in developing, selling, maintaining and improving an interactive broadcast television application utilizing audio recognition technology. The assets purchased, and the related value allocated to each, included intellectual property ($4,200,000) and certain computer-related equipment. The intellectual property included patent filings for audio verification technology and the provision of value-added programming/services based on such verification and trademarks for the “Watchpoints” name. The value allocated to the intellectual property is being amortized over the expected useful life of our software product.

Loyalize Acquisition

On December 31, 2011, in furtherance of our business plan, through our wholly-owned subsidiary, Loyalize Inc. (“Loyalize”), we purchased from Trusted Opinion Inc. (“Trusted Opinion”), substantially all of its assets, including certain intellectual property and other assets relating to the “Loyalize” business owned by Trusted Opinion, pursuant to an asset purchase agreement (the “Asset Purchase Agreement”).  In consideration for our purchase of such assets, we agreed to pay Trusted Opinion $3,200,000 in cash and agreed to deliver  1,719 shares of our common stock as follows:  408 shares delivered directly to Trusted Opinion within three business days of delivery of the financial statements and 1,311 shares (the “Escrowed Shares”) delivered within three business days of closing to American Stock Transfer and Trust Company LLC, as escrow agent, which were held until December 31, 2012 to secure certain representations, warranties and indemnities given by Trusted Opinion under the Asset Purchase Agreement. We valued the  1,719 common shares as of the date of closing at $1,719,000 based on the $ 1,000.00 per share closing price of our common stock on the date of closing. In addition to certain minor purchase price adjustments to be made post-closing, we are obligated to also fund as a purchase price adjustment the difference, if any, by which $1,800,000 exceeds the calculated value (computed based on the average closing price of our common stock during the 20 days prior to December 31, 2012) of the 1,719 shares on December 31, 2012, either in cash or in common stock, at our option.  We elected to pay this obligation in shares of common stock, and on February 11, 2013, issued 14,646 shares of common stock in satisfaction of this obligation.

TIPPT Media Transaction

On December 23, 2011, we obtained a 65% ownership interest in TIPPT Media Inc. (“TIPPT”). In consideration for the investment in TIPPT, we paid $2,000,000 in cash, forgave the repayment of a $250,000 promissory note owed to us by TIPPT LLC, a Delaware limited liability company, and the minority stockholder of TIPPT, and agreed to issue a warrant to purchase 500,000 shares of our common stock at an exercise price equal to 115% of the 20-day trading average of our common stock if certain performance conditions were met within four months of the closing of the transaction. We believed it was probable that the performance conditions would be met and thus the fair value of the warrants were recorded. The shares of common stock exercisable under the warrant were valued at $2,400,000 using the Black Scholes valuation model.

We determined that immediately before the transaction, the activities of TIPPT did not constitute a business.  Therefore, we accounted for the TIPPT transaction as an asset acquisition in accordance with ASC 350, Intangibles - Goodwill and Other Intangible Assets.

On May 14, 2012, we sold to TIPPT LLC a 50% ownership interest in TIPPT for $500,000, payable by a Purchase Money Note with interest accruing at 4% per annum and maturing on December 31, 2016.  We retained a 15% ownership interest in TIPPT. TIPPT issued an Amended and Restated Promissory Note to us pursuant to which TIPPT agreed to pay us $1,200,000, which represented $700,000 of working capital advances and an additional $500,000 that we agreed to loan to TIPPT.

As part of our review of the fair value of our intangible assets for the fiscal year ended June 30, 2012, we have (i) derecognized the $2,400,000 of contingent consideration attributable to our warrant that was to be issued to TIPPT LLC because the warrant was never issued and (ii) performed a review of the fair value of the remaining $2,250,000 carrying value the intellectual property contracts. We recorded an impairment charge for the full carrying value of such contracts. Accordingly, the carrying value at June 30, 2012 was zero. Also, based on the limited financial resources of TIPPT and TIPPT LLC, we fully reserved the $500,000 Purchase Money Note and the $1,200,000 relating to the Amended and Restated Promissory Note described above. The total charge of $3,950,000 is included in selling, general and administrative expenses for the year ended June 30, 2012.

Wetpaint Acquisition

On December 16, 2013, we and Merger Sub entered into the merger agreement with Wetpaint, certain stockholders of Wetpaint and Shareholder Representative Services LLC (solely in its capacity as the Stockholders’ Agent). In connection with the Acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of our common stock payable as described below. Promptly after the effective time of the Acquisition, (i) $1,633,500 in cash (subject to certain adjustments for payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) and $22,923,792 in shares of our common stock (subject to certain adjustments as described below) and $3,859,508 in restricted stock units were delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the acquisition agreement, and (ii) $4,491 in cash and $4,771,372 in shares of our common stock were delivered to an escrow agent to satisfy potential indemnification claims and cover certain expenses of the escrow agent. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. In February of 2014 , (A) an aggregate amount of approximately $3,366,500 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) was delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the merger agreement and (B) $45,509 in cash was delivered to the escrow agent to cover certain expenses of the escrow agent.

Pursuant to the terms of the acquisition agreement, if we complete the Recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition shall be adjusted such that (i) if upon giving effect to the Recapitalization, the shares constituting such stock consideration collectively represent less than 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), we will issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of our common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represent 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to the Recapitalization, the shares constituting the stock consideration collectively represent greater than 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), then we will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration, as so adjusted, collectively represent 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time.

For Additional information regarding the Wetpaint Acquisition and related transactions, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Acquisition of Wetpaint.”

Dijit Acquisition

On January 29, 2014, we acquired Dijit Media, a San Francisco-based company that has created technology that helps consumers to search for TV shows and set reminders to watch their favorite TV shows and movies wherever they are offered. The Dijit “reminder button” is easily embedded into any web page, mobile app, banner ad campaign or social property. The button can be found on the web pages of more than 80 TV shows appearing on major networks. We believe that the acquisition of Dijit Media will enhance our relationships with broadcast networks as the acquired technology combined with Viggle's ability to promote TV shows will give us a greater ability to promote TV shows to our user base.  We anticipate that Dijit Media will not have a material impact on our overall operating results in the near term.

Intellectual Property

As of December 31, 2013, we have filed to protect our initial trademarks and have filed patents to protect our technology, which are currently pending.  We anticipate that there will be patent and other filings in the future.  We intend to protect any intellectual property rights we may acquire in the future through a combination of patent, trademark, copyright, rights of publicity, and other laws, as well as licensing agreements and third-party nondisclosure and assignment agreements.  Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of December 31, 2013, we had a total of 134 employees, all of whom are full-time employees. Management considers its relations with employees to be good.

Properties

The following table sets forth certain information with respect to our principal locations as of December 31, 2013:

Location	Name of Property	Type/Use of Property	Approximate Size	Owned or Leased
902 Broadway, 11th Floor New York, NY	Corporate Office	Corporate Headquarters	16,500 sq. ft.	Leased until April 2022
333 Bryant Street San Francisco, CA	Satellite Office	Sales	2,800 sq. ft.	Leased until April 2015
2058 Broadway Santa Monica, CA	Satellite Office	Sales	3,200 sq. ft.	Leased until March 2016
710 Second Ave Seattle, WA	Satellite Office	Wetpaint Headquarters	11,900 sq. ft.	Leased until March 2014

Legal Proceedings

On August 17, 2012, we were served with patent infringement lawsuit filed on August 13, 2012 by Blue Spike, LLC (“Blue Spike”) in the United States District Court for the Eastern District of Texas, Tyler Division (Civil Action No. 6:12-CV-526). The lawsuit claims patent infringement under U.S. Patent numbers 7,346,472, 7,660,700, 7,949,494, and 8,214,715 in connection with our audio recognition technology. We deny that we are infringing any valid, enforceable claims of the asserted patents and intend to vigorously defend ourselves against the lawsuit. We filed our answer on October 3, 2012.

The SEC opened a formal order of investigation relating to a matter regarding certain dealings in our securities by an unaffiliated third party. We have also received an informal request from the staff of the SEC, dated June 11, 2012, for the voluntary production of documents and information concerning certain aspects of our business and technology. We initially provided documents in response to such request on July 2, 2012, and we have provided supplements and documents for additional questions, as requested. We intend to cooperate with the SEC regarding this matter and any other requests we may receive. However, there is no assurance that the SEC will not take any action against us.

We are subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of our outstanding legal matters cannot presently be determined, we do not expect that the ultimate disposition will have a material adverse effect on our results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. As such, there can be no assurance that the final outcome will not have a material adverse effect upon our financial condition and results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of our executive officers and directors, and their positions with us, as of March 7 , 2014:

Name	Age	Position

Robert F.X. Sillerman	65	Chairman of the Board and Chief Executive Officer
Mitchell J. Nelson	66	Executive Vice President, Secretary and Director
Gregory Consiglio	48	President and Chief Operating Officer
John C. Small	45	Chief Financial Officer
Kevin Arrix	43	Chief Revenue Officer
Peter C. Horan	59	Director
Michael J. Meyer	48	Director
John D. Miller	68	Director
Harriet Seitler	58	Director
Birame N. Sock	37	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Robert F.X. Sillerman

Robert F.X. Sillerman was elected a director of our company and Executive Chairman of the Board of Directors effective as of the closing of the 2011 Recapitalization in February 2011 and Chief Executive Officer, effective June 19, 2012. He is also Executive Chairman and Chief Executive Officer of SFX, a newly established company in the Electronic Dance Music area. Between January 10, 2008 and December 31, 2012, Mr. Sillerman served as Chairman and Chief Executive Officer of Circle, where he remains as a director. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of the former SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000. Our Board of Directors selected Mr. Sillerman as a director because it believes he possesses significant entertainment and financial expertise, which will be of benefit to us.

Mitchell J. Nelson

Mitchell J. Nelson was appointed director, Executive Vice President, General Counsel and Secretary effective as of the closing of the 2011 Recapitalization. He stepped down as General Counsel effective April 16, 2013, but remains a Director and our Executive Vice President and Secretary. Mr. Nelson also serves as Executive Vice President, General Counsel and Secretary of Circle, having served in such capacity since January 2008, and served as President of its wholly-owned subsidiary, FX Luxury Las Vegas I, LLC (which was reorganized in bankruptcy) in 2010. He has been a Senior Legal Advisor to SFX since January 1, 2012. He also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invested in United States-based real estate securities, from 1994 to 2008, as Senior Vice President, Corporate Affairs for Flag Luxury Properties, LLC from 2003. Prior to 2008, Mr. Nelson served as counsel to various law firms, having started his career in 1973 at the firm of Wien,

Malkin & Bettex. At Wien, Malkin & Bettex, which he left in 1992, he became a senior partner with supervisory responsibility for various commercial real estate properties. Mr. Nelson is an Adjunct Assistant Professor of Real Estate Development at Columbia University. He was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of, Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City. Our Board of Directors has selected Mr. Nelson as a director because it believes his legal and business experience will be of benefit to us.

Gregory Consiglio

Gregory Consiglio, our President, joined us in May 2011 as Head of Business Development, and was named President and Chief Operating Officer in October 2012. Prior to joining our company, Mr. Consiglio was most recently Executive Vice President of Business Development at Ticketmaster, where he oversaw teams responsible for new business initiatives including online affiliate sales and marketing, online sponsorships, advertising sales, third party alliances, resale sponsorships, and the creation and management of new revenue streams beyond ticketing. In 2006, prior to joining Ticketmaster, Mr. Consiglio led Corporate Development for GoFish, an online video network, and was the CEO of Wellness Solutions International, a provider of online sales and marketing systems to the direct sales industry. Previously he spent seven years at America Online serving in a variety of business development and operating roles including Managing Director, AOL Asia based in Hong Kong, China. Greg left AOL in 2003 as Senior Vice President, overseeing International Operations and Business Development. His early career included roles in the consulting practice of KPMG and government affairs for Nortel and advising companies on new market development strategies.

John C. Small

     John Small was named as our Head of Corporate Strategy and Development in August 2011 and then as Chief Financial Officer and Principal Accounting Officer in September 2012. Mr. Small joined us after serving as a Senior Asset Manager for GLG Partners from April 2000 until August 2011. At GLG Partners, Mr. Small was responsible for TMT and Renewable Energy positions. John Small is on the Board of Directors of ViSole, and has previously served on the Boards of Directors of Loyalty Alliance, Infinia Corporation, PayEaseCorporation, New Millenium Solar Equipment Co., and ShortList Media Ltd.

Kevin Arrix

Kevin Arrix serves as our Chief Revenue Officer. Mr. Arrix joined our company after spending nine years as EVP, Digital Advertising at MTV Networks, where he was in charge of sales, operations, marketing and product development for various Viacom brands including MTV, Nickelodeon & Comedy Central. Prior to MTV Networks, Kevin held positions at CBS Sports Line and Turner Broadcasting.

Peter C. Horan

Peter C. Horan was appointed as a member of our Board of Directors on February 15, 2011. Mr. Horan is currently the Executive Chairman of Halogen Network, a next generation digital media company, a position he has held since February 2010. Mr. Horan currently serves on the Board of Directors of Tree.com, Inc. Mr. Horan has served as CEO of many internet companies, including Goodmail Systems, Inc. from 2008 to 2010. Previously, Mr. Horan was CEO of IAC’s Media and Advertising group from 2007 to 2008. He was CEO of AllBusiness.com from 2005 to 2007. As CEO of About.com from 2003 to 2005, Mr. Horan led the sale of the company to the New York Times Company. Mr. Horan was CEO of DevX.com from 2000 to 2003. Previously at International Data Group, he served as Senior Vice President from 1991 until 2000, where he was also the publisher of their flagship publication Computerworld. He held senior account management roles at leading advertising agencies including BBD&O and Ogilvy & Mather. Mr. Horan was selected as a director because our Board of Directors believes that his technology, internet and advertising experience will be of benefit to us.

Michael Meyer

Michael Meyer was appointed as a member of our Board of Directors on June 1, 2013. Mr. Meyer is the founding partner of 17 Broad LLC, a diversified investment vehicle and securities consulting firm. Prior to founding 17 Broad, from 2002 to 2007, he served as Managing Director and Head of Credit Sales and Trading for Bank of America. Prior to that, Mr. Meyer spent four years as the Head of High Grade Credit Sales and Trading for UBS. Mr. Meyer is a member of the Board of Directors and Chair of the Audit Committee of Circle. Robert F.X. Sillerman, our Executive Chairman, is a member of the Board of Directors and a principal shareholder in Circle. Mitchell J. Nelson, our Executive Vice President and Secretary, serves as Executive Vice President, General Counsel, and Secretary of Circle. Mr. Meyer is also a member of the Board of Directors, Chair of the Compensation

Committee, and a member of the Audit Committee and the Nominating and Corporate Governance Committee of SFX, a company controlled by Mr. Sillerman. The Board of Directors selected Mr. Meyer to serve as a director because the Board of Directors believes his experience in financial planning and debt issues will be of benefit to us.

John D. Miller

John D. Miller was appointed as a member of our Board of Directors on February 15, 2011. Mr. Miller served as a director of Circle Entertainment Inc. from January 2009 until August 2012. He currently serves as a director of SFX, where he is a member of its Audit and Nominating/Corporate Governance Committees and Chair of its Compensation Committee. Mr. Miller is the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc. Our Board of Directors believes that Mr. Miller’s venture capital and financial experience will be of benefit to us.

Harriet Seitler

Harriet Seitler was appointed as a member of our Board of Directors on February 15, 2011. Ms. Seitler is currently Executive Vice President for Oprah Winfrey’s Harpo Studios. Joining Harpo over 15 years ago in 1995, Ms. Seitler is responsible for marketing, development of strategic brand partnerships, and digital extensions for the Oprah Winfrey Show. Ms. Seitler was also instrumental in the development and launch of “The Dr. Oz Show”. Prior to working at Harpo, Ms. Seitler served as Vice President, Marketing at ESPN from 1993 to 1994. She was responsible for the branding of ESPN, SportsCenter, as well as the branding and launch of ESPN2. Ms. Seitler began her career at MTV Networks serving from 1981 to 1993 in marketing and promotions, rising to the rank of Senior Vice President. At MTV, Ms. Seitler pioneered branded entertainment initiatives and built major new franchises such as the MTV Movie Awards and MTV Sports. Ms. Seitler has served on the Board of Directors of The Oprah Winfrey Foundation, and is currently a board member of Sharecare.com. Our Board of Directors selected Ms. Seitler as a director because it believes that her experience in TV and digital media, sponsorships and marketing will be of benefit to us.

Birame N. Sock

Birame Sock was appointed as a member of our Board of Directors on February 12, 2013. Ms. Sock is the founder and CEO of Third Solutions, Inc., the leading digital receipts company, which she founded in 2007. In 2002, Ms. Sock founded Musicphone, a wireless entertainment company, which she led until its acquisition by Gracenote, Inc. in 2007. Birame Sock served as a member of the Board of Directors of CKX Inc. from 2005 until 2006, when she became a consultant for CKX Inc. and affiliated companies. Ms. Sock attended the University of Miami, where she studied computer science and broadcasting. Our Board of Directors selected Ms. Sock as a director because it believes her experience in technology and consumer marketing will be of benefit to us.

Corporate Governance

Election of Directors

Our directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. Our bylaws provide that all elections for the Board of Directors will be decided by a plurality of the votes cast by the holders of shares entitled to vote.

Wetpaint Nomination Agreement

Pursuant to the merger agreement with Wetpaint, we entered into a nomination agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders pursuant to which the Wetpaint/Viggle Holders party thereto were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity.

Director Independence

Our Board of Directors determined that Peter C. Horan, Michael Meyer, John D. Miller, Harriet Seitler and Birame N. Sock satisfy the criteria for independence under applicable Nasdaq rules and SEC rules for independence of directors and committee members.

Board Committees

The following chart sets forth the membership of each Board of Directors committee as of March 7 , 2014:

Committee	Members
Audit Committee	Michael Meyer (Chair) Peter C. Horan John D. Miller
Compensation Committee	John D. Miller (Chair) Peter C. Horan
Nominating and Corporate Governance Committee	John D. Miller (Chair) Harriet Seitler

Audit Committee

The Audit Committee has adopted a written charter, a copy of which is available on our website, www.viggle.com.  The Audit Committee is comprised of Messrs. Meyer, Horan, and Miller. Mr. Meyer is the Chairman of the Audit Committee. The Audit Committee assists our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including the selection of our outside auditors, review of the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls and the annual independent audit of our financial statements.

All members of the Audit Committee are independent within the meaning of the rules and regulations of the SEC, the criteria for independence of audit committee members under applicable Nasdaq rules and our Corporate Governance Guidelines. All members of the Audit Committee also are “financially literate” as defined under Nasdaq rules. In addition, Mr. Meyer is qualified as an audit committee financial expert under the regulations of the SEC, and has the accounting and related financial management expertise required thereby, and is financially sophisticated as required under Nasdaq rules. Mr. Meyer is independent for Audit Committee purposes as independence is defined in the Nasdaq listing standards.

Compensation Committee

The Compensation Committee has adopted a written charter, a copy of which is available on our website, www.viggle.com.  The current members of the Compensation Committee are Messrs. Miller (Chair) and Horan.

The purpose of the Compensation Committee is as follows:

•	to discharge the responsibilities of the Board of Directors relating to our company’s compensation programs and compensation of our executives; and

•
to produce an annual report on executive compensation for inclusion in our company’s annual proxy statement, if and when required, in accordance with applicable rules and regulations of the Nasdaq Stock Market, SEC and other regulatory bodies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available at our website, www.viggle.com.  The current members of the Nominating and Corporate Governance Committee are Mr. Miller (Chair) and Ms. Seitler.

The purpose of the Nominating and Corporate Governance Committee is as follows:

•	to identify individuals qualified to become board members and to select, or to recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders;

•	to develop and recommend to our Board of Directors a set of corporate governance principles applicable to our company; and

•	to oversee the selection and composition of committees of the Board of Directors and, as applicable, oversee management continuity planning processes.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is applicable to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is posted on our website located at http://www.viggle.com.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website at http://www.viggle.com.

Corporate Governance Guidelines

We have Corporate Governance Guidelines which provide, among other things, that a majority of our Board of Directors must meet the criteria for independence required by The Nasdaq Stock Market® (even though our common stock is not traded on such market) and that we shall at all times have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which committees will be made up entirely of independent directors. The Corporate Governance Guidelines also outline director responsibilities, provide that the Board of Directors shall have full and free access to our officers and employees and require the Board of Directors to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines and the charters for these committees can be found on our website at http://www.viggle.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the past fiscal year an officer or employee of our company, was formerly an officer of our company or any of our subsidiaries or has an immediate family member that was an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K.

During the last fiscal year, none of our executive officers served as:

●    a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or another entity, one of whose executive officers served on our compensation committee;

●    a director of another entity, one of whose executive officers served on our compensation committee; and

●    a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of us.

Executive Compensation

2013 Summary Compensation Table
(amounts in thousands except exercise amounts)

The table below summarizes the compensation earned for services rendered to us for the fiscal years ended June 30, 2013 and June 30, 2012 by our Chief Executive Officer, and the other two most highly compensated executive officers of our company (the “named executive officers”) who served in such capacities at the end of the fiscal year ended June 30, 2013. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually. The following information reflects the 1-for-80 reverse stock split.

Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
Robert F.X. Sillerman	2013	$230	(3)	$—	$—	$1,590	$—	$1,820
Executive Chairman, Chief Executive Officer	2012	1,013		—	—	—	6	1,019
Gregory Consiglio(4)	2013	367		—	—	1,555	—	1,922
President	2012	301		—	—	994	—	1,295
John Small (5)	2013	300		—	—	700		1,000
Chief Financial Officer	2012	263		100	—	5,440	—	5,803

(1)
Because Mr. Sillerman is our Executive Chairman, Chief Executive Officer, Director and principal stockholder, we record a compensation charge for certain financing-related activities undertaken by Mr. Sillerman. These amounts are excluded because they do not constitute compensation to Mr. Sillerman for his service as an officer or director of our company, but instead solely relate to certain financing arrangements. Specifically, the table excludes the following: (a) a $5,000 compensation charge related to the receipt by Sillerman Investment Company II, LLC (“SIC II”), an affiliate of Mr. Sillerman’s, of 62.5 shares of our common stock as an inducement for SIC II to enter into a $25,000 Line of Credit (the “$25,000 Line of Credit”) with us on February 11, 2013, (b) a compensation charge of $5,551 relating to Mr. Sillerman’s receipt of warrants to purchase 125 shares of our common stock on March 11, 2013, as an inducement to Mr. Sillerman to guarantee a term loan that we entered with Deutsche Bank Trust Companies America, (c) a $7,481 compensation charge relating to approximately 104 shares of our common stock received by Sillerman Investment Company, LLC (“SIC”) on March 11, 2013, as an inducement to convert a $20,000 line of credit that had previously been fully drawn into new 8% notes and (d) a compensation charge of $1,532 relating to warrants received by SIC II for a draw of $4,000 on the $25,000 Line of Credit on May 21, 2013.

(2)
The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in Note 10, Share-Based Payments, to our consolidated financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.

(3)
We and Mr. Sillerman entered into an amendment to his employment agreement on April 1, 2013 pursuant to which Mr. Sillerman’s base salary was lowered to $500 and Mr. Sillerman received an award of options to purchase 31.25 shares of our common stock at an exercise price of $80.00. The options vest over a period of five years. Mr. Sillerman did not take a base salary for part of the year.

(4)	Mr. Consiglio was appointed as our President and Chief Operating Officer as of November 1, 2012. Previously, he has served as our Head of Business Development.

(5)	Mr. Small was appointed our Chief Financial Officer on September 10, 2012. Previously, he had served as our Head of Corporate Development and Strategy.

Employment Agreements

On February 16, 2011 we entered into an employment agreement with Robert F.X. Sillerman for his services as Executive Chairman of the Board of Directors and director. The term of the agreement is for five years. Mr. Sillerman’s base salary was originally $1.0 million (payable in cash or shares of common stock) to be increased annually by the greater of: (i) five percent or (ii) the current base salary multiplied by the percentage increase in the Consumer Price Index published by the Federal Bureau of Labor Statistics for the New York, New York metropolitan area during the previous twelve calendar months. He is to receive additional compensation at the sole discretion of the Board of Directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award. The agreement also provided for Mr. Sillerman to receive a minimum grant of restricted stock in the amount of 31,250 shares, subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events), of our common stock at the beginning of the first year of employment. On June 19, 2012, Mr. Sillerman was appointed as our Chief Executive Officer by the Board of Directors. The terms of his employment agreement with us did not change as a result of this appointment. On April 1, 2013, Mr. Sillerman and us signed an amendment to his employment agreement, changing his annual salary to $500,000 and providing for him to receive a grant of options to purchase 31,250 shares of our common stock at a price of $80.00 per share, but making no other changes in Mr. Sillerman’s employment agreement.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Sillerman, which will be effective as of May 1, 2014, contingent upon the completion of this offering. Under the amended and restated agreement, Mr. Sillerman's base salary was reduced to $1.00 per year. Mr. Sillerman will be entitled to receive a guaranteed amount of $250,000, less the total value of all fringe benefits, perquisites or other amounts that we and Mr. Sillerman at the beginning of each year will be provided to Mr. Sillerman for such year. If the total of the guaranteed amount plus perquisites received by Mr. Sillerman in any year exceeds the guaranteed amount, an amount equal to the excess received by Mr. Sillerman for such year will be deducted on a pro-rata basis from Mr. Sillerman's guaranteed amount during the following year. The guaranteed amount may be paid in cash, except that either Mr. Sillerman or our compensation committee can instead elect to have the guaranteed amount paid in shares of our common stock at the weighted average daily closing price of our common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Sillerman will also be eligible for an additional bonus at the discretion of our Board. In addition, the amended and restated agreement provides that Mr. Sillerman will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to this offering. The grant will vest in equal annual installments over five years.

On May 11, 2011, we entered into an employment agreement with Gregory Consiglio for his services as Head of Business Development. The agreement has no fixed term. Mr. Consiglio’s salary under this agreement was $300,000. The agreement also provided for Mr. Consiglio to receive a minimum grant of restricted stock in the amount of 937.5 shares of our common stock at the beginning of the first year of employment, 312.5 shares of our common stock at the beginning of the second year of employment, and 312.5 shares of our common stock at the beginning of the third year of employment (in each case subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events). On October 31, 2012, Mr. Consiglio and we signed an amendment to his employment agreement, changing his title to President and Chief Operating Officer and his annual salary to $400,000, but making no other changes in Mr. Consiglio’s employment agreement. On August 30, 2012, Mr. Consiglio received a grant of options to purchase 11,094 shares of our common stock at a price of $0.84, which was the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years. On October 31, 2012, Mr. Consiglio received an additional grant of options to purchase 1,250 shares of our common stock at a price of $184.00, which was greater than the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Consiglio, which will be effective as of May 1, 2014, contingent upon the completion of this offering. Under the amended and restated agreement, Mr. Consiglio's base salary was reduced to $1.00 per year. Mr. Consiglio will be entitled to receive a guaranteed amount of $250,000, which will be payable on or before March 15 of each year. The guaranteed amount may be paid in cash, except that either Mr. Consiglio or our compensation committee can instead elect to have the guaranteed amount paid in shares of our common stock at the weighted average daily closing price of our common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Consiglio will also be eligible for an additional bonus at the discretion of our Board. In addition, the amended and restated agreement provides that Mr. Consiglio will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to this offering. The grant will vest in equal annual installments over five years.

On August 16, 2011, we entered into an employment agreement with John C. Small for his services as Head of Strategy and Corporate Development. The agreement has no fixed term. Mr. Small’s annual base salary is $300,000. Mr. Small received grants of options to purchase a total of 9,375 shares of our common stock at a price of $800.00 per share. On September 10, 2012, Mr. Small was appointed as our Chief Financial Officer by the Board of Directors. The terms of his employment agreement with us did not change as a result of this appointment. On April 4, 2013, Mr. Small and us signed an amendment to his employment agreement, providing for changes to the vesting of granted options upon a change-in-control (as more fully described herein), but making no other changes in his employment agreement. On August 30, 2012, Mr. Small received a grant of options to purchase 15,625 shares of our common stock at a price of $67.20, which was the fair market value of the stock on the date of grant. 25% of such options were vested immediately upon grant, and the remaining options vest in equal amounts annually over three years.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Small, which will be effective as of May 1, 2014, contingent upon the completion of this offering. Under the amended and restated agreement, Mr. Small's base salary was reduced to $1.00 per year. Mr. Small will be entitled to receive a guaranteed amount of $250,000, which will be payable on or before March 15 of each year. The guaranteed amount may be paid in cash, except that either Mr. Small or our compensation committee can instead elect to have the guaranteed amount paid in shares of our common stock at the weighted average daily closing price of our common stock for the twelve month period ending on the last day of the month preceding payment. Mr. Small will also be eligible for an additional bonus at the discretion of our Board. In addition, the amended and restated agreement provides that Mr. Small will receive a grant of restricted shares equal to 1.25% of our issued and outstanding common stock, including common shares underlying in- or at-the-money options and warrants and common shares issued in the Recapitalization, as measured immediately prior to this offering. The grant will vest in equal annual installments over five years.

Pursuant to the Wetpaint merger agreement, we also entered into the employment agreements, effective at the closing of the Wetpaint Acquisition, with each of L. Benjamin Elowitz and Robert Grady. The employment agreements provide that Messrs. Elowitz and Grady will serve for a three year term and also set forth their respective titles, duties and compensation. In addition, the employment agreements contain provisions relating to termination, confidentiality, non-solicitation and non-competition.

Outstanding Equity Awards at June 30, 2013

The following information reflects the 1-for-80 reverse stock split.

Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested		Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Robert F.X. Sillerman	—	—		—	$—	—	18,750	(2)	$990	(3)	$—	$—
	—	31,250	(4)	—	80.00	4/4/2013	—		—		—	—
Gregory Consiglio	—	—		—	—	—	833	(5)	44	(3)	—	—
	820	586	(6)	—	400.00	8/26/2021	—		—		—	—
	2,773	8,320	(7)	—	67.20	8/30/2022	—		—		—	—
	313	938	(8)	—	184.00	10/31/2022	—		—		—	—
John Small	2,083	7,292	(9)	—	800.00	8/26/2021	—		—		—	—
	3,906	11,719	(10)	—	67.20	8/30/2022	—		—		—	—
___________

(1)	For information regarding restricted stock units, see also Note 10 to our audited Consolidated Financial Statements - Share-Based Payments.

(2)
The original grant was for 31,250 shares, and Mr. Sillerman forfeited 12,500 shares of such grant and received no value for the forfeiture. 6,250 of such shares will vest on each of February 24, 2014, February 24, 2015 and February 24, 2016.

(3)	The value is computed based on a per share price of $52.80, which was the closing price of our common stock on June 28, 2013, which was the last trading day of our fiscal year.

(4)	20% of the options vest on each of April 1, 2014, April 1, 2015, April 1, 2016, April 1, 2017 and April 1, 2018.

(5)
The original grant was for 1,562.5 shares, and Mr. Consiglio forfeited 729 shares of such grant and received no value for the forfeiture. 521 of such shares will vest on May 11, 2014, 208 of such shares will vest on May 11, 2015 and 104 of such shares will vest on May 11, 2016.

(6)	39 of these options vest monthly on the first day of each month through August 1, 2014.

(7)	2,773 of these options will vest on each of August 30, 2013, August 30, 2014 and August 30, 2015.

(8)	312.5 of these options will vest on each of November 1, 2014, November 1, 2015 and November 1, 2016.

(9)	2,604 of these options vested on August 1, 2013. In addition, 3,125 of these options will vest on August 1, 2014, 1,042 will vest on August 1, 2015 and 521 will vest on August 1, 2016.

(10)	3,906 of these options will vest on each of August 30, 2013, August 30, 2014 and August 30, 2015.

Potential Payments upon Termination without Cause or Change-in-Control

The following disclosure is for our Executive Chairman and Chief Executive Officer, Mr. Sillerman.

Mr. Sillerman's employment agreement, which will remain in effect until April 30, 2014 , provides that upon a (i) termination by us without “cause” or (ii) a “constructive termination without cause,” Mr. Sillerman will be entitiled to receive the following benefits: (a) payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to the executive officer. Additionally, upon termination by us for a “change of control”, Mr. Sillerman will receive the benefits set forth in (a), (b), and (c) above, plus all options to purchase our capital stock shall remain exercisable for the full maximum term of the original option grant or ten years from the closing of the change of control transaction, whichever is greater. In addition, in the event that the aggregate of such payments would constitute a “parachute payment” under the rules set forth in Section 280G of the Code, then we shall also pay Mr. Sillerman a gross-up payment such that after the imposition of Federal, State and local income taxes, Mr. Sillerman would be entitled to retain the foregoing amount.

On March 17, 2014, we and Mr. Sillerman entered into an amendment to his employment agreement, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended employment agreement provides that if we terminate Mr. Sillerman's employment without cause, if Mr. Sillerman terminates his employment for good reason, or if there is a change of control and Mr. Sillerman voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Sillerman would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase our common stock issued to Mr. Sillerman will immediately vest, and (c) all restricted shares issued to Mr. Sillerman would immediately vest. However, in the event that any amount payable to Mr. Sillerman upon a "change of control" would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Sillerman will be reduced to an amount such that the payments to Mr. Sillerman would not be subject to such excise tax.

The following disclosure is for our President and Chief Operating Officer, Mr. Consiglio:

Mr. Consiglio's employment agreement, which will remain in effect until April 30, 2014 , provides that upon a termination by us without “cause,” Mr. Consiglio will be entitled to receive the following benefits: (a) payments equal to the cash equivalent of three months’ base salary at the rate in effect on the date of termination (which payment shall increase by one week for each year worked prior to termination, to a limit of six months), and (b) accelerated vesting of any stock options, restricted stock or other equity-based instruments previously issued to him prior to his termination. In addition, on April 4, 2013, we and Mr. Consiglio entered into an amendment to Mr. Consiglio’s employment agreement providing that upon a “change of control” of our company, all stock options previously granted to Mr. Consiglio would vest, and all restricted shares issued to Mr. Consiglio pursuant to his employment agreement would vest.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Consiglio, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended and restated employment agreement provides that if we terminate Mr. Consiglio's employment without cause, if Mr. Consiglio terminates his employment for good reason, or if there is a change of control and Mr. Consiglio voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Consiglio would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase our common stock issued to Mr. Consiglio would immediately vest, and (c) all restricted shares issued to Mr. Consiglio would immediately vest. However, in the event that any amount payable to Mr. Consiglio upon a "change of control" would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Consiglio will be reduced to an amount such that the payments to Mr. Consiglio would not be subject to such excise tax.

The following disclosure is for our Chief Financial Officer, Mr. Small.

Mr. Small's employment agreement, which will remain in effect until April 30, 2014 , provides that upon a (i) termination by us without “cause” or (ii) a “change of control”, Mr. Small will be entitled to receive the following benefits: (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination and (y) a pro-rated annual cash bonus based on the annual cash bonus paid to Mr. Small for the immediately preceding employment year, (b) accelerated vesting of any stock options granted pursuant to Mr. Small’s employment agreement that are issued to Mr. Small at least one full year prior to his termination. However, in the event that any amount payable to Mr. Small upon a "change of control" would be nondeductible by us under the rules set forth in Section 280G of the Code, then the amount payable to Mr. Small shall be reduced to the maximum amount that would be payable but which would remain deductible under Section 280G of the IRC. In addition, on April 4, 2013, we and Mr. Small entered into an amendment to Mr. Small’s employment agreement providing that upon a “change of control” of our company, all stock options previously granted to Mr. Small, and not just those options that were granted pursuant to Mr. Small’s employment agreement, would vest.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Small, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended and restated employment agreement provides that if we terminate Mr. Small's employment without cause, if Mr. Small terminates his employment for good reason, or if there is a change of control and Mr. Small voluntarily terminates his employment for any reason within one year after the change of control, then Mr. Small would be entitled to the following benefits: (a) payment of one year's guaranteed amount, (b) all options to purchase our common stock issued to Mr. Small would immediately vest, and (c) all restricted shares issued to Mr. Small would immediately vest. However, in the event that any amount payable to Mr. Small upon a "change of control" would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments to Mr. Small will be reduced to an amount such that the payments to Mr. Small would not be subject to such excise tax.

Potential Payments upon Death or Disability

The following disclosure is for our named executive officers, Mr. Sillerman, Mr. Consiglio and Mr. Small.

Mr. Sillerman's employment agreement, which will remain in effect until April 30, 2014 , provides for the following benefits in the event of his death: (a) payments equal to (x) the cash equivalent of three years’ base salary at the rate in effect on the date of termination (or immediately prior to a constructive termination due to salary reduction) and (y) three times the average of all cash and equity bonuses paid during the three years prior to the termination, or if no annual bonuses were paid, a payment in the amount of $100,000 per year for each year a cash bonus was not paid and $100,000 per year for each year an equity grant was not made, (b) continued eligibility to participate in any benefit plans of our company for one year, plus (c) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.

On March 17, 2014, we entered into an amendment to Mr. Sillerman's employment agreement, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended employment agreement provides that in the event of Mr. Sillerman's death or permanent disability, then Mr. Sillerman would be entitled to the following benefits: (a) a lump sum payment equal to $250,000 payable in cash (or at either our compensation committee's or Mr. Sillerman's option, in shares of our common stock), (b) all options to purchase our common stock issued to Mr. Sillerman will immediately vest, and (c) all restricted shares issued to Mr. Sillerman would immediately vest.

Mr. Consiglio's employment agreement, which will remain in effect until April 30, 2014 , provides for the following benefits in the event of his death: (a) payments equal to the cash equivalent of one year’s base salary at the rate in effect on the date of termination, and (b) accelerated vesting of any stock options, restricted stock or other equity based instruments previously issued to him.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Consiglio, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended and restated employment agreement provides that in the event of Mr. Consiglio's death or permanent disability, then Mr. Consiglio would be entitled to the following benefits: (a) a lump sum payment equal to $250,000 payable in cash (or at either our compensation committee's or Mr. Consiglio's option, in shares of our common stock), (b) all options to purchase our common stock issued to Mr. Consiglio will immediately vest, and (c) all restricted shares issued to Mr. Consiglio would immediately vest.

Mr. Small's employment agreement, which will remain in effect until April 30, 2014 , provides for (a) payments equal to (x) the cash equivalent of three months’ base salary at the rate in effect on the date of termination and (y) a pro-rated annual cash bonus paid to the executive officer for the immediately preceding employment year, continued eligibility to participate in any benefit plans of our company for two months, plus (c) accelerated vesting of any stock options previously issued to the executive officer more than one year prior to his death or disability.

On March 17, 2014, we entered into an amended and restated employment agreement with Mr. Small, which will be effective as of May 1, 2014, contingent upon the completion of this offering. The amended and restated employment agreement provides that in the event of Mr. Small's death or permanent disability, then Mr. Small would be entitled to the following benefits: (a) a lump sum payment equal to $250,000 payable in cash (or at either our compensation committee's or Mr. Small's option, in shares of our common stock), (b) all options to purchase our common stock issued to Mr. Small will immediately vest, and (c) all restricted shares issued to Mr. Small would immediately vest.

Compensation of Non-Employee Directors

Employee directors do not receive any separate compensation for their board service. Non-employee directors receive the compensation described below.

Each of our non-employee directors receives an annual fee of $80,000, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $750 for attendance at additional Board of Director meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15,000 per annum and the chairpersons of each other committee will receive an additional fee of $5,000 per annum. Each of the other members of the Audit Committee will receive $3,000 per annum and the other members of each of the other committees will receive a fee of $1,000 per annum.

During the fiscal year ended June 30, 2013, at the election of our compensation committee, we paid independent directors in common stock options for all compensation in lieu of cash on a quarterly basis and price all grants of common stock options for which such compensation relates on the date granted.

The total compensation received by our independent directors during the fiscal year ended June 30, 2013 is shown in the following table (amounts in thousands):

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1) (6)	All Other Compensation	Total
Peter Horan	$—	$—	$140	$—	$140
Michael J. Meyer (2)	—	—	—	—	$—
John D. Miller	—	—	153	—	$153
Joseph Rascoff (3)	—	—	155	—	$155
Harriet Seitler	—	—	136	—	$136
Birame Sock (4)	—	—	53	—	$53
Benjamin Chen (5)			116		$116

(1) The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in note 10 to the notes to our financial statements, Shared-Based Payments. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.
(2) Mr. Meyer joined the Board of Directors on June 1, 2013.
(3) Joseph Rascoff became Chief Operating Officer of SFX Entertainment Inc., a company controlled by our Executive Chairman, and is thereafter no longer considered independent for Audit Committee purposes. Accordingly, beginning June 1, 2013, Mr. Rascoff did not receive compensation for his service on our Board of Directors.
(4) Ms. Sock joined the Board of Directors on February 12, 2013.
(5) Mr. Chen resigned from the Board of Directors on May 6, 2013.
(6) As of June 30, 2013, each independent director held the following number of outstanding vested and unvested stock options: Mr. Horan: 2,783.6 vested stock options and 703 unvested stock options, Mr. Meyer: holds no stock options as of June 30, 2013, Mr. Miller: 2,936.5 vested stock options and 703 unvested stock options, Mr. Rascoff: 2,966.3 vested stock options and 703 unvested stock options, Ms. Seitler: 2,739 vested stock options and 703 unvested stock options, and Ms. Sock: 683.3 vested stock options and 312.5 unvested stock options.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of  March 19 , 2014 by:

●	each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our directors and executive officers, named as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to warrants or stock options held by that person that are exercisable as of  March 12 , 2014 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

As of March 12, 2014, there were  9,334,059 shares of our common stock outstanding. The following information is shown on a pro forma basis to give effect the 1-for-80 reverse stock split and the Recapitalization, which will be effected prior to the date of this prospectus.

	Shares Owned Before the Offering		Shares Owned After the Offering
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Common Stock	Shares Beneficially Owned	Percentage of Common Stock
Beneficial Owners of 5% or More
Robert F.X. Sillerman (2)(3)	7,935,244	81.6%
Adage Capital Management, L.P. (4)	96,339	1.0%
DAG Ventures Management III, LLC (5)	371,811	4.0%
Accel IX, L.P. (6)	278,624	3.0%
Frazier Technology Ventures II, L.P. (7)	209,261	2.2%
Trinity TVL VIII, LLC (8)	209,261	2.2%
Directors and Named Executive Officers (not otherwise included above):
Gregory Consiglio (9)	7,383	*
Peter C. Horan (10)	3,931	*
Michael J. Meyer (11)	867	*
John D. Miller (12)	11,648	*
Mitchell J. Nelson (13)	4,855	*
Harriet Seitler (14)	3,856	*
John Small (15)	12,501	*
Birame Sock (16)	1,791	*
All directors and named executive officers as a group (9 people)	7,982,076	81.7%

* Represents less than 1%.

(1) Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Viggle Inc., 902 Broadway, New York, New York 10010, telephone (212) 231-0092.

(2) Mr. Sillerman beneficially owns 7,935,244 shares, including: (i) directly 227,880 shares of common stock owned by Mr. Sillerman (consisting of (A) 71,631 shares of common stock owned by Mr. Sillerman; (B) 31,250 shares of common stock issuable upon the exercise of options held by Mr. Sillerman which are exercisable at $80.00 per share; and (C) 125,000 shares of common stock issuable upon the exercise of warrants held by Mr. Sillerman which are exercisable at $80.00 per share); and (ii) indirectly 7, 707,364 shares of common stock (consisting of (A) 7 ,435,551 shares of common stock owned by SIC; (B) 62,500 shares of common stock issuable upon the exercise of warrants held by SIC II, (C) 175,563 shares of common stock issuable upon the exercise of warrants held by SIC II which are exercisable at $80.00 per share; and (D) 33,750 shares of common stock owned of record by Laura Baudo Sillerman, Mr. Sillerman’ s spouse. Because this chart is presented on a pro forma basis to give effect to the 1-for-80 reverse stock split and the Recapitalization, the above numbers reflect: (1) that 33,320 shares of our Series A Convertible Preferred Stock currently held by SIC have been exchanged for 6, 889,565 shares of common stock pursuant to the Recapitalization and (2) that 21,364.2 shares of Series B Convertible Preferred Stock currently held by SIC have been exchanged for 267 shares of common stock pursuant to the Recapitalization. In addition, Mr. Sillerman currently holds a proxy to vote 621,272 shares of common stock (on a post-1-for-80 reverse stock split basis) issued to the former shareholders of wetpaint.com, inc. and a proxy to vote 36,224 shares of common stock (on a post-1-for-80 reverse stock split basis) issued to shareholders and creditors of Dijit Media, Inc. However, those proxies will terminate as a result of the Recapitalization, and therefore are not included in the above table.

(3) This amount excludes 621,272 shares of common stock (on a post-1-for-80 reverse stock split basis) (the "Wetpaint Proxy Shares") issued to the former shareholders of wetpaint.com, inc. and a proxy to vote 36,224 shares of common stock (on a post-1-for-80 reverse stock split basis) (the "Dijit Proxy Shares," and together with the Wetpaint Proxy Shares, the "Proxy Shares") issued to shareholders and creditors of Dijit Media, Inc. The former shareholders of wetpaint.com, inc. and the former creditors and shareholders of Dijit Media, Inc. have provided Mr. Sillerman a proxy to vote the Proxy Shares, and the proxy is currently in effect. However, the proxy will terminate upon the Recapitalization, and because this table is presented as giving effect to the 1-for-80 reverse stock split and the Recapitalization, the Proxy Shares are not included in this total. The proxy granted to Mr. Sillerman by the holders of the Proxy Shares allows Mr. Sillerman to vote the Proxy Shares with respect to all matters submitted to a vote of our stockholders.

(4)  Adage Capital Management, L.P. beneficially owns 89,521 shares of Common Stock and 6,818 shares of Common Stock issuable upon the execution of warrants at $1.00 per share. Its business address is 200 Clarendon Street, 52nd Floor, Boston, MA 02116, telephone (617) 867-2830.   Based on a Schedule 13G/A filed with the SEC on February 14, 2013 by Adage Capital Management, L.P., these shares are held by Adage Capital Management, L.P.  The general partner of Adage Capital Management L.P. is Adage Capital Partners GP, L.L.C. The managing member of Adage Capital Partners GP, L.L.C. is Adage Capital Advisors, L.L.C.  Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C. and therefore have shared power to vote these shares.
(5)  DAG Ventures Management III, LLC (“DAG”) and its affiliates own 371,811 shares of Common Stock, which it received as consideration in connection with the Company’s acquisition of wetpaint.com, inc.  DAG and its related entities have issued a proxy for such shares to Mr. Sillerman.  DAG’s business address is 251 Lytton Avenue, Suite 200, Palo Alto, CA 94301, telephone (650) 543-8180.   Based on a Schedule 13G filed with the SEC on December 26, 2013 by DAG, 311,242 of these shares are held by DAG Ventures III -QP, L.P. (“DAG III-QP”), 29,277 of these shares are held by DAG Ventures III, L.P. (“DAG III”), 30,985 of these shares are held by DAG Ventures III-A, LLC (“DAG III-A”), and 307 of these shares are held by DAG Ventures GP Fund III, LLC (“DAG GP III”).  DAG serves as the sole General Partner of DAG III-QP and DAG III.  DAG also serves as the sole Manager of DAG III-A and DAG GP III. Messrs. John J. Cadeddu and R. Thomas Goodrich are Managing Directors of DAG and therefore have dispositive power over all 371,811 shares.  The former shareholders of Wetpaint had certain antidilution protection for their shares received from us under the Merger Agreement pursuant to which we acquired Wetpaint, which will be triggered by the Recapitalization. Because this chart is prepared on a pro form basis to give effect to the 1-for-80 reverse stock split and the Recapitalization, these numbers have been adjusted to give effect to the antidilution provision.
(6)  Accel IX, L.P. (“Accel”) and its affiliates own 278,624 shares of Common Stock, which it received as consideration in connection with the Company’s acquisition of wetpaint.com, inc.  Accel and its related entities have issued a proxy for such shares to Mr. Sillerman.  Accel’s business address is 428 University Avenue, Palo Alto, CA 94301, and its phone number is (650) 614-4800.   Based on a Schedule 13G/A filed with the SEC on December 26, 2013 by Accel, Accel holds 229,559 of these shares, Accel IX Strategic Partners L.P. (“A9SP”) owns 24,435 of these shares and Accel owns 24,630 of these shares.  Accel IX Associates L.L.C. is the general partner of Accel and A9SP and may be deemed to have power to dispose of the shares held by Accel and

A9SP. The former shareholders of Wetpaint had certain antidilution protection for their shares received from us under the Merger Agreement pursuant to which we acquired Wetpaint, which will be triggered by the Recapitalization. Because this chart is prepared on a pro form basis to give effect to the 1-for-80 reverse stock split and the Recapitalization, these numbers have been adjusted to give effect to the antidilution provision.
(7)  Frazier Technology Ventures II, L.P. (“Frazier”) owns 209,261 shares of Common Stock, which it received as consideration in connection with the Company’s acquisition of wetpaint.com, inc.  Frazier has issued a proxy for such shares to Mr. Sillerman.  Frazier’s business address is c/o Frazier Healthcare, 601 Union, Two Union Square, Suite 3200, Seattle, Washington 98101, telephone (206) 621-7200.   Based on a Schedule 13G filed with the SEC on December 26, 2013 by Frazier, these shares are held by Frazier.  FTVM II, L.P. (“FTVM”) is the sole general partner of Frazier, and Frazier Technology Management, L.L.C. (“Frazier Tech Management”) is the sole general partner of FTVM and exercises voting and investment power over these shares. Len Jordan is a managing member of Frazier Tech Management. The former shareholders of Wetpaint had certain antidilution protection for their shares received from us under the Merger Agreement pursuant to which we acquired Wetpaint, which will be triggered by the Recapitalization. Because this chart is prepared on a pro form basis to give effect to the 1-for-80 reverse stock split and the Recapitalization, these numbers have been adjusted to give effect to the antidilution provision.
.            (8) Trinity TVL VIII, LLC (“Trinity TVL VIII”) owns 209,261 shares of Common Stock, which it received as consideration in connection with the Company’s acquisition of wetpaint.com, inc.  Trinity TVL VIII has issued a proxy for such shares to Mr. Sillerman.  Trinity’s business address is 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025, telephone (650) 854-9500.  Based on a Schedule 13G filed with the SEC on December 30, 2013 by Trinity TVL VIII, 194,261 of these shares are held by Trinity Ventures VIII, L.P. (“Trinity VIII”), 3,578 of such shares are held by Trinity VIII Entrepreneur’s Fund, L.P. (“TEF VIII”) and 11,422 of such shares are held by Trinity VIII Side-by-Side Fund, L.P. (“Trinity SBS VIII”).  Trinity TVL VIII serves as the sole general partner of Trinity VIII, TEF VIII and Trinity SBS VIII.  Lawrence K. Orr, Noel J. Fenton, Fred Wang and Augustus O. Tai serve as officers of TVL Management Corporation (“TVL Management”) and  Messrs. Orr, Fenton, Wang and Tai and TVL Management are Managing Members of Trinity TVL VIII. The former shareholders of Wetpaint had certain antidilution protection for their shares received from us under the Merger Agreement pursuant to which we acquired Wetpaint, which will be triggered by the Recapitalization. Because this chart is prepared on a pro form basis to give effect to the 1-for-80 reverse stock split and the Recapitalization, these numbers have been adjusted to give effect to the antidilution provision.
(9)  Mr. Consiglio beneficially owns: (i) 5,547 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $67.20 per share; (ii) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $184.00 per share; and (iii) 1,211 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $400.00 per share.

(10)  Mr. Horan beneficially owns (i) 1,172 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $400.00 per share; (ii) 630 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $100.00 per share; (iii) 388 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $60.00 per share; (iv) 282 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $154.40 per share; (v) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $98.40 per share, (vi) 430 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12, 2014 at $48.80 per share, and (vii) 404 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $52.00 per share.

(11)  Mr. Meyer beneficially owns (i) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $48.80 per share, and (ii) 457 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $52.00 per share.

(12)  Mr. Miller beneficially owns (i) 7,500 shares of common stock, (ii) 1,172 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $400.00 per share, (iii) 716 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $100.00 per share; (iv) 425 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $60.00 per share; (v) 311 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at

$154.40 per share; (vi) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $98.40 per share, (vii) 476 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $48.80 per share, and (viii) 423 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $52.00 per share.

(13)  Mr. Nelson beneficially owns (i) 2,442 shares of common stock; (ii) 538 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $400.00 per share and (iii) 1,875 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $67.20 per share.

(14)  Ms. Seitler beneficially owns (i) 1,172 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $400.00 per share; (ii) 608 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $100.00 per share; (iii) 375 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $60.00 per share; (iv) 272 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $154.40 per share; (v) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $98.40 per share, (vi) 415 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $48.80 per share, and (vii) 389 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $52.00 per share.

(15)  Mr. Small beneficially owns (i) 7,813 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $67.20 per share; and (ii) 4,688 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $800.00 per share.

(16)  Ms. Sock beneficially owns (i) 371 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $60.00 per share; (ii) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $98.40 per share, (iii) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $48.80 per share, and (iv) 385 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of March 12 , 2014 at $41.60 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are a number of conflicts of interest of which stockholders should be aware regarding our ownership and operations. Set forth below are summaries of certain transactions engaged in between us and certain related parties. The information in this section gives effect to our 1-for-80 reverse stock split.

Related Party Transactions

Recapitalization Note

In connection with the 2011 Recapitalization, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, Mr. Sillerman (and his spouse and entities controlled by him), executed promissory notes in accordance with his subscription agreement for the payment of the purchase price of certain shares of common stock in the amount of approximately $3,200,000.  The note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term applicable federal rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum). Interest income recorded on this note for the six months ended December 31, 2013 and December 31, 2012 was $67,827 and $69,827, respectively. All amounts outstanding under the notes have been paid in full.

Shared Services Agreement

In an effort to economize on costs and be efficient in our use of resources, we entered into a shared services agreement with Circle as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, our Executive Vice President, General Counsel, Secretary and one of our directors and General Counsel to Circle.  The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity of providing legal services, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  We are responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of us making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of our Board of Directors have approved the shared services agreement.  For the six months ended December 31, 2013 and 2012, we billed Circle $59,597 and $158,407, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and our Audit Committee. The balance due from Circle as of December 31, 2013 and June 30, 2013 was $70,468 and $23,200, respectively.

We also entered into a shared services agreement with SFX, a company affiliated with Mr. Sillerman, pursuant to which it shares costs for legal and administrative services in support of Mr. Nelson and several other of our employees. The shared services agreement provides, in general, for sharing generally based on the services provided by Mr. Nelson and such other employees. Mr. Nelson and such other employees will continue to be paid by us, and SFX will either reimburse Circle (which will reimburse us, if applicable) or reimburse us directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. Because this transaction is subject to certain rules regarding “affiliate” transactions, our Audit Committee and a majority of the independent members of our Board of Directors have approved this shared services agreement. For the six months ended December 31, 2013, we billed SFX $285,353. No amounts were billed to SFX during the three months ended December 31, 2012.  The balance due from SFX as of December 31, 2013 and June 30, 2013 was $39,240 and $46,587, respectively.

Certain of our accounting personnel may provide personal accounting services to Mr. Sillerman.  To the extent that such services are rendered, Mr. Sillerman shall reimburse us therefor.  The reimbursement for any such services shall be reviewed by our Audit Committee.  For the six months ended December 31, 2013 and 2012, we billed Mr. Sillerman $8,226 and $148,251, respectively.  The balance due from Mr. Sillerman as of December 31, 2013 and June 30, 2013 was $7,062 and $0, respectively.

Consultant

Benjamin Chen, previously one of our independent directors, was acting as a consultant to us in the area of technology, systems architecture and technical operations.  Mr. Chen was paid $188,000 for his services through June 30, 2013. On May 6, 2013, Mr. Chen resigned as one of our directors.

Private Placements

On May 10, 2012, we completed the private placement of 21,363.6 units to accredited and institutional investors at an aggregate purchase price of $9,400,000.  Each unit consisted of (i) one-half share of our common stock and (ii) one detachable three-year warrant to purchase one-half share of our common stock with an exercise price of $640.00 per share, at a purchase price of $440.00 per unit.  If we sell shares of our common stock for the purpose of raising capital at a price below $640.00 per share before the expiration of the exercise period of the warrant, the exercise price of all warrants will be adjusted to the lowest price at which the shares were sold.  Robert F.X. Sillerman purchased $3,000,000 of units in the private placement at the same price and on the same terms as other investors in the private placement. We recorded a compensation charge in the fourth quarter of fiscal 2012 of approximately $2,116,000 resulting from selling shares to executives below fair value.

On August 25, 2011, we completed the private placement of 87,500 units, each unit consisting of (i) one-half share of our common stock and (ii) one detachable three-year warrant to purchase one-half share of our common stock with an exercise price of $640.00 per share, at a purchase price of $400.00 per unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors.  The three-year warrants are callable by us after February 26, 2012 if a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants has been declared effective for 30 days and the closing bid price of such shares equals at least $640.00 per share for a period of at least 20 consecutive trading days after effectiveness of such registration statement.  SIC, an entity affiliated with Mr. Sillerman, purchased $11,376,000 worth of units in the private placement at the same price and on the same terms as the other investors in the private placement.  We recorded a compensation charge in the first quarter of fiscal 2012 of approximately $19,456,000 resulting from selling shares to executives below fair value.

Director Compensation

Each of our independent directors will receive an annual fee of $80,000, which includes attendance fees for four meetings a year. Each independent director will also receive an additional $750 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15,000 per annum and the chairpersons of each other committee will receive an additional fee of $5,000 per annum. Each of the other members of the Audit Committee will receive $3,000 per annum and the other members of each of the other committees will receive a fee of $1,000 per annum. In 2013, all director fees were paid through the issuance of options priced as of the date of grant.

Amended and Restated $25 Million Line of Credit and Payoff

On February 11, 2013, SIC II, an affiliate of Mr. Sillerman provided a line of credit (the “Original $25 Million Line of Credit”) to us in the amount of up to $25 million with an interest rate of 14% per annum. In consideration of the Lender’s agreement to provide the Original $25 Million Line of Credit, we issued to SIC II 62,500 shares of our common stock. On September 16, 2013, pursuant to a Rescission Agreement (the "Rescission Agreement"), we and SIC II agreed to rescind the issuance of the 62,500 shares of our common stock. Additionally, on September 16, 2013, we issued SIC II warrants to purchase 62,500 shares of our common stock at an exercise price of $55.20 per share. The warrants are exercisable for a period of five years from the date of issuance. The shares of common stock were held in treasury at December 31, 2013.

On March 11, 2013, Viggle and SIC II entered into the New $25 Million Line of Credit, which modified the Original $25 Million Line of Credit to reduce the interest rate from 14% per annum to 9% per annum and provide, as security for our obligations, a pledge of our (and our subsidiaries’) assets pursuant to a security agreement.  In addition, we entered into a subordination agreement by which the repayment and the security for the New $25 Million Line of Credit was subordinated to the repayment of the DB Line.

Additionally, in the event of draws under the New $25 Million Line of Credit exceeding the DB Line maximum of $10,000,000, the lender (including Mr. Sillerman and his affiliates) under the New $25 Million Line of Credit received 1,250 warrants to purchase our common stock for every $100,000 drawn down and funded to us.  These warrants are exercisable at a price of $80.00 per share and expire five (5) years after issuance. Participants other than SIC II who agreed to fund a portion of the New $25 Million Line of Credit received the same number of warrants for each $100,000 drawn from them.

As of December 19, 2013, the New $25 Million Line of Credit was fully-drawn, with SIC having funded $14,045,000 and with other participants having funded $955,000. Accordingly, SIC II had been issued a total of 175,562.5 warrants in connection with such draws. In connection with the draw-downs during the six months ended December 31, 2013, we recorded compensation expense of approximately $3,809,660. Interest expense on the New $25 Million Line of Credit was $993,000 during the six months ended December 31, 2013.

On December 11, 2013, Viggle entered a Promissory Note with SIC II pursuant to which SIC II loaned Viggle $1,500,000 (the “Bridge Note”). The Bridge Note bore interest at a rate of 9% with a maturity date of January 10, 2014, or the date on which Viggle increases the principal amount of its Term Loan with Deutsche Bank Trust Company Americas (“Deutsche Bank”) in an amount allowing Viggle to repay the Bridge Note. Because the Bridge Note involved a transaction with SIC II, an affiliate of Mr. Sillerman, the transaction was approved by the independent members of Viggle’s Board.

On December 16, 2013, Viggle entered into an amendment (the “Amendment”) to Viggle’s Term Loan Agreement with Deutsche Bank (“Term Loan Facility”). Viggle’s Term Loan Agreement with Deutsche Bank provides for a line of credit of up to $10,000,000 which was fully-drawn, and provides for a maturity date of December 16, 2013. Pursuant to the Amendment, the line of credit was increased to $30,000,000 and the maturity date was extended to April 30, 2014. As in the original Term Loan Facility, the Term Loan Facility contains a mandatory prepayment provision providing that all amounts outstanding under the Term Loan Facility will be due sooner as a result of the receipt of net proceeds by us or any of our wholly-owned subsidiaries from one or more debt or equity offerings by us or any of our wholly-owned subsidiaries in an amount equal to at least the amount of principal and accrued and unpaid interest outstanding on the Term Loan Facility.

The interest rate on the outstanding balance was lowered as a result of the Amendment. Previously, the interest rate on outstanding balances was, at Viggle’s election, a per annum rate equal to the LIBOR Rate plus 4% or (ii) the Prime Rate plus 1.75%. Pursuant to the Amendment, the interest rate on outstanding balances was lowered to a per annum rate, at Viggle’s option, of the LIBOR Rate plus 2.50%, or the Prime Rate plus 0.25%. Interest is payable monthly in arrears.

Viggle may make prepayments, in whole or in part, under the Term Loan Facility at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.

On December 13, 2013, Viggle made a draw under the Term Loan Facility of $16,951,000 bringing the total draws under the Term Loan Facility to $26,951,000. The proceeds of this draw were used to repay amounts outstanding under (i) the New $25 Million Line of Credit, and (ii) the Bridge Note. On December 19, 2013, Viggle drew an additional $3,049,000 so that the Term Loan facility is fully drawn.

On February 13, 2014, we entered into a further amendment (the "February Amendment") to the Term Loan Facility.   Pursuant to the February Amendment, the maturity date of the Term Loan Facility was extended to December 31, 2014, and the mandatory prepayment provision was amended to provide that only the first $10,000,000 in net cash proceeds from an equity offering shall be required to be used to prepay amounts outstanding under the Term Loan Facility.

On March 11, 2014, we entered into a further amendment (the "March Amendment") to the Term Loan Facility. Pursuant to the March Amendment, the line of credit was increased from $30,000,000 to $35,000,000. Concurrently with the March Amendment, on March 11, 2014, we entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which we agreed to provide Deutsche Bank a security interest in $5,000,000 in cash, as well as a pledge to secure the prompt and timely payment of all obligations under the DB Line. The Pledge and Security Agreement will remain in place as long as there are any obligations outstanding under the DB Line.

The Term Loan Facility does not contain any financial covenants.

Repayment of the Term Loan Facility is guaranteed by Mr. Sillerman, and the transactions were approved by the independent members of Viggle’s Board.

In addition, on January 31, 2014, we entered into a Revolving Loan Agreement (the “Revolving Line”) with Deutsche Bank under which Deutsche Bank agreed to loan us up to $2,500,000. Amounts outstanding under the Revolving Line may not exceed 85% of our eligible accounts receivable at any time. We may, from time to time, request advances from the Revolving Line in amounts of no less than $500,000. Interest on the outstanding balance may, at our election, be charged at a rate per annum equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%.   Interest is payable monthly in arrears.  We paid

a $50,000 facility fee from the initial draw of $1,000,000 made at closing. The Revolving Line matures on April 30, 2014.  We may make prepayments, in whole or in part, under the Revolving Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date. The Revolving Line is secured by a lien on all of our assets. Repayment of the Revolving Line was guaranteed by Mr. Sillerman. The Revolving Line does not contain any financial covenants.

$20 Million Line of Credit Exchange

We and SIC entered into a Line of Credit Grid Promissory Note with an interest rate of 9% per annum on June 29, 2012, which was subsequently amended (as amended, the “$20 Million Line of Credit Note”).  The $20 Million Line of Credit Note was fully drawn, so that as of March 11, 2013, we owed SIC approximately $20,800 including outstanding principal and accrued interest.  On March 11, 2013 SIC exchanged the $20 Million Line of Credit Note for an 8% Convertible Secured Note (the “8% Note”), in the principal amount of approximately $20,000,000. The exchange was made pursuant to an exchange agreement (the “Exchange Agreement”), which provided for the issuance of 500 shares of our common stock for each $100 in principal amount of the Original Note exchanged, so that we issued to SIC 103,909 shares of common stock.

On September 16, 2013, in connection with the Rescission Agreement, we and SIC agreed to rescind the transactions in the Exchange Agreement. The effect of the transaction was to (a) rescind the issuance of the 103,909 shares originally issued to SIC and (b) rescind the exchange of the 8% Note for the Original $20 Million Line of Credit Note. This had the effect of extinguishing the 8% Note and reinstating the Original $20 Million Line of Credit Note. The Original $20 Million Line of Credit Note had accrued and unpaid interest on September 16, 2013 of approximately $1,700,000. The shares of common stock were held in treasury at December 31, 2013.

On September 16, 2013, SIC agreed to waive, pursuant to a Waiver (the “Waiver”), approximately $1,700,000 of accrued and unpaid interest on the Original $20 Million Line of Credit Note, which interest accrued from June 29, 2012 through and including September 16, 2013.

Additionally, on September 16, 2013, we and SIC entered into an Exchange Agreement (the “Note Exchange Agreement”) pursuant to which we issued, in full satisfaction of the Original $20 Million Line of Credit Note, 20,000 shares of Series A convertible preferred Stock and 15,237 shares of Series B convertible preferred stock.

Recapitalization

On January 7, 2014, a special committee of our Board of Directors approved, and on January 8, 2014, upon the recommendation of the special committee, our Board of Directors approved, a recapitalization of our pursuant to which Sillerman Investment Company LLC, an affiliate of Mr. Sillerman, and the other holders of our Series A preferred stock and Series B preferred stock will exchange their Series A preferred stock and Series B preferred stock for shares of our common stock. There are currently 34,275 shares of Series A preferred stock outstanding, each of which has a stated value of $1,000 and accrues dividends at 7% per share. Each share of Series A preferred will be exchanged for a number of shares of common stock equal to the stated value of the share, plus all accrued and unpaid dividends thereon, multiplied by 16 (and further divided by 80 for the reverse stock split) . For example, if a share of Series A preferred stock has $20 in accrued and unpaid dividends, then the stated value of such share plus accrued and unpaid dividends on the share would equal $1,020, and the share would be exchanged for 16,320 shares of common stock, which amount would be further adjusted to 204 shares to give effect to the 1-for-80 reverse stock split. In addition, there are 21,804.2 shares of Series B preferred stock outstanding. Each share of Series B preferred will be exchanged for one share of common stock, which will then be further adjusted to 0.0125 shares after for the reverse stock split. Consummation of the Recapitalization is contingent upon the completion of the offering. Affiliates of Mr. Sillerman hold 33,320 shares of Series A preferred and 21,364.2 shares of Series B preferred stock which will be exchanged in the recapitalization on these terms.
Related Approvals

Because each of the transactions (other than the DB Line) referred to in the foregoing sections entitled “Recapitalization Note”, “Shared Service Agreement”, “Consultant”, “Private Placements”, “Director Compensation”, “Amended and Restated $25 Million Line of Credit” and “$20 Million Line of Credit Exchange” involved Mr. Sillerman, Mr. Nelson, Mr. Chen or one of their respective affiliates, the transactions were subject to certain rules regarding “affiliate” transactions. As such, each was approved by a special committee of the Board of Directors and a majority of the independent members of our Board of Directors.

Wetpaint Stockholders Agreement

Pursuant to the merger agreement, we entered into the Stockholders Agreement, effective at the closing of the Wetpaint Acquisition, with Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, and certain Wetpaint/Viggle Holders. Pursuant to the terms of the Stockholders Agreement, the Wetpaint/Viggle Holders party to the Stockholders Agreement appointed as their proxy, and granted a power of attorney to, Mr. Sillerman with respect to any proposal submitted for Viggle stockholder approval, and authorized Mr. Sillerman to represent and vote all of such Wetpaint/Viggle Holders’ shares of our capital stock entitled to vote on such matters in his sole discretion. Additionally, pursuant to the Stockholders Agreement, certain Wetpaint/Viggle Holders were granted certain “pre-emptive” rights which allow them to purchase a pro rata portion of any equity securities or debt securities convertible into equity securities that we propose to offer or sell for the purposes of raising new capital (subject to certain exceptions) during the period following the closing of the Wetpaint Acquisition until the first to occur of the time immediately prior to our completing a recapitalization and December 31, 2015.

Wetpaint Nomination Agreement

Pursuant to the merger agreement, we entered into a nomination agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders pursuant to which the Wetpaint/Viggle Holders party thereto were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity.

Wetpaint Registration Rights Agreement

Pursuant to the merger agreement, we also entered into a registration rights agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which we granted piggy-back registration rights to the Wetpaint/Viggle Holders party thereto for a specified period following the date on which Viggle completes a subsequent offering.

Wetpaint Lockup Agreement

Pursuant to the merger agreement, we entered into a lockup agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which the Wetpaint/Viggle Holders party thereto are prohibited from selling shares of our common stock until the date that is six months following the date on which we completes a subsequent offering.

Wetpaint Employment Agreements

Pursuant to the merger agreement, we also entered into the employment agreements, effective at the closing of the Wetpaint Acquisition, with each of L. Benjamin Elowitz and Robert Grady. The employment agreements provide that Messrs. Elowitz and Grady will serve for a three year term and also set forth their respective titles, duties and compensation. In addition, the employment agreements contain provisions relating to termination, confidentiality, non-solicitation and non-competition.

Software License and Services Agreement

On March 10, 2014, we entered into a Software License and Services Agreement with SFX Entertainment, Inc, or SFX. Pursuant to the terms of the license agreement, SFX paid us $5 million to license our audio recognition software and related loyalty platform for a term of ten years. SFX may use the software for its own internal business purposes and may sublicense the software only to its affiliates or to its co-promoters. SFX paid Viggle $5 million as a license fee for the software In addition, Viggle will provide support and professional services. Rates for support and development services will be charged at $150, which we may increase after the first year to our average hourly rate for the services. SFX will also receive 50% of our net revenues from the license of the software to any third party. If SFX elects to renew the agreement after the initial ten year term for an additional ten year term, it will make an additional $5 million payment to us upon the renewal. We agree that during the term of the agreement we may not license the software to any third party that directly competes with SFX in the promotion of dance music. SFX agrees that it will not use the software for any business that directly competes with Viggle in the field of entertainment rewards. To the extent that we offer terms and conditions to a third-party licensing the software that are, when taken as a whole, more favorable than the terms and conditions provided to SFX, we agree to provide SFX with the same terms and conditions as the third party on a prospective basis.

Mr. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, is also Chairman and Chief Executive Officer of SFX, and Mr. Nelson, who serves as one of our Directors, also provides legal services to SFX. In addition, two additional members of our Board, Mr. Meyer and Mr. Miller, also serve on the Board of SFX. Therefore, an independent committee of our Board, comprised of Mr. Horan, Ms. Seitler and Ms. Sock, approved the transaction.

Board Decisions and Certain Conflicts of Interest

Past and future decisions by our Board of Directors regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our Board of Directors will be responsible for making decisions on our behalf. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors or a special committee thereof.

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock our company and certain provisions of our certificate of incorporation is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, which have been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Corporate action to be taken by a stockholder vote may be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, or by written consent in lieu of a meeting, unless otherwise required by law.  In general, stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

We have filed a certificate of amendment of our certificate of incorporation to effect a 1-for-80 reverse stock split of our outstanding common stock on March 19 , 2014. As of March 12 , 2014, we had 9,334,059 outstanding shares of common stock, as adjusted to reflect the 1-for-80 reverse stock split and Recapitalization.

Preferred Stock

We are authorized to issue (a) 100,000 shares of Series A Convertible Preferred Stock, $1,000 stated value, of which 34,275 shares were issued and outstanding as of December 31, 2013, and (b) 50,000 shares of Series B Convertible Preferred Stock, $1,000 stated value, of which 21,804.2 shares were issued and outstanding as of December 31, 2013. All of our outstanding shares of preferred stock will be exchanged for common stock in connection with the Recapitalization, which is subject to and a condition to the consummation of the offering.

Series A Convertible Preferred Stock

We previously had authorized a class of Series A Preferred Stock, but none of those shares were issued or outstanding. We eliminated the prior class of Series A Preferred Stock by filing a Certificate of Elimination of Series A Preferred Stock of our company (the “Certificate of Elimination”).

After filing the Certificate of Elimination, we created a new class of Series A Convertible Preferred Stock by filing a Certificate of Designations of the Series A Convertible Preferred Stock of our company (the "Series A Certificate of Designation") with the Secretary of State of the State of Delaware. We authorized the issuance of up to 100,000 shares of the Series A convertible preferred stock. The rights, preferences, privileges and restrictions of the shares of Series A convertible preferred stock and the qualifications, limitations and restrictions thereof are contained in the Series A Certificate of Designation and are summarized as follows:

•	The shares of Series A convertible preferred stock have an stated value of $1,000 per share (the "Stated Value").

•
Each holder of a share of Series A convertible preferred stock shall be entitled to receive dividends (“Dividends”) on such share equal to seven percent (7%) per annum (the “Dividend Rate”) of the Stated Value before any Dividends shall be declared, set apart for or paid upon any junior stock or parity stock. Dividends on a share of Series A convertible preferred stock shall accrue daily at the rate Dividend Rate, commence accruing on the issuance date thereof, compound annually, be computed on the basis of a 360-day year consisting of twelve 30-day months and be convertible into common stock in connection with the conversion of such share of Series A convertible preferred stock.

•	Each share of Series A convertible preferred stock is convertible, at the option of the holders, into shares of our common stock at a conversion price of $92.00.

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We may redeem any or all of the outstanding Series A convertible preferred stock at any time at the then current Stated Value plus accrued Dividends thereon plus a redemption premium equal to the Stated Value multiplied by (as applicable) (i) 8% if redeemed prior to the one (1) year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one (1) year anniversary of the initial issuance date and prior to the two (2) year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two (2) year anniversary of the initial issuance date and prior to the three (3) year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three (3) year anniversary of the initial issuance date and prior to the forty-two (42) month anniversary of the initial issuance date; and (v) 0% if redeemed on or after the forty-two (42) month anniversary of the initial issuance date. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $80.00 or more per share.

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We are required to redeem each Series A convertible preferred stock on the tenth (10th) business day immediately following the fifth anniversary of its issuance. However, we shall have no obligation to mandatorily redeem any shares of Series A convertible preferred stock at any time that (x) we do not have surplus under Section 154 of the Delaware General Corporation Law (the “DGCL”) or funds legally available to redeem all shares of Series A convertible preferred stock, (y) our capital is impaired under Section 160 of the DGCL or (z) the redemption of any shares of Series A convertible preferred stock would result in an impairment of our capital under Section 160 of the DGCL.

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Upon a change of control of us, each holder of Series A convertible preferred stock shall be entitled to require us to redeem from such holder all of such Holder’s shares of Series A convertible preferred stock so long as such holder requests such redemption in writing at least one (1) business day prior to the consummation of such change of control. The redemption amount per share equals the Stated Value thereof plus accrued Dividends plus a change of control premium equal to the Stated Value multiplied by (as applicable) of (i) 8% if redeemed prior to the one (1) year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one (1) year anniversary of the initial issuance date and prior to the two (2) year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two (2) year anniversary of the initial issuance date and prior to the three (3) year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three (3) year anniversary of the initial issuance date and prior to the forty-two (42) month anniversary of the initial issuance date; and (v) 0% if redeemed on or after the forty-two (42) month anniversary of the initial issuance date.

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The shares of Series A convertible preferred stock are senior in liquidation preference to all shares of capital stock of us unless otherwise consented to by a majority of the holders of shares of Series A convertible preferred stock.

•	The shares of Series A convertible preferred stock shall have no voting rights except as required by law.

•	The consent of the holders of a majority of the shares of Series A convertible preferred stock is be necessary for us to amend the Series A Certificate of Designation.

 Series B Convertible Preferred Stock

On September 16, 2013, we created 50,000 shares of Series B convertible preferred stock by filing a Certificate of Designations of Series B Convertible Preferred Stock of our company (the "Series B Certificate of Designation") with the Secretary of State of the State of Delaware. The rights, preferences, privileges and restrictions of the shares of Series B convertible preferred stock and the qualifications, limitations and restrictions thereof are contained in the Series B Certificate of Designation and are summarized as follows:

•	The shares of Series B convertible preferred stock have a stated value of $1,000 per share.

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The shares of Series B convertible preferred stock are convertible, at the option of the holders, into shares of our common stock at a conversion price of $92.00. However, the shares of Series B convertible preferred stock may only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of our common stock being equal to or greater than $133.60 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to our common stock from and after the initial issuance date) for a period of five (5) consecutive trading days following the initial issuance date and (ii) the average daily trading volume of our common stock (as reported on Bloomberg) on the principal securities exchange or trading market where our common stock is listed or traded during the measuring period equaling or exceeding 312.5 shares of our common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to herein as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a “fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of the assets of our company, (ii) a sale of at least 90% of the shares of capital stock of our company or (iii) a merger, consolidation or other business combination as a result of which the holders of capital stock of our company prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the Voting Stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), the Board of Directors has determined that the aggregate implied value of our capital stock in such transaction is equal to or greater than $125 million.

•	The shares of Series B convertible preferred stock are not redeemable by either us or the holders thereof.

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The shares of Series B convertible preferred stock are on parity in dividends and liquidation preference with the shares of our common stock and such amounts shall be payable only if then convertible into common stock.

•	The shares of Series B convertible preferred stock shall have no voting rights except as required by law.

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The consent of the holders of a majority of the shares of Series B convertible preferred stock shall be necessary for us to alter, amend or change any of the terms of the Series B Certificate of Designation.

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The foregoing description of the Series B convertible preferred stock is not complete and is qualified in its entirety by reference to the full text of the form the Series B Certificate of Designation.

Warrants

We had warrants outstanding to purchase an aggregate of 452,858 shares of common stock as of March 12 , 2014, after giving effect to the 1-for-80 reverse stock split.

In connection with the DB Line, repayment of the loan was guaranteed by Mr. Sillerman. In consideration for the guarantee, Mr. Sillerman’s designee, SIC II, which is the lender under the Amended and Restated $25,000 Line of Credit, received a warrant for 10,000,000 shares of common stock, which may be exercised at any time within 60 months of the issuance date at $1.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation). After giving effect to the reverse stock split, this warrant is exercisable for 125,000 shares of common stock at an exercise price of $80.00 per share.

In the event of draws which exceed the DB Line maximum of $10,000,000 the lender (including Mr. Sillerman and his affiliates) under the New Line of Credit will receive 1,250 warrants (which will be in the same form as the Guarantee Warrants) to purchase our common stock for every $100,000 drawn down and funded to us. These warrants shall be exercisable at a price of $80.00 per share and shall expire five (5) years after issuance. We drew $15,000,000 under the New $25 Million Line of Credit, and in connection with those draws, we issued warrants to purchase 187,500 shares at $80.00 per share.

     We issued 21,364 warrants in connection with a May 10, 2012 private placement transaction. Each warrant has a sale price of $440.00 and is exercisable into 1 share of common stock at a price of $640.00 over a term of three years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to the price of newly issued shares. After giving effect to the reverse stock split, these warrants are exercisable for 21,364 shares at an exercise price of $92.00 per share.

On August 25, 2011, we completed the placement of 87,500 units (the “Units”), each Unit consisting of (i) one-half (1/2) share of our common stock and (ii) one (1) detachable three (3) year warrant to purchase one-half (1/2) share of our common stock with an exercise price of $640.00 per warrant share, at a purchase price of $400.00 per Unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors. The three-year warrants are callable by us after February 26, 2012 if a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants has been declared effective for 30 days and the closing bid price of such shares equals at least $640.00 per share for a period of at least 20 consecutive trading days after effectiveness of such registration statement.

In connection with the August 25, 2011 private placement offering, the following warrants were issued to related parties:

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Tejas Securities Group, Inc., as partial compensation for placement fees, was issued 3,375 five-year non-callable warrants with an exercise price of $400.00 per warrant, and 2,406 three-year warrants with an exercise price of $640.00 per warrant.

•	Mr. Sillerman was issued 16,000 three-year warrants with an exercise price of $640.00 per warrant.

Wetpaint Stockholders Agreement

Pursuant to the merger agreement, we entered into the Stockholders Agreement, effective at the closing of the Acquisition, with Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, and certain Wetpaint/Viggle Holders. Pursuant to the terms of the Stockholders Agreement, the Wetpaint/Viggle Holders party to the Stockholders Agreement appointed as their proxy, and granted a power of attorney to, Mr. Sillerman with respect to any proposal submitted for Viggle stockholder approval, and authorized Mr. Sillerman to represent and vote all of such Wetpaint/Viggle Holders’ shares of our capital stock entitled to vote on such matters in his sole discretion. Additionally, pursuant to the Stockholders Agreement, certain Wetpaint/Viggle Holders were granted certain “pre-emptive” rights which allow them to purchase a pro rata portion of any equity securities or debt securities convertible into equity securities that we propose to offer or sell for the purposes of raising new capital (subject to certain exceptions) during the period following the closing of the Wetpaint Acquisition until the first to occur of the time immediately prior to our completing the Recapitalization and December 31, 2015.

Wetpaint Nomination Agreement

Pursuant to the merger agreement, we entered into a nomination agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders pursuant to which the Wetpaint/Viggle Holders party thereto were granted certain rights with respect to nominating a member of our Board of Directors or selecting a representative to attend all meetings of our Board of Directors in a nonvoting observer capacity.

Wetpaint Registration Rights Agreement

Pursuant to the merger agreement, we also entered into a registration rights agreement, effective at the closing of the Wetpaint Acquisition with certain Wetpaint/Viggle Holders, pursuant to which we granted piggy-back registration rights to the Wetpaint/Viggle Holders party thereto for a specified period following the date on which Viggle completes a subsequent offering.

Wetpaint Lockup Agreement

Pursuant to the merger agreement, we entered into a lockup agreement, effective at the closing of the Wetpaint Acquisition, with certain Wetpaint/Viggle Holders, pursuant to which the Wetpaint/Viggle Holders party thereto are prohibited from selling shares of our common stock until the date that is six months following the date on which we completes a subsequent offering.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC. Its mailing address is 6201 15th Avenue, Brooklyn, New York 11219, and its phone number is (718) 921-8206.

Indemnification of Directors and Officers

Our bylaws and certificate of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of our company, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of our company; provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to us, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

We do not believe that such indemnification affects the capacity of such person acting as an officer, director or control person of our company.

Delaware Anti-Takeover Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering (at an assumed public offering price of $________, the midpoint of the range on the front cover of this prospectus), there will be approximately _________ shares of common stock issued and outstanding. Of these shares, we believe that approximately _____ would be freely transferable immediately. Our executive officers and directors beneficially own _______ shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) and subject to the 180-day lockup agreement executed by each such executive officer and director. An additional ______ shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

Warrants to purchase an aggregate of 452,858 shares of common stock were outstanding as of March 12 , 2014.  Stock options to purchase an aggregate of 203,013 shares of common stock were outstanding under our 2011 Executive Incentive Plan as of March 12, 2014.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of us, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Notwithstanding the foregoing, the SEC by rule has prohibited the use of Rule 144 for resale of securities issued by a shell company (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we currently meet the foregoing conditions, as a result of this prohibition, holders of restricted securities of ours issued after October 2010, when we ceased our prior operations and temporarily became a shell company, will be able to sell such securities pursuant to Rule 144 only as long as the foregoing conditions are met.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible debentures could materially adversely affect the market price of our common stock.

UNDERWRITING

Ladenburg Thalmann & Co. Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated as of the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Ladenburg Thalmann & Co. Inc.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.
We have granted the underwriters an option to purchase up to _______ additional shares. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional units approximately in proportion to the amounts specified in the table above.
Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriters and the satisfaction of other conditions contained in the underwriting agreement, including:
•the representations and warranties made by us are true and our obligations have been satisfied;
•there is no material adverse change in the financial markets or in our business; and
•we deliver customary closing documents.
The underwriters propose to offer shares of our common stock directly to the public at the public offering price per share shown on the cover of this prospectus. They may allow some dealers concessions not in excess of $0.[__] per share and the dealers may reallow a concession not in excess of $0.[__] per share to other dealers.
We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “VGGL.”
Underwriting Discount and Expenses
It is a condition to the consummation of this offering that Sillerman Investment Company II LLC, an entity affiliated with Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder, purchases shares of our common stock for at least $5,000,000 in gross proceeds in this offering at the public offering price. The underwriters will not receive any discounts or commissions with respect to any shares purchased by Mr. Sillerman or his affiliates.
The following table shows the per share and total underwriting discount and commissions that will be paid to the underwriters at closing and the proceeds that we will receive from the sale of our common stock in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional shares of our common stock.

	Per Share	No Exercise	Full Exercise
Public Offering Price	$	$	$
Discount	$	$	$
Proceeds to us (before expenses)	$	$	$
____________________

(1)	We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $______.

(2)
The underwriting commission is: 0% on the proceeds from Mr. Sillerman and his affiliates; 4.5% on any proceeds from certain of our existing investors; 7% on the first $25,000,000 proceeds from all nonaffiliated third party investors; and 8% on the remaining proceeds from all nonaffiliated third party investors. The maximum underwriting discount in this offering set forth in the table above (which will be paid if Sillerman Investment Company II LLC purchases the minimum of $5,000,000 in shares and no other existing investors purchase shares) shall be 6.7%, computed as follows:

Portion of Gross Proceeds	Commission (%)	Commission ($)
First $5 million by Sillerman Investment Company II LLC	0.0%	$ 0
Next $25 million	7.0%	$1,750,000
Next $20 million	8.0%	$1,600,000
Total	6.7%	$3,350,000

In addition to the underwriting discount to be paid by us, we have agreed to reimburse Ladenburg Thalmann & Co. Inc. up to $150,000 for all reasonable, out-of-pocket expenses incurred by it. We also will pay up to $15,000 in fees of counsel for the underwriters and such counsel’s expenses in connection with FINRA’s review of the terms of the sale of the common stock in this offering.

Other Relationships
Upon completion of this offering, we will grant Ladenburg Thalmann & Co. Inc. a right of first refusal to act as lead or co-lead underwriter or placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for one year from the date of consummation of this offering. The terms of any such engagement will be determined by separate agreement between us and the representative.
A special committee of our board of directors entered into an advisory agreement with Ladenburg, dated as of August 20, 2013, pursuant to which Ladenburg provided advice with respect to the structuring and fairness of potential recapitalization transactions for our company. We paid $25,000 in fees to Ladenburg under the terms of such agreement. Under FINRA Rule 5110, such payment is deemed underwriting compensation. Ladenburg, from time to time, may engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.
The special committee of our board of directors also entered into an advisory agreement with SunTrust Robinson Humphrey, Inc., or "STRH," dated December 29, 2013. During the period beginning 180 days prior to the initial filing date of the registration statement for this offering up to the effective date of the registration statement, we paid $300,000 in fees to STRH for financial advisory services in connection with the Recapitalization. STRH is not affiliated with any of the underwriters. However, the underwriters have advised us that STRH may be deemed to be included in the category of “underwriter and related persons” as defined by FINRA Rule 5110 and as such, the payment to it may be deemed underwriting compensation pursuant to such rule.
Determination of Offering Price
The public offering price of the shares we are offering were negotiated between us and the underwriters, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Lock-Up Agreements
For a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., our company and our directors and officers will not sell, dispose of or hedge any shares of our common stock, subject to certain exceptions and extensions in certain circumstances.
The restrictions contained in the preceding paragraph shall not apply to (i) any grants made by us pursuant to the 2011 Executive Incentive Plan (or the filing of a registration statement on Form S-8 to register shares of our common stock issuable under such plan), or (ii) transfers of shares of our common stock or any security convertible into shares of our common stock by any of our directors or executive officers as a bona fide gift, or by will or intestate succession to such director, executive officer or stockholder’s family or to a trust, the beneficiaries of which are exclusively such director, executive officer or stockholder or members of such director, executive officer or stockholder’s family; provided that in the case of any transfer or distribution pursuant to clause (ii), each donee or distributee shall sign and deliver a lock-up letter substantially in the form of the lockup agreement and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock shall be required or shall be voluntarily made during the restricted period.
Notwithstanding the foregoing, if (i) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event occurs or (ii) prior to the expiration of such restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of such restricted period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
The representative, in its sole discretion, may release the common stock and other securities subject to the lock-up restrictions described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from the lock-up restrictions, the representative will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. The representative agrees that, at least three (3) business days before the effective date of any release or waiver of the foregoing lock-restrictions, representative will notify the company of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two (2) business days before the effective date of the release or waiver.  However, the foregoing shall not apply if (a) the release or waiver is effected solely to permit a transfer of securities not for consideration and (b) the transferee has agreed in writing to be bound by the same terms of the lock-up to the extent and for the duration that such lock-up remains in effect at the time of such transfer.
Stabilization, Short Positions and Penalty Bids
The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•
Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters is obligated to purchase, which creates a syndicate short position. The underwriters may close out any short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Discretionary Sales
The representative has advised us that the underwriters do not intend to confirm sales in this offering to any account over which such underwriter exercises discretionary authority.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the shares of common stock being offered by this prospectus. Graubard Miller, New York, New York will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

The financial statements as of June 30, 2013 and 2012 and for each of the two years in the period ended June 30, 2013 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and for years then ended, included in this prospectus have been so included in reliance on the report of Moss Adams LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov.

Our Internet address is www.viggle.com. The information on our Internet website is not incorporated by reference in this prospectus.

VIGGLE, INC.
Consolidated Financial Statements
As of June 30, 2013 and 2012

Report of Independent Registered Public Accounting Firm

The following is the form of opinion that BDO USA, LLP will be in a position to issue upon the effectiveness of the 80 to 1 reverse stock split as described in Note 1.

/s/ BDO USA, LLP

To the Board of Directors and Shareholders
Viggle Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Viggle Inc. (the “Company”) as of June 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viggle Inc. at June 30, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and at June 30, 2013 has deficiencies in working capital and equity that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, NY
September 17, 2013, except for Note 1, as to which the date is March xx, 2014

Viggle Inc.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$1,359	$2,963
Accounts receivable (net of allowance for doubtful accounts of $75 and $0 at June 30, 2013 and 2012, respectively)	2,802	1,424
Prepaid expenses	915	1,000
Other receivables	236	1,290
Total current assets	5,312	6,677
Restricted cash	696	696
Property & equipment, net	2,815	2,861
Intangible assets, net	4,942	7,723
Goodwill	2,953	2,953
Other assets	57	40
Total assets	$16,775	$20,950

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$5,622	$4,838
Reward points payable	7,936	3,454
Common stock warrant liability	443	4,626
Guarantee liability	—	963
Deferred revenue	237	572
Current portion of loan payable	10,000	2,500
Total current liabilities	24,238	16,953
Loans payable, less current portion	24,782	—
Fair value of derivative embedded within convertible debt	3,870	—
Other long-term liabilities	1,263	1,310
Total liabilities	54,153	18,263

Commitments and contingencies - see note 8
Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares issued and outstanding	—	—
Common stock, $0.001 par value: authorized 300,000,000 shares, issued and outstanding 1,139,056 shares as of June 30, 2013, issued and outstanding 955,876 shares as of June 30, 2012	1	1
Additional paid-in-capital	186,567	135,094
Due from executive officer	(3,561)	(3,426)
Accumulated deficit	(220,385)	(128,982)
Total stockholders' (deficit) equity	(37,378)	2,687
Total liabilities and stockholders' (deficit) equity	$16,775	$20,950

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share data)

	Year Ended June 30, 2013	Year Ended June 30, 2012
Revenues	$13,907	$1,735
Cost of watchpoints and engagement points	(8,461)	(5,639)
Selling, general and administrative	(102,433)	(92,572)
Operating loss	(96,987)	(96,476)

Other income (expense):
Other income (expense), net	7,062	(188)
Interest (expense) income, net	(1,408)	153
Total other income (expense)	5,654	(35)

Net loss before provision for income taxes	(91,333)	(96,511)

Income tax expense	(70)	—

Net Loss	$(91,403)	$(96,511)

Net loss per common share - basic and diluted	$(89.78)	$(104.62)

Weighted average common shares outstanding - basic and diluted	1,018,065	922,513

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(amounts in thousands)

	Common Stock	Additional Paid-In Capital	Due from Executive Officer	Accumulated Deficit	Total
Balance June 30, 2011	1	$39,845	$(3,291)	$(32,471)	$4,084

Net loss	—	—	—	(96,511)	(96,511)
Private placements of common stock and warrants for cash	—	37,532	—	—	37,532
Compensation charge for fair value of common stock and warrants issued in connection with private placement	—	21,572	—	—	21,572
Interest income on notes receivable from shareholders	—	(5)	—	—	(5)
Interest income on notes receivable from Executive Officer	—	—	(135)	—	(135)
Employee stock options - share based compensation	—	5,916	—	—	5,916
Restricted stock based compensation	—	26,576	—	—	26,576
Stock issued for WatchPoints acquisition	—	1,600	—	—	1,600
Stock issued for Loyalize	—	1,719	—	—	1,719
Capital contribution related to corporate jet	—	336	—	—	336
Notes receivable from stockholders	—	3	—	—	3
Balance June 30, 2012	$1	$135,094	$(3,426)	$(128,982)	$2,687
Net loss				(91,403)	(91,403)
Compensation charge for fair value of common stock and warrants issued in connection with convertible debt offering	—	18,040	—	—	18,040
Compensation charge for fair value of stock issued for services	—	70	—	—	70
Compensation charge for warrants issued in connection with borrowing on line of credit	—	1,533			1,533
Shares issued in connection with Loyalize guarantee	—	1,465	—	—	1,465
Interest income on notes receivable from shareholders	—	(2)	—	—	(2)
Interest income on notes receivable from Executive Officer	—	—	(135)	—	(135)
Employee stock options - share based compensation	—	12,089	—	—	12,089
Restricted stock - share based compensation	—	18,201	—	—	18,201
Notes receivable from shareholders	—	77	—	—	77
Balance June 30, 2013	$1	$186,567	$(3,561)	$(220,385)	$(37,378)

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended June 30, 2013	Year Ended June 30, 2012
Operating activities:
Net loss	$(91,403)	$(96,511)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted stock based compensation	18,201	26,576
Stock issued for services	70	—
Employee stock options - share based compensation	12,089	5,916
Common stock and warrants issued in connection with private placements - share based compensation	—	21,572
Common stock and warrants issues in connection with convertible debt offering - share based compensation	18,040	—
Compensation charge related to fair value of convertible debt embedded derivative	6,662	—
Stock Compensation in connection with line of credit borrowing	1,533	—
Decrease in fair value of convertible debt embedded derivative	(2,792)	—
Increase (decrease) in fair value of common stock warrants	(4,183)	—
Interest expense added to convertible note	782	—
Loss on sale of interest in corporate jet	—	134
Depreciation and amortization	3,771	2,280
Impairment of TIPPT intangible asset	—	2,250
Increase in fair value of Loyalize guarantee	502	843
Interest income on notes receivable from shareholders and officer	(137)	(140)
Other	—	166
Changes in operating assets and liabilities:
Accounts receivable	(1,378)	(1,424)
Other receivables	1,054	(1,169)
Prepaid expenses	85	(954)
Other assets	(17)	(40)
Deferred revenue	(335)	86
Accounts payable and accrued expenses	784	3,733
Reward points payable	4,482	3,454
Other liabilities	(47)	648
Net cash used in operating activities	(32,237)	(32,580)

Investing activities:
Purchase of property and equipment	(572)	(3,033)
Increase in restricted cash	—	1
WatchPoints acquisition	—	(2,620)
TIPPT acquisition	—	(2,250)
Loyalize acquisition	—	(3,185)
Capitalized software costs	(372)	(2,430)
Net cash used in investing activities	(944)	(13,517)

Financing activities:
Issuance of common stock and warrants for cash	—	42,813
Proceeds (payments) on loan	10,000	(50)
Loan from executive officer	21,500	2,500

Notes receivable from shareholders	77	3
Net cash provided by financing activities	31,577	45,266

Net decrease in cash	(1,604)	(831)
Cash at beginning of period	2,963	3,794
Cash at end of period	$1,359	$2,963

Supplemental cash flow information:
Cash paid during the year for interest	$113	55
Non-cash financing activities:
Stock issued for WatchPoints acquisition	—	1,600
Stock issued for Loyalize acquisition	—	1,719
Capital contribution related to corporate jet	—	336
Loyalize guarantee	—	120
Stock issued in satisfaction of Loyalize guarantee	1,465	—

See accompanying notes to consolidated financial statements

Viggle Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)

1.  Basis of Presentation and Consolidation

On May 31, 2012, the Company changed its name from Function(x) Inc. to Viggle Inc.  It now conducts business under the name Viggle Inc ("Viggle" or the "Company").

On June 7, 2012, the Company effectuated a 1 for 2 reverse split (the “1 for 2 Reverse Split”). Under the terms of the 1 for 2 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-half of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the 1 for 2 reverse split.

On March xx , 2014, the Company effectuated a 1-for-80 reverse stock split (the “1-for-80 Reverse Split”). Under the terms of the 1-for-80 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholder. Fractional shares were cashed out. All share and per share amounts have been restated to reflect the 1-for-80 Reverse Split.

The consolidated financial statements include the accounts of Viggle Inc., and its wholly-owned subsidiaries.  The Company has 6 wholly-owned subsidiaries, Function(x) Inc., Project Oda, Inc., Sports Hero Inc., Loyalize Inc., Viggle Media Inc., and VX Acquisition Corp. each a Delaware corporation. All intercompany transactions and balances have been eliminated.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company's ability to continue to realize its assets and discharge its liabilities in the normal course of business. The Company is unlikely to generate significant revenue or earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue development of its business and to generate revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  Line of Business

The Company's Line of Business

The Company's business is built on a simple concept:  to make watching TV more rewarding.  Viggle provides an interactive platform to create more engagement with TV content and more targeted advertising through a loyalty program that rewards its users for watching television. The Company seeks to enhance the consumer TV experience by helping consumers find what shows to watch, making the shows they watch more fun, interesting, and exciting, and rewarding consumers for being loyal to the shows they do watch.  Users receive points for checking into and interacting with their favorite TV shows and can then redeem these points for real items such as movie tickets, music and gift cards.  The Company generates revenue through advertising and the sale of merchandise related to the TV shows and other entertainment viewed by users that would appear in users' mobile devices through the use of the App. The Company currently does not have any agreements in place with advertisers or vendors whereby the advertisers or vendors issue rewards to our users when the users redeem their points.  The Company has purchased and will continue to source rewards from vendors that it will issue to users upon the redemption of their points.  The Company has only generated minimal revenue to date, and there is no guarantee that it will be able to generate sufficient revenue in the future to continue to purchase rewards from vendors or continue its business.
2.  Line of Business

The Company's Line of Business

The Company's business is built on a simple concept:  to make watching TV more rewarding.  Viggle provides an interactive platform to create more engagement with TV content and more targeted advertising through a loyalty program that rewards its users for watching television. The Company seeks to enhance the consumer TV experience by helping consumers find what shows to watch, making the shows they watch more fun, interesting, and exciting, and rewarding consumers for being loyal to the shows they do watch.  Users receive points for checking into and interacting with their favorite TV shows and can then redeem these points for real items such as movie tickets, music and gift cards.  The Company generates revenue through advertising and the sale of merchandise related to the TV shows and other entertainment viewed by users that would appear in users' mobile devices through the use of the App. The Company currently does not have any agreements in place with advertisers or vendors whereby the advertisers or vendors issue rewards to our users when the users redeem their points.  The Company has purchased and will continue to source rewards from vendors that it will issue to users upon the redemption of their points.  The Company has only generated minimal revenue to date, and there is no guarantee that it will be able to generate sufficient revenue in the future to continue to purchase rewards from vendors or continue its business.
3.  Summary of Significant Accounting Policies

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposits that were required as collateral under the lease of office space.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company's allowance for doubtful accounts is based upon historical loss patterns, the number of days that the billings are past due and an evaluation of the potential risk associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with domestic financial institutions of high credit quality. The Company performs periodic evaluations of the relative credit standing of all of such institutions.
The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses during the year ended June 30, 2013 were not significant.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.  The carrying amount of loans payable approximates fair value as current borrowing rates for the same, or similar issues, are the same as those that were given to the Company at the issuance of these loans.

Property and Equipment

Property and equipment (consisting primarily of computers, software, furniture and fixtures, and leasehold improvements) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure they are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred, while betterments are capitalized. Gains and losses on disposals are included in the results of operations.  The estimated useful lives of the Company's property and equipment is as follows: computer equipment and software: 3 years; furniture and fixtures: 4 years; and leasehold improvements: the lesser of the lease term or life of the asset.

Impairment of Goodwill and Certain Other Long-Lived Assets

As required by ASC 350, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment during the fourth quarter of its fiscal year. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurence of certain events. The Company has one reporting unit. The annual goodwill impairment test is a two step process. First, the Company determines if the carrying value of its reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the Company then determines that goodwill may be impaired, it compares the implied fair value of the goodwill to its carry amount to determine if there is an impairment loss.

There were no impairments of goodwill during the year ended June 30, 2013 as the fair value of the reporting unit exceeded its carrying amount.

The Company accounts for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

The Company, through its acquisition of a 65% common stock interest in TIPPT, acquired identifiable intangible assets valued at $4,628 during the year ended June 30, 2012. As part of the Company's review of the fair value of its intangible assets for the year ended June 30, 2012, the Company 1) derecognized $2,378 of contingent consideration attributable to the Company's warrant that was to be issued to TIPPT LLC because the warrant was never issued; and 2) performed a review of the fair value of the remaining $2,250 carrying value of such agreement.  The Company recorded an impairment charge for the full carrying value of such agreement.  Accordingly, the carrying value as of June 30, 2012 was zero (see Note 4).

There were no impairments of long-lived assets during the year ended June 30, 2013.

Capitalized Software

The Company recorded $2,350 of capitalized software as part of the Loyalize acquisition during the year ended June 30, 2012.  The Company records amortization of the software on a straight-line basis over the estimated useful life of the software.  Once revenue producing activities commenced in the third quarter of 2012, the software was placed in service and amortized. Amortization expense for the years ended June 30, 2013 and 2012 was $769 and $341, respectively.

The Company records and capitalizes internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $3,119 and $2,747 as of June 30, 2013 and June 30, 2012, respectively, in accordance with ASC 350-40 "Internal-use Software".  At the time software is placed into service, the Company records amortization on a straight-line basis over the estimated useful life of the software.

Deferred Rent

The Company is party to a lease for office space for its corporate office, and as part the agreement the landlord provided a rent abatement for the first 10 months of the lease. Such abatement has been accounted for as a reduction of rental expense over the life of the lease. The Company accounts for rental expense on a straight line basis over the entire term of the lease. Deferred rent is equal to the cumulative timing difference between actual rent payments and recognized rental expense.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue:  The Company generates advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement CPE basis.  Advertising campaigns typically range from one to 12 months, and advertisers generally pay the Company based on a minimum of delivered impressions or the satisfaction of other criteria, such as click-throughs.

Deferred Revenue:  deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services.  Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Revenue: Barter transactions represent the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with EITF Issue No. 99-17 "Accounting for Advertising Barter Transactions" (ASC Topic 605-20-25). Such transactions are recorded at the fair value of the advertising provided based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

The Company recognized barter revenue for the year ended June 30, 2013 of $3,282. The Company recognized barter expense for the year ended June 30, 2013 of $3,282. The Company did not recognize any barter revenue or barter expense for the year ended June 30, 2012.

Watchpoints and Engagement Points

The Company issues points to its users as an incentive to utilize the App and its features.  Users can redeem these points for rewards.  The Company records the cost of these points based on the weighted average cost of redemptions during the period.   Points earned but not redeemed are classified as a liability.

Users earn points for various activities within the Company's App. The Company reports points earned for checking into shows and points earned for engaging in advertiser sponsored content as a separate line in its Statements of Operations ("Cost of watchpoints and engagement points").  All other points earned by users are reflected as a marketing expense in Selling, general and administrative expense.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the Company for the years ended June 30, 2013 and June 30, 2012 was $8,807 and $5,467, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” (“ASU No. 2013-02”).  ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements.  The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts.  ASU No. 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 will not have any effect on the Company's consolidated statements of operations.

4.  Acquisitions

WatchPoints

On September 29, 2011, in furtherance of its business plan, the Company, through its wholly-owned subsidiary, Project Oda, Inc., purchased certain assets of Mobile Messaging Solutions, Inc.'s WatchPoints business. The consideration for such transaction consisted of $2,500 in cash and 1,250 shares of the Company's common stock with a fair value of $1,280.00 per share on the date of the transaction. The Watchpoints business is involved in developing, selling, maintaining and improving an interactive broadcast television application utilizing audio recognition technology. The assets purchased, and the related value allocated to each, include intellectual property ($4,209) and certain computer-related equipment ($11). The intellectual property included patent filings for audio verification technology and the provision of value-added programming/services based on such verification and trademarks for the “WatchPoints” name. The value allocated to the intellectual property of $4,209 is being amortized over its expected useful life of three years on a straight-line basis.

Amortization expense of the intellectual property for the years ended June 30, 2013 and June 30, 2012 was $1,404 and $1,052, respectively.

TIPPT Media Inc.

On December 23, 2011, the Company obtained a sixty-five (65%) percent ownership interest in TIPPT Media Inc. ("TIPPT"). In consideration for its investment in TIPPT, the Company paid $2,000 in cash, forgave the repayment of a $250 promissory note owed to the Company by TIPPT LLC, a Delaware limited liability company, and the minority stockholder of TIPPT, and agreed to issue a warrant to purchase 6,250 shares of the Company's common stock at an exercise price equal to 115% of the 20-day trading average of the Company's common stock if certain performance conditions were met within four months of the closing of the transaction. The Company believed it was probable that the performance conditions would be met and thus the fair value of the warrants was recorded. The shares of common stock exercisable under the warrant were valued at $2,378 using the Black Scholes valuation model.

The Company determined that immediately before the transaction , the activities of TIPPT did not constitute a business.  Therefore, the Company accounted for the TIPPT transaction as an asset acquisition in accordance with ASC 350, Goodwill and Other Intangible Assets.

The total purchase price for the TIPPT assets is composed of the following:

Cash	$2,000
Forgiveness Promissory Note	250
Fair Value of Common Stock Warrant	2,378
Total Purchase Price	$4,628

The purchase price was allocated to the identifiable intangible assets acquired as of the closing date of December 23, 2011 based on their estimated fair values as follows:

Intellectual Property Contracts	$4,628

On May 14, 2012, the Company sold to TIPPT LLC a 50% ownership interest in TIPPT for $500, payable by a Purchase Money Note with interest accruing at 4% per annum and maturing on December 31, 2016.  The Company retained a 15% ownership interest in TIPPT.  TIPPT issued an Amended and Restated Promissory Note to the Company pursuant to which TIPPT agreed to pay the Company $1,201, which represented $701 of working capital advances and an additional $500 that the Company agreed to loan to TIPPT.

As part of the Company's review of the fair value of its intangible assets for the year ended June 30, 2012, the Company 1) derecognized the $2,378 of contingent consideration attributable to the Company's warrant that was to be issued to TIPPT LLC because the warrant was never issued; and 2) performed a review of the fair value of the remaining $2,250 carrying value the intellectual property contracts.  The Company recorded an impairment charge for the full carrying value of such contracts.  Accordingly, the carrying value at June 30, 2012 was zero.  Also, based on the limited financial resources of TIPPT and TIPPT LLC, the Company fully reserved the $500 Purchase Money Note and the $1,201 relating to the Amended and Restated Promissory Note described above. The total charge of $3,951 is included in Selling, general and administrative expenses for the year ended June 30, 2012.

Loyalize

On December 31, 2011, in furtherance of its business plan, the Company, through a newly created wholly owned subsidiary, FN(x) I Holding Corporation,  now known as Loyalize Inc (“FN(x) I” or “Loyalize”), purchased from Trusted Opinion Inc. (“Trusted Opinion”), substantially all of its assets, including certain intellectual property and other assets relating to the “Loyalize” business owned by Trusted Opinion, pursuant to an asset purchase agreement executed by the Company and FN(x) I on such date (the “Asset Purchase Agreement”) .  In consideration for its purchase of such assets, the Company agreed to pay Trusted Opinion $3,185 in cash and deliver 1,719 of the Company's common shares as follows:  408 shares delivered directly to Trusted Opinion within three business days of delivery of the financial statements and 1,311 shares (the “Escrowed Shares”) delivered within three business days of closing to American Stock Transfer and Trust Company LLC, as escrow agent, which was held until December 31, 2012 to secure certain representations, was given by Trusted Opinion under the Asset Purchase Agreement.  The fair value of the 1,719 common shares as of the date of closing was $1,719 based on the per share closing price of $1,000.00 of its common stock on the date of closing.  In addition to certain minor purchase price adjustments that were made post-closing, the Company was obligated to fund, as a purchase price adjustment, the difference, if any, by which $1,839 exceeded the calculated value (computed based on the average closing price of the Company's common shares during the 20 days prior to December 31, 2012) of the 1,719 shares on December 31, 2012, either in cash or in common shares of the Company, at the Company's option.  The Company elected to pay this obligation in shares of its common stock, and on February 11, 2013, issued 14,646 shares of common stock in satisfaction of this obligation.

The Company accounted for the purchase of Loyalize using the acquisition method, and accordingly the consideration paid has been allocated to the fair value of assets acquired and liabilities assumed.

The total purchase price was composed of the following:

Cash	$3,185
Fair Value of Common Stock	1,719
Fair Value of Common Stock Guarantee	120
Total Initial Purchase Price	$5,024

Details of the fair values of assets acquired and liabilities assumed from Trusted Opinion were as follows:

Other Receivable	$92
Equipment	33
Intellectual Property	80
Capitalized Software	2,350
Goodwill	2,953
$5,508

Goodwill represents the excess cost over the fair value of the net tangible and intangible assets acquired. Factors that contributed in the recognition of goodwill include the Company's strategic initiative to strategically utilize the Loyalize technology to enhance its own product offerings. The goodwill recorded in the transaction is deductible for tax purposes.

Deferred Revenue	(484)

Net assets acquired	$5,024

Amortization of the capitalized software for the years ended June 30, 2013 and 2012 was $769 and $341, respectively.

5.  Property and Equipment

Property and Equipment consists of the following:

	June 30, 2013	June 30, 2012

Leasehold Improvements	$2,254	$1,839
Furniture and Fixtures	550	441
Computer Equipment	738	785
Software	100	95
Total	3,642	3,160
Accumulated Depreciation and Amortization	(827)	(299)
Property and Equipment, net	$2,815	$2,861

Depreciation and amortization charges included in Selling, general and administrative expenses for the years ended June 30, 2013 and 2012 amounted to $604 and $616, respectively.

6.  Intangible Assets

Intangible assets consists of the following:

		June 30, 2013			June 30, 2012
Description	Amortization Period	Amount	Accumulated Amortization	Carrying Value	Amount	Accumulated Amortization	Carrying Value

WatchPoints Intellectual Property	36 months	$4,209	$(2,456)	$1,753	$4,209	$(1,052)	$3,157
Loyalize Capitalized Software	36 months	2,350	(1,110)	1,240	2,350	(341)	2,009
Internally Generated Capitalized Software	36 months	3,119	(1,190)	1,929	2,747	(250)	2,497
Loyalize Intellectual Property	24 months	80	(60)	20	80	(20)	60

Total		$9,758	$(4,816)	$4,942	$9,386	$(1,663)	$7,723

Amortization of intangible assets included in Selling, general and administrative expenses for the years ended June 30, 2013 and 2012 amounted to $3,167 and $1,663, respectively.  Future annual amortization expense expected is as follows:

Years Ending June 30,
2014	$3,248
2015	1,694
2016	—
2017	—
2018	—

7. Loans Payable

		Total	Outstanding Balances
Facility Name	Maturity Date	Facility Amount	June 30, 2013	June 30, 2012

Term Loan Agreement ("DB Line")	9/11/2013	$10,000	$10,000	$—
$20,000 Line of Credit Note		20,000	—	2,500
Loan payable, current portion			10,000	2,500

New $25,000 Line of Credit	2/11/2015	25,000	4,000	—
Secured Convertible 8% Notes	3/11/2016	50,082	20,782	—

Long term debt			$24,782	$—

Term Loan Agreement

On March 11, 2013, Viggle entered into a Term Loan Agreement (the “DB Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan the Company up to $10,000.  The Company may, from time to time, request advances (the “Advances”) from the DB Line in amounts of no less than $1,000.

Interest on the outstanding balance may, at the Company's election, be charged at a rate per annum equal to the LIBOR Rate plus

4.00% or (ii) the Prime Rate plus 1.75%.   Interest is payable monthly in arrears.  The Company paid a $150 facility fee from the initial draw of $5,000 made at closing, which has been capitalized to prepaid expenses and is being amortized over the term of the agreement.

The DB Line was scheduled to mature on September 11, 2013, or sooner as a result of the receipt of net proceeds by the Company or any of its wholly-owned subsidiaries from one or more debt or equity offerings by the Company or any of its wholly-owned subsidiaries in an amount equal to at least the amount of principal and accrued and unpaid interest outstanding on the DB Line. See Note 14, Subsequent Events, for a description of an extension of the maturity date of the DB Line that occurred subsequent to June 30, 2013.

The Company may make prepayments, in whole or in part, under the DB Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.

Repayment of the loan was guaranteed by Mr. Sillerman. Pursuant to the guarantee, Mr. Sillerman unconditionally guarantees to Deutsche Bank the payment in full when due of all amounts outstanding under the DB Line, including costs and expenses of collection, if any.  In consideration for the guarantee, Mr. Sillerman's designee, SIC II, which is the lender under the Amended and Restated $25,000 Line of Credit described below, received a warrant for 125,000 shares of common stock of Viggle, which may be exercised at any time within 60 months of the issuance date at $80.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation)(the “Guarantee Warrant”). The Guarantee Warrant contains a piggyback registration right with respect to the underlying common shares which may be issued if it is exercised.  The Guarantee Warrant was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.  The Company recorded compensation expense during the year ended June 30, 2013 of $5,559 related to the Guarantee Warrant issued to SIC II, as Mr. Sillerman's designee.

The Company used the proceeds from the DB Line to fund working capital requirements and for general corporate purposes.

As of June 30, 2013, the Company had drawn $10,000 on the DB Line.  Interest expense on the DB Line for the year ended June 30, 2013 was $113.

Amended and Restated $25,000 Line of Credit

On February 11, 2013, SIC II provided a line of credit (the “Original $25,000 Line of Credit”) to the Company in the amount of up to $25,000. In consideration of the Lender's agreement to provide the Original $25,000 Line of Credit, the Company issued to SIC II 62,500 shares of the Company's common stock. The Company recorded compensation expense in the third fiscal quarter of $5,000 related to the shares issued to SIC II.

On March 11, 2013, Viggle and SIC II entered into an amended and restated line of credit (the “New $25,000 Line of Credit”) to the Company, which modified the existing $25,000 Line of Credit (the “Original $25,000 Line of Credit”) to reduce the interest rate from 14% per annum to 9% per annum and provide, as  security for the Company's obligations, a pledge of the Company's (and its subsidiaries') assets pursuant to a security agreement (the “Security Agreement”, more particularly described below).  In addition, the Company entered into a subordination agreement (the “Subordination Agreement”, as more particularly described below) by which the repayment and the security for the New $25,000 Line of Credit was subordinated to the repayment of the DB Line.

 The Company may, from time to time, draw on the New $25,000 Line of Credit in amounts of no less than $1,000, provided that the outstanding principal balance under the DB Line and the New $25,000 Line of Credit may not exceed $25,000. The Company is not permitted to draw on the New $25,000 Line of Credit more than once per month. Interest will accrue on all unpaid principal amounts drawn under the New $25,000 Line of Credit at a simple interest rate equal to 9% per annum, with interest being compounded semi-annually and paid at maturity.

The New $25,000 Line of Credit matures on the earlier of (i) February 11, 2015 or (ii) a change of control transaction.  At maturity, the Company must pay all principal amounts then outstanding, plus all accrued and unpaid interest thereon.  The Company may prepay at any time, without penalty.

If an event of default occurs, all amounts due under the New $25,000 Line of Credit are due and payable immediately.  Events of default include the non-payment of amounts due, certain bankruptcy-type events, incorrect material statements made by the Company, the Company's contest or dispute of any provisions of the New $25,000 Line of Credit, or a material adverse change in the business plan or prospects of the Company in the reasonable opinion of SIC II.

Additionally, in the event of draws which exceed the DB Line maximum of $10,000, the lender (including Mr. Sillerman and his affiliates) under the New Line of Credit will receive 1,250 warrants (which will be in the same form as the Guarantee Warrants) to purchase the Company's common stock for every $100 drawn down and funded to the Company.  These warrants shall be exercisable at a price of $80.00 per share and shall expire five (5) years after issuance. To the extent there are participants other than SIC II who agree to fund a portion of the New $25,000 Line of Credit, such participants will be responsible for a pro rata share of each draw and receive the same number of warrants for each $100 drawn from them.

The Company intends to use the proceeds from the New $25,000 Line of Credit to fund working capital requirements and for general corporate purposes.

As of June 30, 2013, the Company had drawn down $4,000 from the the New $25,000 Line of Credit. In connection with the draw down, the Company issued 50,000 warrants to SIC II and recorded compensation expense of $1,533 during the year ended June 30, 2013. Interest expense on the New $25,000 Line of Credit was $40 for the year ended June 30, 2013.

$20,000 Line of Credit Exchange

The Company and SIC entered into a Line of Credit Grid Promissory Note on June 29, 2012, which was subsequently amended (as amended, the “$20,000 Line of Credit Note”).  The $20,000 Line of Credit Note was fully drawn, so that as of March 11, 2013, the Company owed SIC $20,782 including outstanding principal and accrued interest.  On March 11, 2013 SIC exchanged the $20,000 Line of Credit Note for an 8% Convertible Secured Note (the “8% Note”), in the principal amount of $20,782, on the terms described below.  The 8% Note is subordinated in repayment and security to the DB Line and the New $25,000 Line of Credit, provides for an interest rate of 8% (as opposed to the 9% interest rate in the $20,000 Line of Credit Note), and matures on March 11, 2016 (as opposed to the June 29, 2013 maturity date for the $20,000 Line of Credit Note).   The exchange was made pursuant to an exchange agreement (the “Exchange Agreement”), which provided for the issuance of 500 shares of the common stock of the Company, par value $0.001 per share (“Common Stock”) for each $100,000 in principal amount of the Original Note exchanged, so that the Company issued to SIC 103,909 shares of Common Stock.  The Company recorded compensation expense for the year ended June 30, 2013 of $7,481 related to the shares issued to SIC.

The 8% Note is convertible into shares of Common Stock in accordance with the terms of an Exchange Agreement by and between the Company and SIC, the terms of which are described below.

The Exchange Agreement provides for holders of the 8% Notes to have piggyback registration rights for the shares of Common Stock into which the 8% Notes may be converted.

The Company recorded interest expense on the $20,000 Line of Credit Note for the year ended June 30, 2013 of $782.

Secured Convertible 8% Notes

Pursuant to the Exchange Agreement, the Company issued $20,782 of 8% secured convertible notes (“8% Notes”), which will mature on March 11, 2016.

The 8% Notes provide for 8% simple interest per annum, payable on each anniversary of the issuance date thereof in cash or common stock of the Company or any combination thereof, at the Company's discretion.  If the Company elects to pay such interest in shares of its common stock, then the value of the shares to be delivered will be based on the average of the closing sale prices of the Common Stock for the fifteen (15) "Trading Days" immediately preceding such Interest Date.  From and after the occurrence and during the continuance of any event of default under the 8% Notes, the interest rate is automatically increased to twelve percent (12%).

The 8% Notes may, at any time at the option of the holder thereof, be converted into shares of the Company's common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization.

The 8% Notes provide for the Company to be able to issue up to an additional $29,300 of 8% Notes on the same terms and maturing on the same date.

If an event of default occurs under the 8% Notes, each holder has the right to require the Company to repay all or any portion of their note.  Events of default under the 8% Notes include payment defaults, and certain bankruptcy-type events involving the

Company.

The Company may, at its option, prepay the 8% Notes. If the Company chooses to prepay the 8% Notes, it shall prepay a fixed lump sum in the amount of 108% in the first 12 months, 106% in months 13-24, 104% in months 25-30, and at par thereafter of the Principal Amount plus interest accrued thereon.  Such payments shall be pro-rata unless otherwise determined by the Note holders.  In the event that the Company issues primary shares in a public offering at an offering price above $100.00 per share, the Company may use up to 33% of the proceeds to prepay the 8% Notes at par plus accrued and unpaid interest.  If a change of control is consummated, each holder has the right to require the Company to repay all or any portion of its 8% Notes on the prepayment terms set forth above, or may convert its 8% Notes into common shares immediately prior to the transaction.

The 8% Notes contain customary anti-dilution provisions for stock splits, combinations and dividends only as long as dilution is less than 33%.  Dilution above 33% requires the consent of a majority of holders of the 8% Notes, after which the 8% Notes will receive weighted-average share dilution protection.

The 8% Notes also contain certain covenants and restrictions, including, among others, that, for so long as the 8% Notes are outstanding, the Company will not, without the consent of the holders of a majority of the then-outstanding principal amount of the 8% Notes, (i) make any loan or advance in excess of $500 to any officer, director, employee of affiliate of the Company (except advances and similar expenditures: (a) under the terms of employee stock or option plans approved by the Board of Directors, (b) in the ordinary course of business, consistent with past practice and (c) to its subsidiaries), (ii) incur any indebtedness that exceeds $5,000 in the aggregate other than indebtedness already included in a Board of Directors-approved budget and subordinated indebtedness, (iii) guaranty any indebtedness of any unaffiliated third party, (iv) change the principal business of the Company or exit the Company's current business, provided that the foregoing is subject to the Board's compliance with its fiduciary duties, (v) sell, assign, or license material technology or intellectual property of the Company except (a) in the ordinary course of business, consistent with past practice, (b) sales and assignments thereof in any 12 month period that do not have a fair market value in excess of $1,000 or (c) in connection with a change of control transaction, (vi) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company of its assets that have a fair market value in excess of $10,000 or (vii) liquidate or dissolve the Company or wind up the business of the Company, subject to certain exceptions set forth in Section 8 of the 8% Notes.  The protective covenants set forth above (except for (iii) and (vii), which will remain) disappear after 75% of the principal balance of the 8% Notes has been repaid.

As of June 30, 2013, the Company had drawn $20,782 on the 8% Notes.  The interest expense on the 8% Notes for the year ended June 30, 2013 was $508.

The 8% Notes may, at any time at the option of the holder thereof, be converted into shares of the Company's common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization. Further, the conversion price is subject to "down round" protection, whereby any dilution above 33% requires the consent of a majority of holders of the 8% Notes, after which the 8% Notes will receive weighted-average share dilution protection. The Company has determined that, due to the nature of the "down round" protection, the conversion feature is an embedded derivative in accordance with ASC 815-15-25, Derivatives and Hedging. The embedded derivative has been bifurcated from the host contract and recorded at its fair value. The fair value of the embedded derivative has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the embedded derivative when issued was $6,662, which was recorded as stock compensation cost and included in Selling, general and administrative expense in the Consolidated Statements of Operations due to the fact that the 8% Notes are owned 100% by an executive officer of the Company. The embedded derivative was marked to market at June 30, 2013 to a fair value of $3,870. The Company recorded a gain of $2,792 to other income, net in the Consolidated Statements of Operations for the year ended June 30, 2013.

Security Agreement and Subordination Agreements

Each of the New $25,000 Line of Credit and the 8% Notes were secured by all assets of the Company, pursuant to respective security agreements (each, a “Security Agreement”) in favor of Mr. Sillerman, as "Collateral Agent" for each lender, with the 8% Notes being subordinated in repayment and security to the New $25,000 Line of Credit.  SIC II and SIC, each as lender, delivered a subordination agreement to the DB Line holder (each, a “Subordination Agreement”) by which the repayment and security therefor was subordinated to repayment of the DB Line.  Each Subordination Agreement provides that the Company's notes or Security Agreements may not be modified or amended in any manner which would affect the subordination to the DB Line and that the issuance of new or replacement notes may only be done upon the execution in a form similar to that previously issued and upon specific execution of a new Subordination Agreement by the new or replacement lender.

Related Approvals

Due to the fact that each of the transactions (other than the DB Line) referred to in the foregoing sections entitled "Amended and Restated $25,000 Line of Credit", "$20,000 Line of Credit Exchange", "Secured Convertible 8% Notes", and "Security Agreement and Subordination Agreements" involved Mr. Sillerman, or an affiliate of his, the transactions were subject to certain rules regarding "affiliate" transactions. Each was approved by a Special Committee of the Board of Directors and a majority of the independent members of the Board of Directors of the Company.

Subsequent Events

See Note 14, Subsequent Events, for a description of certain changes to the Company's loan agreements that occurred subsequent to June 30, 2013.

8. Commitments and Contingencies

Operating Leases

The Company maintains operating leases for its corporate office and several satellite offices. There are no capital leases. Total rent expense for the Company under operating leases recorded for the years ended June 30, 2013 and 2012 was $646 and $814, respectively. The Company’s future minimum rental commitments under noncancelable operating leases are as follows (amounts are shown net of contractual sublease income):

(in thousands)
Years Ending June 30,
2014	$728
2015	748
2016	736
2017	667
2018	690
Thereafter	2,827
Total	$6,396

Litigation

On August 17, 2012, the Company was served with a patent infringement lawsuit filed on August 13, 2012 by Blue Spike, LLC ("Blue Spike") in the United States District Court for the Eastern District of Texas, Tyler Division (Civil Action No. 6:12-CV-526). The lawsuit claims patent infringement under U.S. Patent numbers 7,346,472, 7,660,700, 7,949,494, and 8,214,715 in connection with the Company's audio recognition technology. Blue Spike has commenced suits against numerous other companies involving the same patent family.

The Company denies that it is infringing any valid, enforceable claims of the asserted patents and intends to vigorously defend itself against the lawsuit. The Company filed its answer on October 3, 2012.

The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. The Company records a liability when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company's control. As such, there can be no assurance that the final outcome will not have a material adverse effect on the Company's financial condition and results of operations.

9. Stockholders’ Equity

As of June 30, 2013 and 2012, there were 300,000,000 shares of authorized common stock and 1,139,056 and 955,876 shares of common stock issued and outstanding, respectively. Except as otherwise provided by Delaware law, the holders of the Company's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

The Company's Board of Directors is authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. The Company may issue shares of preferred stock in one or more series as may be determined by the Company's Board of Directors, who may establish the designation and number of shares of any series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series (but not below the number of shares of that series then outstanding).

10. Share-Based Payments

Equity Incentive Plan

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved 375,000 shares of common stock for delivery under the Plan.  Pursuant to the Executive Incentive Plan and the employment agreements, between February 15, 2011 and June 30, 2013, the Compensation Committee of the Company's Board of Directors authorized the grants of restricted stock and stock options described below.

Restricted Stock

The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on that date and is recognized as an expense over the requisite service period.

	Shares	Weighted Average Grant Date Fair Value
Nonvested at June 30, 2012	36,083	$2,356.00
Granted	—	—
Vested	(948)	977.60
Forfeited and canceled	(11,771)	2,268.00
Nonvested at June 30, 2013	23,364	$2,488.80

Compensation expense related to restricted stock was $18,200 and $26,576 for the years ended June 30, 2013 and 2012, respectively.  As of June 30, 2013 and 2012, there was $48,576 and $112,995, respectively, in unrecognized share-based compensation costs related to restricted stock.

Stock Options

The following table summarizes the Company's stock option activity for year ended June 30, 2013:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at June 30, 2012	38,344	$499.20	9.16	$1,155
Granted	235,232	72.00	—	521
Exercised	—	—	—	—
Forfeited and canceled	(49,767)	112.80	—	1,696
Outstanding at June 30, 2013	223,809	136.00	9.09	—
Exercisable at June 30, 2013	70,230	$147.20	8.77	$—

The Company accounts for stock options based on the fair market value on the date of grant, with the resulting expense recognized over the requisite service period.  The fair value of each option award is estimated using the Black-Scholes option valuation model.  Expected volatility is based on the historical volatility of the price of the Company's stock.  The risk-free interest rate is based on U.S. Treasury Notes with a term equal to the expected life of the option.  The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates.  Options generally have an expiration  of 10 years and vest over a period of 3 or 4 years.  The fair value of options granted during the years ended June 30, 2013 and 2012 were estimated based on the following weighted average assumptions:

	Year Ended June 30, 2013	Year Ended June 30, 2012
Expected volatility	80%	63%
Risk-free interest rate	0.93%	1.15%
Expected dividend yield	—	—
Expected life (in years)	6.82	6.25
Estimated fair value per option granted	$52.80	$545.60

Compensation expense related to stock options of $12,089 and $5,916 is included in the accompanying Statements of Operations in selling, general and administrative expenses for the years ended June 30, 2013 and June 30, 2012, respectively. As of June 30 2013 and 2012, there was approximately $13,675 and $14,958, respectively, of unrecognized stock-based compensation cost related to stock options, which will generally be recognized over a four year period.

Warrants

In connection with the DB Line described in Note 7, repayment of the loan was guaranteed by Mr. Sillerman.  In consideration for the guarantee, Mr. Sillerman's designee, SIC II, which is the lender under the Amended and Restated $25,000 Line of Credit, also described in Note 7, received a warrant for 125,000 shares of common stock, which may be exercised at any time within 60 months of the issuance date at $80.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation). The Company recorded compensation expense during the year ended June 30, 2013 of $5,559 related to the Guarantee Warrant.

In the event of draws which exceed the DB Line maximum of $10,000, the lender (including Mr. Sillerman and his affiliates) under the New Line of Credit will receive 1,250 warrants (which will be in the same form as the Guarantee Warrants) to purchase the Company's common stock for every $100 drawn down and funded to the Company.  These warrants shall be exercisable at a price of $80.00 per share and shall expire five (5) years after issuance.

As of June 30, 2013, the Company had drawn down $4,000 on the the New $25,000 Line of Credit. In connection with the draw down, the Company issued 50,000 warrants to SIC II and recorded compensation expense of $1,533 during the year ended June 30, 2013.

The Company issued 21,364 warrants in connection with the May 10, 2012 PIPE transaction. Each warrant has a sale price of $440.00 and is exercisable into 1 share of common stock at a price of $640.00 over a term of three years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to a the price of newly issued shares. The fair value of such warrants has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the warrants when issued was $5,281, and was $443 and $4,626 as of June 30, 2013 and June 30, 2012, respectively. The Company recorded a gain of $4,183 to other income, net in the Consolidated Statements of Operations for the year ended June 30, 2013. The fair value of the warrant is classified as a current liability on the Consolidated Balance Sheet as of June 30, 2013, due to the Company's intention to retire a significant portion of these warrants in its next round of financing.

On August 25, 2011, the Company completed the placement of 87,500 units (the “Units”), each Unit consisting of (i) one-half (1/2) share of common stock, $0.001 par value per share, of the Company and (ii) one (1) detachable three (3) year warrant to purchase one-half (1/2) share of common stock of the Company with an exercise price of $640.00 per warrant share, at a purchase price of $400.00 per Unit, for an aggregate purchase price of $35,000 to accredited and institutional investors.  The three-year warrants are callable by the Company after February 26, 2012 if a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants has been declared effective for 30 days and the closing bid price of such shares equals at least $640.00 per share for a period of at least 20 consecutive trading days after effectiveness of such registration statement.

In connection with the August 25, 2011 private placement offering, the following warrants were issued to related parties:

Tejas Securities Group, Inc., as partial compensation for placement fees, was issued 3,375 five-year non-callable warrants with an exercise price of $400.00 per warrant, and 2,406 three-year warrants with an exercise price of $640.00 per warrant.  Each of the warrants is exercisable for one share of the Company's common stock.  The fair value of these warrants was $3,949 and was accounted for as a cost of raising equity.

Mr. Sillerman was issued 16,000 three-year warrants with an exercise price of $640.00 per warrant.  Each of the warrants is exercisable for one share of the Company's common stock. The fair value of these warrants was $9,216, which was included in selling, general and administrative expenses in the Consolidated Statement of Operations for the year ended June 30, 2012.

11.  Income Taxes

For the years ended June 30, 2013 and 2012, the Company did not record an income tax benefit because it has incurred taxable losses and has no history of generating taxable income and therefore the Company cannot presently anticipate the realization of a tax benefit on its Net Operating Loss carryforward. At June 30, 2013 the Company has a Net Operating Loss carryforward of $60.9 million, which will begin to expire in 2030. The Company has established a full valuation allowance against its deferred tax assets as of June 30, 2013 and 2012. Income tax expense for the years ended June 30, 2013 and 2012 was $70 and $0, respectively.
A reconciliation of the statutory U.S. federal tax rate and our effective tax rate is as follows:

	Year Ended June 30, 2013	Year Ended June 30, 2012
Statutory U.S. federal tax rate	35%	35%
State and local income taxes - net of federal benefit	—%	—%
Valuation allowance	(35)%	(35)%

Effective tax rate	—%	—%

The components of deferred taxes as of June 30, 2013, are as follows:

Deferred tax assets:	(in thousands
Share based compensation	$55,235
Start-up expenditures	6,137
Other	1,869
Operating loss carryforward	27,650
Depreciation and amortization	772
Total deferred tax asset	91,663
Deferred tax liabilities:
Depreciation and amortization	(91)
Valuation allowance	(91,642)
Deferred tax liability, net	$(70)

The components of deferred taxes as of June 30, 2012, are as follows:

Deferred tax assets:	(in thousands)
Share based compensation	$29,328
Start-up expenditures	6,719
Other	1,600
Operating loss carryforward	13,048
Total deferred tax asset	50,695
Deferred tax liabilities:
Depreciation and amortization	(210)
Valuation allowance	(50,485)
Deferred taxes, net	$—

The deferred tax liability, net is included in other long term liabilities in the accompanying consolidated balance sheets.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

12.  Related Party Transactions

Recapitalization Note

In Fiscal 2011, Mr. Sillerman (and his spouse and entities controlled by him), executed a promissory note in accordance with his subscription agreement for the payment of the purchase price of certain shares of common stock, in the amount of $3,242.  The note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  The note is due five years after issuance, with interest accrued at the rate of 4.15% per annum.  Interest income recorded on these notes for the years ended June 30, 2013 and June 30, 2012 was $135 and $135, respectively.

Shared Services Agreements

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its then-General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company's Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is the former Chairman, a Board member, and a greater than 10% stockholder of Circle and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the years ended June 30, 2013 and June 30, 2012, the Company billed Circle $253 and $322, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and the Company's Audit Committee. The balance due from Circle as of June 30, 2013 and June 30, 2012 was $23 and $53, respectively.

The Company also entered into a shared services agreement with SFX Entertainment Inc. ("SFX"), a company affiliated with Mr. Sillerman, pursuant to which it shares costs for legal and administrative services in support of Mr. Nelson, and several other of the Company's employees. The shared services agreement provides, in general, for sharing generally based on the services provided by Mr. Nelson and such other employees. Mr. Nelson and such other employees will continue to be paid by the Company, and SFX will either reimburse Circle (which will reimburse the Company, if applicable) or reimburse the Company directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. Because this transaction is subject to certain rules regarding “affiliate” transactions, the Company's Audit Committee and a majority of the independent members of the Company's Board of Directors have approved this shared services agreement. For the year ended June 30, 2013, the Company billed SFX $263.  The balance due from SFX as of June 30, 2013 was $47. The Company did not bill any amounts to SFX in 2012.

Certain Company accounting personnel may provide personal accounting services to Mr. Sillerman.  To the extent that such services are rendered, Mr. Sillerman shall reimburse the Company theretofore.  The reimbursement for any such services shall be reviewed by the Company's Audit Committee.  For the years ended June 30, 2013 and June 30, 2012, the Company billed Mr. Sillerman $245 and $148, respectively.  The balance due from Mr. Sillerman as of June 30, 2013 and June 30, 2012 was $0 and $21, respectively.

Private Placements

Mr. Sillerman purchased units for $3,000 in the May 10, 2012 private placement. As a result of Mr. Sillerman's participation in the placement, 6,818 units with a fair value of $5,116 were issued by the Company. The fair value of the associated warrants was determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements (see Note 13). This resulted in a non-cash compensation charge of $2,116, which is included in selling, general and administrative expenses in the Consolidated Statement of Operations for the year ended June 30, 2012.

SIC purchased units for $11,376 in the August 25, 2011 private placement. As a result of SIC's participation in the placement, 16,000 units were acquired by Mr. Sillerman with a fair value, based upon the traded value of the stock at the time, in excess of the price paid.  This resulted in a non-cash compensation charge of $19,456, which is included in Selling, general and administrative expenses in the Consolidated Statement of Operations for the year ended June 30, 2012.

Consultant

Benjamin Chen, previously an independent director of the Company, was acting as a consultant to the Company in the area of technology, systems architecture and technical operations.  Mr. Chen was paid $188 for his services through June 30, 2013. On May 6, 2013, Mr. Chen resigned as a director of the Company.

NetJets

The Company executed an agreement with NetJets to bundle a 3.125% fractional share of a G-IV jet owned by Mr. Sillerman with a value of $336 with a new 6.25% fractional share of a G-IV jet which was purchased from NetJets by the Company.  The purchase price for the 6.25% interest was $1,175, payable $235 upon signing and the balance of $940 is financed with interest at 6% per annum, monthly payments of $9 and, a five-year balloon of $661.   Monthly management fees (aggregate for both shares) are approximately $26.  Based on the anticipated travel schedule for Mr. Sillerman and the anticipated residual value of the plane at the end of the five-year period of usage, the Company expected to realize cost savings. The Company’s Audit Committee approved entering into this related party transaction, and on June 17, 2011, the independent members of the Company’s Board of Directors approved the transaction. The Company accounted for the transaction by recording the interests as investment assets and a loan payable to Mr. Sillerman and NetJets.

In 2012, the Company reclassified the $336 loan from Mr. Sillerman to a capital contribution.

In June 2012, the Company agreed to sell the fractional interests back to NetJets and repay outstanding loan amount. Accordingly, the amount of the loan to NetJets is $0 at June 30, 2012. In connection with the sale, the Company recorded a loss on the sale of approximately $134 and $166 of travel related expenses. These amounts are included in Selling, general and administrative expenses for the year ended June 30, 2012.

Lines of Credit

See Note 7, Loans Payable, for a discussion of lines of credit with related parties.

13. Fair Value Measurement

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The three levels of fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counter-party credit risk in its assessment of fair value.  Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The Company has certain assets and liabilities that are required to be recorded at fair value on a recurring basis in accordance with GAAP, as described below.

The Company issued 21,364 warrants in connection with the May 10, 2012 PIPE. Each warrant has a sale price of $440.00 and is exercisable into 1 share of common stock at a price of $640.00 over a term of three years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to a the price of newly issued shares (the "Warrants"). The fair value of such warrants has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the warrants when issued was $5,281 and was $443 and $4,626 as of June 30, 2013 and June 30, 2012, respectively. The Company recorded a gain of $4,183 to other income, net in the Consolidated Statements of Operations for the year ended June 30, 2013. The fair value of the warrant is classified as a current liability on the Consolidated Balance Sheet as of June 30, 2013 , due to the Company's intention to retire a significant portion of these warrants in its next round of financing. The Company's warrants were classified as a Level 3 input within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

The Company issued $20,782 of 8% secured convertible notes (“8% Notes”), which will mature on March 11, 2016. The 8% Notes may, at any time at the option of the holder thereof, be converted into shares of the Company's common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization. Further, the conversion price is subject to "down round" protection, whereby any dilution above 33% requires the consent of a majority of holders of the 8% Notes, after which the 8% Notes will receive weighted-average share dilution protection. The Company has determined that, due to the nature of the "down round" protection, the conversion feature is an embedded derivative in accordance with ASC 815-15-25, Derivatives and Hedging. The embedded derivative has been bifurcated from the host contract and recorded at its fair value. The fair value of the embedded derivative has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the embedded derivative when issued was $6,662, which was recorded as stock compensation cost and included in Selling, general and administrative expense in the Consolidated Statements of Operations due to the fact that the 8% Notes are owned 100% by an executive officer of the Company. The embedded derivative was marked to market at June 30, 2013 to a fair value of $3,870. The Company recorded a gain of $2,792 to other income, net in the Consolidated Statements of Operations for the year ended June 30, 2013. The Company's convertible conversion rights were classified as a Level 3 input within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

The following table presents a reconciliation of items measured at fair value on a recurring basis using unobservable inputs (level 3):

(in thousands)
Balance at June 30, 2011	$—
Additions to Level 3	5,281
Unrealized (gains) losses for the period included in other income (expense), net	(655)
Balance at June 30, 2012	$4,626

Balance at June 30, 2012	$4,626
Additions to Level 3	6,662
Unrealized (gains) losses for the period included in other income (expense), net	(6,975)
Balance at June 30, 2013	$4,313

14.  Subsequent Events
Debt Restructuring
On September 16, 2013, the Company, SIC and SIC II entered into a series of transactions to restructure certain of the Company's outstanding debt and equity securities. The transactions are designed to aid the Company in future capital raising efforts.
8% Note and Shares

As discussed in Note 7, Loans Payable, the Company and SIC entered into a Line of Credit Grid Promissory Note on June 29, 2012, which was subsequently amended (as amended, the “Original $20,000 Line of Credit Note”). The Original $20,000 Line of Credit Note was fully drawn, so that the Company owed SIC $20,782 through March 11, 2013 in outstanding principal and accrued interest. On March 11, 2013, SIC exchanged the Original $20,000 Line of Credit Note for an 8% Convertible Secured Note (the “8% Note”) with a total outstanding balance of $20,782. The 8% Note provided for an interest rate of 8% (as opposed to the 9% interest rate in the Original $20,000 Line of Credit Note), and was to mature on March 11, 2016 (as opposed to the June 29, 2013 maturity date for the Original $20,000 Line of Credit Note). The exchange was made pursuant to an exchange agreement (the “Exchange Agreement”), which provided for the issuance of 500 shares of the common stock of the Company, par value $0.001 per share (“Note Exchange Common Stock”) for each $100,000 in principal amount of the Original $20,000 Line of Credit Note so exchanged, so that the Company issued to SIC 103,909 shares of Common Stock in connection with such exchange (the “Note Exchange Common Shares”).

On September 16, 2013, the Company and SIC entered into a Rescission Agreement (the “Rescission Agreement”) pursuant to which the parties rescinded the transactions in the Exchange Agreement. The effect of the transaction was to (a) rescind the issuance of the 103,909 shares of Note Exchange Common Stock, thus reducing the number of issued and outstanding shares of common stock of the Company by 103,909, and (b) rescind the exchange of the 8% Note for the Original $20,000 Line of Credit Note. This had the effect of extinguishing the 8% Note and reinstating the Original $20,000 Line of Credit Note. The Original $20,000 Line of Credit Note had accrued and unpaid interest on September 16, 2013 of $1,748.

Waiver of Interest

On September 16, 2013, SIC agreed to waive, pursuant to a Waiver (the “Waiver”), $1,748 of accrued and unpaid interest on the Original $20,000 Line of Credit Note, which interest accrued from June 29, 2012 through and including September 16, 2013.
Series A Convertible Preferred Stock
The Company previously had authorized a class of Series A Preferred Shares, but none of those shares were issued or outstanding. The Company eliminated the prior class of Series A Preferred shares and created a new class of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series A Convertible Preferred Stock. The designation, powers, preferences and rights of the shares of Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series A Convertible Preferred Stock have an initial stated value of $1,000 per share (the "Stated Value").

•
The shares of Series A Convertible Preferred Stock are entitled to receive quarterly cumulative dividends at a rate equal to 7% per annum of the Stated Value whenever funds are legally available and when and as declared by the Company's board of directors. If the Company declares a dividend or the distribution of its assets, the holders of Series A Preferred Stock shall be entitled to participate in the distribution to the same extent as if they had converted each share of Series A Preferred Stock held into Company common stock.

•	Each share of Series A Convertible Stock is convertible, at the option of the holders, into shares of Company common stock at a conversion price of $92.00.

•
The Company may redeem any or all of the outstanding Series A Convertible Preferred Stock at any time at the then current Stated Value, subject to a redemption premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 month anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 month anniversary of the initial issuance date. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $80.00 or more per share.

•	The Company is required to redeem the Series A Preferred Stock on the fifth anniversary of its issuance.

•
Upon a change of control of the Company, the holders of Series A Preferred Stock shall be entitled to a change of control premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 month anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 month anniversary of the initial issuance date.

•	The shares of Series A Convertible Preferred Stock are senior in liquidation preference to the shares of Company common stock.

•	The shares of Series A Convertible Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series A Convertible Preferred Stock shall be necessary for the Company to: (i) create or issue any Company capital stock (or any securities convertible into any Company capital stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Preferred Stock; or (ii) amend the Series A Convertible Preferred Stock.

Series B Convertible Preferred Stock
On September 16, 2013, the Company created 50,000 shares of Series B Convertible Stock (the “Series B Convertible Preferred Stock”). The designation, powers, preferences and rights of the shares of Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series B Convertible Preferred Stock have an initial stated value of $1,000 per share.

•
The shares of Series B Convertible Preferred Stock are convertible, at the option of the holders, into shares of Company common stock at a conversion price of $92.00. The shares of Series B Convertible Preferred Stock may only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of the Company's common stock being equal to or greater than $133.60 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Company's common stock from and after the initial issuance date) for a period of five consecutive trading days following the initial issuance date and (ii) the average daily trading volume of the Company's common stock (as reported on Bloomberg) on the principal securities exchange or trading market where the Company's common stock is listed or traded during the measuring period equaling or exceeding 313 shares of Company's common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to herein as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a

“fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of the assets of the Company, (ii) a sale of at least 90% of the shares of capital stock of the Company or (iii) a merger, consolidation or other business combination as a result of which the holders of capital stock of the Company prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the Voting Stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), the Board has determined that the aggregate implied value of the Company's capital stock in such transaction is equal to or greater than $125,000.

•	The shares of Series B Convertible Preferred Stock are not redeemable by either the Company or the holders thereof.

•
The shares of Series B Convertible Preferred Stock are on parity in dividends and liquidation preference with the shares of Company common stock, which shall be payable only if then convertible into common stock.

•	The shares of Series B Convertible Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series B Convertible Preferred Stock shall be necessary for the Company to alter, amend or change any of the terms of the Series B Convertible Preferred Stock.

Issuance of Series A Preferred Stock and Series B Preferred Stock for Original $20,000 Line of Credit Note
As described above in the subsection entitled “8% Note and Shares”, as of September 16, 2013, the Original $20,000 Line of Credit Note remained outstanding with a principal amount of $20,000. As described above in the subsection entitled “Waiver of Interest”, on September 16, 2013 SIC agreed to waive the outstanding $1,748 of interest accrued on the Original $20,000 Line of Credit Note up to and including September 16, 2013. On September 16, 2013, the Company and SIC entered into an Exchange Agreement (the “Note Exchange Agreement”) pursuant to which the Company issued, in full satisfaction of the Original $20,000 Line of Credit Note, 20,000 shares of Series A Convertible Preferred Stock and 15,237 shares of Series B Convertible Preferred Stock.

Rescission of Issuance of 62,500 Shares of Common Stock; Issuance of Warrants

On March 11, 2013, the Company and SIC II entered into an amended and restated line of credit (the “New $25,000 Line of Credit”) to the Company, which modified the existing $25,000 line of credit (the “Original $25,000 line of credit”) to reduce the interest rate from 14% per annum to 9% per annum. In connection with such modification, the Company issued to SIC II 62,500 shares of its common stock (the “February Shares”).

On September 16, 2013, pursuant to the Rescission Agreement, the Company and SIC II agreed to rescind the issuance of the February Shares, thus reducing the number of the Company's issued and outstanding shares by 62,500.

On September 16, 2013, the Company agreed to issue SIC II warrants (the “Warrants”) to purchase 62,500 shares of the Company's common stock at an exercise price of $55.20 per share. The Warrants are exercisable for a period of five years from issuance.

PIPE Exchanges

In August of 2011 and May of 2012, the Company previously completed certain private placement offerings (the “PIPE Transactions”) in which the Company issued to certain investors (the “PIPE Investors”) shares of the Company's common stock and warrants to purchase shares of common stock. The Company's Board of Directors has approved an exchange (the “PIPE Exchange”) by certain PIPE Investors of the common stock and warrants that they received in the PIPE Transactions for Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. PIPE Investors would only be permitted to participate in such exchange to the extent that they or their affiliates commit, or have committed, to fund a portion of the New $25,000 Line of Credit. For each $100,000 that a PIPE Investor commits, or has committed, to the New $25,000 Line of Credit, the PIPE Investor would be able to convert the common stock and warrants that it received for each $100,000 investment in the PIPE Transactions for 100 shares of the Company's Series A Convertible Preferred Stock and 46 shares of the Company's Series B Convertible Preferred Stock. The Company's Board of Directors approved an issuance of up to 15,000 shares of Series A Convertible Preferred Stock and 6,900 shares of Series B Convertible Preferred Stock in connection with such exchanges.

On September 16, 2013, as part of the PIPE Exchange, the Company and SIC entered into an Exchange Agreement (the “PIPE Exchange Agreement”) pursuant to which SIC agreed to exchange: (a) 32,618 shares of the Company's common stock (the “PIPE

Common Shares”), (b) warrants to purchase 25,800 shares of the Company's common stock at an exercise price of $640.00 (the “August PIPE Warrants”) and (c) warrants to purchase 6,818 shares of the Company's common stock at $100.00 (the “May PIPE Warrants,” and collectively with the August PIPE Warrants, the “PIPE Warrants”) that it had received in the PIPE Transactions for: (i) 13,320 shares of Series A Convertible Preferred Stock (the “Exchange Series A Shares”) and (ii) 6,127.2 shares of Series B Convertible Preferred Stock (the “Exchange Series B Shares”).

Special Committee Action

Because the transactions described in the foregoing sections were between the Company and Mr. Sillerman or an affiliate of Mr. Sillerman, the Company formed a special committee of independent directors to review the proposed transactions. Such special committee reviewed and unanimously approved such transactions.

Accounting and Financial Impact

The Company is reviewing the accounting and financial impact of these transactions, therefore a complete and precise estimate cannot be made at this time.

Term Loan Agreement

On September 10, 2013, the Company and Deutsche Bank entered into a First Amendment to the DB Line, discussed in Note 7, Loans Payable.  The First Amendment extended the maturity date of the DB Line from September 11, 2013 to December 16, 2013.

Additional Borrowings on the New $25,000 Line of Credit

On July 11, 2013 and September 6, 2013, the Company drew $3,000 and $2,000, respectively, under the New $25,000 Line of Credit.  Following the September 6, 2013 draw, there is $6,000 available to be drawn under the New $25,000 Line of Credit.

In accordance with the terms of the New $25,000 Line of Credit, the Company issued to SIC II, in connection with such draws, warrants to purchase 37,500 and 25,000 shares, respectively, of the Company's Common Stock, par value $0.001 per share.  These warrants shall be exercisable at a price of $80.00 per share and shall expire five (5) years after issuance.

In the first quarter of Fiscal 2014, the Company will record stock-based compensation charges of approximately $1,393 and $672, respectively, relating to these warrants.

VIGGLE, INC.
Unaudited Consolidated Financial Statements
As of December 31, 2013 and 2012

Viggle Inc.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31, 2013	June 30, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,132	$1,359
Accounts receivable, net	5,277	2,802
Prepaid expenses	1,086	915
Other receivables	124	236
Total current assets	7,619	5,312
Restricted cash	696	696
Property & equipment, net	2,767	2,815
Intangible assets, net	21,606	4,942
Goodwill	27,789	2,953
Other assets	153	57
Total assets	$60,630	$16,775
Liabilities, convertible redeemable preferred stock and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$14,946	$5,622
Reward points payable	7,535	7,936
Common stock warrant liability	176	443
Deferred revenue	—	237
Current portion of loan payable	30,000	10,000
Total current liabilities	52,657	24,238
Loans payable, less current portion	—	24,782
Fair value of derivative embedded within convertible debt	—	3,870
Other long-term liabilities	1,285	1,263
Total liabilities	53,942	54,153
Series A Convertible Redeemable Preferred Stock, $1,000 stated value, authorized 100,000 shares, issued and outstanding 34,275 shares as of December 31, 2013	37,717	—
Commitments and contingencies
Stockholders' deficit:
Series B Convertible Preferred Stock, $1,000 stated value, authorized 50,000 shares, issued and outstanding 21,804.2 shares as of December 31, 2013	3,997	—
Common stock, $0.001 par value: authorized 300,000,000 shares, outstanding 1,474,292 shares as of December 31, 2013 and 1,139,056 shares as of June 30, 2013	1	1
Additional paid-in-capital	237,863	186,567
Treasury stock, 205,789 shares as of December 31, 2013	(11,189)	—
Due from executive officer	(3,629)	(3,561)
Accumulated deficit	(258,072)	(220,385)
Total stockholders' deficit	(31,029)	(37,378)
Total liabilities, convertible redeemable preferred stock and stockholders' deficit	$60,630	$16,775

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Six Months Ended December 31, 2013	Six Months Ended December 31, 2012
Revenues	$5,032	$3,875	$9,371	$5,927
Cost of watchpoints and engagement points	(82)	(1,571)	(2,657)	(3,800)
Selling, general and administrative expenses	(17,569)	(15,143)	(42,906)	(36,842)
Operating loss	(12,619)	(12,839)	(36,192)	(34,715)

Other income (expense):
Other income, net	807	689	892	3,181
Interest expense, net	(1,572)	(236)	(2,341)	(319)
Total other (expense) income	(765)	453	(1,449)	2,862

Net loss before provision for income taxes	(13,384)	(12,386)	(37,641)	(31,853)

Income tax expense	(22)	(44)	(46)	(44)

Net loss	(13,406)	(12,430)	(37,687)	(31,897)

Accretion of Series A Convertible Redeemable Preferred Stock	176	—	176	—

Net loss attributable to common stockholders	$(13,230)	$(12,430)	$(37,511)	$(31,897)

Net loss per common share attributable to common stockholders - basic and diluted	$(12.91)	$(13.00)	$(35.23)	$(33.37)

Weighted average common shares outstanding - basic and diluted	1,025,021	955,876	1,064,732	955,876

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(amounts in thousands)

	Common Stock	Class B Preferred Stock	Additional Paid-In Capital	Treasury Stock	Due from Executive Officer	Accumulated Deficit	Total
Balance June 30, 2013	$1	$—	$186,567	$—	$(3,561)	$(220,385)	$(37,378)
Net loss						(37,687)	(37,687)
Compensation charge for warrants issued in connection with borrowings on line of credit			3,810				3,810
Issuance of preferred stock in exchange for $20M 8% Note and common shares		2,793	2,580	(5,736)			(363)
Issuance of preferred stock in exchange for common shares and warrants		1,204	(13,843)	(1,905)			(14,544)
Rescission of common shares in exchange for warrants			3,450	(3,450)			—
Compensation charge in connection with issuance of preferred stock in exchange for $20M 8% Note, common shares and warrants			6,259				6,259
Extinguishment of embedded derivative within convertible debt			3,854				3,854
Extinguishment of a portion of common stock warrant liability			92				92
Common shares issued for Wetpaint acquisition			31,554				31,554
Purchase of common shares from former officer				(98)			(98)
Interest income on note receivable from Executive Officer					(68)		(68)
Interest income on note receivable from shareholders			(1)				(1)
Accretion of Series A Convertible Redeemable Preferred Stock			176				176
Employee stock options - share based compensation			3,751				3,751
Restricted stock - share based compensation			9,614				9,614
Balance December 31, 2013	$1	$3,997	$237,863	$(11,189)	$(3,629)	$(258,072)	$(31,029)
 See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Six Months Ended December 31, 2013	Six Months Ended December 31, 2012
Operating activities:
Net loss	$(37,687)	$(31,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Restricted stock - share based compensation	9,614	8,508
Employee stock options - share based compensation	3,751	8,267
Stock compensation expense in connection with line of credit borrowing	3,810	—
Compensation charge in connection with issuance of preferred stock in exchange for $20M 8% Note, common shares and warrants	6,259	—
Interest expense related to November 25, 2013 PIPE Exchange	1,231
Decrease in fair value of convertible debt embedded derivative	(16)	—
Decrease in fair value of common stock warrants	(267)	(3,683)
Depreciation and amortization	2,064	1,870
Increase in fair value of Loyalize guarantee	—	502
Interest income on notes receivable from shareholders and officer	(69)	(70)
Changes in operating assets and liabilities:
Accounts receivable	(1,797)	(1,993)
Other receivables	112	960
Prepaid expenses	(47)	272
Other assets	(96)	—
Deferred revenue	(237)	(402)
Accounts payable and accrued expenses	(1,115)	1,715
Reward points liability	(401)	1,135
Other liabilities	22	70
Net cash used in operating activities	(14,869)	(14,746)
Investing activities:
Acquisition of Wetpaint, net of cash acquired	(647)	—
Purchase of Property and Equipment	(178)	(487)
Capitalized software costs	(435)	(69)
Net cash used in investing activities	(1,260)	(556)
Financing activities:
Proceeds from loans, net	16,000	—
Purchase of common shares from former officer	(98)	—
Loan from Executive Officer	—	12,500
Notes receivable shareholders	—	77
Net cash provided by financing activities	15,902	12,577
Net increase (decrease) in cash	(227)	(2,725)
Cash at Beginning of Period	1,359	2,963
Cash at End of Period	$1,132	$238

See accompanying notes to consolidated financial statements

Viggle Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

Supplemental cash flow information:
Cash paid during the period for interest	$124	$—
Non-cash investing activities:
Common stock and restricted stock units issued for Wetpaint acquisition	$31,554	$—
Contingent consideration related to Wetpaint acquisition	$6,100	$—
Liability for remaining cash consideration related to Wetpaint acquisition	$3,367	$—
Non-cash financing activities:
Exchange of Original $20 million Line of Credit Note for preferred stock	$20,000	$—
Waiver of interest on Original $20 million Line of Credit Note	$1,748	$—

See accompanying notes to consolidated financial statements

Viggle Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)
(Unaudited)

1.  Basis of Presentation and Consolidation

On May 31, 2012, the Company changed its name from Function(x) Inc. to Viggle Inc.  It now conducts business under the name Viggle Inc.

The consolidated financial statements include the accounts of Viggle Inc., and its wholly-owned subsidiaries.  The Company has 8 wholly-owned subsidiaries, Function(x) Inc., Project Oda, Inc., Sports Hero Inc., Loyalize Inc., Viggle Media Inc., VX Acquisition Corp., Viggle Merger Sub II Inc. and Wetpaint.com, Inc., each a Delaware corporation. All intercompany transactions and balances have been eliminated.

On March xx , 2014, the Company effectuated a 1-for-80 reverse stock split (the “1-for-80 Reverse Split”). Under the terms of the 1-for-80 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-eightieth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share. All share and per share amounts have been restated to reflect the 1-for-80 Reverse Split.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company's ability to continue to realize its assets and discharge its liabilities in the normal course of business. The Company is unlikely to generate significant revenue or earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity or debt financing to continue development of its business and to generate revenue. Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed. There is no assurance such equity and/or debt offerings will be successful or that development of the business will be successful. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  Line of Business and Recent Acquisition

The Company's Line of Business

Viggle is an incentive-based, interactive loyalty program and application that seeks to enhance the TV viewing experience and make TV more rewarding for viewers, advertisers and producers. Viggle helps viewers decide what to watch and when, broadens the viewing experience with real time games and additional content, and rewards viewers for being loyal to their favorite shows throughout a season. For advertisers, Viggle provides clients targeted interactive ads to amplify their TV messaging. For TV networks and content producers, Viggle delivers promotional benefits by driving tune ins to specific shows, engaging viewers in a richer content experience, and increasing awareness of promoted shows. The Company's content website, wetpaint.com, extends its promotional capabilities by reaching potential viewers before a TV show is broadcast and by allowing viewers to continue the conversation with additional show coverage after the broadcast date. In addition, the Company recently launched its music service, which allows consumers to check in to songs on Viggle and earn points. As a media company, Viggle seeks to attract a significant and growing audience in order to sell advertising. The Company believes that making TV more rewarding and engaging around the shows consumers love will drive them to use Viggle.
Through its recently acquired subsidiary, Wetpaint, the Company reports original news stories and publishes information content covering top television shows, music, celebrities, entertainment news and fashion. Wetpaint publishes more than 150 new articles, videos and galleries each day.

U.S. consumers can become Viggle users through a free app that works on multiple types of mobile phones and tablets and is distributed through the Apple App Store and the Google Play Store. After a consumer downloads the App, he or she must create an account. Viggle then allows consumers to play along with TV shows, share comments through social media, answer trivia questions or polls, chat with friends, play games, or discover more about the show, all while watching TV. Users can also use the App to discover new music. The App can listen to a song and identify it and allow users to build playlists and purchase the music. All of this activity earns the user points they can redeem for real rewards.

The Viggle user experience is simple. While watching TV or listening to music, a user taps the “check-in” button, which activates the device’s microphone. Viggle collects an audio sample of the content the user can hear and uses technology to convert that sample into a digital fingerprint. Within seconds, that digital fingerprint is matched against a database of reference fingerprints that are collected from at least 190 English and Spanish television channels within the United States and over 20 million songs. Viggle is able to verify TV check-ins across broadcast, cable, online, satellite, time-shifted and on-demand content as well as most songs cataloged on Apple’s iTunes music library. The ability to verify check-ins is critical because users are rewarded with points for each check-in and engagement (defined as a poll, video quiz, game or slide show). Users can redeem the points within the rewards catalog for items that have a monetary value such as unique deals and offers, products, sweepstakes, charitable donations, select retail gift cards and Viggle-branded merchandise. Once a user has “checked-in” to content, the app provides a set of optional games, tools, and information to enhance the consumer experience.

The Company has purchased and will continue to source rewards from vendors that it will issue to users upon the redemption of their points.  The Company has only generated minimal revenue to date, and there is no guarantee that it will be able to generate sufficient revenue in the future to continue to purchase rewards from vendors or continue its business.

Acquisition of Wetpaint

On December 16, 2013, the Company and Viggle Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viggle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wetpaint.com, Inc., a Delaware corporation (“Wetpaint”), certain stockholders of Wetpaint and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the Stockholders’ Agent).

Wetpaint is a Seattle, Washington-based Internet company, founded in 2005, that publishes the website Wetpaint Entertainment (located at Wetpaint.com), focused on entertainment news, and develops a proprietary technology platform, the Social Distribution System, that is used to provide analytics for its own website as well as other online publishers.

The Merger Agreement and the transactions contemplated thereby (collectively, the "Acquisition") have been approved by the board of directors of each of the Company, Merger Sub and Wetpaint. Within twenty four hours following the execution and delivery of the Merger Agreement, Wetpaint delivered to Viggle and Merger Sub the irrevocable written consent (the “Written Consent”) of certain of the holders of Wetpaint common stock (the “Wetpaint Common Stock”) and Wetpaint preferred stock (the “Wetpaint Preferred Stock” and, collectively with the Wetpaint Common Stock, the “Wetpaint Capital Stock”) adopting and approving the Merger Agreement and the transactions contemplated thereby. Following receipt of the Written Consent, upon the terms set forth in the Merger Agreement, Merger Sub merged with and into Wetpaint (the “Merger”), with Wetpaint continuing as the surviving corporation and a wholly-owned subsidiary of Viggle. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

In connection with the Acquisition, all outstanding shares of Wetpaint Capital Stock were converted into the right to receive an aggregate amount of cash and shares of Viggle common stock (the “Stock Consideration”) payable as described below.  At the completion of the Acquisition, (i) $1,634 in cash (subject to certain adjustments for payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders), $22,923 in shares of Viggle common stock (subject to certain adjustments as described below) and $3,860 in restricted stock units were delivered to the holders of Wetpaint Capital Stock in accordance with the allocation set forth in the Merger Agreement, and (ii) $4,771 in shares of Viggle common stock (the “Escrow Shares”) were delivered to an escrow agent to satisfy potential indemnification claims.  The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. On the earlier of a date within three business days following the date that Viggle completes a public offering of its capital stock in which it raises at least $20,000 in net cash proceeds (a “Subsequent Offering”) or February 15, 2014, an aggregate amount of $3,367 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by Viggle and bonus and premium payments to certain Wetpaint employees and stockholders) shall be delivered to the holders of Wetpaint Capital Stock in accordance with the allocation set forth in the Merger Agreement. The values of shares of Viggle common stock and restricted stock units noted above were based on the average closing market price of the Company's common stock during the 10 days prior to completion of the Acquisition, in accordance with the Acquisition Agreement.

Pursuant to the terms of the Acquisition Agreement, if the Company completes a recapitalization on or before December 31, 2015, the stock consideration paid in the Acquisition shall be adjusted such that (i) if upon giving effect to the Recapitalization, the shares constituting such stock consideration collectively represent less than 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), we will issue to our stockholders that are former stockholders of Wetpaint (the “Wetpaint/Viggle Holders”) the additional number of shares of our common stock as is necessary such that the shares constituting the stock consideration, as so adjusted, represent 13.17% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time, and (ii) if upon giving effect to the Recapitalization, the shares constituting the stock consideration collectively represent greater than 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement), then we will cancel such number of shares of our common stock constituting the stock consideration as is necessary such that the stock consideration, as so adjusted, collectively represent 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement) as of such time. The Company determined a fair value of $6,100 for this contingent consideration and have added such amount to the total acquisition price. At December 31, 2013, the fair value was $5,400. The change in fair value of $700 has been included in other income, net for the three and six months ended December 31, 2013 in the accompanying consolidated statements of operations.

The Acquisition Agreement contains customary representations, warranties and covenants of Viggle, Merger Sub and Wetpaint.

The Acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the consideration transferred is measured at the acquisition closing date. The assets of Wetpaint have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results. The Company has performed a preliminary allocation of the purchase price to the underlying net assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess of the purchase price allocated to goodwill. The Company has not completed the analysis of certain acquired assets and assumed liabilities, including, but not limited to, other identifiable intangible assets such as customer contracts and technology. However, the Company is continuing its review of these items during the measurement period, and further changes to the preliminary allocation will be recognized as the valuations are finalized.

A summary of the fair value of consideration transferred for the Acquisition and the estimated fair value of the assets and liabilities at the date of acquisition is as follows (amounts in thousands):

Consideration transferred:
Shares of Viggle common stock and restricted stock units based on closing market price prior to the Acquisition	$31,554
Payable to sellers (a)	1,619
Contingent consideration (b)	6,100
Total consideration transferred	39,273

Preliminary allocation:
Goodwill	24,836
Intangible assets	17,984
Other assets	1,723
Total liabilities, including acquired accrued expenses	(5,270)
$39,273

(a) The payable to sellers may be adjusted for changes in Wetpaint's final net working capital. An estimate of such adjustment is between $100 and $400.
(b) As noted above, the contingent consideration is the estimated fair value of additional stock consideration if the Company completes a recapitalization prior to December 15, 2015. The Company cannot estimate a range of potential adjustment to the fair value of contingent consideration as such amount will be based on the market price of the Company's stock at the time of the Recapitalization. However, if the Company's stock price were to change by 10%, the value of the contingent consideration would change by approximately $600.

The results of operations of Wetpaint were combined with the Company's consolidated results from the date of acquisition of December 16, 2013. The amortization period period of intangible assets acquired is approximately 7 years. The goodwill recorded in connection with this acquisition reflects the strategic fit and revenue and earnings growth potential of this business. Goodwill related to the acquisition is expected to be non-deductible for income tax purposes.

The following unaudited pro forma condensed consolidated financial results of operations for the three and six months ended December 31, 2013 and 2012 are presented as if the acquisition had been completed at the beginning of fiscal year 2013:

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenues	$6,488	$5,611	$12,498	$9,414
Operating loss	(12,978)	(13,981)	(37,379)	(36,944)
Net loss	(13,775)	(13,534)	(38,863)	(34,088)
Net loss per common share - basic and diluted	$(9.31)	$(9.04)	$(24.87)	$(22.77)

These pro forma condensed consolidated financial results have been prepared for comparative purposes only. No adjustment has been made to reflect the impact of synergies and integration costs that would result from integration of this acquisition.

3.  Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended December 31, 2013 are not necessarily indicative of the results that may be expected for the year ending June 30, 2014.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents.  Cash equivalents are stated at cost which approximates market value and primarily consists of money market funds that are readily convertible into cash.  Restricted cash comprises amounts held in deposit that were required as collateral under the lease of office space.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company's allowance for doubtful accounts is based upon historical loss patterns, the number of days that the billings are past due and an evaluation of the potential risk associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts. The Company's allowance for doubtful accounts as of December 31, 2013 was $103.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with domestic financial institutions of high credit quality. The Company performs periodic evaluations of the relative credit standing of all of such institutions.
The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company generally does not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Actual credit losses during the three and six months ended December 31, 2013 and December 31, 2012 were not significant.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts and other receivables and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  The carrying amount of loans payable approximates fair value as current borrowing rates for the same, or similar loans, are the same as those that were recently issued to the Company.

Property and Equipment

Property and equipment (consisting primarily of computers, software, furniture and fixtures, and leasehold improvements) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure they are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred, while betterments are capitalized. Gains and losses on disposals are included in the results of operations.  The estimated useful lives of the Company's property and equipment is as follows: computer equipment and software: 3 years; furniture and fixtures: 4 years; and leasehold improvements: the lesser of the lease term or life of the asset.

Goodwill and Certain Other Long-Lived Assets

As required by ASC 350, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment during the fourth quarter of its fiscal year. Goodwill is not amortized, but instead tested for impairment at the reporting unit level at least annually and more frequently upon occurrence of certain events. The Company has one reporting unit. The annual goodwill impairment test is a two step process. First, the Company determines if the carrying value of its reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the Company then determines that goodwill may be impaired, it compares the implied fair value of the goodwill to its carrying amount to determine if there is an impairment loss.

There were no impairments of goodwill during the year ended June 30, 2013 as the fair value of the reporting unit exceeded its carrying amount.

The Company accounts for the impairment of long-lived assets other than goodwill in accordance with ASC 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

There were no impairments of long-lived assets during the three and six months ended December 31, 2013.

Capitalized Software

The Company records amortization of acquired software on a straight-line basis over the estimated useful life of the software.

In addition, the Company records and capitalizes internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $3,554 and $3,119 as of December 31, 2013 and June 30, 2013, respectively, in accordance with ASC 350-40 "Internal-use Software".  At the time software is placed into service, the Company records amortization on a straight-line basis over the estimated useful life of the software.

Deferred Rent

The Company is party to a lease for office space for its corporate office, and as part the agreement the landlord provided a rent abatement for the first 10 months of the lease. Such abatement has been accounted for as a reduction of rental expense over the life of the lease. The Company accounts for rental expense on a straight line basis over the entire term of the lease. Deferred rent is equal to the cumulative timing difference between actual rent payments and recognized rental expense.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, the Company considers a signed agreement, a binding insertion order or other similar documentation to be persuasive evidence of an arrangement.

Advertising Revenue:  the Company generates advertising revenue primarily from display and video advertising, which is typically sold on a cost-per-thousand impressions, or CPM basis, and completed engagements on a cost per engagement, or CPE basis.  Advertising campaigns typically range from 1 to 12 months, and advertisers generally pay the Company based on a minimum of delivered impressions or the satisfaction of other criteria, such as click-throughs.

Deferred Revenue:  deferred revenue consists principally of both prepaid but unrecognized revenue and advertising fees received or billed in advance of the delivery or completion of the delivery of services.  Deferred revenue is recognized as revenue when the services are provided and all other revenue recognition criteria have been met.

Barter Revenue: barter transactions represent the exchange of advertising or programming for advertising, merchandise or services. Barter transactions which exchange advertising for advertising are accounted for in accordance with EITF Issue No. 99-17 "Accounting for Advertising Barter Transactions" (ASC Topic 605-20-25). Such transactions are recorded at the fair value of the advertising provided based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counter party in the barter transactions. Barter transactions which exchange advertising or programming for merchandise or services are recorded at the monetary value of the revenue expected to be realized from the ultimate disposition of merchandise or services.

The Company recognized barter revenue and barter expense for the three and six months ended December 31, 2013 of $649 and $2,033, respectively. The Company recognized barter revenue and barter expense for the three and six months ended December 31, 2012 of $597 and $597, respectively.

Watchpoints and Engagement Points

The Company issues points to its users as an incentive to utilize the App and its features.  Users can redeem these points for rewards.  The Company records the cost of these points based on the weighted average cost of redemptions during the period.   Points earned but not redeemed are classified as a liability.

Users earn points for various activities within the Company's App. The Company reports points earned for checking into shows and points earned for engaging in advertiser sponsored content as a separate line in its Statements of Operations ("Cost of watchpoints and engagement points").  All other points earned by users are reflected as a marketing expense in selling, general and administrative expense.

During the three months ended December 31, 2013, the Company recorded an adjustment reducing its point liability by approximately $2,400 related to a change in estimate of the average cost per point earned for users of the Viggle App.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued.  Stock-based awards issued to date are comprised of both restricted stock awards (RSUs) and employee stock options.

Marketing

Marketing costs are expensed as incurred.  Marketing expense for the three and six months ended December 31, 2013 was $1,911 and $3,710, respectively. Marketing expense for the three and six months ended December 31, 2012 was $1,429 and $3,004, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  These estimates include, among others, fair value of financial assets and liabilities, net realizable values on long-lived assets, certain accrued expense accounts, and estimates related to stock-based compensation.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" (ASU No 2013-11"). ASU No. 2013-11 requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. The guidance is effective for annual periods, and interim periods within those years, beginning after December 15, 2013. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. The Company does not expect that adoption of this guidance will have a material impact on the Company’s consolidated financial statements.

4.  Property and Equipment

Property and Equipment consists of the following:

	December 31, 2013	June 30, 2013

Leasehold Improvements	$2,262	$2,254
Furniture and Fixtures	589	550
Computer Equipment	874	738
Software	177	100
Total	3.902	3,642
Accumulated Depreciation and Amortization	(1,135)	(827)
Property and Equipment, net	$2,767	$2,815

Depreciation and amortization charged to selling, general and administrative expenses for the six months ended December 31, 2013 and 2012 amounted to $308 and $296, respectively.

5.  Intangible Assets

		December 31, 2013			June 30, 2013
Description	Amortization Period	Amount	Accumulated Amortization	Carrying Value	Amount	Accumulated Amortization	Carrying Value

Wetpaint Intangible Assets	36 months	$17,985	$(107)	$17,878	$—	$—	$—
Intellectual Property	36 months	4,209	(3,157)	1,052	4,209	(2,456)	1,753
Acquired Capitalized Software	36 months	2,350	(1,306)	1,044	2,350	(1,110)	1,240
Internally Generated Capitalized Software	36 months	3,354	(1,445)	1,909	3,119	(1,190)	1,929
Intellectual Property	24 months	80	(70)	10	80	(60)	20

Total		$28,178	$(6,572)	$21,606	$9,758	$(4,816)	$4,942

See Note 2, Line of Business and Recent Acquisition, for discussion of intangible assets related to the Wetpaint acquisition.

Amortization of intangible assets included in selling, general and administrative expenses for the six months ended December 31, 2013 and 2012 amounted to $1,756 and $722, respectively.  Future annual amortization expense expected is as follows:

Years Ending June 30,

2014	$2,959
2015	4,421
2016	2,747
2017	2,593
2018	2,569

6. Loans Payable

			Outstanding Balances
Facility Name	Maturity Date	Total Facility Amount	December 31, 2013	June 30, 2013

Term Loan Agreement ("DB Line")	04/30/14	$30,000	$30,000	$10,000
Loan payable, current portion			30,000	10,000

New $25,000 Line of Credit	Retired	$25,000	$—	$4,000
Secured Convertible 8% Notes	Retired	$50,082	—	20,782
Long term debt			$—	$24,782

Debt Restructuring

On December 13, 2013 and September 16, 2013, the Company, Deutsche Bank Trust Company Americas, SIC and SIC II entered into a series of transactions to restructure certain of the Company's outstanding debt and equity securities. The impact on each loan is described below, where appropriate.

Term Loan Agreement

On March 11, 2013, the Company entered into a Term Loan Agreement (the “DB Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan the Company up to $10,000.  The Company may, from time to time, request advances (the “Advances”) from the DB Line in amounts of no less than $1,000. The Company paid a $150 facility fee from the initial draw of $5,000 made at closing, which has been capitalized to prepaid expenses and is being expensed over the term of the agreement.

On December 13, 2013, the Company entered into an amendment (the “Amendment”) to the DB Line. Pursuant to the Amendment, the line of credit was increased to $30,000, and the maturity date was extended from December 16, 2013 to April 30, 2014. All amounts outstanding under the DB Line will be due sooner as a result of the receipt of net proceeds by the Company or any of its wholly-owned subsidiaries from one or more debt or equity offerings by the Company or any of its wholly-owned subsidiaries in an amount equal to at least the amount of principal and accrued and unpaid interest outstanding on the DB Line.

The interest rate on the outstanding balance was lowered as a result of the Amendment. Previously, the interest rate on the outstanding balance was, at the Company’s election, a per annum rate equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%. Pursuant to the Amendment, the interest rate on the outstanding balance was lowered to a per annum rate, at the Company’s option, of the LIBOR Rate plus 2.50%, or the Prime Rate plus 0.25%. Interest is payable monthly in arrears.

The Company may make prepayments, in whole or in part, under the DB Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date.

On December 13, 2013, the Company made a draw under the DB Line of $16,951, bringing the total draws to $26,951. The proceeds of this draw were used to repay amounts outstanding under the Amended and Restated $25,000 Line of Credit, discussed below. On December 19, 2013, the Company drew the remaining amount available under the DB Line of $3,049. The Company used the proceeds from the final draw on the DB Line to fund working capital requirements and for general corporate purposes.

Repayment of the DB Line is guaranteed by Mr. Sillerman. Pursuant to the guarantee, Mr. Sillerman unconditionally guarantees to Deutsche Bank the payment in full when due of all amounts outstanding under the DB Line, including costs and expenses of collection, if any.  In consideration for the guarantee Mr. Sillerman's designee, SIC II, which is the lender under the Amended and Restated $25,000 Line of Credit described below, received a warrant for 125,000 shares of common stock of Viggle, which may be exercised at any time within 60 months of the issuance date at $80.00 a share, (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation)(the “Guarantee Warrant”). The Guarantee Warrant contains a piggyback registration right with respect to the underlying common shares which may be issued if it is exercised.  The Guarantee Warrant was issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.  The Company recorded compensation expense in the third fiscal quarter of 2013 of $5,559 related to the Guarantee Warrant issued to SIC II, as Mr. Sillerman's designee.

As of December 31, 2013 and June 30, 2013 the Company had drawn $30,000 and $10,000, respectively, on the DB Line.  Interest expense on the DB Line for the three and six months ended December 31, 2013 was $126 and $233, respectively.

Amended and Restated $25,000 Line of Credit

On February 11, 2013, SIC II, an affiliate of Mr. Sillerman provided a line of credit (the “Original $25,000 Line of Credit”) to the Company in the amount of up to $25,000, which, as described above, has since been repaid. In consideration of the Lender's agreement to provide the Original $25,000 Line of Credit, the Company issued to SIC II 62,500 shares of the Company's common stock. On September 16, 2013, pursuant to a Rescission Agreement (the "Rescission Agreement"), the Company and SIC II agreed to rescind the issuance of the 62,500 shares of the Company's common stock. Additionally, on September 16, 2013, the Company issued SIC II warrants to purchase 62,500 shares of the Company's common stock at an exercise price of $55.20 per share. The warrants are exercisable for a period of five years from the date of issuance. The shares of common stock were held in treasury at December 31, 2013. See Note 8, Stockholders' Equity, for further discussion of the accounting impact of this transaction.

On March 11, 2013, the Company and SIC II entered into an amended and restated line of credit (the “New $25,000 Line of Credit”) to the Company, which modified the Original $25,000 Line of Credit to reduce the interest rate from 14% per annum to 9% per annum and provide, as  security for the Company's obligations, a pledge of the Company's (and its subsidiaries') assets pursuant to a security agreement (the “Security Agreement”, more particularly described below).  In addition, the Company entered into a subordination agreement (the “Subordination Agreement”, as more particularly described below) by which the repayment and the security for the New $25,000 Line of Credit was subordinated to the repayment of the DB Line.

As described above, the balance of the New $25,000 Line of Credit was fully repaid on December 13, 2013 and the line was retired at that date. In connection with the draw downs during the three and six months ended December 31, 2013, the Company issued a total of 4,000 and 7,000 warrants and recorded compensation expense of $940 and $3,810, respectively. Interest expense on the New $25,000 Line of Credit was $245 and $410 during the three and six months ended December 31, 2013, respectively. In connection with the repayment and retirement of the New $25,000 Line of Credit on December 13, 2013, the Company recorded interest expense related to the November 25, 2013 PIPE Exchange of $1,231. See Note 8, Stockholders' Equity, for further discussion.

$20,000 Line of Credit Exchange

The Company and SIC entered into a Line of Credit Grid Promissory Note on June 29, 2012, which was subsequently amended (as amended, the “$20,000 Line of Credit Note”).  The $20,000 Line of Credit Note was fully drawn, so that as of March 11, 2013 Company owed SIC $20,782 including outstanding principal and accrued interest.  On March 11, 2013, SIC exchanged the $20,000 Line of Credit Note for an 8% Convertible Secured Note (the “8% Note”), in the principal amount of $20,782. The exchange was made pursuant to an exchange agreement (the “Exchange Agreement”), which provided for the issuance of 500 shares of common stock of the Company, par value $0.001 per share (“Common Stock”) for each $100 in principal amount of the Original Note exchanged, so that the Company issued to SIC 103,909 shares of Common Stock.

On September 16, 2013, in connection with the Rescission Agreement, the Company and SIC agreed to rescind the transactions in the Exchange Agreement. The effect of the transaction was to (a) rescind the issuance of the 103,909 shares originally issued to SIC and (b) rescind the exchange of the 8% Note for the Original $20,000 Line of Credit Note. This had the effect of extinguishing the 8% Note and reinstating the Original $20,000 Line of Credit Note. The Original $20,000 Line of Credit Note had accrued and unpaid interest on September 16, 2013 of $1,748. The shares of common stock were held in treasury at September 30, 2013.

On September 16, 2013, SIC agreed to waive, pursuant to a Waiver (the “Waiver”), $1,748 of accrued and unpaid interest on the Original $20,000 Line of Credit Note, which interest accrued from June 29, 2012 through and including September 16, 2013.

Additionally, on September 16, 2013, the Company and SIC entered into an Exchange Agreement (the “Note Exchange Agreement”) pursuant to which the Company issued, in full satisfaction of the Original $20,000 Line of Credit Note, 20,000 shares of Series A Convertible Redeemable Preferred Stock and 15,237 shares of Series B Convertible Preferred Stock. See Note 8, Stockholders Equity, for further description of the Series A and B Convertible Preferred Stock.

Prior to the execution of the Note Exchange Agreement, the 8% Notes could have, at any time at the option of the holder thereof, been converted into shares of the Company's common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization. Further, the conversion price was subject to "down round" protection, whereby any dilution above 33% requires the consent of a majority of holders of the 8% Notes, after which the 8% Notes would receive weighted-average share dilution protection. The Company determined that, due to the nature of the "down round" protection, the conversion feature was an embedded derivative in accordance with ASC 815-15-25, Derivatives and Hedging. The embedded derivative was bifurcated from the host contract and recorded at its fair value. The fair value of the embedded derivative was determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the embedded derivative when issued was $6,662, which was recorded as stock compensation cost and included in selling, general and administrative expense in the Consolidated Statements of Operations due to the fact that the 8% Notes were owned 100% by an executive officer of the Company. The embedded derivative was marked to market at June 30, 2013 and September 16, 2013 to a fair value of $3,870 and $3,854, respectively. The Company recorded a gain of $16 to other income, net in the Consolidated Statements of Operations for the quarter ended September 30, 2013. In connection with the Note Exchange Agreement, the embedded derivative no longer existed after September 16, 2013.

Related Approvals

Because each of the transactions (other than the DB Line) referred to in the foregoing sections entitled "Amended and Restated $25,000 Line of Credit" and "$20,000 Line of Credit Exchange" involved Mr. Sillerman, or an affiliate of his, the transactions were subject to certain rules regarding "affiliate" transactions. As such, each was approved by a Special Committee of the Board of Directors and a majority of the independent members of the Board of Directors of the Company.

7. Commitments and Contingencies

On August 17, 2012, the Company was served with a patent infringement lawsuit filed on August 13, 2012 by Blue Spike, LLC ("Blue Spike") in the United States District Court for the Eastern District of Texas, Tyler Division (Civil Action No. 6:12-CV-526). The lawsuit claims patent infringement under U.S. Patent numbers 7,346,472, 7,660,700, 7,949,494, and 8,214,715 in connection with the Company's audio recognition technology. Blue Spike has commenced suits against numerous other companies involving the same patent family.

The Company denies that it is infringing any valid, enforceable claims of the asserted patents and intends to vigorously defend itself against the lawsuit. The Company filed its answer on October 3, 2012.

The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of our outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. As such, there can be no assurance that the final outcome will not have a material adverse effect on the Company's financial condition and results of operations.

8. Stockholders’ Equity

Common Stock

As of December 31, 2013 and June 30, 2013, there were 300,000,000 shares of authorized common stock and 1,474,292 and 1,139,056 shares of common stock outstanding, respectively. Except as otherwise provided by Delaware law, the holders of the Company's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Series A Convertible Redeemable Preferred Stock
Prior to September 16, 2013, the Company had authorized a class of series A preferred shares, but none of those shares were issued or outstanding. On September 16, 2013, the Company eliminated the prior class of series A preferred shares and created a new class of Series A Convertible Redeemable Preferred Stock (the “Series A Convertible Redeemable Preferred Stock”). The Company authorized the issuance of up to 100,000 shares of the Series A Convertible Redeemable Preferred Stock. The designation, powers, preferences and rights of the shares of Series A Convertible Redeemable Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series A Convertible Redeemable Preferred Stock have an initial stated value of $1,000 per share (the "Stated Value").

•
The shares of Series A Convertible Redeemable Preferred Stock are entitled to receive quarterly cumulative dividends at a rate equal to 7% per annum of the Stated Value whenever funds are legally available and when and as declared by the Company's board of directors. If the Company declares a dividend or the distribution of its assets, the holders of Series A Convertible Redeemable Preferred Stock shall be entitled to participate in the distribution to the same extent as if they had converted each share of Series A Convertible Redeemable Preferred Stock held into Company common stock.

•	Each share of Series A Convertible Redeemable Preferred Stock is convertible, at the option of the holders, into shares of Company common stock at a conversion price of $92.00.

•
The Company may redeem any or all of the outstanding Series A Convertible Redeemable Preferred Stock at any time at the then current Stated Value, subject to a redemption premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date. However, no premium shall be due on the use of up to 33% of proceeds of a public offering of common shares at a price of $80.00 or more per share.

•	The Company is required to redeem the Series A Convertible Redeemable Preferred Stock on the fifth anniversary of its issuance.

•
Upon a change of control of the Company, the holders of Series A Convertible Redeemable Preferred Stock shall be entitled to a change of control premium of (i) 8% if redeemed prior to the one year anniversary of the initial issuance date; (ii) 6% if redeemed on or after the one year anniversary of the initial issuance date and prior to the two year anniversary of the initial issuance date; (iii) 4% if redeemed on or after the two year anniversary of the initial issuance date and prior to the three year anniversary of the initial issuance date; (iv) 2% if redeemed on or after the three year anniversary of the initial issuance date and prior to the 42 months anniversary of the initial issuance date; and (v) 0% if redeemed on or after the 42 months anniversary of the initial issuance date.

•	The shares of Series A Convertible Redeemable Preferred Stock are senior in liquidation preference to the shares of Company common stock.

•	The shares of Series A Convertible Redeemable Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series A Convertible Redeemable Preferred Stock shall be necessary for the Company to: (i) create or issue any Company capital stock (or any securities convertible into any Company capital stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Redeemable Preferred Stock; or (ii) amend the Series A Convertible Redeemable Preferred Stock.

Series B Convertible Preferred Stock
On September 16, 2013, the Company created 50,000 shares of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The designation, powers, preferences and rights of the shares of Series B Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are summarized as follows:

•	The shares of Series B Convertible Preferred Stock have an initial stated value of $1,000 per share.

•
The shares of Series B Convertible Preferred Stock are convertible, at the option of the holders, into shares of Company common stock at a conversion price of $92.00. The shares of Series B Convertible Preferred Stock may only be converted from and after the earlier of either of: (x) the first trading day immediately following (i) the closing sale price of the Company's common stock being equal to or greater than $133.60 per share (as adjusted for stock dividends, stock splits, stock combinations and other similar transactions occurring with respect to the Company's common stock from and after the initial issuance date) for a period of five consecutive trading days following the initial issuance date and (ii) the average daily trading volume of the Company's common stock (as reported on Bloomberg) on the principal securities exchange or trading market where the Company's common stock is listed or traded during the measuring period equaling or exceeding 313 shares of Company's common stock per trading day (the conditions set forth in the immediately preceding clauses (i) and (ii) are referred to herein as the “Trading Price Conditions”) or (y) immediately prior to the consummation of a “fundamental transaction”, regardless of whether the Trading Price Conditions have been satisfied prior to such time. A “fundamental transaction” is defined as (i) a sale of all or substantially all of the assets of the Company, (ii) a sale of at least 90% of the shares of capital stock of the Company or (iii) a merger, consolidation or other business combination as a result of which the holders of capital stock of the Company prior to such merger, consolidation or other business combination (as the case may be) hold in the aggregate less than 50% of the Voting Stock of the surviving entity immediately following the consummation of such merger, consolidation or other business combination (as the case may be), in each case of clauses (i), (ii) and (iii), the Board has determined that the aggregate implied value of the Company's capital stock in such transaction is equal to or greater than $125,000.

•	The shares of Series B Convertible Preferred Stock are not redeemable by either the Company or the holders thereof.

•
The shares of Series B Convertible Preferred Stock are on parity in dividends and liquidation preference with the shares of Company common stock, which shall be payable only if then convertible into common stock.

•	The shares of Series B Convertible Preferred Stock shall have no voting rights except as required by law.

•
The consent of the holders of 51% of the outstanding shares of Series B Convertible Preferred Stock shall be necessary for the Company to alter, amend or change any of the terms of the Series B Convertible Preferred Stock.

Exchange Agreement

As described in Note 6, Loans Payable, on September 16, 2013, the Company and SIC entered into an Exchange Agreement pursuant to which the Company issued, in full satisfaction of the Original $20,000 Line of Credit Note, 20,000 shares of Series A Convertible Redeemable Preferred Stock and 15,237 shares of Series B Convertible Preferred Stock.

PIPE Exchanges

In August of 2011 and May of 2012, the Company completed certain private placement offerings (the “PIPE Transactions”) in which the Company issued to certain investors (the “PIPE Investors”) shares of the Company's common stock and warrants to purchase shares of common stock. The Company's Board of Directors approved an exchange (the “PIPE Exchange”) by certain PIPE Investors of the common stock and warrants that they received in the PIPE Transactions for Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

On September 16, 2013, as part of the PIPE Exchange, the Company and SIC entered into an exchange agreement (the “PIPE Exchange Agreement”) pursuant to which SIC agreed to exchange: (a) 32,618 shares of the Company's common stock (the “PIPE Common Shares”), (b) warrants to purchase 25,800 shares of the Company's common stock at an exercise price of $640 (the “August PIPE Warrants”) and (c) warrants to purchase 6,818 shares of the Company's common stock at $100.00 (the “May PIPE Warrants,” and collectively with the August PIPE Warrants, the “PIPE Warrants”) that it had received in the PIPE Transactions for: (i) 13,320 shares of Series A Convertible Redeemable Preferred Stock (the “Exchange Series A Shares”) and (ii) 6,127.2 shares of Series B Convertible Preferred Stock (the “Exchange Series B Shares”). The shares of common stock were held in treasury at December 31, 2013.

As described in Note 6, Loans payable, on November 25, 2013, the Company drew $1,045 under the New $25,000 Line of Credit, and drew an additional $955 from other investors who had committed to fund under the New $25,000 Line of Credit (the "LOC Investors").

On November 25, 2013, as part of an additional PIPE Exchange (the "November 25 PIPE Exchange"), the Company and the LOC Investors entered into exchange agreements pursuant to which the LOC Investors agreed to exchange: (a) a total of 2,388 shares of the Company's Common Stock and (b) warrants to purchase 2,388 shares of the Company's common stock that they had received in the PIPE Transactions for: (i) a total of 955 shares of Series A Convertible Preferred Stock and (ii) a total of 439.3 shares of Series B Convertible Preferred Stock. As a condition of such exchange, the LOC Investors committed to fund a total of $955 under the New $25,000 Line of Credit, and the Company drew on those commitments on November 25, 2013. The debt to the LOC Investors is subordinate to the Company's Term Loan Agreement with Deutsche Bank Trust Company Americas. As part of such draw, the Company also issued to the LOC Investors warrants to purchase 11,938 shares of the Company’s Common Stock at $80 per share. These warrants are exercisable for 5 years. The Company recorded debt discount of $1,231, based on the fair values of the common stock, warrants and Convertible Preferred Stock. In connection with the repayment and retirement of the New $25,000 Line of Credit on December 16, 2013, described in Note 6, Loans Payable, the Company wrote off the debt discount as interest expense.

Carrying Value and Compensation Expense

In accordance with ASC 470-50, "Debt - Modifications and Extinguishments", the shares of Series A Convertible Redeemable Preferred Stock and Series B Convertible Preferred Stock have been recorded in the accompanying consolidated balance sheet at their fair values as of the date of the exchange of September 16, 2013. In addition, in connection with the Exchange Agreement, the Company recorded compensation expense of $6,259 during the six months ended December 31, 2013. The Series A Convertible Redeemable Preferred Stock is classified as mezzanine equity in the accompanying consolidated balance sheets. The difference between the carrying value of the Series A Convertible Redeemable Preferred Stock and its liquidation value is being accreted over the redemption period of 5 years. During the three and six months ended December 31, 2013, the Company recorded accretion of $176 related to the Series A Convertible Redeemable Preferred Stock.

Related Approvals

Because the transaction referred to in the foregoing section entitled "PIPE Exchanges" involved Mr. Sillerman, or an affiliate of his, the transaction was subject to certain rules regarding "affiliate" transactions. As such, it was approved by a Special Committee of the Board of Directors and a majority of the independent members of the Board of Directors of the Company.

9. Share-Based Payments

Equity Incentive Plan

The 2011 Executive Incentive Plan (the "Plan") of the Company was approved on February 21, 2011 by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines. The Company reserved

375,000 shares of common stock for delivery under the Plan.  Pursuant to the Executive Incentive Plan and the employment agreements, between February 15, 2011 and December 31, 2013, the Compensation Committee of the Company's Board of Directors authorized the grants of restricted stock and stock options described below.

Restricted Stock

The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on that date and is recognized as an expense over the requisite service period. This information does not include RSUs granted as part of the acquisition of Wetpaint described in Note 2.

	Shares	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2013	23,365	$2,488.80
Granted	—	—
Vested	(490)	1,116.80
Forfeited and canceled	(313)	1,413.60
Nonvested at December 31, 2013	22,562	$2,492.80

Compensation expense related to restricted stock was $4,851 and $9,614 for the three and six months ended December 31, 2013, respectively.  As of December 31, 2013 and June 30, 2013 there was $39,024 and $48,576, respectively, in total unrecognized share-based compensation costs related to restricted stock.

Stock Options

The following table summarizes the Company's stock option activity for six months ended December 31, 2013:

	Number of Options	Weighted average exercise price
Outstanding at June 30, 2013	217,872	$135.20
Granted	13,975	52.00
Exercised	—	—
Forfeited and canceled	(26,585)	95.20
Outstanding at December 31, 2013	205,262	135.20
Exercisable at December 31, 2013	91,802	$152.00

The Company is accounting for these options at fair market value of the options on the date of grant, with the value being recognized over the requisite service period. The fair value of each option award is estimated using a Black-Scholes option valuation model.  Expected volatility is based on the historical volatility of the price of comparable companies' stock.  The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option.  The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates.  Options generally have an expiration  of 10 years and vest over a period of 3 or 4 years.  The fair value of the options granted during the six months ended December 31, 2013 and 2012 were estimated based on the following weighted average assumptions:

	Six Months Ended December 31,
	2013	2012
Expected volatility	80%	80%
Risk-free interest rate	1.7%	1.03%
Expected dividend yield	—	—
Expected life (in years)	6.03	6.47
Estimated fair value per option granted	$38.40	$79.20

Compensation expense related to stock options of $1,847 and $3,751 is included in the accompanying Consolidated Statements of Operations in selling, general and administrative expenses for the three and six months ended December 31, 2013, respectively. As of December 31, 2013, there was approximately $9,246 of total unrecognized stock-based compensation cost which will generally be recognized over a four year period.

10.  Income Taxes

For the three and six months ended December 31, 2013, the Company recorded an income tax provision of $22 and $46, respectively to reflect tax amortization of the Company's goodwill.  For the three and six months ended December 31, 2012, the Company recorded an income tax provision of $44 and $44, respectively. At December 31, 2013, the Company had  a Net Operating Loss carryforward of $60,901, which will begin to expire in 2030.  The Company has established a full valuation allowance against its deferred tax assets as of December 31, 2013 and June 30, 2013.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

11.  Related Party Transactions

Recapitalization Note

In Fiscal 2011, Mr. Sillerman (and his spouse and entities controlled by him), executed promissory notes in accordance with his subscription agreement for the payment of the purchase price of certain shares of common stock, in the amounts of $3,242.  The note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Interest income recorded on this note for the three and six months ended December 31, 2013 was $34 and $68, respectively. Interest income recorded on this note for the three and six months ended December 31, 2012 was $35 and $70, respectively.

Shared Services Agreements

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its then General Counsel and General Counsel to Circle.  The shared services agreement provides, in general, for sharing of the applicable support provided by either company to Mr. Nelson in connection with his capacity of providing legal services, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company is responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the Chief Executive Officer or President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.  Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company's Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is the former Chairman, a Board member, and a greater than 10% stockholder of Circle and Mr. Nelson is Executive Vice President and General Counsel of Circle.  For the three and six months ended December 31, 2013, the Company billed Circle $13 and $60, respectively. For the three and six months ended December 31, 2012, the Company billed Circle $79 and $158, respectively. Such billings primarily relate to support consisting of legal and administrative services. These services are to be reviewed and, if appropriate, approved by Circle's Audit Committee and the Company's Audit Committee. The balance due from Circle as of December 31, 2013 and June 30, 2013 was $70 and $23, respectively.

The Company also entered into a shared services agreement with SFX, a company affiliated with Mr. Sillerman, pursuant to which it shares costs for legal and administrative services in support of Mr. Nelson and several other of the Company's employees. The shared services agreement provides, in general, for sharing generally based on the services provided by Mr. Nelson and such other employees. Mr. Nelson and such other employees will continue to be paid by the Company, and SFX will either reimburse Circle (which will reimburse the Company, if applicable) or reimburse the Company directly for its portion of such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant). The agreement provides for the Chief Executive Officer or President of each company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair. The Audit Committee of each company's Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances. Because this transaction is subject to certain rules regarding “affiliate” transactions, the Company's Audit Committee and a majority of the independent members of the Company's Board of Directors have approved this shared services agreement. For the three and six months ended December 31, 2013, the Company billed SFX $154 and $285, respectively. No amounts were billed to SFX during the three and six months ended December 31, 2012.  The balance due from SFX as of December 31, 2013 and June 30, 2013 was $39 and $47, respectively.

Certain Company accounting personnel may provide personal accounting services to Mr. Sillerman.  To the extent that such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company's Audit Committee.  For the three and six months ended December 31, 2013, the Company billed Mr. Sillerman $8 and $8, respectively.  For the three and six months ended December 31, 2012, the Company billed Mr. Sillerman $78 and $148, respectively. The balance due from Mr. Sillerman as of December 31, 2013 and June 30, 2013 was $7 and $0, respectively.

Lines of Credit

See Note 6, Loans Payable, for a description of certain loans which have been provided by related parties.

12. Fair Value Measurement

The Company values its assets and liabilities using the methods of fair value as described in ASC 820, Fair Value Measurements and Disclosures.  ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The three levels of fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and considers counter-party credit risk in its assessment of fair value.  Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The Company has certain liabilities that are required to be recorded at fair value on a recurring basis in accordance with accounting principles generally accepted in the United States, as described below.

The Company issued 21,364 warrants in connection with the May 10, 2012 PIPE. Each warrant has a sale price of $440.00 and is exercisable into 1 share of common stock at a price of $640.00 over a term of 3 years. Further, the exercise price of the warrants is subject to "down round" protection, whereby any issuance of shares at a price below the current price resets the exercise price equal to a price equal to the price of the newly issued shares (the "Warrants"). In connection with the PIPE Exchanges described in Note 8, Stockholders' Equity, the exercise price of the Warrants was reset to $92.00 on September 16, 2013. The fair value of the warrants has been determined utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The fair value of the warrants when issued was $5,281 and was $443 as of June 30, 2013. As described in Note 6, Loans Payable, 6,818 warrants were exchanged on September 16, 2013. The remaining 14,546 warrants were marked to market as of December 31, 2013 to a fair value of $175. The Company recorded a gain of $267 and $3,683 to other income, net in the accompanying Consolidated Statements of Operations for the six months ended December 31, 2013 and 2012, respectively. The Company's warrants were classified as Level 3 within the fair value hierarchy because they were valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity.

The Company issued $20,782 of 8% secured convertible notes (“8% Notes”), which were due to mature on March 11, 2016. The

8% Notes allowed for, at any time at the option of the holder thereof, conversion into shares of the Company's common stock at a conversion price equal to $100.00 per share, subject to customary adjustments for stock splits, combinations, dividends, or recapitalization. Further, the conversion price was subject to "down round" protection, whereby any dilution above 33% required the consent of a majority of holders of the 8% Notes, after which the 8% Notes would receive weighted-average share dilution protection. The Company previously determined that, due to the nature of the "down round" protection, the conversion feature was an embedded derivative in accordance with ASC 815-15-25, Derivatives and Hedging. The embedded derivative was bifurcated from the host contract and recorded at its fair value utilizing the Binomial Lattice Model in accordance with ASC 820-10, Fair Value Measurements. The embedded derivative was classified as Level 3 within the fair value hierarchy because it was valued using unobservable inputs and management's judgment due to the absence of quoted market prices and inherent lack of liquidity. The fair value of the embedded derivative when issued was $6,662, which was recorded as stock compensation cost due to the fact that the 8% Notes were owned 100% by an executive officer of the Company. The fair value of the embedded derivative at June 30, 2013 and September 16, 2013 was $3,870 and $3,854, respectively. The Company recorded a gain of $16 to other income, net in the Consolidated Statements of Operations for the quarter ended September 30, 2013. In connection with the Note Exchange Agreement described in Note 6, Loans Payable, the embedded derivative no longer existed after September 16, 2013.

As discussed in Note 2, Line of Business and Recent Acquisition, the Company estimated the fair value of contingent consideration for the acquisition of Wetpaint at $6,100. As of December 31, 2013, the fair value of the contingent consideration was estimated to be $5,400. The Company recorded a gain of $700 to other income, net in the accompanying Consolidated Statements of Operations for the three and six months ended December 31, 2013. The fair value of the contingent consideration were classified as Level 3 within the fair value hierarchy because it was valued using unobservable inputs and management's judgment.

The following table presents a reconciliation of items measured at fair value on a recurring basis using unobservable inputs (level 3):

(in thousands)
Balance at June 30, 2013	$4,313
Additions to Level 3	6,100
Unrealized gains for the period included in other income, net	(892)
Extinguishments	(3,946)
Balance at December 31, 2013	$5,575

13.  Subsequent Events

On January 29, 2014, the Company acquired Dijit Media, a San Francisco-based company that has created technology that helps consumers to search for TV shows and set reminders to watch their favorite TV shows and movies wherever they are offered. The impact of combining Dijit Media's operating results with the Company's operating results are not material.

On January 31, 2014, the Company entered into a Revolving Loan Agreement (the “Revolving Line”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”), under which Deutsche Bank agreed to loan the Company up to $2,500. In addition, amounts outstanding under the Revolving Line may not exceed 85% of the Company's eligible accounts receivable at any time. The Company may, from time to time, request advances from the Revolving Line in amounts of no less than $500. Interest on the outstanding balance may, at the Company’s election, be charged at a rate per annum equal to the LIBOR Rate plus 4.00% or (ii) the Prime Rate plus 1.75%.   Interest is payable monthly in arrears.  The Company paid a $50 facility fee from the initial draw of $1,000 made at closing. The Revolving Line matures on April 30, 2014. The Company may make prepayments, in whole or in part, under the Revolving Line at any time, as long as all accrued and unpaid interest thereon is paid through the prepayment date. The Revolving Line is secured by a lien on all of the Company's assets. Repayment of the Revolving Line was guaranteed by Mr. Sillerman.

On February 13, 2014, the Company entered into a further amendment (the "February Amendment") to the DB Line.   Pursuant to the February Amendment, the maturity date of the DB Line was extended to December 31, 2014, and the mandatory prepayment provision was amended to provide that only the first $10,000 in net cash proceeds from an equity offering shall be required to be used to prepay amounts outstanding under the DB Line.

On March 10, 2014, the Company entered into a Software License and Services Agreement with SFX. The agreement provides that SFX will license the Company's audio recognition software and related loyalty platform for an initial term of ten years. SFX may use the software for its own internal business purposes and may sublicense the software only to its affiliates or to its co-promoters. SFX paid Viggle $5,000 as a license fee for the software. In addition, Viggle will provide support and professional services. Rates for support and development services will be charged at $0.150, which may increase after the first year to the Company's average hourly rate for the services. The Company will also pay SFX 50% of net revenues from the license of the software to any third party. If SFX elects to renew the agreement after the initial ten year term, it will make an additional $5,000 payment upon the renewal. The Company agreed that during the term of the agreement, it may not license the software to any third party that directly competes with SFX in the promotion of dance music. SFX agreed that it will not use the software for any business that directly competes with the Company in the field of entertainment rewards. To the extent that the Company offers terms and conditions to a third-party licensing the software that are, when taken as a whole, more favorable than the terms and conditions provided to SFX, the Company agreed to provide SFX with the same terms and conditions as the third party on a prospective basis.

On March 11, 2014, the Company entered into a further amendment (the "March Amendment") to the DB Line. Pursuant to the March Amendment, the line of credit was increased from $30,000 to $35,000. Also on March 11, 2014, the Company entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which the Company agreed to provide Deutsche Bank a security interest in and to pledge $5,000 in cash as collateral to secure the prompt and timely payment of all obligations under the DB Line. The Pledge and Security Agreement will remain in place as long as there are any obligations outstanding under the DB Line.

Mr. Sillerman is also Chairman and Chief Executive Officer of SFX, and Mr. Nelson, who serves as one of the Company's Directors, also provides legal services to SFX. In addition, two additional members of the Company's Board of Directors, Mr. Meyer and Mr. Miller, also serve on the Board of SFX. Therefore, an independent committee of the Company's Board of Directors, comprised of Mr. Horan, Ms. Seitler and Ms. Sock, approved the transaction.

WETPAINT.COM, INC.
Financial Statements
As of December 31, 2012 and 2011

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Wetpaint.com, Inc.
Report on Financial Statements

We have audited the accompanying financial statements of Wetpaint.com, Inc., which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, comprehensive loss, convertible preferred stock and changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wetpaint.com, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/Moss Adams LLP

Seattle, Washington
December 6, 2013

WETPAINT.COM, INC.
BALANCE SHEETS

ASSETS
	December 31,
	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$4,318,485	$6,125,287
Accounts receivable, net of allowance for doubtful
accounts of $14,793 and $9,988	392,533	189,235
Prepaid expenses and other current assets	120,412	160,884
Total current assets	4,831,430	6,475,406

PROPERTY AND EQUIPMENT, net	154,097	162,492

INTANGIBLE ASSETS, net	186,195	125,704

OTHER LONG-TERM ASSETS	96,506	47,047

	$5,268,228	$6,810,649

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$156,028	$140,233
Accrued expenses	21,871	15,732
Accrued wages and benefits	462,610	409,662
Deferred revenue	1,567,857	—
Total current liabilities	2,208,366	565,627

DEFERRED REVENUE, net of current portion	457,143	—

Total liabilities	2,665,509	565,627

COMMITMENTS AND CONTINGENCIES (Note 8)

CONVERTIBLE PREFERRED STOCK
Series C convertible preferred stock - par value $.0001 per share;
2,500,000 shares authorized; 2,485,089 shares issued
and outstanding; liquidation preference of $24,999,985	24,897,459	24,897,459
Series B convertible preferred stock - par value $.0001 per share;
3,600,000 shares authorized; 3,512,875 shares issued
and outstanding; liquidation preference of $9,534,997	9,459,175	9,459,175
Series A convertible preferred stock - par value $.0001 per share;
5,250,000 shares authorized; 5,250,000 shares issued
and outstanding; liquidation preference of $5,250,000	5,180,000	5,180,000

Total convertible preferred stock	39,536,634	39,536,634

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock - par value $.0001 per share; 18,500,000
shares authorized; 3,722,487 and 3,690,162 shares
issued and outstanding	372	369
Additional paid-in capital	1,487,530	1,185,443
Accumulated deficit	(38,421,817)	(34,477,424)
Total stockholders’ equity (deficit)	(36,933,915)	(33,291,612)

Total liabilities, convertible preferred stock and
stockholders’ equity (deficit)	$5,268,228	$6,810,649

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2012	2011
REVENUES
Advertising	$1,963,814	$1,455,031
Partner service	2,975,000	209,737
Total revenues	4,938,814	1,664,768

COST OF REVENUE	347,676	467,920

GROSS PROFIT	4,591,138	1,196,848

OPERATING EXPENSES
Salaries and wages	5,719,986	5,551,438
Professional fees	1,044,039	1,699,976
Sales and marketing	136,720	109,412
General and administrative	1,674,433	1,646,335
Total operating expenses	8,575,178	9,007,161

LOSS FROM OPERATIONS	(3,984,040)	(7,810,313)

OTHER INCOME
Interest income	1,905	1,159
Other income	37,742	—
Total other income	39,647	1,159

NET LOSS	$(3,944,393)	$(7,809,154)

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended
	December 31,
	2012	2011

NET LOSS	$(3,944,393)	$(7,809,154)

REALIZED GAIN FROM SALE OF MARKETABLE SECURITIES	—	(4,663)

COMPREHENSIVE LOSS	$(3,944,393)	$(7,813,817)

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

												Accumulated
	Series C Convertible		Series B Convertible		Series A Convertible					Additional		Other	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Convertible	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Preferred Stock	Shares	Amount	Capital	Deficit	Income	Equity(Deficit)

BALANCE, December 31, 2010	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,655,787	$366	$1,133,596	$(26,668,270)	$4,663	$(25,529,645)

Exercise of common stock options	—	—	—	—	—	—	—	34,375	3	5,362	—	—	5,365

Stock-based compensation	—	—	—	—	—	—	—	—	—	46,485	—	—	46,485

Net loss	—	—	—	—	—	—	—	—	—	—	(7,809,154)	—	(7,809,154)

Realized gain from sale of
marketable securities	—	—	—	—	—	—	—	—	—	—	—	(4,663)	(4,663)

BALANCE, December 31, 2011	2,485,089	24,897,459	3,512,875	9,459,175	5,250,000	5,180,000	39,536,634	3,690,162	369	1,185,443	(34,477,424)	—	(33,291,612)

Exercise of common stock options	—	—	—	—	—	—	—	32,325	3	3,593	—	—	3,596

Stock-based compensation	—	—	—	—	—	—	—	—	—	298,494	—	—	298,494

Net loss	—	—	—	—	—	—	—	—	—	—	(3,944,393)	—	(3,944,393)

BALANCE, December 31, 2012	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,722,487	$372	$1,487,530	$(38,421,817)	—	$(36,933,915)

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,944,393)	$(7,809,154)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	103,185	167,481
Impairment of intangible assets	—	40,443
Stock-based compensation	298,494	46,485
Realization of gain from sale of investments	—	(4,663)
Change in assets and liabilities
Accounts receivable, net	(203,298)	(13,698)
Prepaid expenses and other current assets	40,472	(3,677)
Other long-term assets	(49,459)	11,110
Accounts payable	15,795	(88,725)
Accrued expenses	6,139	58,508
Accrued wages and benefits	52,948	(68,833)
Deferred revenue	2,025,000	(5,000)
Net cash used in operating activities	(1,655,117)	(7,669,723)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of marketable securities	—	(617,478)
Sales of marketable securities	—	7,194,096
Purchases of property and equipment	(87,827)	(94,849)
Capitalized license costs	(15,000)	—
Capitalized patent costs	(52,454)	(3,128)
Net cash (used in) provided by investing activities	(155,281)	6,478,641

CASH FLOWS FROM FINANCING ACTIVITIES
Exercise of employee stock options	3,596	5,365

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,806,802)	(1,185,717)

CASH AND CASH EQUIVALENTS
Beginning of year	6,125,287	7,311,004

End of year	$4,318,485	$6,125,287

See accompanying notes.

WETPAINT.COM, INC.
NOTES TO FINANCIAL STATEMENTS

1 - Description of Operations and Summary of Significant Accounting Policies

Operations - Wetpaint.com, Inc. (the Company) is a media company that uses proprietary technology to drive social media and monetize audiences. The technology is based on analytical methods that provide an accurate, real-time, and continuously updating picture of audience interest and responsiveness, thereby revolutionizing the relationship between publisher and audience by bringing real-time data to content-creation, programming and distribution on the social web. The Company uses the technology to create a portfolio of media properties. Wetpaint Entertainment attracts females 18-34 with in-depth coverage of their favorite TV shows, stars and fashion. It is one of the leading providers for information, especially on top rated TV shows, in the entertainment news space. This brings advertisers across categories to the Company’s doors to buy premium ad space for quality brand names using marquee ad experiences, custom sponsorship, social games and live events.

On November 26, 2013 the Company signed a Term Sheet with Viggle Inc. ("Viggle") by which Viggle is to acquire all the assets of the Company (the "Transaction") for a stated purchase price to be paid should the Transaction proceed to closing. Closing of the deal is subject to completion of due diligence.

Certain Significant Risks and Uncertainties - The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services and larger companies which have greater financial resources, technical management, marketing resources, and the ability to secure adequate financing to support future growth.

Use of Estimates - The preparation of financial statements, in conformity with U.S. generally accepted accounting principles (U.S. GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements during the reporting period. Uses of estimates include, but are not limited to, accounts receivable returns, the net realizable value of property, equipment, and the valuation of stock-based awards and instruments. The amounts ultimately realized from the affected assets or ultimately recognized as liabilities will depend on, among other factors, general business conditions, and could differ materially in the near-term from the carrying amounts reflected in these financial statements.

Fair Value of Financial Instruments - Fair values of cash equivalents, accrued expenses and current accounts receivable and payable approximate the carrying amounts because of their short term nature.

Note 1 - Description of Operations and Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments.

Property and Equipment - Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method and the following estimated useful lives:

Computer equipment    3 years
Office equipment and furniture    7 years
Software    3 years

The Company’s leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the lease term. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Repair and maintenance costs are expensed as incurred.

Intangible Assets - The Company’s intangible assets include domain names, trademarks, licenses and patents. The Company amortizes its intangible assets using the straight-line method over the 15 year estimated economic lives of the assets. Capitalized patent costs represent costs incurred to pursue patent applications. The Company assigns costs to patents and begins amortization upon notification from the U.S. Patents Office that the patents have been assigned. The Company reviews intangible assets for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. There has been no impairment charges recorded in 2012 or 2011.

Revenue Recognition - The Company derives its advertising revenue from online advertising sales to corporate customers. The Company derives its partner services revenue through licensing arrangements and professional services including training and support. The Company recognizes revenue in the period that advertising occurs and professional services are provided. Revenues recognized in excess of amounts earned are classified as deferred revenues on the balance sheet.

The Company enters into licensing arrangements for the development of an online audience. Under the licensing arrangements, customers purchase a combination of hosted software services and training. The Company assigns values to each deliverable of the arrangement based upon its best estimate of the selling price for that deliverable. Training revenues are recognized as the service is provided. Hosted software service revenues are recognized over the term of the arrangement.

The Company uses agents who help monitor advertising impressions, bill customers, and collect revenues on the Company’s behalf for online advertising sales. The Company follows the guidance of Accounting Standards Codification (ASC) 605-45, Revenue Recognition Principal Agent Considerations, in assessing whether revenue in these transactions is recorded gross or net of the fees paid to agents.

Note 1 - Description of Operations and Summary of Significant Accounting Policies (Continued)

Cost of Revenue - Cost of revenue consists primarily of traffic acquisition costs and other fees paid to advertising representation firms. Traffic acquisition costs are payments made to third-parties to direct consumer traffic to the Company’s website(s). The fees paid to advertising representation firms are reported gross as the Company is the primary obligor to the advertisers who are the customers of the advertising service.

Concentration of Revenues and Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents, and accounts receivable. The Company maintains its cash and investment accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company has credit risk regarding trade accounts receivable. The Company performs initial and ongoing evaluations of its customers’ financial position, and generally extends credit on account, without collateral. The Company determines the need for an allowance for doubtful accounts based upon its historical experience and the expected collectability of accounts receivable. The Company’s allowance for doubtful accounts was $14,793 and $9,988 as of December 31, 2012 and 2011.

At December 31, 2012, approximately 93% of accounts receivable was from two customers and approximately 94% of operating revenue was from two customers. At December 31, 2011, approximately 86% of accounts receivable was from two customers and approximately 67% of operating revenue was from two customers.

Income Taxes - The Company follows the asset and liability method of accounting for income taxes pursuant to ASC 740, Income Taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense if incurred (Note 7).

Note 1 - Description of Operations and Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation - The Company recognizes expense related to the fair value of stock-based compensation. Compensation cost recognized for the years ended December 31, 2012 and 2011 includes compensation cost based on the grant-date fair value and is recognized using the straight-line attribution method. The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option-pricing method and the following weighted-average assumptions at December 31:

	2012	2011
Dividend yield	—%	—%
Risk-free interest rate	0.40%	0.98%
Expected life	6.25 years	6.25 years
Expected volatility	79%	83%

The Company has not declared or paid any dividends. The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield available at the time of option grant in U.S. Treasury securities with a term equivalent to the expected life of the option. Expected volatility is based on an average volatility of stock prices for a group of publicly traded companies with similar software product offerings. The expected life of options represents the period that the stock-based awards are expected to be outstanding. Consideration was given to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The valuation of the Company’s common stock for purposes of option grants and fair-value calculations is based upon independent valuation, consideration of enterprise value and assessment of other common and preferred stock transactions occurring during the period.

The Company’s stock price volatility and expected option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes method and, ultimately, the expense that will be recognized over the vesting term of the option. The Company recognizes compensation expense for only the portion of options expected to vest. Therefore, management applied an estimated forfeiture rate that was derived from historical employee termination behavior. If the actual number of forfeitures differs from these estimates, additional adjustments to compensation expense may be required in future periods.

Advertising - The Company expenses all advertising and marketing costs when incurred. Advertising expense was $102,150 and $95,893 for the years ended December 31, 2012 and 2011.

Foreign Currency - The Company’s functional currency is the U.S. dollar. All contracts are invoiced in U.S dollars. There were no unrealized or realized gains or losses from foreign currency translation as of or for the years ended December 31, 2012 and 2011.

Note 1 - Description of Operations and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements - In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income (“AOCI”) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. The adoption of ASU 2013-02 effective January 1, 2013 is not expected to have a material impact on the Company’s financial statements.

Subsequent Events - Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Company has evaluated subsequent events through December 5, 2013, which is the date the financial statements were issued.

Note 2 - Property and Equipment

A summary of property and equipment is as follows as of December 31:

	2012	2011
Computer equipment	$662,747	$623,251
Office equipment and furniture	152,276	133,855
Leasehold improvements	89,671	70,862
Software	54,322	43,222
	959,016	871,190
Less: Accumulated depreciation and amortization	(804,919)	(708,698)

Property and equipment, net	$154,097	$162,492

Depreciation expense was $96,222 and $162,411 for the years ended December 31, 2012 and 2011.

Note 3 - Intangible Assets

The Company’s intangible assets consist of patents, trademarks, licenses and domain names. The Company amortizes patents, trademarks and domain names on a straight-line basis over a period of 15 years.

Intangible assets consist of the following at December 31, 2012:

			Net
		Accumulated	Carrying
	Cost	Amortization	Value
Patents	$121,856	$—	$121,856
Trademarks	67,616	22,175	45,441
Domain names	8,415	3,600	4,815
Licenses	15,000	917	14,083
Total	$212,887	$26,692	$186,195

Intangible assets consist of the following at December 31, 2011:

			Net
		Accumulated	Carrying
	Cost	Amortization	Value
Patents	$70,378	$—	$70,378
Trademarks	67,616	17,666	49,950
Domain names	8,415	3,039	5,376
Total	$146,409	$20,705	$125,704

Amortization expense related to the intangible assets was $6,963 and $5,070 for the years ended December 31, 2012 and 2011.

During 2011, the Company determined certain patents were no longer expected to generate significant future cash flows and deemed the capitalized costs of the patents to be impaired and recognized a $40,443 impairment charge. There were no impairment charges recognized during the year ended December 31, 2012.

Note 3 - Intangible Assets (Continued)

Capitalized patent costs represent costs incurred to pursue patent applications. The Company assigns costs to patents and begins amortization upon notification from the U.S. Patents Office that the patents have been assigned. None of the Company’s patent applications have been assigned as of December 31, 2012. Amortization of definite lived intangibles for the next five years and thereafter, assuming no subsequent impairment of the underlying assets is estimated as follows:

2013	$5,987
2014	6,070
2015	6,070
2016	6,070
2017	6,070
Thereafter	155,928
Total	$186,195

Note 4 - Convertible Preferred Stock

Convertible Preferred Stock - Preferred stock is issuable in one or more series, each with such designations, rights, qualifications, limitations, and restrictions as the Board of Directors of the Company may determine at the time of issuance. At December 31, 2012, the Company has authorized 11,350,000 shares of preferred stock, of which 5,250,000 are designated as Series A, 3,600,000 are designated as Series B, and 2,500,000 are designated as Series C.

The terms of the Series A, Series B, and Series C preferred stock are summarized below:

Conversion - Each share of Series A, B, and C preferred stock is convertible at the option of the holder into such number of common stock as is determined by dividing the original issue price by the conversion price in effect at the time of conversion. Each share of Series A, B, and C preferred stock is currently convertible into one share of common stock. Under the terms of the agreements, preferred stock can generally be automatically converted into shares of common stock upon the closing of a public offering. The conversion price shall be subject to adjustment upon the issuance of additional shares of common stock without consideration or for consideration, which is less than the conversion price in effect immediately prior to such issuance.

Liquidation and Preference - In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series A, Series B, or Series C preferred stock held by them, plus declared but unpaid dividends.

Note 4 - Convertible Preferred Stock (Continued)

Unless otherwise approved by a vote of at least 50% of the holders of the Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock voting as one class, and provided that no such approval or waiver shall be effective unless holders of at least 50% of the Series C convertible preferred stock approve, a deemed liquidation event will occur upon: (i) the Company’s sale of all or substantially all of its assets, (ii) the acquisition of the Company by another entity by means of merger or other form of corporate reorganization in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring entity as a result of which the stockholders of the Company immediately prior to such transaction hold fifty percent or less of the voting power of the surviving or resulting company, or (iii) transfer to a person or group of affiliated persons of the Company’s securities if, as a result of which the stockholders of the Company immediately prior to such transaction hold fifty percent or less of the voting power of the Company.

These liquidation features cause the Series A convertible preferred stock, Series B convertible preferred stock and series C convertible preferred stock to be classified as mezzanine equity rather than a component of stock holders’ equity.

Redemption - The Series A, Series B, and Series C preferred stock are not redeemable.

Voting - The holder of each share of Series A, Series B, and Series C preferred stock has the right to one vote for each full share of common stock into which its respective shares of preferred stock would be convertible on the record date for the vote.

Dividends - The holders of Series A, Series B, and Series C preferred stock are entitled to receive dividends out of any assets legally available, prior and in preference to any declaration or payment of any dividends to holders of common stock. Dividends are payable when declared by the Board of Directors without cumulative preferences for Series A, Series B, or Series C preferred stock at the rate of 8% of the applicable original issue price.

Note 5 - Stockholders’ Equity

Common Stock - At December 31, 2012, the Company is authorized to issue 18,500,000 shares of common stock with a par value of $.0001 per share.

Note 6 - Stock Option Plan

On September 15, 2005, the Company adopted an incentive stock option plan (the Plan), which provides for the issuance of up to 2,100,000 incentive and nonqualified common stock options to employees, directors, officers and consultants of the Company. In July 2011, the Plan was amended to increase the number of shares available to be issued under the Plan to 4,102,036. The term of each option shall be no more than ten years. The options generally vest over a four year period. As of December 31, 2012 and 2011, there were 674,967 and 817,883 shares available for issuance under the Plan.

The following table summarizes stock option activity for the Plan for the years ended December 31:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Life (in years)
Outstanding at December 31, 2010	3,026,336	$0.84	7.80
Options granted	479,050
Options exercised	(34,375)
Options forfeited or cancelled	(727,020)
Outstanding at December 31, 2011	2,743,991	$0.79	7.06
Options granted	335,450
Options exercised	(32,325)
Options forfeited or cancelled	(202,075)
Outstanding at December 31, 2012	2,845,041	$0.77	6.40
Vested and expected to vest at December 31, 2012	2,845,041	$0.70	5.63
Exercisable at December 31, 2012	2,073,612	$0.78	5.78

The weighted-average fair value of options, at the grant date, granted during the years ended December 31, 2012 and 2011 was $0.77 and $0.90 per share. As of December 31, 2012 and 2011, there was a total of $297,803 and $622,951 unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of four years. Compensation expense of $298,494 and $46,485 was recognized during the years ended December 31, 2012 and 2011. As of December 31, 2011, the Company performed a review of actual forfeiture activity, which resulted in a reduction in the forfeiture estimate and stock compensation expense in 2011.

Note 7 - Income Taxes

The components of deferred taxes are as follows at December 31:

	2012	2011
Deferred tax assets
Net operating loss carryforwards	$13,114,194	$11,828,234
Non-qualified stock options	51,105	30,575
Accrued expenses	54,244	44,390
Fixed assets and intangibles	26,828	33,718
Allowance for bad debts	5,268	3,551
Total deferred tax assets	13,251,639	11,940,468

Deferred tax liabilities
Unrealized gains	(3,631)	(3,625)
	13,248,008	11,936,843
Less: Valuation allowance	(13,248,008)	(11,936,843)
	$—	$—

The Company has established a valuation allowance of $13,248,008 and $11,936,843 as of December 31, 2012 and 2011 due to the uncertainty of future realization of the net deferred tax assets. The Company has net operating loss carryforwards for federal tax purposes of approximately $36,537,307 and $32,960,639 at December 31, 2012 and 2011, which expire beginning in 2025. Carryforwards of net operating losses are subject to possible limitation should a change in ownership of the Company occur, as defined by Internal Revenue Code Section 382. The Company’s effective tax rate for the periods differs from the statutory rate of 34% due, primarily, to the deferred tax asset valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. The Company does not have any uncertain tax positions. As of December 31, 2012, there is no accrued interest or penalties recorded in the financial statements. Due to net operating loss carryforwards, tax years 2005-2012 are open to review by taxing authorities.

Note 8 - Commitments and Contingencies

Facility Lease - The Company is obligated under a non-cancellable operating lease for office facilities through October 2013. Future minimum lease payments under non-cancellable operating leases at December 31, 2012 are $294,712 through 2013.

Total rent expense for the years ended December 31, 2012 and 2011 was $368,105 and $376,802.

Note 9 - Employee Benefit Plan

The Company has a 401(k) plan (the Plan) for the benefit of all eligible employees meeting certain age and service requirements. The Company may make discretionary matching contributions to the Plan. No matching contributions were made for the years ended December 31, 2012 and 2011.

Note 10 - Information about Geographic Areas

The Company’s chief operating decision-makers (i.e., Chief Executive Officer and certain direct reports) review financial information presented on a consolidated basis. There are no segment managers who are held accountable by the chief operating decision-makers, or anyone else, for operations, operating results, or planning for levels or components below the consolidated unit level. Accordingly, the Company is a single reporting segment and operating unit structure. Revenue by geography is based on the sales region of the customer.

	Years Ended
	December 31,
	2012	2011
Total Revenue
North America	$1,963,814	$1,455,031
Europe	2,975,000	209,737
	$4,938,814	$1,664,768

WETPAINT.COM, INC.
Unaudited Financial Statements
As of September 30, 2013 and 2012

WETPAINT.COM, INC.
BALANCE SHEETS (UNAUDITED)

ASSETS
	September 30,
	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$904,336	$5,285,333
Accounts receivable, net of allowance for doubtful
accounts of $27,528 and $11,095	505,250	1,157,271
Prepaid expenses and other current assets	118,242	82,337
Total current assets	1,527,828	6,524,941

PROPERTY AND EQUIPMENT, net	92,329	156,848

INTANGIBLE ASSETS, net	311,040	161,764

OTHER LONG-TERM ASSETS	103,266	96,506

	$2,034,463	$6,940,059

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$152,843	$160,453
Accrued expenses	21,491	27,276
Accrued wages and benefits	456,508	462,092
Deferred revenue	719,043	2,842,857
Total current liabilities	1,349,885	3,492,678

DEFERRED REVENUE, net of current portion	—	457,143

Total liabilities	1,349,885	3,949,821

COMMITMENTS AND CONTINGENCIES (Note 8)

CONVERTIBLE PREFERRED STOCK
Series C convertible preferred stock - par value $.0001 per share;
2,500,000 shares authorized; 2,485,089 shares issued
and outstanding; liquidation preference of $24,999,985	24,897,459	24,897,459
Series B convertible preferred stock - par value $.0001 per share;
3,600,000 shares authorized; 3,512,875 shares issued
and outstanding; liquidation preference of $9,534,997	9,459,175	9,459,175
Series A convertible preferred stock - par value $.0001 per share;
5,250,000 shares authorized; 5,250,000 shares issued
and outstanding; liquidation preference of $5,250,000	5,180,000	5,180,000

Total convertible preferred stock	39,536,634	39,536,634

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock - par value $.0001 per share; 18,500,000
shares authorized; 3,722,487 and 3,692,487 shares issued
and outstanding at September 30, 2013 and 2012, respectively	372	369
Additional paid-in capital	1,574,348	1,358,204
Accumulated deficit	(40,426,776)	(37,904,969)
Total stockholders’ deficit	(38,852,056)	(36,546,396)
Total liabilities, convertible preferred stock and
stockholders’ equity (deficit)	$2,034,463	$6,940,059

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,
	2013	2012
REVENUES
Advertising	$1,518,247	$1,413,364
Partner service	2,805,957	1,700,000
Total revenues	4,324,204	3,113,364

COST OF REVENUE	82,642	258,148

GROSS PROFIT	4,241,562	2,855,216

OPERATING EXPENSES
Salaries and wages	4,144,346	4,184,135
Professional fees	898,814	758,450
Sales and marketing	14,746	99,222
General and administrative	1,189,025	1,242,787
Total operating expenses	6,246,931	6,284,594

LOSS FROM OPERATIONS	(2,005,369)	(3,429,378)

INTEREST INCOME	410	1,833

NET LOSS	$(2,004,959)	$(3,427,545)

See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

	Series C Convertible		Series B Convertible		Series A Convertible					Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Convertible	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Preferred Stock	Shares	Amount	Capital	Deficit	Equity (Deficit)

BALANCE, December 31, 2012	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,722,487	$372	$1,487,530	$(38,421,817)	$(36,933,915)

Stock-based compensation	—	—	—	—	—	—	—	—	—	86,818	—	86,818

Net loss	—	—	—	—	—	—	—	—	—	—	(2,004,959)	(2,004,959)

BALANCE, September 30, 2013	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,722,487	$372	$1,574,348	$(40,426,776)	$(38,852,056)

	Series C Convertible		Series B Convertible		Series A Convertible					Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Convertible	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Preferred Stock	Shares	Amount	Capital	Deficit	Equity (Deficit)

BALANCE, December 31, 2011	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,690,162	$369	$1,185,443	$(34,477,424)	$(33,291,612)

Exercise of common stock options	—	—	—	—	—	—	—	2,325	—	595	—	595

Stock-based compensation	—	—	—	—	—	—	—	—	—	172,166	—	172,166

Net loss	—	—	—	—	—	—	—	—	—	—	(3,427,545)	(3,427,545)

BALANCE, September 30, 2012	2,485,089	$24,897,459	3,512,875	$9,459,175	5,250,000	$5,180,000	$39,536,634	3,692,487	$369	$1,358,204	$(37,904,969)	$(36,546,396)
See accompanying notes.

WETPAINT.COM, INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,004,959)	$(3,427,545)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	74,072	75,975
Stock-based compensation	86,818	172,166
Gain from sale of intangible assets	(25,000)	—
Change in assets and liabilities
Accounts receivable, net	(112,717)	(968,036)
Prepaid expenses and other current assets	2,170	78,547
Other long-term assets	(6,760)	(49,459)
Accounts payable	(3,185)	20,220
Accrued wages and benefits	(6,102)	52,430
Accrued expenses	(380)	11,544
Deferred revenue	(1,305,957)	3,300,000
Net cash used in operating activities	(3,302,000)	(734,158)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(6,079)	(65,863)
Sale of intangible assets	25,000	—
Capitalized license costs	—	(15,000)
Capitalized patent costs	(131,070)	(25,528)
Net cash used in investing activities	(112,149)	(106,391)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash proceeds from exercise of employee stock options	—	595

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,414,149)	(839,954)

CASH AND CASH EQUIVALENTS
Beginning of year	4,318,485	6,125,287

End of period	$904,336	$5,285,333

See accompanying notes.

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 - Description of Operations and Summary of Significant Accounting Policies

Operations - Wetpaint.com, Inc. (the Company) is a media company that uses proprietary technology to drive social media and monetize audiences. The technology is based on analytical methods that provide an accurate, real-time, and continuously updating picture of audience interest and responsiveness, thereby revolutionizing the relationship between publisher and audience by bringing real-time data to content-creation, programming and distribution on the social web. The Company uses the technology to create a portfolio of media properties. Wetpaint Entertainment attracts females 18-34 with in-depth coverage of their favorite TV shows, stars and fashion. It is one of the leading providers for information, especially on top rated TV shows, in the entertainment news space. This brings advertisers across categories to the Company’s doors to buy premium ad space for quality brand names using marquee ad experiences, custom sponsorship, social games and live events.

On November 26, 2013 the Company signed a Term Sheet with Viggle Inc. ("Viggle") by which Viggle is to acquire all the assets of the Company (the "Transaction") for a stated purchase price to be paid should the Transaction proceed to closing. Closing of the deal is subject to completion of due diligence.

Basis of Presentation - The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. They do not include all information and footnotes necessary for a fair presentation of Company’s financial position and the results of operations and cash flows in conformity with U.S. GAAP for complete financial statements. These consolidated financial statements should be read in conjunction with Company’s financial statements and related notes as of December 31, 2012 and 2011, and for each of the years then ended. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the results of operations for the period presented have been included in the interim period. Operating results for the interim periods ended September 30, 2013, presented herein are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Certain Significant Risks and Uncertainties - The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services and larger companies which have greater financial resources, technical management, marketing resources, and the ability to secure adequate financing to support future growth.

Use of Estimates - The preparation of financial statements, in conformity with U.S. generally accepted accounting principles (U.S. GAAP), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements during the reporting period. Uses of estimates include, but are not limited to, accounts receivable returns, the net realizable value of property, equipment, and the valuation of stock-based awards and instruments. The amounts ultimately realized from the affected assets or ultimately recognized as liabilities will depend on, among other factors, general business conditions, and could differ materially in the near-term from the carrying amounts reflected in these financial statements.

Fair Value of Financial Instruments - Fair values of cash and cash equivalents, accrued wages and benefits, accrued expenses and current accounts receivable and payable approximate the carrying amounts because of their short term nature.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments.

Intangible Assets - There was no impairment loss recognized during the periods ended September 30, 2013 and 2012.

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Revenue Recognition - The Company derives its advertising revenue from online advertising sales to corporate customers. The Company derives its partner services revenue through licensing arrangements and professional services including training and support. The Company recognizes revenue in the period that advertising occurs and professional services are provided. Revenues recognized in excess of amounts earned are classified as deferred revenues on the balance sheet.

The Company enters into licensing arrangements for the development of an online audience. Under the licensing arrangements, customers purchase a combination of hosted software services and training. The Company assigns values to each deliverable of the arrangement based upon its best estimate of the selling price for that deliverable. Training revenues are recognized as the service is provided. Hosted software service revenues are recognized over the term of the arrangement.

The Company uses agents who help monitor advertising impressions, bill customers, and collect revenues on the Company’s behalf for online advertising sales. The Company follows the guidance of Accounting Standards Codification (ASC) 605-45, Revenue Recognition Principal Agent Considerations, in assessing whether revenue in these transactions is recorded gross or net of the fees paid to agents.

Cost of Revenue - Cost of revenue consists primarily of traffic acquisition costs and other fees paid to advertising representation firms. Traffic acquisition costs are payments made to third-parties to direct consumer traffic to the Company’s website(s). The fees paid to advertising representation firms are reported gross as the Company is the primary obligor to the advertisers who are the customers of the advertising service.

Concentration of Revenues and Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents, and accounts receivable. The Company maintains its cash and investment accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company has credit risk regarding trade accounts receivable. The Company performs initial and ongoing evaluations of its customers’ financial position, and generally extends credit on account, without collateral. The Company determines the need for an allowance for doubtful accounts based upon its historical experience and the expected collectability of accounts receivable. The Company’s allowance for doubtful accounts was $27,528 and $11,095 as of September 30, 2013 and 2012.

At September 30, 2013, approximately 76% of accounts receivable was from three customers and during 2013 approximately 80% of operating revenue was from two customers. At September 30, 2012, approximately 95% of accounts receivable was from two customers and during 2012 approximately 92% of operating revenue was from two customers.

Stock-Based Compensation - The Company recognizes expense related to the fair value of stock-based compensation. Compensation cost recognized for the nine months ended September 30, 2013 and 2012 includes compensation cost based on the grant-date fair value and is recognized using the straight-line attribution method. The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option-pricing method and the following weighted-average assumptions during the periods ended September 30:

	2013	2012
Dividend yield	—%	—%
Risk-free interest rate	0.52%	0.40%
Expected life	6.25 years	6.25 years
Expected volatility	59%	77%

The Company has not declared or paid any dividends. The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield available at the time of option grant in U.S. Treasury securities with a term equivalent to the

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

expected life of the option. Expected volatility is based on an average volatility of stock prices for a group of publicly traded companies with similar software product offerings. The expected life of options represents the period that the stock-based awards are expected to be outstanding. Consideration was given to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The valuation of the Company’s common stock for purposes of option grants and fair-value calculations is based upon independent valuation, consideration of enterprise value and assessment of other common and preferred stock transactions occurring during the period.

The Company’s stock price volatility and expected option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes method and, ultimately, the expense that will be recognized over the vesting term of the option. The Company recognizes compensation expense for only the portion of options expected to vest. Therefore, management applied an estimated forfeiture rate that was derived from historical employee termination behavior. If the actual number of forfeitures differs from these estimates, additional adjustments to compensation expense may be required in future periods.

Advertising - The Company expenses all advertising and marketing costs when incurred. Advertising expense was $10,883 and $69,155 for the nine months ended September 30, 2013 and 2012, respectively.

Recent Accounting Pronouncements - In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income (“AOCI”) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. The adoption of ASU 2013-02 effective January 1, 2013 did not have any effect on the Company’s financial position, results of operations or cash flows.

Note 2 - Intangible Assets

The Company’s intangible assets consist of patents, trademarks, licenses and domain names. The Company amortizes patents, trademarks and domain names on a straight-line basis over a period of 15 years.

Intangible assets consist of the following at September 30, 2013:

			Net
		Accumulated	Carrying
	Cost	Amortization	Value
Patents	$251,154	$—	$251,154
Trademarks	67,616	25,557	42,059
Domain names	8,515	4,021	4,494
Licenses	15,000	1,667	13,333
Total	$342,285	$31,245	$311,040

Intangible assets consist of the following at September 30, 2012:

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

			Net
		Accumulated	Carrying
	Cost	Amortization	Value
Patents	$95,808	$—	$95,808
Trademarks	67,616	21,048	46,568
Domain names	8,515	3,460	5,055
Licenses	15,000	667	14,333
Total	$186,939	$25,175	$161,764

Amortization expense related to the intangible assets was $6,225 and $4,469 for the nine months ended September 30, 2013 and 2012.

Capitalized patent costs represent costs incurred to pursue patent applications. The Company assigns costs to patents and begins amortization upon notification from the U.S. Patents Office that the patents have been assigned. None of the Company’s patent applications have been assigned as of September 30, 2013.

Note 3 - Convertible Preferred Stock

Convertible preferred stock is issuable in one or more series, each with such designations, rights, qualifications, limitations, and restrictions as the Board of Directors of the Company may determine at the time of issuance. At September 30, 2013 and 2012, the Company has authorized 11,350,000 shares of preferred stock, of which 5,250,000 are designated as Series A, 3,600,000 are designated as Series B, and 2,500,000 are designated as Series C.

The terms of the Series A, Series B, and Series C convertible preferred stock are summarized below:

Conversion - Each share of Series A, B, and C convertible preferred stock is convertible at the option of the holder into such number of common stock as is determined by dividing the original issue price by the conversion price in effect at the time of conversion. Each share of Series A, B, and C convertible preferred stock is currently convertible into one share of common stock. Under the terms of the agreements, convertible preferred stock can generally be automatically converted into shares of common stock upon the closing of a public offering. The conversion price shall be subject to adjustment upon the issuance of additional shares of common stock without consideration or for consideration, which is less than the conversion price in effect immediately prior to such issuance.

Liquidation and Preference - In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of convertible preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price (as adjusted for stock splits, stock dividends, reclassifications and the like) for each share of Series A, Series B, or Series C convertible preferred stock held by them, plus declared but unpaid dividends.

Unless otherwise approved by a vote of at least 50% of the holders of the Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock voting as one class, and provided that no such approval or waiver shall be effective unless holders of at least 50% of the Series C convertible preferred stock approve, a deemed liquidation event will occur upon: (i) the Company’s sale of all or substantially all of its assets, (ii) the acquisition of the Company by another entity by means of merger or other form of corporate reorganization in which the outstanding shares

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring entity as a result of which the stockholders of the Company immediately prior to such transaction hold fifty percent or less of the voting power of the surviving or resulting company, or (iii) transfer to a person or group of affiliated persons of the Company’s securities if, as a result of which the stockholders of the Company immediately prior to such transaction hold fifty percent or less of the voting power of the Company.

These liquidation features cause the Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock to be classified as mezzanine equity rather than as a component of stockholders’ equity.

Redemption - The Series A, Series B, and Series C convertible preferred stock are not redeemable.

Voting - The holder of each share of Series A, Series B, and Series C preferred stock has the right to one vote for each full share of common stock into which its respective shares of preferred stock would be convertible on the record date for the vote.

Dividends - The holders of Series A, Series B, and Series C convertible preferred stock are entitled to receive dividends out of any assets legally available, prior and in preference to any declaration or payment of any dividends to holders of common stock. Dividends are payable when declared by the Board of Directors without cumulative preferences for Series A, Series B, or Series C convertible preferred stock at the rate of 8% of the applicable original issue price.

Note 4 - Stockholders’ Equity

Common Stock - At September 30, 2013, the Company is authorized to issue 18,500,000 shares of common stock with a par value of $.0001 per share.

Note 5 - Stock Option Plan

On September 15, 2005, the Company adopted an incentive stock option plan (the Plan), which provides for the issuance of up to 2,100,000 incentive and nonqualified common stock options to employees, directors, officers and consultants of the Company. In July 2011, the Plan was amended to increase the number of shares available to be issued under the Plan to 4,102,036. The term of each option shall be no more than ten years. The options generally vest over a four year period. As of September 30, 2013 and 2012, there were 1,042,174 and 686,882 shares available for issuance under the Plan.

The following table summarizes stock option activity for the Plan for the nine months ended September 30, 2013:

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Life (in years)
Outstanding at December 31, 2012	2,845,041	$0.77	6.40
Options granted	290,450
Options forfeited or canceled	(761,802)
Outstanding at September 30, 2013	2,373,689	$0.82	6.53
Vested and expected to vest at September 30, 2013	2,111,630	$0.73	6.23
Exercisable at September 30, 2013	1,778,424	$0.89	5.91

The following table summarizes stock option activity for the Plan for the nine months ended September 30, 2012:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Life (in years)
Outstanding at December 31, 2011	2,743,991	$0.79	7.06
Options granted	247,900
Options exercised	(2,325)
Options forfeited or canceled	(232,075)
Outstanding at September 30, 2012	2,757,491	$0.77	4.05
Vested and expected to vest at September 30, 2012	2,412,180	$0.69	5.69
Exercisable at September 30, 2012	2,002,050	$0.76	5.82

Note 5 - Stock Option Plan (Continued)

The weighted-average fair value of options, at the grant date, granted during the nine months ended September 30, 2013 and 2012 was $0.41 and $0.35 per share, respectively. As of September 30, 2013 and 2012, there was a total of $246,314 and $518,633 unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a period of four years. Compensation expense of $99,656 and $172,166 was recognized during the nine months ended September 30, 2013 and 2012, respectively.

Note 6 - Income Taxes

The components of deferred taxes are as follows at September 30:

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

	2013	2012
Deferred tax assets
Net operating loss carryforwards	$14,040,548	$13,015,176
Non-qualified stock options	57,216	51,104
Accrued expenses	69,637	54,246
Fixed assets and intangibles	28,749	26,828
Allowance for bad debts	9,983	5,268
Total deferred tax assets	14,206,133	13,152,622

Deferred tax liabilities
Unrealized gains	(3,697)	(3,631)
	14,202,436	13,148,991
Less: Valuation allowance	(14,202,436)	(13,148,991)

	$—	$—

The Company has established a valuation allowance of $14,202,436 and $13,148,991 as of September 30, 2013 and 2012 due to the uncertainty of future realization of the net deferred tax assets. The Company has net operating loss carryforwards for federal tax purposes of $14,040,548 and $13,015,176 at September 30, 2013 and 2012, which expire beginning in 2025. Carryforwards of net operating losses are subject to possible limitation should a change in ownership of the Company occur, as defined by Internal Revenue Code Section 382. The Company’s effective tax rate for the periods differs from the statutory rate of 34% due, primarily, to the deferred tax asset valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. The Company does not have any uncertain tax positions. As of September 30, 2013, there is no accrued interest or penalties recorded in the financial statements. Due to net operating loss carryforwards, tax years 2005-2013 are open to review by taxing authorities.

Note 7 - Commitments and Contingencies

Facility Lease - The Company leases office facilities for its Seattle and New York locations under terms of non-cancellable operating leases that expire at various dates through April 2015. Total rent expense for the nine months ended September 30, 2013 and 2012 was $291,216 and $281,577, respectively.

Future minimum lease payments under non-cancellable operating leases at September 30, 2013 are as follows:

Remainder of 2013	$118,664
2014	106,128
2015	36,256

Total	$261,048

WETPAINT.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 8 - Information about Geographic Areas

The Company’s chief operating decision-makers (i.e., Chief Executive Officer and certain direct reports) review financial information presented on a consolidated basis. There are no segment managers who are held accountable by the chief operating decision-makers, or anyone else, for operations, operating results, or planning for levels or components below the consolidated unit level. Accordingly, the Company is a single reporting segment and operating unit structure. Revenue by geography is based on the sales region of the customer.

	Nine Months Ended
	September 30,
	2013	2012
Total Revenue
North America	$1,518,247	$1,413,364
Europe	2,805,957	1,700,000
	$4,324,204	$3,113,364

_________________________

_______ Shares of Common Stock

PROSPECTUS

_________________________

Until ________, 2014 (25 days after the date of this offering), all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

_____________, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

The expenses in connection with this offering, other than underwriting discounts and fees, are estimated as follows (in thousands):

SEC Registration Fee	$7
FINRA Filing Fee	9
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent’s Fees and Expenses	*
Printing and Related Fees	*
Miscellaneous	*
Total	$—
________
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Our bylaws and certificate of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of us, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of us; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of us, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to us, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

We do not believe that such indemnification affects the capacity of such person acting as our officer, director or control person.

Item 15. Recent Sales of Unregistered Securities

On December 16, 2013, we and Viggle Merger Sub Inc. (“Merger Sub”) entered into the merger agreement with Wetpaint, certain stockholders of Wetpaint and Shareholder Representative Services LLC (solely in its capacity as the Stockholders’ Agent). The merger agreement and the transactions contemplated thereby were approved by our Board of Directors, the board of directors of each of Merger Sub and Wetpaint, and a majority of the holders of Wetpaint common stock and Wetpaint preferred stock. On December 16, 2013, Merger Sub merged with and into Wetpaint (the “Wetpaint Acquisition”), with Wetpaint continuing as the surviving corporation and our wholly-owned subsidiary. The Wetpaint Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

In connection with the Wetpaint Acquisition, all outstanding shares of Wetpaint capital stock were converted into the right to receive an aggregate amount of cash and shares of our common stock payable as described below. Promptly after the effective time of the Wetpaint Acquisition, (i) $1,133,500 in cash (subject to certain adjustments for payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) and $18,016,667 in shares of our common stock (subject to certain adjustments as described below) were delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the merger agreement, and (ii) $4,491 in cash and $3,750,000 in shares of our common stock were delivered to an escrow agent to satisfy potential indemnification claims and cover certain expenses of the escrow agent. The shares will be held in escrow for a period of twelve months after closing to satisfy any indemnification claims that might arise during that twelve month period, and if no claims arise, these shares will be distributed to the former shareholders of Wetpaint. There are no known indemnification claims at this time. In February of 2014, (a) an aggregate amount of approximately $3,366,500 in cash (subject to certain adjustments for changes in Wetpaint’s net working capital, payment of certain transaction expenses by us and bonus and premium payments to certain Wetpaint employees and stockholders) was delivered to the holders of Wetpaint capital stock in accordance with the allocation set forth in the merger agreement and (b) $45,509 in cash was delivered to the escrow agent to cover certain expenses of the escrow agent. The merger agreement also contains a collar provision, pursuant to which, in the event we complete a recapitalization on or before December 31, 2015, we will increase or decrease the stock consideration paid in the Wetpaint Acquisition to ensure that such stock consideration does not represent less than 13.17% or greater than 17.55% of the total outstanding shares of our common stock on a fully-diluted basis (subject to certain adjustments set forth in the merger agreement).

On November 25, 2013, as part of a PIPE Exchange, we and the LOC Investors entered into exchange agreements pursuant to which the LOC Investors agreed to exchange: (a) a total of 2,387.5 shares of the Company's Common Stock and (b) warrants to purchase 2,387.5 shares of our common stock that they had received in the PIPE Transactions for: (i) a total of 955 shares of Series A Convertible Preferred Stock and (ii) a total of 439.3 shares of Series B Convertible Preferred Stock. As a condition of such exchange, the LOC Investors committed to fund a total of $955,000 under the New $25,000,000 Line of Credit, and we drew on those commitments on November 25, 2013. The debt to the LOC Investors is subordinate to our Term Loan Agreement with Deutsche Bank Trust Company Americas. As part of such draw, we also issued to the LOC Investors warrants to purchase 11,937.50 shares of the Company’s Common Stock at $80.00 per share. These warrants are exercisable for 5 years. The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the warrants issued to the LOC Investors were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.

On September 16, 2013, we, SIC and SIC II entered into a series of transactions to restructure certain of our outstanding debt and equity securities. The transactions are designed to reduce our outstanding debt and aid us in future capital raising efforts. There was no underwriter involved in any of these transactions. As a consequence of these transactions, we issued a total of 33,320 shares of our Series A convertible preferred stock to SIC, 21,364.2 shares of our Series B convertible preferred stock to SIC, and warrants to purchase 62,500 shares of our common stock at $55.20 per share to SIC II. We received no cash proceeds from these transactions. In addition, all of the securities issued in the following transactions were issued in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereunder and Rule 506 of Regulation D promulgated thereunder.

In connection with draws under the New $25 Million Line of Credit, we issued warrants to purchase a total of 187,500 shares of our common stock. Of these warrants, 175,562.5 were issued to SIC II and 11,937.5 were issued to other investors who had committed to fund a portion of the New $25 Million Line of Credit. These warrants are exercisable at a price of $80.00 per share and will expire five years after issuance.

On March 11, 2013, we entered into the DB Line with Deutsche Bank, under which Deutsche Bank agreed to loan us up to $10 million. Repayment of the loan was guaranteed by Robert F.X. Sillerman, our Executive Chairman, Chief Executive Officer, Director and principal stockholder. In consideration for the guarantee, Mr. Sillerman’s designee, SIC II, which is the lender under the New $25 Million Line of Credit, received the Guarantee Warrant for 125,000 shares of our common stock, which may be exercised at any time within 60 months after the issuance date at $80.00 a share (subject to adjustment in the event of stock splits and combination, reclassification, merger or consolidation).

As of June 18, 2012, in connection with the settlement of a dispute, we issued 641 shares of common stock to a former employee and her counsel, subject to the right of the recipient to require us to repurchase the stock at a price of $480.00 per share and further subject to our right to repurchase the shares for $640.00 a share one year after the date of issuance.

 On June 7, 2012, we effectuated a 1-for-2 reverse split of our issued and outstanding common stock.  Under the terms of the 1 for 2 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-half of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the 1 for 2 Reverse Split.

On May 10, 2012, we completed the placement of 21,364 units (the “Private Placement Units”) to accredited and institutional investors at an aggregate purchase price of $9,400,000.  Each Private Placement Unit consists of (i) one share of our common stock and (ii) one detachable three-year warrant to purchase one share of our common stock with an exercise price of $640.00 per warrant share, at a purchase price of $440.00 per Private Placement Unit.  If we sell shares of our common stock for the purpose of raising capital at a price below $640.00 per share before the expiration of the exercise period of the warrant, the exercise price of all warrants will be adjusted to the lowest price at which the shares were sold.  The proceeds of the offering, less expenses, were used for general corporate purposes, including marketing and product development.  Robert F.X. Sillerman purchased, in the aggregate, $3 million worth of Private Placement Units in the placement. We took a compensation charge in the fourth quarter of approximately $1,600,000 as a result of the foregoing, resulting from selling shares to executives below fair value.

     On December 31, 2011, in furtherance of our business plan, we, through a newly created wholly owned subsidiary, FN(x) I Holding Corporation (“FN(x) I”), purchased from Trusted Opinion Inc. (“Trusted Opinion”), substantially all of its assets, including certain intellectual property and other assets relating to the “Loyalize” business owned by Trusted Opinion, pursuant to an asset purchase agreement dated such date among our company, FN(x) I and Trusted Opinion (the “Asset Purchase Agreement”) .  In consideration for our purchase of the Loyalize assets, we agreed to pay Trusted Opinion $3,000,000 in cash and agreed to deliver 1,719 shares of our common stock.  The shares were offered and sold as a private placement and exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.  At the closing $1,500,000 of the cash consideration was disbursed to Trusted Opinion and $1,500,000 was placed in escrow with Trusted Opinion’s counsel, Wilson Sonsini Goodrich & Rosati, P.C., to be disbursed to Trusted Opinion upon delivery by Trusted Opinion of certain financial statements.  The 1,719 shares of our common stock are to be delivered as follows:   408 shares directly to Trusted Opinion within three business days of delivery of the financial statements and 1,311 shares (the “Escrowed Shares”) within three business days of closing to American Stock Transfer and Trust Company LLC, as escrow agent, to be held until December 31, 2012 to secure certain representations, warranties and indemnities given by Trusted Opinion under the Asset Purchase Agreement.  We valued the 1,719 shares of our common stock as of the date of closing at $1,719,000 based on the $1,000.00 closing price of our common stock on the date of acquisition.  In addition to certain minor purchase price adjustments to be made post-closing, we are obligated to also fund as a purchase price adjustment the difference, if any, in the amount by which $1,839 exceeds the calculated value (based on the average closing price of our common stock during the 20 days prior to December 31, 2012) of the 1,719 shares of our common stock on December 31, 2012, either in cash or in shares of our common stock, at FN(x) I’s election, provided that such additional consideration shall not be payable until claims which remain subject to determination and secured by all the Escrowed Shares are no longer outstanding and the additional consideration shall be eliminated to the extent final claims exceed the value of the shares then remaining in escrow.

On September 29, 2011, in furtherance of our business plan, we, through our wholly-owned subsidiary, Project Oda, Inc., purchased certain assets of Mobile Messaging Solutions, Inc.’s Watchpoints business.  The consideration for such transaction consisted of $2,500,000 in cash and 1,250 shares of our common stock with a fair value of $1,280.00 per share on the date of the transaction and direct transaction costs of $120,000. The Watchpoints business is involved in developing, selling, maintaining and improving an interactive broadcast television application utilizing audio recognition technology.  The assets purchased, and the related value allocated to each, include intellectual property ($4,209,000) and certain computer-related equipment ($11,000).  The intellectual property included patent filings for audio verification technology and the provision of value-added programming/services based on such verification and trademarks for the “Watchpoints” name.  The value allocated to the intellectual property will be amortized over the expected useful life of our software product.  We also paid Kai Buehler, the CEO of Watchpoints, a $300 finder’s fee, which was expensed in the current quarter, and appointed him as a full-time our Senior Vice President.  The shares of our common stock issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.

On August 25, 2011, we completed the placement of 87,500 units (the “Units”), each Unit consisting of (i) one-half share of our common stock and (ii) one detachable three-year warrant to purchase one-half share of our common stock with an exercise price of $640.00 per warrant share, at a purchase price of $400.00 per Unit, for an aggregate purchase price of $35,000,000 to accredited and institutional investors.  The three-year warrants are callable by us after February 26, 2012 if a registration statement for the resale of the shares of common stock issuable upon exercise of the warrants has been declared effective for 30 days and the closing bid price of such shares equals at least $640.00 per share for a period of at least 20 consecutive trading days after effectiveness of such registration statement.   The Units issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.  The proceeds of the offering, $35,000,000, are to be used for general corporate purposes, including marketing and product development.  Tejas and Craig-Hallum Capital Group, LLC acted as placement agents in connection with the offering and received compensation of $1,350,000 and $165,000, respectively.  Tejas purchased units in the offering for $713,000 and received as additional compensation a five-year non-callable warrant for 3,375 common shares at $400.00 per share and 625 warrants on the same basis as the investors.  Sillerman Investment Company, LLC purchased $11,376,000 worth of Units in the placement. Other than Sillerman

Investment Company, LLC, no other investor had a preexisting relationship with us.  We had a compensation charge in the first quarter of approximately $17,162,000 as a result of the foregoing, resulting from selling shares to executives below fair value.

On February 16, 2011, we issued 82,704 shares of common stock to an institutional investor at a price of approximately $121.60 per share, and 5,875 shares of common stock to an accredited investor at a price of approximately $84.80 per share.  The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.

On February 16, 2011, we issued a five-year warrant for 625 shares with an exercise price of $128.00 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman Investment Company, LLC in connection with the 2011 Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 625 shares of our common stock.  The shares of common stock underlying the warrants issued in such offering were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.

As part of the 2011 Recapitalization, we also issued 1,562.5 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of our company prior to the 2011 Recapitalization, and its designees (which included former directors of our company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $4.80 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the 2011 Recapitalization on behalf of us.  The shares of common stock issued in such transaction were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act.

As part of the 2011 Recapitalization, we effectuated a 1-for-10 reverse split of our issued and outstanding common stock.  Under the terms of the 1-for-10 Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the 1-for-10 Reverse Split.

On February 7, 2011, we entered into the Recapitalization Agreement with Sillerman and EMH Howard.  Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, committed to invest in us by acquiring 750,000 of our newly issued shares of common stock in a private placement transaction at a price of $4.80 per share as a result of which Sillerman and the other investors will own approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock.  Upon consummation, the proceeds of the private placement of $3,600,000 ($220,000 in cash and $3,380,000 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement, which was 4.15% per annum) were received.  The shares of common stock issued in such placement were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(a)(2) of the Securities Act, and the safe harbors for sales under Section 4(a)(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by us in accordance with the requirements of the Securities Act. We refer to the transactions entered into pursuant to the Recapitalization Agreement collectively as the “2011 Recapitalization.”

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit No.	Description

1.1	Underwriting Agreement**
2.1
Agreement and Plan of Merger, dated as of December 16, 2013, by and among Viggle Inc., Viggle Merger Sub Inc., wetpaint.com, Inc., certain stockholders of wetpaint.com, Inc. (solely with respect to Articles 1, 5 and 6 and Subsection 11.1) and the Shareholder Representative Services LLC (solely in its capacity as the Stockholders’ Agent) (1)

2.2	Promissory Note, dated as of December 11, 2013, issued by Viggle Inc. to Sillerman Investment Company II LLC (1)
2.3	Second Amendment, dated as of December 13, 2013, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns (1)
3.1	Certificate of Incorporation (2)
3.2	By-Laws (3)
4.1	Form of Warrant (4)
5.1	Opinion of Greenberg Traurig, LLP, as to the legality of the shares**
10.1	Function(x) 2011 Executive Incentive Plan (5)
10.2	Employment Agreement, dated February 16, 2011, between Function(x) Inc. and Robert F.X. Sillerman (6)
10.3	Shared Services and Reimbursement Agreement, dated February 15, 2011, between Circle Entertainment Inc. and Function(x) Inc. (7)
10.4	Promissory Note, dated February 8, 2011, between Robert F.X. Sillerman and Function(x) Inc. (8)
10.5	Asset Purchase Agreement, dated September 29, 2011, among Mobile Messaging Solutions (MMS), Inc., Watchpoints, Inc. and Function(x) Inc. (9)
10.6	Form of Unit Subscription Agreement for the Registrant’s private placement in August of 2012 (10)
10.7	MMS Registration Rights Agreement (11)
10.8	Line of Credit Agreement dated December 23, 2011 between Function(x) Inc. and TIPPT Media Inc. (12)
10.9	Stockholders Agreement dated December 23, 2011 among Function(x) Inc., TIPPT Media Inc. and the other stockholders named therein (13)
10.10	Loyalize Asset Purchase Agreement dated December 31, 2011 among Function(x) Inc., FN(x) I Holding Corporation and Trusted Opinion Inc. (14)
10.11	Amended and Restated Promotional Services Agreement, dated as of December 21, 2011, by and among TIPPT Media Inc., The 100 Mile Group, LLC and Jesse Itzler (15)
10.12	Form of Line of Credit Grid Promissory Note (16)
10.13	Form of Unit Subscription Agreement with respect to the registrant’s private placement in May of 2012 (17)
10.14	Form of Warrant issued in the registrant’s private placement in May of 2012 (18)

10.15	Limited Recourse Promissory Note issued by Tippt LLC in favor of the registrant, dated as of May 14, 2012 (19)
10.16	Amended and Restated Promissory Note issued by Tippt Media Inc. in favor of the registrant, dated as of May 14, 2012 (20)
10.17	Amended and Restated Stockholders Agreement, by and among Tippt Media, Inc., the registrant and the other stockholders of Tippt Media, Inc. (21)
10.18	Form of Line of Credit Grid Promissory Note dated as of June 29, 2012, issued by the registrant in favor of Sillerman Investment Company LLC (22)
10.19	Employment Agreement between Function(x) Inc. and John Small, dated as of August 16, 2011 (23)
10.20	Consulting Agreement between Viggle Inc. and Benjamin Chen, dated as of September 12, 2011 (24)
10.21	Employment Agreement, dated May 11, 2011 between Function(x) Inc. and Gregory Consiglio, as amended (25)
10.22	Amended and Restated Line of Credit Agreement, dated October 25, 2012, between Viggle Inc. and Sillerman Investment Company LLC (26)
10.23	Agreement and Plan of Merger, dated as of November 16, 2012 (27)
10.24	Amended and Restated Line of Credit Grid Promissory Note, dated as of December 3, 2012, between Viggle Inc. and Sillerman Investment Company LLC (28)
10.25	Amended and Restated Line of Credit Grid Promissory Note, dated as of December 12, 2012, between Viggle Inc. and Sillerman Investment Company LLC (29)
10.26	Amended and Restated Line of Credit Grid Promissory Note, dated as of January 4, 2012, between Viggle Inc. and Sillerman Investment Company LLC (30)
10.27	Line of Credit Grid Promissory Note, dated as of February 11, 2013, between Viggle Inc. and Sillerman Investment Company II, LLC (31)
10.28	Term Loan Agreement, dated as of March 11, 2013, between Viggle Inc. and Deutsche Bank Trust Company Americas (32)
10.29	Guarantee Warrant (33)
10.30	$25,000,000 Line of Credit Note, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company II LLC (34)
10.31	Exchange Agreement, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company LLC (35)
10.32	8% Note, dated as of March 11, 2013, between Viggle Inc. and Sillerman Investment Company LLC (36)
10.33	Security Agreement for the $25,000,000 Line of Credit Note, dated as of March 11, 2013 (37)
10.34	Security Agreement for the 8% Note, dated as of March 11, 2013 (38)
10.35	Subordination Agreement dated as of March 11, 2013 (39)
10.36	Rescission Agreement dated as of September 16, 2013(40)
10.37	Waiver, dated as of September 16, 2013 (41)
10.38	Certificate of Elimination (42)
10.39	Certificate of Designations of the Series A Convertible Preferred Stock (43)
10.40	Certificate of Designations of the Series B Convertible Preferred Stock (44)
10.41	Exchange Agreement, dated as of September 16, 2013 (45)
10.42	Warrant (46)
10.43	PIPE Exchange Agreement (47)
10.44	Form of Subordination Agreement (48)
10.45	Form of Exchange Agreement for LOC Investors (49)
10.46	Form of Commitment Letter under New $25,000,000 Line of Credit (50)
10.50	Revolving Loan Agreement, dated as of January 31, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas (51)
10.51	Amended Warrant for Investors in May 2012 PIPE Transaction (52)
10.52	Third Amendment to Term Loan Agreement, dated as of February 13, 2014 by and between Viggle Inc. and Deutsche Bank Trust Company Americas (53)

10.53	Second Amendment to Employment Agreement, by and between Viggle Inc. and Robert F.X. Sillerman, dated as of March 17, 2014 (54)
10.54	Form of Amended and Restated Employment Agreement, by and between Viggle Inc. and each of Gregory Consiglio, John C. Small and Kevin Arrix, dated as of March 17, 2014 (54)
10.57	Fourth Amendment to Term Loan Agreement, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas (55)
10.58	Pledge and Security Agreement, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas (55)
10.59	Software License and Services Agreement, dated as of March 10, 2014 (55)
21.1	List of Subsidiaries*
23.1	Consent of Greenberg Traurig, LLP, included in the opinion filed as Exhibit 5.1**
23.2	Consent of BDO USA, LLP, independent registered public accounting firm*
23.3	Consent of Moss Adams LLP, independent auditors*
24.1	Power of Attorney (set forth on signature page of the Registration Statement)
101.INS	XBRL Instance Document (59)
101.SCH	XBRL Schema Document (59)
101.CAL	XBRL Calculation Linkbase Document (59)
101.LAB	XBRL Label Linkbase Document (59)
101.PRE	XBRL Presentation Linkbase Document (59)
101.DEF	XBRL Definition Linkbase Document (59)
________
* Filed herewith.
** To be filed by a pre-effective amendment hereto.

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on December 16, 2013
(2)
Incorporated by reference to Exhibit D to the registrant’s Proxy Statement on Schedule 14D filed on August 16, 1994. Amendments thereto are incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 16, 2011 and to the Registrant’s Current Report on Form 8-K filed on June 7, 2012

(3)	Incorporated by reference to the registrant’s Exhibit E to Proxy Statement on Schedule 14A filed on August 16, 1994
(4)	Incorporated by reference to the registrant’s registration statement on Form S-1 filed on May 25, 2011
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on February 22, 2011
(6)	Incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on February 16, 2011
(7)	Incorporated by reference to Exhibit 10.7 to the registrant’s registration statement on Form S-1/A filed on October 7, 2011
(8)	Incorporated by reference to Exhibit 10.8 to the registrant’s registration statement on Form S-1/A filed on October 7, 2011
(9)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 3, 2011
(10)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 26, 2011
(11)	Incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1/A filed on November 23, 2011
(12)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 29, 2011.
(13)	Incorporated by reference to Exhibit 10.2 to the registrant’s Current report on Form 8-K filed on December 29, 2011.
(14)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 4, 2012
(15)	Incorporated by reference to Exhibit 10.18 to the registrant’s registration statement on Form S-1/A filed on April 5, 2012
(16)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 9, 2012

(17)	Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 8-K filed on May 15, 2012
(18)	Incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 8-K filed on May 15, 2012
(19)	Incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 8-K filed on May 15, 2012
(20)	Incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 8-K filed on May 15, 2012
(21)	Incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 8-K filed on May 15, 2012
(22)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on July 6, 2012
(23)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 14, 2012
(24)	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on September 14, 2012
(25)
Incorporated by reference to Exhibit 13.2 to the registrant’s Quarterly Report on Form 10-Q filed on May 12, 2011. An amendment to the agreement is incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on November 5, 2012

(26)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 5, 2012
(27)	Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on November 19, 2012
(28)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 7, 2012
(29)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on December 17, 2012
(30)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on January 11, 2013
(31)	Incorporated by reference to Exhibit 10.35 to the registrant’s Quarterly Report on Form 10-Q filed February 14, 2013
(32)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on March 15, 2013
(33)	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on March 15, 2013
(34)	Incorporated by reference to Exhibit 10.3 of the registrant’s Current Report on Form 8-K filed on March 15, 2013
(35)	Incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K/A filed on March 19, 2013
(36)	Incorporated by reference to Exhibit 10.5 of the registrant’s Current Report on Form 8-K filed on March 15, 2013
(37)	Incorporated by reference to Exhibit 10.6 of the registrant’s Current Report on Form 8-K filed on March 15, 2013
(38)	Incorporated by reference to Exhibit 10.7 of the registrant’s Current Report on Form 8-K filed on March 15, 2013
(39)	Incorporated by reference to Exhibit 10.8 of the registrant’s Current Report on Form 8-K filed on March 15, 2013
(40)	Incorporated by reference to Exhibit 10.36 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(41)	Incorporated by reference to Exhibit 10.37 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(42)	Incorporated by reference to Exhibit 10.38 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(43)	Incorporated by reference to Exhibit 10.39 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(44)	Incorporated by reference to Exhibit 10.40 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(45)	Incorporated by reference to Exhibit 10.41 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(46)	Incorporated by reference to Exhibit 10.42 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(47)	Incorporated by reference to Exhibit 10.43 to the registrant’s Annual Report on Form 10-K filed on September 17, 2013
(48)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on December 2, 2013
(49)	Incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on December 2, 2013

(50)	Incorporated by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed on December 2, 2013
(51)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed on February 6, 2014
(52)	Incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form 10-Q filed on February 10, 2014
(53)	Incorporated by reference to Exhibit 10.1 to the registrant's Current Report on From 8-K filed on February 20, 2014
(54)	Incorporated by reference to the registrant's Current Report on Form 8-K filed on March 17, 2014
(55)	Incorporated by reference to the registrant's Current Report on Form 8-K filed on March 14, 2014
(56)
Incorporated by reference to the financial information formatted in XBRL (eXtensible Business Reporting Language) previously furnished with the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 filed on February 10, 2014 and with the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 filed on September 17, 2013. Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)(a) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(b) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the  17th day of March , 2014.

VIGGLE INC.

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chairman and Chief Executive Officer
POWER OF ATTORNEY

We, the undersigned officers and directors of Viggle Inc., hereby severally constitute and appoint Robert F.X. Sillerman, Mitchell J. Nelson and John Small, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert F.X. Sillerman

Robert F.X. Sillerman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 17, 2014
/s/ Mitchell J. Nelson

Mitchell J. Nelson	Executive Vice President, Secretary and Director	March 17, 2014
/s/ John C Small

John C. Small	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2014
/s/ Peter C. Horan

Peter C. Horan	Director	March 17, 2014
/s/ Michael Meyer

Michael Meyer	Director	March 17, 2014
/s/ John D. Miller

John D. Miller	Director	March 17, 2014
/s/ Harriet Seitler

Harriet Seitler	Director	March 17, 2014
/s/ Birame N. Sock

Birame N. Sock	Director	March 17, 2014